As filed with the Securities and Exchange Commission on February 13, 2014	Registration No. 333-192331

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-11

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

KBS Strategic Opportunity REIT II, Inc.

(Exact name of registrant as specified in its charter)

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(949) 417-6500

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Keith D. Hall

Chief Executive Officer

KBS Strategic Opportunity REIT II, Inc.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(949) 417-6500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert H. Bergdolt, Esq.

Laura K. Sirianni, Esq.

DLA Piper LLP (US)

4141 Parklake Avenue, Suite 300

Raleigh, North Carolina 27612-2350

(919) 786-2000

Approximate date of commencement of proposed sale to public: As soon as practicable after the effectiveness of the registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller Reporting Company ☒
(Do not check if smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC and various states is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED FEBRUARY 13, 2014

KBS STRATEGIC OPPORTUNITY REIT II, INC. Maximum Offering of 180,000,000 Shares of Common Stock

KBS Strategic Opportunity REIT II, Inc. is a newly organized Maryland corporation that expects to qualify as a real estate investment trust beginning with the taxable year that will end December 31, 2014. We expect to use substantially all of the net proceeds from this offering to invest in and manage a diverse portfolio of real estate-related loans, opportunistic real estate, real estate-related debt securities and other real estate-related investments. We intend to acquire distressed debt, to originate and acquire mortgage, mezzanine, bridge and other real estate-related loans, to invest in various types of opportunistic real estate and to invest in real estate-related debt securities such as residential and commercial mortgage-backed securities and collateralized debt obligations. In addition, we may acquire equity securities of companies that make similar investments. We may make our investments through loan origination and the acquisition of individual assets or by acquiring portfolios of assets, mortgage REITs or companies with investment objectives similar to ours. We expect to make our investments in respect of real estate and real estate-related assets located in the United States and Europe. Because we have not yet identified any specific assets to acquire, we are considered a blind pool.

We are offering up to 100,000,000 shares of common stock in our primary offering for $10 per share, with volume discounts available to investors who purchase more than $1,000,000 of shares through the same participating broker-dealer. Discounts are also available for other categories of investors. We are also offering up to 80,000,000 shares pursuant to our dividend reinvestment plan at a purchase price initially equal to $9.50 per share. We reserve the right to reallocate the shares we are offering between the primary offering and our dividend reinvestment plan. We currently expect to offer shares of common stock in our primary offering until the earlier of 90 days from the date we have accepted subscriptions for gross offering proceeds of $600,000,000, or one year from the date of the commencement of this offering.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 24 to read about risks you should consider before buying shares of our common stock. These risks include the following:

•	This offering is not subject to a minimum offering amount; therefore, we may immediately use investors’ funds as described in this prospectus.
•	If we do not raise significant proceeds in this offering, we may not be able to invest in a diverse portfolio of real estate-related loans, opportunistic real estate, real estate-related debt securities and other real estate-related investments and the value of your investment may vary more widely with the performance of specific assets.
•	No public market currently exists for our shares, and we have no plans to list our shares on an exchange. Our charter does not require our directors to provide our stockholders with a liquidity event by a specified date or at all. If you are able to sell your shares, you would likely have to sell them at a substantial loss.
•	There are restrictions on the ownership and transferability of our shares of common stock. See “Description of Shares – Restriction on Ownership of Shares.”.
•	We set the offering price of our shares arbitrarily. This price is unrelated to the book or net value of our assets or to our expected operating income.
•	We depend on our advisor to conduct our operations.
•	We have no operating history and very limited assets. We have not identified any investments to acquire.
•	All of our executive officers, our affiliated directors and other key real estate and debt finance professionals are also officers, directors, managers, key professionals and/or holders of a controlling interest in our advisor, our dealer manager and other affiliated KBS entities. As a result, they will face conflicts of interest, including significant conflicts created by our advisor’s compensation arrangements with us and other KBS-advised programs and investors. Fees paid to our advisor in connection with transactions involving the origination, acquisition and management of our investments will be based on the cost of the investment, not on the quality of the investment or services rendered to us. This arrangement could influence our advisor to recommend riskier transactions to us.
•	We pay substantial fees to and reimburse expenses of our advisor, its affiliates and participating broker-dealers. These fees increase your risk of loss.
•	We may fund distributions from any source, including offering proceeds or borrowings. If we pay distributions from sources other than our cash flows from operations, we will have less funds available for investment in properties and other assets, the overall return to our stockholders may be reduced and subsequent investors will experience dilution.
•	We may incur debt causing our liabilities to exceed 75% of the cost of our tangible assets with the approval of the conflicts committee. Higher debt levels increase the risk of your investment.
•	Disruptions in the financial markets and uncertain economic conditions could adversely affect our ability to implement our business strategy and generate returns to you.
•	We expect to make foreign investments and will be susceptible to changes in currency exchange rates, adverse political or economic developments, lack of uniform accounting standards and changes in foreign laws.

Neither the SEC, the Attorney General of the State of New York nor any other state securities regulator has approved or disapproved of our common stock, determined if this prospectus is truthful or complete or passed on or endorsed the merits of this offering. Any representation to the contrary is a criminal offense.

This investment involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. The use of projections or forecasts in this offering is prohibited. No one is permitted to make any oral or written predictions about the cash benefits or tax consequences you will receive from your investment.

	Price	Selling	Dealer	Net Proceeds
	to Public	Commissions	Manager Fee	(Before Expenses)**
Primary Offering
Per Share	$10.00*	$0.65*	$0.30*	$9.05
Total Maximum	$1,000,000,000.00	$65,000,000.00	$30,000,000.00	$905,000,000.00
Dividend Reinvestment Plan
Per Share	$9.50	$0.00	$0.00	$9.50
Total Maximum	$760,000,000.00	$0.00	$0.00	$760,000,000.00
*	Discounts are available for some categories of investors. Reductions in commissions and fees will result in corresponding reductions in the purchase price.
**	There will be additional items of value paid by us in connection with this offering, which are viewed by FINRA as underwriting compensation. Payment of this additional underwriting compensation will reduce the proceeds to us, before expenses. See “Plan of Distribution.”

The dealer manager, KBS Capital Markets Group LLC, our affiliate, is not required to sell any specific number or dollar amount of shares but will use its best efforts to sell the shares offered. The minimum permitted purchase is $4,000.

We currently expect to offer shares of common stock in our primary offering until the earlier of 90 days from the date we have accepted subscriptions for gross offering proceeds of $600,000,000, or one year from the date of the commencement of this offering; however, if we have not sold all primary shares registered in this offering by         , we may continue the primary offering an additional six months beyond          if our board of directors determines it is in the best interests of our stockholders to continue raising additional capital. If we decide to extend or terminate the primary offering, we will provide that information in a prospectus supplement. We may continue to offer shares under our dividend reinvestment plan after the primary offering terminates until we have sold 80,000,000 shares through the reinvestment of distributions. In many states, we will need to renew the registration statement or file a new registration statement annually to continue the offering. We may terminate this offering at any time.

The date of this prospectus is                     .

SUITABILITY STANDARDS

The shares we are offering through this prospectus are suitable only as a long-term investment for persons of adequate financial means and who have no need for liquidity in this investment. Because there is no public market for our shares, you will have difficulty selling your shares.

In consideration of these factors, we have established suitability standards for investors in this offering and subsequent purchasers of our shares. These suitability standards require that a purchaser of our shares have either:

•	a net worth of at least $250,000; or

•	gross annual income of at least $70,000 and a net worth of at least $70,000.

In addition to the suitability standards referenced above, the states listed below have established additional suitability requirements that are more stringent than ours and investors in these states are directed to the following special suitability standards:

•	Kansas and Massachusetts – It is recommended by the office of the Kansas Securities Commissioner that Kansas investors not invest, and by the Massachusetts Securities Division that Massachusetts investors not invest, in the aggregate, more than 10% of their liquid net worth in this and similar direct participation investments. Massachusetts investors must also have either (a) a net worth of at least $300,000 or (b) a gross annual income of at least $90,000 and a net worth of at least $90,000.

•	California – Investors must have either (a) a net worth of at least $350,000 or (b) a gross annual income of at least $85,000 and a net worth of at least $250,000. In addition, shares will only be sold to California residents that have a liquid net worth of at least ten times their investment in us.

•	Iowa – Investors must have either (a) a net worth of at least $350,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $100,000. In addition, shares will only be sold to Iowa residents that have a liquid net worth of at least ten times their investment in us.

•	New Jersey – Investors must have either (a) a liquid net worth of at least $350,000 or (b) a gross annual income of at least $85,000 and a liquid net worth of at least $100,000. In addition, shares will only be sold to New Jersey residents that have a liquid net worth of at least ten times their investment in us, our affiliates, and other direct participation investments.

•	Kentucky, Pennsylvania and Tennessee – Investors must have a liquid net worth of at least ten times their investment in us.

•	Alabama, Michigan and Oregon – Investors must have a liquid net worth of at least ten times their investment in us and our affiliates.

•	New Mexico and Ohio – Investors must have a liquid net worth of at least ten times the amount of their investment in us, our affiliates and any other non-traded real estate investment programs.

•	North Dakota – Investors must have a net worth of at least ten times their investment in us.

In addition, because the minimum offering amount is less than $66,666,666, Pennsylvania investors are cautioned to carefully evaluate our ability to fully accomplish our stated objectives and to inquire as to the current dollar volume of subscriptions.

For purposes of determining the suitability of an investor, net worth in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles. Liquid net worth is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments. In the case of sales to fiduciary accounts, these suitability standards must be met by the fiduciary account, by the person who directly or indirectly supplied the funds for the purchase of the shares if such person is the fiduciary or by the beneficiary of the account.

Our sponsor, those selling shares on our behalf and participating broker-dealers and registered investment advisors recommending the purchase of shares in this offering must make every reasonable effort to determine that the purchase of shares in this offering is a suitable and appropriate investment for each stockholder based on information provided by the stockholder regarding the stockholder’s financial situation and investment objectives. See “Plan of Distribution — Suitability Standards” for a detailed discussion of the determinations regarding suitability that we require.

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PROSPECTUS SUMMARY

This prospectus summary highlights material information contained elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements, before making a decision to invest in our common stock. When we refer to our “charter” in this prospectus, we are referring to our charter as it will be in effect upon commencement of this initial public offering.

What is KBS Strategic Opportunity REIT II, Inc.?

KBS Strategic Opportunity REIT II, Inc. is a newly organized Maryland corporation that expects to qualify as a real estate investment trust, or REIT, beginning with the taxable year that will end December 31, 2014. We expect to use substantially all of the net proceeds from this offering to invest in and manage a diverse portfolio of real estate-related loans, opportunistic real estate, real estate-related debt securities and other real estate-related investments. We intend to acquire distressed debt, to originate and acquire mortgage, mezzanine, bridge and other real estate-related loans, to invest in various types of opportunistic real estate and to invest in real estate-related debt securities such as residential and commercial mortgage-backed securities and collateralized debt obligations. We consider opportunistic real estate to be properties with significant possibilities for short-term capital appreciation, such as non-stabilized properties, properties with moderate vacancies or near-term lease rollovers, poorly managed and positioned properties, properties owned by distressed sellers and built-to-suit properties. These properties may include, but are not limited to, office, industrial and retail properties, hospitality properties and undeveloped residential lots. In addition, we may acquire equity and preferred equity securities of companies that make similar investments such as other real estate operating companies. We expect to make our investments in respect of real estate and real estate-related assets located in the United States and Europe. We may make our investments through loan origination and the acquisition of individual assets or by acquiring portfolios of assets, mortgage REITs or companies with investment objectives similar to ours. We plan to diversify our portfolio by investment type, investment size and investment risk with the goal of attaining a portfolio of assets that provide opportunities for capital appreciation as well as potential for cash distributions through increased cash flow from operations and targeted asset sales. We intend to structure, underwrite and originate many of the debt products in which we invest.

We were incorporated in the State of Maryland on February 6, 2013 and we have not yet made any investments. Because we have not yet identified any specific assets to originate or acquire, we are considered to be a blind pool. We are an “emerging growth company” under federal securities laws.

We plan to own substantially all of our assets and conduct our operations through KBS Strategic Opportunity Limited Partnership II, which we refer to as our Operating Partnership in this prospectus. We are the sole general partner of the Operating Partnership and, as of the date of this prospectus, our wholly owned subsidiary, KBS Strategic Opportunity Holdings II LLC, is the sole limited partner of the Operating Partnership. Except where the context suggests otherwise, the terms “we,” “us,” “our” and “our company” refer to KBS Strategic Opportunity REIT II, Inc., together with its subsidiaries, including the Operating Partnership and its subsidiaries, and all assets held through such subsidiaries.

Our external advisor, KBS Capital Advisors LLC, a registered investment advisor with the Securities Exchange Commission, or SEC. will conduct our operations and manage our portfolio of investments. We have no paid employees.

Our office is located at 620 Newport Center Drive, Suite 1300, Newport Beach, California 92660. Our telephone number is (949) 417-6500. Our fax number is (949) 417-6520, and our web site address is             .

What is a REIT?

In general, a REIT is an entity that:

•	combines the capital of many investors to acquire or provide financing for real estate and real estate-related investments;

•	allows individual investors to invest in a professionally managed, large-scale, diversified portfolio of real estate-related investments;

•	pays distributions to investors of at least 90% of its annual REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain); and

•	avoids the “double taxation” treatment of income that normally results from investments in a corporation because a REIT is not generally subject to federal corporate income taxes on that portion of its income distributed to its stockholders, provided certain income tax requirements are satisfied.

However, under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), REITs are subject to numerous organizational and operational requirements. If we fail to qualify for taxation as a REIT in any year after electing REIT status, our income will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four-year period following our failure to qualify. Even if we qualify as a REIT for federal income tax purposes, we may still be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.

What are your investment objectives?

We are focused on acquiring an investment portfolio with a total return profile that is composed of investments that provide capital appreciation potential and current operating income. To that end, our primary investment objectives are:

•	to preserve and return your capital contribution;

•	to realize growth in the value of our investments; and

•	to provide increasing cash distributions to you through increased cash flow from operations or targeted asset sales.

We may return all or a portion of your capital contribution in connection with the sale of the company or the assets we will acquire or upon maturity or payoff of our debt investments. Alternatively, you may be able to obtain a return of all or a portion of your capital contribution in connection with the sale of your shares. No public trading market for our shares currently exists, and you may not sell your shares unless the buyer meets the applicable suitability and minimum purchase standards.

Are there any risks involved in an investment in your shares?

Investing in our common stock involves a high degree of risk. You should carefully review the “Risk Factors” section of this prospectus beginning on page 24, which contains a detailed discussion of the material risks that you should consider before you invest in our common stock. Some of the more significant risks relating to an investment in our shares include:

•	This offering is not subject to a minimum offering amount; therefore, we may immediately use investors’ funds as described in this prospectus.

•	There is no assurance that we will raise the maximum offering amount in this offering. If do not raise significant proceeds in this offering, we may not be able to invest in a diverse portfolio of real estate-related loans, opportunistic real estate, real estate-related debt securities and other real estate-related investments and the value of your investment may vary more widely with the performance of specific assets and cause our general and administrative expenses to constitute a greater percentage of our revenue. Raising fewer proceeds in this offering, therefore, could increase the risk that you will lose money in your investment.

•

No public market currently exists for our shares, and we have no plans to list our shares on an exchange. Our charter does not require our directors to provide our stockholders with a liquidity event by a specified date or at all. If you are able to sell your shares, you would likely have to sell them at a substantial loss. In addition, there are restrictions on the ownership and transferability of our shares of common stock. See “Description of Shares – Restriction on Ownership of

Shares.” Our shares cannot be readily sold and, if you are able to sell your shares, you would likely have to sell them at a substantial discount from their offering price.

•	We established the offering price of our shares on an arbitrary basis. This price may not be indicative of the price at which our shares would trade if they were listed on an exchange or actively traded, and this price bears no relationship to the book or net value of our assets or to our expected operating income.

•	We depend on our advisor to select investments and conduct our operations.

•	We have no operating history and very limited assets. Because we have not identified any assets to originate or acquire with proceeds from this offering, you will not have an opportunity to evaluate our investments before we make them, making an investment in us more speculative.

•	We may change our targeted investments and investment guidelines at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, the investments described in this prospectus.

•	All of our executive officers, our affiliated directors and other key real estate and debt finance professionals are also officers, directors, managers, key professionals and/or holders of a direct or indirect controlling interest in our advisor, our dealer manager and other affiliated KBS entities. As a result, all of our executive officers, our affiliated directors and other key real estate and debt finance professionals and our advisor and its affiliates will face conflicts of interest, including significant conflicts created by our advisor’s compensation arrangements with us and other programs and investors advised by KBS affiliates and conflicts in allocating time among us and these other programs and investors. Furthermore, these individuals may become employees of another KBS-sponsored program in an internalization transaction or, if we internalize our advisor, may not become our employees as a result of their relationship with other KBS-sponsored programs. These conflicts could result in action or inaction that is not in the best interests of our stockholders.

•	Our advisor and its affiliates will receive fees in connection with transactions involving the origination, acquisition and management of our investments. These fees will be based on the cost of the investment, and not based on the quality of the investment or the quality of the services rendered to us. This may influence our advisor to recommend riskier transactions to us and increase your risk of loss.

•	We pay substantial fees to and reimburse expenses of our advisor, its affiliates and participating broker-dealers, which payments increase the risk that you will not earn a profit on your investment.

•	We may pay stock distributions which will dilute the value of a share of our common stock.

•	Our distribution policy is not to use the proceeds of this offering to make distributions. However, we may pay distributions from any source, including offering proceeds or borrowings (which may constitute a return of capital). If we pay distributions from sources other than our cash flows from operations, we will have less funds available for investment in properties and other assets, the overall return to our stockholders may be reduced and subsequent investors will experience dilution.

•	If we are unable to find suitable investments, we may not be able to achieve our investment objectives or pay distributions.

•	Our policies do not limit us from incurring debt until our liabilities would exceed 75% of the cost of our tangible assets, and we may exceed this limit with the approval of the conflicts committee of our board of directors. During the early stages of our initial public offering, and to the extent financing in excess of this limit is available on attractive terms, our conflicts committee may approve debt in excess of this limit. High debt levels could limit the amount of cash we have available to distribute and could result in a decline in the value of your investment.

•	Continued disruptions in the financial markets and uncertain economic conditions could adversely affect our ability to implement our business strategy and generate returns to you.

•	We expect to focus our investments in real estate-related loans and real estate-related debt securities in distressed debt, which involves more risk than in performing debt.

•	Our opportunistic property-acquisition strategy involves a higher risk of loss than would a strategy of investing in stabilized properties.

•	We depend on tenants for our revenue and, accordingly, our revenue is dependent upon the success and economic viability of our tenants. Revenues from our property investments could decrease due to a reduction in tenants (caused by factors including, but not limited to, tenant defaults, tenant insolvency, early termination of tenant leases and non-renewal of existing tenant leases) and/or lower rental rates, limiting our ability to pay distributions to our stockholders.

•	We expect to make foreign investments and will be susceptible to risks associated with such investments, including changes in currency exchange rates, adverse political or economic developments, lack of uniform accounting standards and changes in foreign laws.

Have you conducted prior offerings for your shares?

Yes. We are currently offering up to $105,000,000 of shares of our common stock for sale in a best efforts private placement offering to accredited investors only pursuant to a confidential private placement memorandum, which we refer to as the “private offering.” Shares in the private offering are being offered at a purchase price of either $9.20, $9.40, $9.60, or $9.80 per share depending upon the amount of gross proceeds we have raised in the offering with discounts available to some categories of purchasers. We intend to terminate the private offering immediately prior to the commencement of this offering.

What is the role of the board of directors?

We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries. Prior to the time we commence this offering, we expect to have five members of our board of directors, three of whom will be independent of KBS Capital Advisors and its affiliates. Our charter requires that a majority of our directors be independent of KBS Capital Advisors and creates a committee of our board consisting solely of all of our independent directors. This committee, which we call the conflicts committee, is responsible for reviewing the performance of KBS Capital Advisors and must approve other matters set forth in our charter. Our directors are elected annually by the stockholders.

Who is your advisor and what will the advisor do?

KBS Capital Advisors is our advisor. As our advisor, KBS Capital Advisors will manage our day-to-day operations and our portfolio of real estate-related investments on our behalf, all subject to the supervision of our board of directors. Our sponsors, Peter M. Bren, Keith D. Hall, Peter McMillan III and Charles J. Schreiber, Jr., and their team of real estate and debt finance professionals acting through KBS Capital Advisors will make most of the decisions regarding the selection, negotiation, financing and disposition of investments. KBS Capital Advisors also has the authority to make all of the decisions regarding our investments, subject to the limitations in our charter and the direction and oversight of our board of directors. KBS Capital Advisors will also provide asset-management, marketing, investor-relations and other administrative services on our behalf with the goal of maximizing our operating cash flow.

As of the date of this prospectus, our advisor’s operations have consisted of serving as the external advisor to KBS Real Estate Investment Trust, Inc., which launched its initial public offering and commenced real estate operations in 2006, KBS Real Estate Investment Trust II, Inc., which launched its initial public offering and commenced real estate operations in 2008, KBS Strategic Opportunity REIT, Inc., which launched its initial public offering in 2009 and commenced real estate operations in 2010, KBS Legacy Partners Apartment REIT, Inc. which launched its initial public offering and commenced real estate operations in 2010 and KBS Real Estate Investment Trust III, Inc., which launched its initial public offering and commenced real estate operations in 2010.

In connection with this offering, our advisor has entered into an agreement with STAM Europe, a real estate operating company to provide real estate acquisition and portfolio management services to our advisor in connection with our investments in value-added real estate and distressed debt in Europe. We will not pay any additional fees in connection with these services, rather our advisor will compensate STAM Europe from its fees earned under the advisory agreement with us.

What is the experience of your sponsors and the real estate and debt finance professionals of your advisor?

Peter M. Bren, Keith D. Hall, Peter McMillan III and Charles J. Schreiber, Jr. control and indirectly own our advisor and the dealer manager of this offering. We refer to these individuals as our “sponsors.” Messrs. Bren, Hall, McMillan and Schreiber are the managers of our advisor and actively participate in the management and operations of our advisor. Our sponsors each have over 20 years of experience investing in real estate-related debt investments.

Our sponsors work together at KBS Capital Advisors with their team of real estate and debt finance professionals. These senior real estate and debt finance professionals have been through multiple financial cycles in their careers and have the expertise gained through hands-on experience in acquisitions, originations, loan workouts, asset management, dispositions, development, leasing and property and portfolio management. Together with our four sponsors, Geoffrey Hawkins and Brian Ragsdale comprise the investment committee of KBS Capital Advisors that is responsible for our investment decisions related to our investments in the United States. Our advisor has established a separate investment committee to consider our investments in Europe. Our advisor’s European investment committee is comprised of Peter McMillan, Keith Hall, Dave Snyder, Brian Ragsdale, James Rodgers, Geoffrey Hawkins, Antoine de Broglie, Etienne Marcot, as well as two additional individuals to be named by STAM Europe. Subject to any limitations in our charter and the oversight of our board of directors, the investment committees of KBS Capital Advisors evaluate and approve our investments and financings.

On January 27, 2006, our four sponsors launched the initial public offering of KBS Real Estate Investment Trust, Inc., which we refer to as KBS REIT I in this prospectus. As of December 31, 2012, KBS REIT I had accepted aggregate gross offering proceeds of approximately $1.9 billion, including $233.7 million from shares issued pursuant to its dividend reinvestment plan. Of the amount raised pursuant to its dividend reinvestment plan, as of December 31, 2012, $70.2 million has been used to fund share redemptions pursuant to its share redemption program. KBS REIT I ceased offering shares in its primary initial public offering on May 30, 2008. On April 22, 2008, our four sponsors launched the initial public offering of KBS Real Estate Investment Trust II, Inc., which we refer to as KBS REIT II in this prospectus. As of December 31, 2012, KBS REIT II had accepted aggregate gross offering proceeds of approximately $2.0 billion, including $200.7 million from shares issued pursuant to its dividend reinvestment plan. Of the amount raised pursuant to its dividend reinvestment plan, as of December 31, 2012, $131.7 million has been used to fund share redemptions pursuant to its share redemption program. KBS REIT II ceased offering shares in its primary initial public offering on December 31, 2010. On November 20, 2009, our four sponsors launched the initial public offering of KBS Strategic Opportunity REIT, Inc., which we refer to as KBS Strategic Opportunity REIT in this prospectus. As of December 31, 2012, KBS Strategic Opportunity REIT had accepted aggregate gross offering proceeds of approximately $574.4 million, including $12.6 million from shares issued pursuant to its dividend reinvestment plan. KBS Strategic Opportunity REIT ceased offering shares in its primary initial public offering on November 14, 2012. On March 12, 2010, our sponsors, together with Legacy Partners Residential Realty LLC and certain of its affiliates, launched the initial public offering of KBS Legacy Partners Apartment REIT, Inc., which we refer to as KBS Legacy Partners Apartment REIT in this prospectus. As of December 31, 2012, KBS Legacy Partners Apartment REIT had accepted gross offering proceeds of $127.9 million, including $2.6 million from shares issued pursuant to its dividend reinvestment plan. KBS Legacy Partners Apartment REIT ceased offering shares in its initial public offering on March 12, 2013 and is currently conducting a follow-on public offering. Our sponsors are also sponsoring KBS Real Estate Investment Trust III, Inc., which we refer to as KBS REIT III in this prospectus. Our sponsors launched KBS REIT III’s initial public offering on October 26, 2010 and as of December 31, 2012, KBS REIT III had accepted gross offering proceeds of $270.9 million, including $6.0 million from shares sold pursuant to its dividend reinvestment plan. Of the amount raised pursuant to its dividend reinvestment plan, as of December 31, 2012, $0.7 million has been used to fund share redemptions pursuant to its share redemption program. KBS REIT III’s initial public primary offering is expected to last until April 24, 2014. On February 14, 2013, KBS REIT III filed a registration statement with the Securities and Exchange Commission (“SEC”) for a follow-on offering that it expects to commence upon termination of its initial public offering.

Our advisor, KBS Capital Advisors, is the external advisor of KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT and KBS Legacy Partners Apartment REIT, and some or all of our sponsors are directors and/or executive officers of KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT and KBS Legacy Partners Apartment REIT. Through their affiliations with KBS REIT I, KBS REIT II, KBS Strategic Opportunity REIT and KBS Capital Advisors, as of December 31, 2012, our sponsors have overseen the investment in and management of approximately $8.0 billion of real estate and real estate-related investments on behalf of the investors in KBS REIT I, KBS REIT II and KBS Strategic Opportunity REIT, including $1.7 billion of real estate-related debt investments.

Since 1992, Messrs. Bren and Schreiber have teamed to invest in, manage and sell real estate and real estate-related investments on behalf of institutional investors. Together, Messrs. Bren and Schreiber founded KBS Realty Advisors, a registered investment advisor with the SEC and a nationally recognized real estate investment advisor. When we refer to a “KBS-sponsored” fund or program, we are referring to the private entities sponsored by an investment advisor affiliated with Messrs. Bren and Schreiber and KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT and KBS Legacy Partners Apartment REIT, the public, non-traded REITs that are currently being sponsored by Messrs. Bren, Hall, McMillan and Schreiber. When we refer to a “KBS-advised” investor, we are referring to institutional investors that have engaged an investment advisor affiliated with Messrs. Bren and Schreiber to provide real estate-related investment advice.

Messrs. Bren and Schreiber each have been involved in real estate development, management, acquisition, disposition and financing for more than 40 years, and with the acquisition, origination, management, disposition and financing of real estate-related debt investments for more than 20 years. Since 1992, the experience of the investment advisors affiliated with Messrs. Bren and Schreiber includes (as of December 31, 2012) sponsoring 14 private real estate programs that have invested over $3.3 billion (including equity, debt and investment of income and sales proceeds) in 289 real estate assets and, through five of these private funds, acquiring and originating mortgage loans, investing in commercial mortgage-backed securities, and managing and disposing of such investments.

In addition to their experience with these 14 funds referenced above, investment advisors affiliated with Messrs. Bren and Schreiber have also been engaged by four institutional investors to recommend real estate acquisitions and manage some of their investments. The amounts paid for the assets acquired and/or managed pursuant to these arrangements and for subsequent capital expenditures totaled over $4.0 billion, including the acquisition of $285 million in mortgage loans.

With respect to the experience of Messrs. Hall and McMillan, each has over 27 years of experience in real estate-related debt investments. Prior to founding KBS Capital Advisors with Messrs. Bren and Schreiber in 2004, Messrs. Hall and McMillan founded Willowbrook Capital Group, LLC, an asset-management company. Prior to forming Willowbrook in 2000, Mr. McMillan served as an Executive Vice President and Chief Investment Officer of SunAmerica Investments, Inc., which was later acquired by American International Group, Inc. As Chief Investment Officer, he was responsible for over $75 billion in assets, including residential and commercial mortgage-backed securities, public and private investment grade and non-investment grade corporate bonds and commercial mortgage loans and real estate investments.

Prior to forming Willowbrook, Mr. Hall was a Managing Director at CS First Boston, where he managed CSFB’s distribution strategy and business development for the Principal Transaction Group’s $18 billion real estate securities portfolio. Before joining CSFB in 1996, he served as a Director in the Real Estate Products Group at Nomura Securities, with responsibility for the company’s $6 billion annual pipeline of fixed-income securities. Mr. Hall spent the 1980s as a Senior Vice President in the High Yield Department of Drexel Burnham Lambert’s Beverly Hills office, where he was responsible for distribution of the group’s high-yield real estate securities.

Will you use leverage?

Yes. We expect that once we have fully invested the proceeds of this offering, our debt financing and other liabilities will be 60% or less of the cost of our tangible assets (before deducting depreciation or other non-cash reserves), although it may exceed this level during our offering stage. This is our target leverage as established by our board of directors. Our charter limits our total liabilities to 75% of the cost of our tangible assets (before deducting depreciation or other non-cash reserves); however, we may exceed that limit if a majority of the conflicts committee approves each borrowing in excess of our charter limitation and we disclose such borrowing to our stockholders in our next quarterly report with an explanation from the conflicts committee of the justification for the excess borrowing. During the early stages of our initial public offering, and to the extent financing in excess of this limit is available on attractive terms, our conflicts committee may approve debt in excess of this limit. There is no limitation on the amount we may borrow for the purchase of any single asset.

We intend to target a leverage ratio of 60% and do not intend to exceed the leverage limit in our charter. Careful use of debt will help us to achieve our diversification goals because we will have more funds available for investment. However, high levels of debt could cause us to incur higher interest charges and higher debt service payments, which would decrease the amount of cash available for distribution to our investors, and could also be accompanied by restrictive covenants. High levels of debt could also increase the risk of being unable to refinance when loans become due, or of being unable to refinance on favorable terms, and the risk of loss with respect to assets pledged as collateral for loans.

What conflicts of interest will your advisor face?

KBS Capital Advisors and its affiliates will experience conflicts of interest in connection with the management of our business. Messrs. Bren, Hall, McMillan and Schreiber, who indirectly own and control KBS Capital Advisors, are our sponsors, and Messrs. Hall and McMillan are two of our executive officers and currently our only directors. KBS Capital Advisors is also the external advisor to KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT and KBS Legacy Partners Apartment REIT. Messrs. Bren, Hall, McMillan and Schreiber are executive officers of KBS REIT I, KBS REIT II and KBS REIT III, and Messrs. McMillan and Schreiber are also directors of KBS REIT I, KBS REIT II and KBS REIT III. Messrs. Hall and McMillan are also executive officers and directors of KBS Strategic Opportunity REIT. In addition, Messrs. Bren and McMillan are executive officers of KBS Legacy Partners Apartment REIT, and Mr. Bren is a director of KBS Legacy Partners Apartment REIT. Messrs. Bren and Schreiber are also key real estate and debt finance professionals at KBS Realty Advisors and its affiliates, the advisors to the private KBS-sponsored programs and the investment advisors to institutional investors in real estate and real estate-related assets. In addition, Geoffrey Hawkins and Brian Ragsdale play a key role at KBS Capital Advisors in identifying, structuring and managing the debt-related investments for KBS REIT I, KBS REIT II, KBS REIT III and KBS Strategic Opportunity REIT. Some of the material conflicts that KBS Capital Advisors and its affiliates will face include the following:

•	Our sponsors and their team of real estate and debt finance professionals must determine which investment opportunities to recommend to us and the other KBS-sponsored programs that are raising funds for investment for whom KBS serves as an advisor as well as any programs KBS affiliates may sponsor in the future;

•	Our sponsors and their team of professionals at KBS Capital Advisors and its affiliates (including our dealer manager, KBS Capital Markets Group) will have to allocate their time between us and other programs and activities in which they are involved;

•	KBS Capital Advisors and its affiliates will receive fees in connection with transactions involving the purchase, origination, management and sale of our assets regardless of the quality of the asset acquired or the services provided to us;

•	KBS Capital Advisors and its affiliates, including our dealer manager, KBS Capital Markets Group, will receive fees in connection with our offerings of equity securities;

•	The negotiations of the advisory agreement and the dealer manager agreement (including the substantial fees KBS Capital Advisors and its affiliates will receive thereunder) will not be at arm’s length;

•

KBS Capital Advisors may terminate the advisory agreement without penalty upon 60 days’ written notice and, upon termination of the advisory agreement, KBS Capital Advisors may be entitled to a termination fee if (based upon an independent appraised value of the portfolio) it would have been entitled to a subordinated participation in net cash flows had the portfolio been liquidated on the termination date. The termination fee would be payable in the form of an interest-bearing promissory note that becomes due only upon the sale of one or more assets or upon maturity or payoff of our debt investments, and the fee is payable solely from the proceeds from the sale, maturity or payoff of an asset and future asset sales, maturities or payoffs;

•	KBS Capital Advisors and its affiliates may structure the terms of joint ventures between us and other KBS-sponsored programs or KBS-advised entities.

Who owns and controls the advisor?

The following chart shows the ownership structure of KBS Capital Advisors and entities affiliated with KBS Capital Advisors that will perform services for us:

(1) Peter McMillan III is our President and the chairman of our board of directors.

(2) Keith D. Hall is our Chief Executive Officer and a director.

(3) Other than de minimis amounts owned by family members or family trusts, Mr. Bren indirectly owns and controls PBren Investments, L.P.

(4) Other than de minimis amounts owned by family members or trusts, Mr. Schreiber indirectly owns and controls Schreiber Real Estate Investments, L.P.

(5) We are the sole member and manager of KBS Strategic Opportunity Holdings II LLC. KBS Strategic Opportunity Holdings II LLC is the sole limited partner of, and owns a 99.9% partnership interest in, KBS Strategic Opportunity Limited Partnership II. We are the sole general partner of, and own the remaining 0.1% partnership interest in, KBS Strategic Opportunity Limited Partnership II.

As of the date of this prospectus, Messrs. Bren, Hall, McMillan and Schreiber have not received any compensation from us for services provided in their capacity as principals of KBS Capital Advisors or its affiliates. In connection with this offering, we will pay or reimburse our advisor and its affiliates for the services described below.

What are the fees that you will pay to the advisor and its affiliates and your directors?

KBS Capital Advisors and its affiliates will receive compensation and reimbursement for services relating to this offering and the investment and management of our assets. We also compensate our independent directors for their service to us. The most significant items of compensation are included in the table below. Selling commissions and dealer manager fees may vary for different categories of purchasers. This table assumes that we sell all shares at the highest possible selling commissions and dealer manager fees (with no discounts to any categories of purchasers) and assumes a $9.50 price for each share sold through our dividend reinvestment plan. No selling commissions or dealer manager fees are payable on shares sold through our dividend reinvestment plan.

Type of Compensation	Determination of Amount	Estimated Amount for Maximum Offering (180,000,000 shares)

Organization and Offering Stage

Selling Commissions	Up to 6.5% of gross offering proceeds in the primary offering; no selling commissions are payable on shares sold under the dividend reinvestment plan; all selling commissions will be reallowed to participating broker-dealers.	$65,000,000

Dealer Manager Fee	Up to 3.0% of gross offering proceeds in the primary offering; the dealer manager may reallow to any participating broker-dealer up to 1.0% of the gross offering proceeds attributable to that participating broker-dealer as a marketing fee and in special cases the dealer manager may increase the reallowance; no dealer manager fee is payable on shares sold under the dividend reinvestment plan.	$30,000,000

Other Organization and Offering Expenses	We reimburse our advisor for commercially reasonable organization and offering costs it incurs on our behalf but only to the extent that the reimbursement does not cause the selling commissions, the dealer manager fee and the other organization and offering expenses borne by us to exceed 15.0% of gross offering proceeds as of the date of the reimbursement. If we raise the maximum offering amount in the primary offering and under the dividend reinvestment plan, we expect organization and offering expenses (other than selling commissions and the dealer manager fee) to be $15,683,065 or 0.89% of gross offering proceeds. Through December 31, 2013, our advisor has incurred $819,000 in organization and offering expenses related to this public offering on our behalf. These organization and offering expenses include all expenses (other than selling commissions and the dealer manager fee) to be paid by us in connection with the offering, including our legal, accounting, printing, mailing and filing fees, charges of our transfer agent, charges	$15,683,065

Type of Compensation	Determination of Amount	Estimated Amount for Maximum Offering (180,000,000 shares)

of our advisor for administrative services related to the issuance of shares in this offering, reimbursement of bona fide due diligence expenses of broker-dealers, reimbursement of our advisor for costs in connection with preparing supplemental sales materials, the cost of bona fide training and education meetings held by us (primarily the travel, meal and lodging costs of registered representatives of broker-dealers), attendance and sponsorship fees and travel, meal and lodging costs for registered persons associated with our dealer manager and officers and employees of our affiliates to attend retail seminars conducted by broker-dealers and, in special cases, reimbursement to participating broker-dealers for technology costs associated with the offering, costs and expenses related to such technology costs, and costs and expenses associated with the facilitation of the marketing of our shares and the ownership of our shares by such broker-dealers’ customers.

Acquisition and Development Stage

Acquisition and Origination Fees

1.5% of the cost of investments acquired or originated by us, or the amount funded by us to acquire or originate loans, including acquisition and origination expenses and any debt attributable to such investments. Under our charter, a majority of the independent directors would have to approve any increase in the acquisition and origination fee payable to our advisor.

Our charter limits our ability to make an investment if the total of all acquisition and origination fees and expenses relating to the investment exceeds 6% of the contract purchase price or 6% of the total funds advanced. This limit may only be exceeded if a majority of the board of directors (including a majority of the members of the conflicts committee) not otherwise interested in the transaction approves the fees and expenses and finds the transaction to be commercially competitive, fair and reasonable to us.

$13,113,797 (maximum offering and no debt)/

$18,739,256 (maximum offering and leverage such that our total liabilities do not exceed 60% of the cost of our tangible assets, which is our target leverage)/ $36,385,118 (maximum offering and leverage such that our total liabilities do not exceed 75% of the cost of our tangible assets, which is the maximum leverage permitted under our charter unless a majority of our conflicts committee approves additional borrowings)

Acquisition and Development Stage

Acquisition and Origination Expenses	Reimbursement of customary acquisition and origination expenses (including expenses relating to potential investments that we do not close), such as legal fees and expenses (including fees of independent contractor in-house counsel that are not employees of the advisor), costs of due diligence (including, as necessary, updated appraisals, surveys and environmental site assessments), travel and communication expenses, accounting fees and expenses and other closing costs and miscellaneous expenses relating to the acquisition or origination of real estate-related loans, opportunistic real

$5,214,233 (maximum offering and no debt)/

$7,450,996 (maximum offering and leverage such that our total liabilities do not exceed 60% of the cost of our tangible assets, which is our target leverage)/ $14,467,244 (maximum

Type of Compensation	Determination of Amount	Estimated Amount for Maximum Offering (180,000,000 shares)

	estate, real estate-related debt securities and other real estate-related investments. We estimate that these expenses will average approximately 0.6% of the purchase prices of our investments, excluding fees and expenses associated with such investments.	offering and leverage such that our total liabilities do not exceed 75% of the cost of our tangible assets, which is the maximum leverage permitted under our charter, unless a majority of our conflicts committee approves additional borrowings).

Operational Stage

Asset Management Fees	A monthly fee equal to the lesser of one-twelfth of (i) 1.0% of the cost of our investments and (ii) 2.0% of the sum of the cost of our investments, less any debt secured by or attributable to the investments. The cost of our real property investments will be calculated as the amount paid or allocated to acquire the real property, including the cost of any subsequent development, construction or improvements to the property and including fees and expenses related thereto. The cost of our loans and any investments other than real property will be calculated as the lesser of (x) the amount actually paid or allocated to acquire or fund the loan or other investment, including fees and expenses related thereto, and (y) the outstanding principal amount of such loan or other investment, including fees and expenses related to the acquisition or funding of such investment, as of the time of calculation. In the case of investments made through joint ventures, the asset management fee will be determined based on our proportionate share of the underlying investment.	Actual amounts are dependent upon the total equity and debt capital we raise, the cost of our investments and the results of our operations; we cannot determine these amounts at the present time.

Other Operating Expenses

We will reimburse the expenses incurred by our advisor in connection with its provision of services to us, including our allocable share of the advisor’s overhead, such as rent, employee costs, utilities and IT costs. Our advisor may seek reimbursement for employee costs under the advisory agreement. At this time we only expect to reimburse our advisor for our allocable portion of the salaries, benefits and overhead of internal audit department personnel providing services to us; however, in the future, our advisor may seek reimbursement for additional employee costs. If our advisor were to seek reimbursement for additional employee costs, such costs may include our proportionate share of the salaries of persons involved in the preparation of documents to meet SEC reporting requirements. We will not reimburse our advisor or its affiliates for employee costs in connection with services for which our advisor earns acquisition, origination or disposition fees (other than reimbursement of travel and communication expenses) or for the salaries and benefits our advisor or its affiliates may pay to our executive officers.

We, together with KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT, KBS Legacy Partners Apartment REIT, KBS Capital Markets Group, KBS Capital Advisors and other KBS-affiliated entities, have entered into an errors and omissions and directors and officers liability insurance program where the lower tiers of coverage are shared. The cost of these lower tiers is allocated by our advisor and its insurance broker among each of the various entities covered by the plan, and is billed directly to each entity.

Actual amounts are dependent upon the total equity and debt capital we raise, the cost of our investments and the results of our operations; we cannot determine these amounts at the present time.

Type of Compensation	Determination of Amount	Estimated Amount for Maximum Offering (180,000,000 shares)

Operational Stage

Independent Director Compensation	We will pay each of our independent directors an annual retainer of $40,000. We will also pay our independent directors for attending meetings as follows: (i) $2,500 for each board meeting attended, (ii) $2,500 for each committee meeting attended (except that the committee chairman is paid $3,000 for each meeting attended), (iii) $2,000 for each teleconference board meeting attended, and (iv) $2,000 for each teleconference committee meeting attended (except that the committee chairman is paid $3,000 for each teleconference committee meeting attended). All directors will receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors.	Actual amounts are dependent upon the total number of board and committee meetings that each independent director attends; we cannot determine these amounts at the present time.

Operational and Liquidation/Listing Stage

Subordinated Participation in Net Cash Flows (payable only if we are not listed on a national exchange)	After investors in our offering have received, together as a collective group, aggregate distributions (including distributions that may constitute a return of capital for federal income tax purposes) sufficient to provide (i) a return of their net invested capital, or the amount calculated by multiplying the total number of shares purchased by stockholders by the issue price, reduced by any amounts to repurchase shares pursuant to our share redemption plan, and (ii) a 7.0% per year cumulative, noncompounded return on such net invested capital, KBS Capital Advisors is entitled to receive 15.0% of our net cash flows, whether from continuing operations, net sale proceeds or otherwise. Net sales proceeds means the net cash proceeds realized by us after deduction of all expenses incurred in connection with a sale, including disposition fees paid to KBS Capital Advisors. The 7.0% per year cumulative, noncompounded return on net invested capital is calculated on a daily basis. In making this calculation, the net invested capital is reduced to the extent distributions in excess of a cumulative, noncompounded, annual return of 7.0% are paid (from whatever source), except to the extent such distributions would be required to supplement prior distributions paid in order to achieve a cumulative, noncompounded, annual return of 7.0% (invested capital is only reduced as described in this sentence; it is not reduced simply because a distribution constitutes a return of capital for federal income tax purposes). The 7.0% per year cumulative, noncompounded return is not based on the return provided to any individual stockholder. Accordingly, it is not necessary for each of our stockholders to have received any minimum return in order for KBS Capital Advisors to participate in our net cash flows. In fact, if KBS Capital Advisors is entitled to participate in our net cash flows, the returns of our stockholders will differ, and some may be less than a 7.0% per year cumulative, noncompounded return. This fee is payable only if we are not listed on an exchange.	Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at the present time.

Type of Compensation	Determination of Amount	Estimated Amount for Maximum Offering (180,000,000 shares)

Liquidation/Listing Stage

Disposition Fees

For substantial assistance in connection with the sale of investments, we will pay our advisor or its affiliates a percentage of the contract sales price of each loan, debt-related security, real property or other investment sold (including residential or commercial mortgage-backed securities or collateralized debt obligations issued by a subsidiary of ours as part of a securitization transaction) as a disposition fee. For dispositions with a contract sales price less than or equal to $50 million, the disposition fee will equal 1.5% of the contract sales price. For dispositions with a contract sales price greater than $50 million, the disposition fee will equal the sum of $750,000 (which amount is 1.5% of $50 million), plus 1.0% of the amount of the contract sales price in excess of $50 million.

If in connection with such disposition commissions are paid to third parties unaffiliated with our advisor, the fee paid to our advisor and its affiliates may not exceed the commissions paid to such unaffiliated third parties, and provided further that the disposition fees paid to our advisor, its affiliates and unaffiliated third parties may not exceed 6.0% of the contract sales price. The conflicts committee will determine whether the advisor or its affiliates has provided substantial assistance to us in connection with the sale of an asset. We will not pay a disposition fee upon the maturity, prepayment or workout of a loan or other debt-related investment, provided that if we negotiate a discounted payoff with the borrower we will pay a disposition fee and if we take ownership of a property as a result of a workout or foreclosure of a loan, we will pay a disposition fee upon the sale of such property. We do not intend to sell assets to affiliates. However, if we do sell an asset to an affiliate, our organizational documents would not prohibit us from paying our advisor a disposition fee. Before we sold an asset to an affiliate, our charter would require that a majority of the board of directors (including a majority of the members of the conflicts committee) not otherwise interested in the transaction conclude that the transaction is fair and reasonable to us. Although we are most likely to pay disposition fees to our advisor or an affiliate during our liquidation stage, these fees may also be incurred during our operational stage.

Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at the present time.

Subordinated Incentive Listing Fee (payable only if we are listed on a national exchange)	Upon listing our common stock on a national securities exchange, a fee equal to 15.0% of the amount by which (i) the market value of our outstanding stock plus distributions paid by us (including distributions that may constitute a return of capital for federal income tax purposes) prior to the determination of our market value exceeds (ii) the sum of our stockholders’ net invested capital, or the amount calculated by multiplying the total number of shares purchased by stockholders by the issue price, reduced by any amounts to repurchase shares pursuant to our share redemption plan, and the amount of cash flow necessary to generate a 7.0% per year	Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at the present time.

Type of Compensation	Determination of Amount	Estimated Amount for Maximum Offering (180,000,000 shares)

cumulative, noncompounded return on such amount. The 7.0% per year cumulative, noncompounded return on net invested capital is calculated on a daily basis. In making this calculation, the net invested capital is reduced to the extent distributions in excess of a cumulative, noncompounded, annual return of 7.0% are paid (from whatever source), except to the extent such distributions would be required to supplement prior distributions paid in order to achieve a cumulative, noncompounded, annual return of 7.0% (invested capital is only reduced as described in this sentence; it is not reduced simply because a distribution constitutes a return of capital for federal income tax purposes). The 7.0% per year cumulative, noncompounded return is not based on the return provided to any individual stockholder. Accordingly, it is not necessary for each of our stockholders to have received any minimum return in order for KBS Capital Advisors to receive the listing fee. In fact, if KBS Capital Advisors is entitled to the listing fee, the returns of our stockholders will differ, and some may be less than a 7.0% per year cumulative, noncompounded return.

How many investments do you currently own?

We currently do not own any investments and have very limited assets. Because we have not yet identified any specific assets to acquire, we are considered to be a blind pool. As significant investments become probable, we will supplement this prospectus to provide information regarding the likely investment. We will also supplement this prospectus to provide information regarding material changes to our portfolio, including the closing of significant asset originations or acquisitions.

If I buy shares, will I receive distributions and how often?

We will declare cash or stock distributions when our board of directors determines we have sufficient cash flow from operations, appreciation in our investments relative to aggregate acquisition cost, investment activities and/or strategic financings. This policy reflects our focus on acquiring an investment portfolio with a total return profile that is composed of a combination of assets that have potential for long-term appreciation and/or stabilized cash flow from operations upon lease-up or other enhancements.

We expect our board of directors to declare a stock distribution to the extent we believe assets in our portfolio have appreciated in value after acquisition or subsequent to the time we have taken control of the assets. To the extent we pay stock distributions the interests of later investors in our common stock will be diluted. Especially during the early stages of our operations, our board of directors may determine a stock distribution in lieu of a cash distribution is in our best interest because it will allow us to focus on our investment strategy of investing in opportunistic real estate investments that may generate little or no initial cash flow but have the potential for long-term appreciation. With respect to the non-performing assets that we acquire, we believe that within a relatively short time after acquisition or taking control of such investments via foreclosure or deed-in-lieu proceedings, we will often experience an increase in their value. For example, in most instances, we bring financial stability to the property, which reduces uncertainty in the market and alleviates concerns regarding the property’s management, ownership and future. We also may have more capital available for investment in these properties than their prior owners and operators were willing to invest, and as such, we are able to invest in tenant improvements and capital expenditures with respect to such properties, which enables us to attract substantially increased interest from brokers and tenants.

To the extent we declare any cash distributions early in our operating stage, we expect that we will fund them from interest income on our debt investments, rental income on our real property investments and to the extent we acquire investments with short maturities or investments that are close to maturity, we may fund distributions with the proceeds received at the maturity, payoff or settlement of those investments. We may also utilize strategic refinancings to fund cash distributions for investments that have appreciated in value subsequent to our acquisition. Upon completion of our offering stage, we expect to fund cash distributions from interest and rental income on investments, the maturity, payoff or settlement of investments and from strategic sales of loans, debt securities, properties and other assets as well as the strategic use of debt financing as described above.

We do not expect to make significant asset sales (and concomitant cash distributions) during our offering stage because, as a REIT, we will generally have to hold our assets for two years in order to meet the safe harbor to avoid a 100% prohibited transactions tax, unless such assets are held through a taxable REIT subsidiaries or other taxable corporation. At such time as we have assets that we have held for at least two years, we anticipate that we may authorize and declare distributions based on gains on asset sales monthly, to the extent we close on the sale of one or more assets and the board of directors does not determine to reinvest the proceeds of such sales. Because we intend to fund distributions from cash flow and strategic financings and we expect to make a combination of investments that are attractive because of their appreciation potential and potential for stabilized cash flows upon lease-up or other enhancements, rather than because of their current yield, we do not expect our board of directors to declare initial distributions on a set monthly or quarterly basis. Rather, we expect our board of directors will initially declare distributions from time to time based on cash flow from our investments and our investment and financing activities.

To maintain our qualification as a REIT, we must make aggregate annual distributions to our stockholders of at least 90% of our REIT taxable income (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). If we meet the REIT qualification requirements, we generally will not be subject to federal income tax on the income that we distribute to our stockholders each year. See “Federal Income Tax Considerations — Taxation of KBS Strategic Opportunity REIT II, Inc. — Annual Distribution Requirements.” In general, we anticipate making distributions to our stockholders of at least 100% of our REIT taxable income so that none of our income is subject to federal income tax. Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant.

Our distribution policy is not to pay distributions from sources other than cash flow from operations, investment activities and strategic financings. However, our organizational documents do not restrict us from paying distributions from any source and do not restrict the amount of distributions we may pay from any source, including proceeds from this offering or the proceeds from the issuance of securities in the future, other third party borrowings, advances from our advisor or sponsors or from our advisor’s deferral of its fees under the advisory agreement. Distributions paid from sources other than current or accumulated earnings and profits may constitute a return of capital. From time to time, we may generate taxable income greater than our taxable income for financial reporting purposes, or our taxable income may be greater than our cash flow available for distribution to stockholders. In these situations we may make distributions in excess of our cash flow from operations, investment activities and strategic financings to satisfy the REIT distribution requirement described above. In such an event, we would look first to other third party borrowings to fund these distributions.

We have not established a minimum distribution level, and our charter does not require that we make distributions to our stockholders.

May I reinvest my distributions in shares of KBS Strategic Opportunity REIT II, Inc.?

Yes. You may participate in our dividend reinvestment plan by checking the appropriate box on the subscription agreement or by filling out an enrollment form we will provide to you at your request.

The purchase price for shares purchased under the dividend reinvestment plan will initially be $9.50. Once we establish an estimated value per share that is not based on the price to acquire a share in our primary offering or a follow-on public offering, shares issued pursuant to our dividend reinvestment plan will be priced at the estimated value per share of our common stock, as determined by our board of directors. We expect to establish an estimated value per share not based on the price to acquire a share in the primary offering or a follow-on public offering after the completion of our offering stage. We will consider our offering stage complete when we are no longer publicly offering equity securities – whether through this offering or follow-on public offerings – and have not done so for 18 months. No selling commissions or dealer manager fees are payable on shares sold under our dividend reinvestment plan. We may amend or terminate the dividend reinvestment plan for any reason at any time upon 10 days’ notice to the participants. We may provide notice by including such information (a) in a Current Report on Form 8-K or in our annual or quarterly reports, all publicly filed with the SEC or (b) in a separate mailing to the participants.

Will the distributions I receive be taxable as ordinary income?

Yes and No. Generally, distributions that you receive, including distributions that are reinvested pursuant to our dividend reinvestment plan, will be taxed as ordinary income to the extent they are from current or accumulated earnings and profits. Participants in our dividend reinvestment plan will also be treated for tax purposes as having received an additional distribution to the extent that they purchase shares under the dividend reinvestment plan at a discount to fair market value, if any. As a result, participants in our dividend reinvestment plan may have tax liability with respect to their share of our taxable income, but they will not receive cash distributions to pay such liability.

To the extent any portion of your distribution is not from current or accumulated earnings and profits, it will not be subject to tax immediately; it will be considered a return of capital for tax purposes and will reduce the tax basis of your investment (and potentially result in taxable gain). Distributions that constitute a return of capital, in effect, defer a portion of your tax until your investment is sold or we are liquidated, at which time you will be taxed at capital gains rates. However, because each investor’s tax considerations are different, we suggest that you consult with your tax advisor.

Will you register as an investment company?

We intend to conduct our operations so that neither we nor any of our subsidiaries will be required to register as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act. Under the relevant provisions of Section 3(a)(1) of the Investment Company Act, an investment company is any issuer that:

•	is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities (the “primarily engaged test”); or

•	is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of such issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis (the “40% test”). “Investment securities” excludes U.S. government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) (relating to private investment companies).

We believe that we and our Operating Partnership will satisfy both tests above. With respect to the 40% test, most of the entities through which we and our Operating Partnership will own our assets will be majority-owned subsidiaries that will not themselves be investment companies and will not be relying on the exceptions from the definition of investment company under Section 3(c)(1) or Section 3(c)(7).

With respect to the primarily engaged test, we and our Operating Partnership will be holding companies and do not intend to invest or trade in securities ourselves. Rather, through the majority-owned subsidiaries of our Operating Partnership, we and our Operating Partnership will be primarily engaged in the non-investment company businesses of these subsidiaries.

We believe that most of the subsidiaries of our Operating Partnership will be able to rely on Section 3(c)(5)(C) of the Investment Company Act for an exception from the definition of an investment company. (Any other subsidiaries of our Operating Partnership will be able to rely on the exceptions for private investment companies pursuant to Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.) As

reflected in no-action letters, the SEC staff’s position on Section 3(c)(5)(C) generally requires that an issuer maintain at least 55% of its assets in “mortgages and other liens on and interests in real estate,” or qualifying assets; at least 80% of its assets in qualifying assets plus real estate-related assets; and no more than 20% of the value of its assets in other than qualifying assets and real estate-related assets, which we refer to as miscellaneous assets. To constitute a qualifying asset under this 55% requirement, a real estate interest must meet various criteria based on no-action letters.

If, however, the value of the subsidiaries of our Operating Partnership that must rely on Section 3(c)(1) or Section 3(c)(7) is greater than 40% of the value of the assets of our Operating Partnership, then we and our Operating Partnership may seek to rely on the exception from registration under Section 3(c)(6) if we and our Operating Partnership are “primarily engaged,” through majority-owned subsidiaries, in the business of purchasing or otherwise acquiring mortgages and other interests in real estate. The SEC staff has issued little interpretive guidance with respect to Section 3(c)(6); however, it is our view that we and our Operating Partnership may rely on Section 3(c)(6) if 55% of the assets of our Operating Partnership consist of, and at least 55% of the income of our Operating Partnership is derived from, majority-owned subsidiaries that rely on Section 3(c)(5)(C).

Regardless of whether we and our Operating Partnership must rely on Section 3(c)(6) to avoid registration as an investment company, we expect to limit the investments that we make, directly or indirectly, in assets that are not qualifying assets and in assets that are not real estate-related assets. To the extent that the SEC staff provides guidance regarding any of the matters bearing upon the exceptions we and our subsidiaries rely on from registration as an investment company, we may be required to adjust our strategy accordingly. Any guidance from the SEC staff could further inhibit our ability to pursue the strategies we have chosen.

What is the impact of being an “emerging growth company”?

We do not believe that being an “emerging growth company,” as defined by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), will have a significant impact on our business or this offering. We have elected to opt out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act. This election is irrevocable. Also, because we are not a large accelerated filer or an accelerated filer under Section 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”), and will not be for so long as our shares of common stock are not traded on a securities exchange, we are not subject to auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002. In addition, so long as we are externally managed by our advisor, we do not expect to be required to seek stockholder approval of executive compensation and “golden parachute” compensation arrangements pursuant to Section 14A(a) and (b) of the Exchange Act. We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30.

How will you use the proceeds raised in this offering?

We expect to use substantially all of the net proceeds from our primary offering of 100,000,000 shares to invest in and manage a diverse portfolio of real estate-related loans, opportunistic real estate, real estate-related debt securities and other real estate-related investments. Depending primarily upon the number of shares we sell in our primary offering and assuming a $10.00 purchase price for shares sold in the primary offering and no shares are reallocated from our dividend reinvestment plan to our primary offering, we estimate that we will use between 86.36 % and 86.91% of the gross proceeds from the primary offering, or between $8.64 and $8.69 per share, for investments, assuming we raise the midpoint and maximum offering amount, respectively. We will use the remainder of the gross proceeds from the primary offering to pay offering expenses, including selling commissions and the dealer manager fee, to maintain a working capital reserve, pay acquisition and origination expenses, and to pay a fee to our advisor for its services in connection with the selection and acquisition or origination of our investments. However, our organizational documents do not restrict us from paying distributions from any source, including offering proceeds. Distributions paid from sources other than current or accumulated earnings and profits may constitute a return of capital. Our distribution policy is not to use the proceeds of this offering to pay distributions. Until we invest the proceeds of this offering in real estate-related loans, opportunistic real estate, real estate-related debt securities and other real estate-related investments, we may invest in short-term, highly liquid or other authorized investments. Such short-term investments will not earn as high of a return as we expect to earn on our real estate-related investments, and we may be not be able to invest the proceeds in real estate-related investments promptly.

We expect to use substantially all of the net proceeds from the sale of shares under our dividend reinvestment plan for general corporate purposes, including, but not limited to, the repurchase of shares under our share redemption program; reserves required by any financings of our investments; future funding obligations under any real estate loan receivable we acquire; the acquisition or origination of assets, which would include payment of acquisition and origination fees to our advisor; the repayment of debt; and expenses relating to our investments, such as purchasing a loan senior to ours to protect our junior position in the event of a default by the borrower on the senior loan, making protective advances to preserve collateral securing a loan, or making capital and tenant improvements or paying leasing costs and commissions related to real property.

	180,000,000 Shares
	Primary Offering (100,000,000 shares) ($10.00/share)			Div. Reinv. Plan (80,000,000 shares) ($9.50/share)
	$		%	$	%
Gross Offering Proceeds	1,000,000,000		100.00%	760,000,000	100.00%

Selling Commissions	65,000,000		6.50%	0	0.00%

Dealer Manager Fee	30,000,000		3.00%	0	0.00%

Other Organization and Offering Expenses	15,133,065		1.51%	550,000	0.07%

Acquisition and Origination Fees	13,113,797	(1)	1.31%	0	0.00%

Acquisition and Origination Expenses	5,214,233	(1)	0.52%	0	0.00%

Initial Working Capital Reserve	2,500,000		0.25%	0	0.00%

Amount Available for Investment	869,038,905		86.91%	759,450,000	99.93%

(1) The fees in the table above assume no debt financing. This table excludes debt proceeds. If we raise the maximum offering amount and our debt financing and other liabilities are equal to our target leverage such that our total liabilities do not exceed 60% of the cost of our tangible assets (before deducting depreciation or other non-cash reserves), then we estimate that acquisition and origination fees would be $18,739,256 and acquisition and origination expenses would be $7,450,996. Our charter limits our total liabilities to 75% of the cost of our tangible assets (before deducting depreciation or other non-cash reserves); however, we may exceed that limit if a majority of the conflicts committee approves each borrowing in excess of our charter limitation and we disclose such borrowing to our stockholders in our next quarterly report with an explanation from the conflicts committee of the justification for the excess borrowing. If we raise the maximum offering amount and our debt financing and other liabilities are equal to 75% of the cost of our tangible assets (before deducting depreciation or other non-cash reserves), then acquisition and origination fees would be $14,467,244 and acquisition and origination expenses would be $36,385,118.

What kind of offering is this?

We are offering up to 180,000,000 shares of common stock on a “best efforts” basis. We are offering 100,000,000 of these shares in our primary offering at $10 per share with volume discounts available to investors who purchase more than $1,000,000 in shares through the same participating broker-dealer. Discounts are also available for investors who purchase shares through certain distribution channels. We are offering up to 80,000,000 shares pursuant to our dividend reinvestment plan at a purchase price initially equal to $9.50 per share. We reserve the right to reallocate the shares we are offering between the primary offering and our dividend reinvestment plan.

How does a “best efforts” offering work?

When shares are offered on a “best efforts” basis, the dealer manager is required to use only its best efforts to sell the shares and it has no firm commitment or obligation to purchase any of the shares. Therefore, we may sell substantially less than the all of the shares that we are offering.

How long will this offering last?

We currently expect to offer shares of common stock in our primary offering until the earlier of 90 days from the date we have accepted subscriptions for gross offering proceeds of $600,000,000, or one year from the date of the commencement of this offering; however, if we have not sold all primary shares registered in this offering by         , we may continue the primary offering an additional six months beyond          if our board of directors determines it is in the best interests of our stockholders to continue raising additional capital. This offering period is based on a number of considerations, including our goal of raising sufficient proceeds to acquire a diverse portfolio of real estate investments prior to seeking a liquidity event, the expected pace of sales of our common stock, the anticipated composition of our portfolio and the current conditions of the commercial real estate and publicly-traded stock markets. We will continue to monitor these factors during the course of this offering, and may adjust our anticipated offering termination date as necessary should these factors change. We may continue to offer shares under our dividend reinvestment plan after the primary offering terminates until we have sold 80,000,000 shares through the reinvestment of distributions. In many states, we will need to renew the registration statement or file a new registration statement annually to continue the offering. We may terminate this offering at any time.

If our board of directors determines that it is in our best interest, we may conduct a public offering upon the termination of this offering; however, we do not currently intend to commence any such follow-on public offering. Our charter does not restrict our ability to conduct offerings in the future.

Who can buy shares?

An investment in our shares is only suitable for persons who have adequate financial means and who will not need immediate liquidity from their investment. Residents of most states may buy shares in this offering provided that they have either (i) a net worth of at least $70,000 and an annual gross income of at least $70,000 or (ii) a net worth of at least $250,000. For the purpose of determining suitability, net worth does not include an investor’s home, home furnishings or personal automobiles. The minimum suitability standards are more stringent for investors in Alabama, California, Iowa, Kansas, Kentucky, Massachusetts, Michigan, New Mexico, Ohio, Oregon, Pennsylvania and Tennessee.

Who might benefit from an investment in our shares?

An investment in our shares may be beneficial for you if you meet the minimum suitability standards described in this prospectus, seek to diversify your personal portfolio with a REIT investment focused on real estate-related loans, opportunistic real estate, real estate-related debt securities and other real estate-related investments, seek to receive current income, seek to preserve capital, seek to obtain the benefits of potential long-term capital appreciation and are able to hold your investment for a time period consistent with our liquidity strategy. On the other hand, we caution persons who require immediate liquidity or guaranteed income, or who seek a short-term investment, that an investment in our shares will not meet those needs.

Is there any minimum investment required?

Yes. We require a minimum investment of $4,000. If you own the minimum investment applicable to this offering in shares of KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT, KBS Legacy Partners Apartment REIT or any future KBS-sponsored public program, you may invest less than the minimum amount set forth above, but in no event less than $100. After you have satisfied the minimum investment requirement, any additional purchases must be in increments of at least $100. The investment minimum for subsequent purchases does not apply to shares purchased pursuant to our dividend reinvestment plan.

Are there any special restrictions on the ownership or transfer of shares?

Yes. Our charter contains restrictions on the ownership of our shares that prevent any one person from owning more than 9.8% of our aggregate outstanding shares unless exempted by our board of directors. These restrictions are designed to enable us to comply with ownership restrictions imposed on REITs by the Internal Revenue Code.

Our charter also limits your ability to sell your shares. Subsequent purchasers, i.e., potential purchasers of your shares, must also meet the net worth or income standards, and unless you are transferring all of your shares, you may not transfer your shares in a manner that causes you or your transferee to own fewer than the number of shares required to meet the minimum purchase requirements, except for the following transfers without consideration: transfer by gift, transfer by inheritance, intrafamily transfer, dissolutions, transfers to affiliates and transfers by operation of law.

Are there any special considerations that apply to employee benefit plans subject to ERISA or other retirement plans that are investing in shares?

Yes. The section of this prospectus entitled “ERISA Considerations” describes the effect the purchase of shares will have on individual retirement accounts and retirement plans subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA), and/or the Internal Revenue Code. ERISA is a federal law that regulates the operation of certain tax-advantaged retirement plans. Any retirement plan trustee or individual considering purchasing shares for a retirement plan or an individual retirement account should carefully read this section of the prospectus.

We may make some investments that generate “excess inclusion income” which, when passed through to our tax-exempt stockholders, can be taxed as unrelated business taxable income (UBTI) or, in certain circumstances, can result in a tax being imposed on us. Although we do not expect the amount of such income to be significant, there can be no assurance in this regard.

May I make an investment through my IRA, SEP or other tax-deferred account?

Yes. You may make an investment through your individual retirement account (IRA), a simplified employee pension (SEP) plan or other tax-deferred account. In making these investment decisions, you should consider, at a minimum, (i) whether the investment is in accordance with the documents and instruments governing your IRA, plan or other account, (ii) whether the investment satisfies the fiduciary requirements associated with your IRA, plan or other account, (iii) whether the investment will generate UBTI to your IRA, plan or other account, (iv) whether there is sufficient liquidity for such investment under your IRA, plan or other account, (v) the need to value the assets of your IRA, plan or other account annually or more frequently, and (vi) whether the investment would constitute a prohibited transaction under applicable law.

How do I subscribe for shares?

If you choose to purchase shares in this offering, you will need to complete and sign a subscription agreement (in the form attached to this prospectus as Appendix A) for a specific number of shares and pay for the shares at the time of your subscription.

If I buy shares in this offering, how may I sell them later?

At the time you purchase the shares, they will not be listed for trading on any national securities exchange or over-the-counter market. In fact, we expect that there will not be any public market for the shares when you purchase them, and we cannot be sure if one will ever develop. In addition, our charter imposes restrictions on the ownership of our common stock that will apply to potential purchasers of your shares. As a result, if you wish to sell your shares, you may not be able to do so promptly or at all, or you may only be able to sell them at a substantial discount from the price you paid.

After you have held your shares for at least one year, you may be able to have your shares repurchased by us pursuant to our share redemption program. However, our share redemption program includes numerous restrictions that limit our stockholders’ ability to sell their shares. If and when we do have funds available for redemption under our share redemption program, unless the shares are being redeemed upon a stockholder’s death, “qualifying disability” or “determination of incompetence,” the prices at which we will redeem shares are as follows.

Prior to the time we establish an estimated value per share of our common stock that is not based on the price to acquire a share in a primary offering, the price at which we will redeem the shares is as follows:

•	For those shares held by the redeeming stockholder for at least one year, 92.5% of the price paid to acquire the shares from us;

•	For those shares held by the redeeming stockholder for at least two years, 95.0% of the price paid to acquire the shares from us;

•	For those shares held by the redeeming stockholder for at least three years, 97.5% of the price paid to acquire the shares from us; and

•	For those shares held by the redeeming stockholder for at least four years, 100% of the price paid to acquire the shares from us.

After we establish an estimated value per share of our common stock that is not based on the price to acquire a share in a primary offering, the price at which we will redeem the shares is as follows:

•	For those shares held by the redeeming stockholder for at least one year, 92.5% of our most recent estimated value per share as of the applicable redemption date;

•	For those shares held by the redeeming stockholder for at least two years, 95.0% of our most recent estimated value per share as of the applicable redemption date ;

•	For those shares held by the redeeming stockholder for at least three years, 97.5% of our most recent estimated value per share as of the applicable redemption date; and

•	For those shares held by the redeeming stockholder for at least four years, 100% of our most recent estimated value per share as of the applicable redemption date.

For purposes of determining the time period a redeeming stockholder has held each share, the time period begins as of the date the stockholder acquired the shares; provided, that shares purchased by the redeeming stockholder pursuant to our dividend reinvestment plan will be deemed to have been acquired on the same date as the initial share to which the dividend reinvestment plan shares relate. The date of the share’s original issuance by us is not determinative. In addition, as described above, the shares owned by a stockholder may be redeemed at different prices depending on how long the stockholder has held each share submitted for redemption.

We expect to establish an estimated value per share after the completion of our offering stage. We will consider our offering stage complete when we are no longer publicly offering equity securities – whether through this offering or follow-on public offering – and have not done so for 18 months.

The terms of our share redemption program are more generous with respect to redemptions sought upon a stockholder’s death, qualifying disability or determination of incompetence:

•	There is no one-year holding requirement;

•	Until we establish an estimated value per share, which we expect to be after the completion of our offering stage (as described above), the redemption price is the amount paid to acquire the shares from us; and

•	Once we have established an estimated value per share, the redemption price would be the estimated value of the shares, as determined by our board of directors.

In order for a determination of disability or incompetence to entitle a stockholder to these special redemption terms, the determination of disability or incompetence must be made by the government entities specified in the share redemption program.

The share redemption program contains numerous other restrictions on your ability to sell your shares to us. During each calendar year, redemptions are limited to the amount of net proceeds from the sale of shares under our dividend reinvestment plan during the prior calendar year. This restriction may significantly limit your ability to have your shares redeemed pursuant to our share redemption program because, particularly during our offering stage, we do not expect to have significant cash flow to pay cash distributions, which would in turn severely limit redemptions during the next calendar year. Further, during any calendar year, we may redeem no more than 5% of the weighted-average number of shares outstanding during the prior calendar year. We also have no obligation to redeem shares if the redemption would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency. We may amend, suspend or terminate the program for any reason upon 30 days’ notice.

When will the company seek to provide a liquidity event for its shareholders?

We may seek to list our shares of common stock if our independent directors believe listing would be in the best interests of our stockholders. If we do not list our shares of common stock on a national securities exchange within ten years from commencement of an initial public offering, our charter requires that we either:

•	seek stockholder approval of the liquidation of the company; or

•	postpone the decision of whether to liquidate the company, if a majority of the conflicts committee determines that liquidation is not then in the best interests of the stockholders.

If a majority of the conflicts committee does determine that liquidation is not then in the best interests of our stockholders, our charter requires that the conflicts committee revisit the issue of liquidation at least annually. Further postponement of listing or stockholder action regarding liquidation would only be permitted if a majority of the conflicts committee again determined that liquidation would not be in the best interest of our stockholders. If we sought and failed to obtain stockholder approval of our liquidation, our charter would not require us to list or liquidate and would not require the conflicts committee to revisit the issue of liquidation, and we could continue to operate as before. If we sought and obtained stockholder approval of our liquidation, we would begin an orderly sale of our assets. The precise timing of such sales would take account of the prevailing real estate finance markets and the debt markets generally as well as the federal income tax consequences to our stockholders. In making the decision to apply for listing of our shares, our directors will try to determine whether listing our shares or liquidating our assets will result in greater value for stockholders.

One of the factors our board of directors will consider when making this determination is the liquidity needs of our stockholders. In assessing whether to list or liquidate, our board of directors would likely solicit input from financial advisors as to the likely demand for our shares upon listing. If, after listing, the board believed that it would be difficult for stockholders to dispose of their shares, then that factor would weigh against listing. However, this would not be the only factor considered by the board. If listing still appeared to be in the best long-term interest of our stockholders, despite the prospects of a relatively small market for our shares upon the initial listing, the board may still opt to list our shares of common stock in keeping with its obligations under Maryland law. The board would also likely consider whether there was a large demand to sell our shares when making decisions regarding listing or liquidation. The degree of participation in our dividend reinvestment plan and the number of requests for redemptions under the share redemption program at this time could be an indicator of stockholder demand to liquidate their investment.

Will I be notified of how my investment is doing?

Yes, we will provide you with periodic updates on the performance of your investment in us, including:

•	detailed quarterly dividend reports;

•	an annual report;

•	supplements to the prospectus, provided quarterly during the primary offering; and

•	three quarterly financial reports.

We will provide this information to you via one or more of the following methods, in our discretion and with your consent, if necessary:

•	U.S. mail or other courier;

•	facsimile;

•	electronic delivery; or

•	posting on our web site at .

To assist the Financial Industry Regulatory Authority (“FINRA”) members and their associated persons that participate in this offering, pursuant to FINRA Rule 2310, we will disclose in each annual report distributed to stockholders a per share estimated value of our shares, the method by which it was developed, and the date of the data used to develop the estimated value. We intend to use the most recent price paid to acquire a share in this offering (ignoring purchase price discounts for certain categories of purchasers) or a follow-on public offering as its estimated per share value of our shares until we have completed our offering stage. We will consider our offering stage complete when we are no longer publicly offering equity securities — whether through this offering or follow-on public offerings – and have not done so for 18 months. If our board of directors determines that it is in our best interest, we may conduct follow-on offerings upon the termination of this offering. Our charter does not restrict our ability to conduct offerings in the future. (For purposes of this definition, we do not consider a “public equity offering” to include offerings on behalf of selling stockholders or offerings related to a dividend reinvestment plan, employee benefit plan or the redemption of interests in our Operating Partnership.)

Although this initial estimated value represents the most recent price at which most investors are willing to purchase shares in this primary offering, this reported value is likely to differ from the price that a stockholder would receive in the near term upon a resale of his or her shares or upon our liquidation because (i) there is no public trading market for the shares at this time; (ii) the $10.00 primary offering price involves the payment of underwriting compensation and other directed selling efforts, which payments and efforts are likely to produce a higher sale price than could otherwise be obtained; (iii) estimated value does not reflect, and is not derived from, the fair market value of our assets because the amount of proceeds available for investment from our primary public offering is net of selling commissions, dealer manager fees, other organization and offering costs and acquisition and origination fees and expenses; (iv) the estimated value does not take into account how market fluctuations affect the value of our investments, including how the current disruptions in the financial and real estate markets may affect the values of our investments; and (v) the estimated value does not take into account how developments related to individual assets may increase or decrease the value of our portfolio.

When will I get my detailed tax information?

Your Form 1099-DIV tax information, if required, will be mailed by January 31 of each year.

Who can help answer my questions about the offering?

If you have more questions about the offering, or if you would like additional copies of this prospectus, you should contact your registered representative or contact:

KBS Capital Markets Group LLC

660 Newport Center Drive, Suite 1200

Newport Beach, California 92660

Telephone: (866) KBS-4CMG or (866) 527-4264

Fax:  (949) 717-6201

www.kbs-cmg.com

RISK FACTORS

An investment in our common stock involves various risks and uncertainties. You should carefully consider the following risk factors in conjunction with the other information contained in this prospectus before purchasing our common stock. The risks discussed in this prospectus could adversely affect our business, operating results, prospects and financial condition. This could cause the value of our common stock to decline and could cause you to lose all or part of your investment. The risks and uncertainties described below are not the only ones we face but do represent those risks and uncertainties that we believe are material to us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also harm our business.

Risks Related to an Investment in Us

There is no minimum offering amount for this offering. As a result, we may immediately use investors’ funds as described in this prospectus, and the amount of proceeds we raise in this offering may be substantially less than the amount we would need to achieve a broadly diversified property portfolio.

There is no minimum offering amount for this offering. As a result, we may immediately use the funds raised in this offering and our private offering to make investments as described in this prospectus. However, there is no assurance that we will be successful in raising additional funds in this offering and the amount of funds we raise in our private offering and this offering may be substantially less than the amount we would need to acquire any specific real estate investment or to achieve a broadly diversified investment portfolio. If we are unable to raise significant funds from this offering, our ability to achieve our investment objectives could be hindered, which could result in a lower return on your investment.

If we do not raise significant proceeds in this offering, we will be limited in the number and type of investments we make and the value of our stockholders’ investment in us will fluctuate with the performance of the specific assets we acquire.

Our common stock is being offered on a “best efforts” basis, meaning that our dealer manager is only required to use its best efforts to sell our shares and has no firm commitment or obligation to purchase any of our shares. As a result, there is no assurance that we will raise the maximum offering amount and the amount of proceeds we raise in this offering may be substantially less than the amount we would need to achieve a fully diversified portfolio of investments. If we are unable to raise substantial funds, we will make fewer investments resulting in less diversification in terms of the type, number, size and geographic location of investments that we make. In that case, the likelihood that any single property’s performance would adversely affect our profitability will increase. If most of our properties are located in a single geographic area, our operating results and ability to make distributions are likely to be impacted by economic changes affecting the real estate market in that area. Our stockholders’ investment in our shares will be subject to greater risk to the extent that we lack a diversified portfolio of investments. Further, we will have certain fixed operating expenses regardless of whether we are able to raise substantial funds in this offering. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and cash flow and limiting our ability to pay distributions to our stockholders.

Organization and offering costs as a percentage of gross offering proceeds of this offering will be higher if we raise less than the maximum offering amount.

We will reimburse our advisor, our dealer manager and their affiliates for commercially reasonable organization and offering costs they incur on our behalf. Through December 31, 2013, our advisor has incurred $819,000 in organization and offering expenses related to this public offering on our behalf. If we raise less than the maximum offering amount, our organizational and offering costs as a percentage of gross offering proceeds will increase from our estimate and the percentage of offering proceeds available for investment would decrease accordingly. To the extent that our other organizational and offering expenses are greater than anticipated, the amount of offering proceeds available for investment will be reduced, which may have an adverse effect on our results of operations and our ability to pay distributions to our stockholders.

Because no public trading market for your shares currently exists, it will be difficult for you to sell your shares and, if you are able to sell your shares, you will likely sell them at a substantial discount to the offering price.

No public market currently exists for our shares, and we have no plans to list our shares on an exchange. Our charter does not require our directors to provide our stockholders with a liquidity event by a specified date or at all. Until our shares are listed, if ever, you may not sell your shares unless the buyer meets the applicable suitability and minimum purchase standards. In addition, our charter prohibits the ownership of more than 9.8% of our stock, unless exempted by our board of directors, which may inhibit large investors from purchasing your shares. In its sole discretion, our board of directors could amend, suspend or terminate our share redemption program upon 30 days’ notice. Further, the share redemption program includes numerous restrictions that will severely limit your ability to sell your shares. We describe these restrictions in more detail under “Description of Shares—Share Redemption Program.” Therefore, it will be difficult for you to sell your shares promptly or at all. If you are able to sell your shares, you would likely have to sell them at a substantial discount to their public offering price. It is also likely that your shares would not be accepted as the primary collateral for a loan. Because of the illiquid nature of our shares, you should purchase our shares only as a long-term investment and be prepared to hold them for an indefinite period of time.

If we are unable to find suitable investments, we may not be able to achieve our investment objectives or pay distributions.

Our ability to achieve our investment objectives and to pay distributions depends upon the performance of KBS Capital Advisors, our advisor, in the acquisition of our investments, including the determination of any financing arrangements, and the ability of our advisor to source loan origination opportunities for us. With respect to any investments in Europe, we must also depend upon the performance of STAM Europe, the third party with whom our advisor has entered into a sub-advisory agreement. Competition from competing entities may reduce the number of suitable investment opportunities offered to us or increase the bargaining power of counterparties in transactions. We will also depend upon the performance of third-party loan servicers and property managers in connection with managing our investments. The more shares we sell in this offering, the greater our challenge will be to invest all of the net offering proceeds on attractive terms. Except for investments that may be described in supplements to this prospectus, you will have no opportunity to evaluate the economic merits or the terms of our investments. You must rely entirely on the management abilities of KBS Capital Advisors, the loan servicers and property managers KBS Capital Advisors selects and the oversight of our board of directors. We can give you no assurance that KBS Capital Advisors will be successful in obtaining suitable investments on financially attractive terms or that, if KBS Capital Advisors makes investments on our behalf, our objectives will be achieved. If we, through KBS Capital Advisors, are unable to find suitable investments promptly, we will hold the proceeds from this offering in an interest-bearing account or invest the proceeds in short-term assets. If we would continue to be unsuccessful in locating suitable investments, we may ultimately decide to liquidate. In the event we are unable to timely locate suitable investments, we may be unable or limited in our ability to pay distributions and we may not be able to meet our investment objectives.

Continued disruptions in the financial markets and uncertain economic conditions could continue to adversely impact the commercial mortgage market as well as the market for real estate-related debt investments generally, which could hinder our ability to implement our business strategy and generate returns to you.

During periods of volatility, the number of investors participating in the market may change at an accelerated pace. As liquidity or “demand” increases, the returns available to investors on new investments will decrease. Conversely, a lack of liquidity will cause the returns available to investors on new investments to increase.

With the help of an extremely accommodative Federal Reserve monetary policy, corporate America, and in particular the banking industry, has experienced improved earnings and stronger corporate finances. The U.S. dollar has remained the safe haven currency for the rest of the world, and U.S. asset prices have grown on a relative basis. In 2012, the economic stimulus provided by certain U.S. Federal Reserve programs and an increased demand for U.S.-based assets began to fuel the U.S. commercial real estate market recovery. Transaction volumes have improved and the re-emergence of the CMBS market and the availability of debt capital have spurred on the recovery. This trend has continued throughout 2013 and the U.S. commercial real estate market has gained favor as an alternative investment asset. Looking forward, the recovery in commercial real estate is expected to remain uneven across geographies and among property types. This instability may interfere with the successful implementation of our business model and/or force us to modify it.

Continued disruptions in the financial markets and uncertain economic conditions could adversely affect market rental rates, commercial real estate values and our ability to secure debt financing, service future debt obligations, or pay distributions to our stockholders.

While there has been an increase in the amount of capital flowing into the U.S. real estate markets, which has resulted in an increase in real estate values in certain markets, the uncertainty regarding the economic environment has made businesses reluctant to make long-term commitments or changes in their business plans. Currently, both the investing and leasing environments are highly competitive. Possible future declines in rental rates, slower or potentially negative net absorption of leased space and expectations of future rental concessions, including free rent to renew tenants early, to retain tenants who are up for renewal or to attract new tenants, may result in additional decreases in cash flows. Historically low interest rates have helped offset some of the impact of these decreases in operating cash flow for properties financed with variable rate mortgages; however, interest rates likely will not remain at these historically low levels for the remaining life of many of our investments. Recently, interest rates have begun to increase in the anticipation of the cessation of quantitative easing (“QE”).

Residential real estate markets also have benefitted from the actions of the Federal Reserve. The introduction of the latest QE program has been directly focused on the purchase of mortgage backed securities at a pace of $45 billion a month and the purchase of longer-term treasury securities at a pace of $40 billion a month. This program has successfully lowered the cost of capital available to home buyers, which in turn has led to an increase in mortgage applications and construction activity. The residential real estate market has also benefitted from the presence of institutional investors who have instituted programs focused on the purchase of single-family homes with the intent of renting these homes. This increase in demand has led to a rebound in the value of residential properties in most major metropolitan areas.

Overall, despite indications of tepid recovery both in the U.S. and abroad, uncertainties abound. China’s export-based economy has slowed and Japan has recently embarked upon a large scale QE program of its own. In the United States, the Federal Reserve has begun to address the timing of the completion of the current QE program which, when combined with the highly adversarial political climate at the federal level, has led to high levels of uncertainty and increased volatility in the capital markets. In the short-term, these conditions are expected to continue and, combined with a challenging macro-economic environment, may interfere with the implementation of our business strategy and/or force us to modify it.

Further disruptions in the financial markets and continued uncertain economic conditions could adversely affect the values of our investments. Lending activity has only recently increased; however, it remains uncertain whether the capital markets can sustain the current transaction levels. Any disruption to the debt and capital markets could result in fewer buyers seeking to acquire commercial properties and possible increases in capitalization rates and lower property values. Furthermore, declining economic conditions could negatively impact commercial real estate fundamentals and result in lower occupancy, lower rental rates and declining values in our real estate portfolio and in the collateral securing our loan investments, which could have the following negative effects on us:

•	the values of our investments in commercial properties could decrease below the amounts paid for such investments;

•	revenues from our properties could decrease due to fewer tenants and/or lower rental rates, making it more difficult for us to pay distributions or meet our debt service obligations on debt financing; and/or

•	revenues from the properties and other assets underlying our CMBS investments could decrease, making it more difficult for the borrowers to meet their payment obligations to us, which could in turn make it more difficult for us to pay distributions or meet our debt service obligations on debt financing.

All of these factors could impair our ability to make distributions to our investors and decrease the value of an investment in us.

We may suffer from delays in locating suitable investments, which could limit our ability to make distributions and lower the overall return on your investment.

We rely upon our sponsors and the other real estate and debt finance professionals at our advisor, including Peter M. Bren, Keith D. Hall, Peter McMillan III and Charles J. Schreiber, Jr., to identify suitable investments. The private KBS-sponsored programs, especially those that are currently raising offering proceeds, as well as the institutional investors for whom KBS affiliates serve as investment advisors, also rely upon Messrs. Bren and Schreiber for investment opportunities. In addition, KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic

Opportunity REIT and KBS Legacy Partners Apartment REIT, which are also externally advised by our advisor, rely upon Messrs. Bren, Hall, McMillan and Schreiber to identify potential investments and actively manage their assets. To the extent that our sponsors and the other real estate and debt finance professionals at our advisor face competing demands upon their time at times when we have capital ready for investment, we may face delays in locating suitable investments. Further, the more money we raise in this offering, the more difficult it will be to invest the net offering proceeds promptly and on attractive terms. Therefore, the size of this offering and the competition from other entities that may be better positioned to acquire the types of investments we desire to make increase the risk of delays in investing our net offering proceeds. Delays we encounter in the selection and acquisition or origination of income-producing assets would likely limit our ability to pay distributions to our stockholders and lower their overall returns.

To the extent we incur expenses in connection with the identification, evaluation, and negotiation of potential investments that we ultimately do not acquire or originate, we will have fewer funds available for investment and your overall return may be reduced.

Our advisor follows a tightly managed process to examine all elements of our potential investments, the objective of which is to identify suitable acquisition and origination targets that meet our investment and underwriting criteria. The pursuit of investments may pose certain risks to us. We may not be able to identify acquisition or origination candidates that fit our criteria. Even if we are able to identify such candidates, we may not be able to acquire or originate them on terms satisfactory to us. Our advisor will incur expenses on our behalf and will dedicate attention and resources associated with the evaluation and negotiation of acquisition and origination opportunities, whether or not we ultimately consummate these transactions. For example, before we make any investment, our advisor may engage third parties to perform appraisals, surveys, property condition reports, environmental site assessments and other analyses with respect to a potential investment. In addition, our advisor may incur legal and other professional costs on our behalf in connection with the negotiation of potential investments. We will be responsible for reimbursing our advisor for the third party costs associated with the pursuit of an investment target, regardless of whether we ultimately acquire or originate the investment. To the extent we incur expenses in connection with the identification, evaluation, and negotiation of potential investments that we ultimately do not acquire or originate, for whatever reason, we will have fewer funds available for investment and your overall return may be reduced.

Because this is a blind-pool offering, you will not have the opportunity to evaluate our investments before we make them, which makes your investment more speculative.

Because we have not yet made any investments or identified any investments that we may make, we are not able to provide you with any information to assist you in evaluating the merits of any specific investments that we may make, except for investments that may be described in supplements to this prospectus. We will seek to invest substantially all of the net proceeds from the primary offering after the payment of fees and expenses, in real estate-related loans, opportunistic real estate, real estate-related debt securities and other real estate-related investments. However, because you will be unable to evaluate the economic merit of assets before we invest in them, you will have to rely entirely on the ability of our advisor to select suitable and successful investment opportunities. Furthermore, our board of directors will have broad discretion in implementing policies regarding mortgagor or tenant creditworthiness and you will not have the opportunity to evaluate potential borrowers, tenants or managers. These factors increase the risk that your investment may not generate returns comparable to our competitors.

We are a newly formed company with a limited operating history which makes our future performance difficult to predict.

We are a newly formed company with a limited operating history. We were incorporated in the State of Maryland on February 6, 2013 and commenced a private placement offering in July 2013. As of the date of this prospectus, we have not made any investments and have very limited assets. You should not assume that our performance will be similar to the past performance of other real estate investment programs sponsored by affiliates of our advisor, including KBS REIT I and KBS REIT II. The private KBS-sponsored programs were not subject to the up-front commissions, fees and expenses associated with this offering. For all of these reasons, you should be especially cautious when drawing conclusions about our future performance and you should not assume that it will be similar to the prior performance of other KBS-sponsored programs. Our lack of operating history and the differences between us and the other private KBS-sponsored programs significantly increase the risk and uncertainty you face in making an investment in our shares.

Because we depend upon our advisor and its affiliates to conduct our operations, adverse changes in the financial health of our advisor or its affiliates could cause our operations to suffer.

We depend on KBS Capital Advisors, its affiliates and the key real estate and debt finance professionals at KBS Capital Advisors to manage our operations and our portfolio of real estate-related loans, opportunistic real estate, real estate-related debt securities and other real estate-related investments. Our advisor depends upon the fees and other compensation that it receives from us and other public KBS-sponsored programs in connection with the origination, purchase, management and sale of assets to conduct its operations. Any adverse changes in the financial condition of KBS Capital Advisors or its affiliates or our relationship with KBS Capital Advisors or its affiliates could hinder their ability to successfully manage our operations and our portfolio of investments. Furthermore, if some or all of the key real estate and debt finance professionals at KBS Capital Advisors are internalized by KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT or KBS Legacy Partners Apartment REIT, KBS Capital Advisors may need to replace such professionals, or we may need to find employees or an advisor to replace the management services KBS Capital Advisors provides to us. In such event our operating performance and the return on your investment could suffer.

Our ability to implement our investment strategy is dependent, in part, upon the ability of KBS Capital Markets Group, our dealer manager, to successfully conduct this offering, which makes an investment in us more speculative.

We have retained KBS Capital Markets Group, an affiliate of our advisor, to conduct this offering. The success of this offering, and our ability to implement our business strategy, is dependent upon the ability of KBS Capital Markets Group to build and maintain a network of broker-dealers to sell our shares to their clients. If KBS Capital Markets Group is not successful in establishing, operating and managing this network of broker-dealers, our ability to raise proceeds through this offering will be limited and we may not have adequate capital to implement our investment strategy. If we are unsuccessful in implementing our investment strategy, you could lose all or a part of your investment.

Investors in this offering will likely experience immediate dilution of their investment in us because of the private offering we conducted prior to this offering.

Prior to commencement of this offering, we conducted a private offering of shares of our common stock to accredited investors pursuant to a confidential private placement memorandum. Shares of our common stock have been sold in the private offering at an initial price of $9.20, with price increases expected as the amount of gross offering proceeds raised in the private offering increases. It is unlikely that our initial investments will have appreciated in an amount sufficient to offset the dilutive effect of the prior sale of shares at a price less than $10; therefore, the value per share for investors purchasing our stock in this offering will likely be below the value per share of earlier investors.

The value of a share of our common stock will be diluted if we make stock distributions.

Our investment objectives include investing in assets with significant potential for long term appreciation; however, they may have limited operating cash flows. As a result, we may make stock distributions in lieu of cash distributions, especially in the early stages of our operations before our investments have stabilized and started generating stable cash flows from operations. While our objective is to acquire assets that appreciate in value, there can be no assurance that assets we acquire will appreciate in value. Furthermore, we do not currently intend to change our offering price during the term of this offering. Therefore, investors who purchase our shares early in this offering, as compared with later investors, will receive more shares for the same cash investment as a result of any stock distributions. Because they own more shares, upon a sale or liquidation of the company, these early investors will receive more sales proceeds or liquidating distributions relative to their invested capital compared to later investors. Furthermore, unless our assets appreciate in an amount sufficient to offset the dilutive effect of the prior stock distributions, the value per share for later investors purchasing our stock will be below the value per share of earlier investors.

If we are incorrect in our assessment of asset appreciation that has been used to justify a cash or stock distribution, the return for later investors purchasing our stock will be lower than the return for earlier investors.

We do not currently intend to change our offering price during the term of this offering. However, under our distribution policy, to the extent that we believe assets in our portfolio have appreciated in value after acquisition or subsequent to the time we have taken control of the assets via foreclosure or deed-in-lieu proceedings, we may determine to make a stock distribution or use the proceeds from real estate financings to fund cash distributions to our stockholders. Therefore, investors who purchase our shares early in this offering, as compared with later investors, may receive more distributions for the same cash investment as a result of any distributions that are made based on our assessment of asset appreciation. Furthermore, if we are incorrect in our assessment of asset appreciation that is used to justify a cash or stock distribution, the return for later investors purchasing our stock may be further reduced relative to the return for earlier investors.

If we pay cash distributions from sources other than our cash flow from operations, we will have less funds available for investments and your overall return may be reduced.

Our distribution policy is not to pay distributions from sources other than cash flow from operations, investment activities and strategic financings. However, we may fund distributions from any source and do not restrict the amount of distributions we may pay from any source, including proceeds from this offering or the proceeds from the issuance of securities in the future, other third party borrowings, advances from our advisor or sponsors or from our advisor’s deferral of its fees under the advisory agreement. Distributions paid from sources other than current or accumulated earnings and profits may constitute a return of capital. From time to time, we may generate taxable income greater than our taxable income for financial reporting purposes, or our taxable income may be greater than our cash flow available for distribution to stockholders. In these situations we may make distributions in excess of our cash flow from operations, investment activities and strategic financings to satisfy the REIT distribution requirement. In such an event, we would look first to other third party borrowings to fund these distributions. If we fund distributions from financings, the net proceeds from this offering or sources other than our cash flow from operations, we will have less funds available for investment in real estate-related loans, opportunistic real estate, real estate-related debt securities and other real estate-related investments and your overall return may be reduced.

The loss of or the inability to obtain key real estate and debt finance professionals at our advisor and key employees at our dealer manager could delay or hinder implementation of our investment strategies, which could limit our ability to make distributions and decrease the value of your investment.

Our success depends to a significant degree upon the contributions of Peter M. Bren, Keith D. Hall, Peter McMillan III, Charles J. Schreiber, Jr., each of whom would be difficult to replace. Neither we nor our affiliates have employment agreements with Messrs. Bren, Hall, McMillan or Schreiber. Messrs. Bren, Hall, McMillan and Schreiber may not remain associated with us. If any of these persons were to cease their association with us, our operating results could suffer. We do not intend to maintain key person life insurance on any person. We believe that our future success depends, in large part, upon our advisor’s and its affiliates’ ability to attract and retain highly skilled managerial, operational and marketing professionals. Competition for such professionals is intense, and our advisor and its affiliates may be unsuccessful in attracting and retaining such skilled individuals. If we lose or are unable to obtain the services of highly skilled professionals our ability to implement our investment strategies could be delayed or hindered, and the value of your investment may decline.

Our rights and the rights of our stockholders to recover claims against our independent directors are limited, which could reduce your and our recovery against our independent directors if they negligently cause us to incur losses.

Maryland law provides that a director has no liability in that capacity if he performs his duties in good faith, in a manner he reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Our charter provides that no independent director shall be liable to us or our stockholders for monetary damages and that we will generally indemnify them for losses unless they are grossly negligent or engage in willful misconduct. As a result, you and we may have more limited rights against our independent directors than might otherwise exist under common law, which could reduce your and our recovery from these persons if they act in a negligent manner. In addition, we may be obligated to fund the defense costs incurred by our independent directors (as well as by our other directors, officers, employees (if we ever have employees) and agents) in some cases, which would decrease the cash otherwise available for distribution to you.

We have limited experience with European investments.

Neither we nor our advisor or any of its affiliates has substantial experience investing in real estate-related assets located in Europe. With respect to any investments in Europe, we will be largely dependent upon the acquisition and portfolio management performance of STAM Europe, the third party with whom our advisor has entered into a sub-advisory agreement. Although we expect to acquire real estate-related assets located in the United States, we may also acquire real estate assets located in Europe and may make or purchase mortgage, bridge, mezzanine or other loans made by a buyer located in Europe or secured by property located in Europe. We may not have the expertise necessary to maximize the return on our European investments.

Your investment may be subject to additional risks if we make additional international investments.

We may purchase real estate assets located in Europe and may make or purchase mortgage, bridge, mezzanine or other loans or participations in mortgage, bridge, mezzanine or other loans made by a borrower located in Europe or secured by property located in Europe. These investments may be affected by factors peculiar to the laws of the jurisdiction in which the borrower or the property is located. These laws may expose us to risks that are different from and in addition to those commonly found in the United States. Foreign investments could be subject to the following risks:

•	governmental laws, rules and policies including laws relating to the foreign ownership of real property or mortgages and laws relating to the ability of foreign persons or corporations to remove profits earned from activities within the country to the person’s or corporation’s country of origin;

•	variations in currency exchange rates;

•	adverse market conditions caused by inflation or other changes in national or local economic conditions;

•	changes in relative interest rates;

•	changes in the availability, cost and terms of mortgage funds resulting from varying national economic policies;

•	changes in real estate and other tax rates, the tax treatment of transaction structures and other changes in operating expenses in a particular country where we have an investment;

•	our REIT tax status not being respected under foreign laws, in which case any income or gains from foreign sources would likely be subject to foreign taxes, withholding taxes, transfer taxes, and value added taxes;

•	lack of uniform accounting standards (including availability of information in accordance with U.S. generally accepted accounting principles);

•	changes in land use and zoning laws;

•	more stringent environmental laws or changes in such laws;

•	changes in the social stability or other political, economic or diplomatic developments in or affecting a country where we have an investment;

•	we, our sponsor and its affiliates have relatively less experience with respect to investing in real property or other investments in Europe as compared to domestic investments; and

•	legal and logistical barriers to enforcing our contractual rights.

Any of these risks could have an adverse effect on our business, results of operations and ability to pay distributions to our stockholders.

We may change our targeted investments without stockholder consent.

We may change our targeted investments and investment guidelines at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, our targeted investments described in this prospectus. In particular, we may not make investments in Europe if our advisor determines that the returns associated with such investments do not justify the costs associated with such investments. A change in our targeted investments or investment guidelines may increase our exposure to interest rate risk, default risk and real estate market fluctuations, all of which could adversely affect the value of our common stock and our ability to make distributions to you.

Risks Related to Conflicts of Interest

KBS Capital Advisors and its affiliates, including all of our executive officers and our affiliated directors and other key real estate and debt finance professionals, will face conflicts of interest caused by their compensation arrangements with us, which could result in actions that are not in the long-term best interests of our stockholders.

All of our executive officers and our affiliated directors and other key real estate and debt finance professionals are also officers, directors, managers, key professionals and/or holders of a direct or indirect controlling interest in our advisor, our dealer manager and other affiliated KBS entities. KBS Capital Advisors and its affiliates will receive substantial fees from us. These fees could influence our advisor’s advice to us as well as the judgment of affiliates of KBS Capital Advisors. Among other matters, these compensation arrangements could affect their judgment with respect to:

•	the continuation, renewal or enforcement of our agreements with KBS Capital Advisors and its affiliates, including the advisory agreement and the dealer manager agreement;

•	offerings of equity by us, which entitle KBS Capital Markets Group to dealer-manager fees and will likely entitle KBS Capital Advisors to increased acquisition and origination fees and asset management fees;

•	sales of investments, which entitle KBS Capital Advisors to disposition fees and possible subordinated incentive fees;

•	acquisitions of investments and originations of loans, which entitle KBS Capital Advisors to acquisition and origination fees and asset management fees and, in the case of acquisitions of investments from other KBS-sponsored programs, might entitle affiliates of KBS Capital Advisors to disposition fees and possible subordinated incentive fees in connection with its services for the seller;

•	borrowings to acquire investments and to originate loans, which borrowings will increase the acquisition and origination fees payable to KBS Capital Advisors;

•	whether and when we seek to list our common stock on a national securities exchange, which listing could entitle KBS Capital Advisors to a subordinated incentive listing fee; and

•	whether and when we seek to sell the company or its assets, which sale could entitle KBS Capital Advisors to a disposition fee and/or a subordinated incentive fee.

The fees our advisor receives in connection with transactions involving the acquisition or origination of an asset are based on the cost of the investment, and not based on the quality of the investment or the quality of the services rendered to us. This may influence our advisor to recommend riskier transactions to us and increase your risk of loss.

KBS Capital Advisors will face conflicts of interest relating to the origination and acquisition of investments and such conflicts may not be resolved in our favor, meaning that we could invest in less attractive assets, which could limit our ability to make distributions and reduce your overall investment return.

We rely on our sponsors and other key real estate and debt finance professionals at our advisor, including Peter M. Bren, Keith D. Hall, Peter McMillan III and Charles J. Schreiber, Jr., to identify suitable investment opportunities for us. KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT and KBS Legacy Partners Apartment REIT are also advised by KBS Capital Advisors and rely or will rely on our sponsors and many of the same real estate and debt finance professionals as will future public KBS-sponsored programs. Messrs. Bren and Schreiber and several of the other key real estate and debt finance professionals at KBS Capital Advisors are also the key real estate and debt finance professionals at KBS Realty Advisors and its affiliates, the advisors to the private KBS-sponsored programs and the investment advisors to institutional investors in real estate and real estate-related assets. As such, the other KBS-sponsored programs that are currently raising funds for investment rely on many of the same real estate and debt finance professionals. Many investment opportunities that are suitable for us may also be suitable for other KBS programs and investors. When these real estate and debt finance professionals direct an investment opportunity to any KBS-sponsored program or KBS-advised investor, they, in their sole discretion, will offer the opportunity to the program or investor for which the investment opportunity is most suitable based on the investment objectives, portfolio and criteria of each program or investor. For so long as we are externally advised, our charter provides that it shall not be a proper purpose of the corporation for us to purchase any significant asset unless the advisor has recommended the investment to us. Thus, the real estate and debt finance professionals of KBS Capital Advisors could direct attractive investment opportunities to other entities or investors. Such events could result in us investing in assets that provide less attractive returns, reducing the level of distributions we may be able to pay to you.

Further, existing and future KBS-sponsored programs and KBS-advised investors and Messrs. Bren, Hall, McMillan and Schreiber generally are not and will not be prohibited from engaging, directly or indirectly, in any business or from possessing interests in any other business venture or ventures, including businesses and ventures involved in the acquisition, origination or sale of real estate-related investments. For a detailed description of the conflicts of interest that our advisor will face, see “Conflicts of Interest.”

KBS Capital Advisors will face conflicts of interest relating to joint ventures that we may form with affiliates of KBS Capital Advisors, which conflicts could result in a disproportionate benefit to the other venture partners at our expense.

If approved by a majority of our independent directors, we may enter into joint venture agreements with other KBS-sponsored programs or affiliated entities for the acquisition, development or improvement of properties or other investments. KBS Capital Advisors, our advisor, and KBS Realty Advisors and its affiliates, the advisors to the other KBS-sponsored programs and the investment advisers to institutional investors in real estate and real estate-related assets, have some of the same executive officers, directors and other key real estate and debt finance professionals; and these persons will face conflicts of interest in determining which KBS program or investor should enter into any particular joint venture agreement. These persons may also face a conflict in structuring the terms of the relationship between our interests and the interests of the KBS-affiliated co-venturer and in managing the joint venture. Any joint venture agreement or transaction between us and a KBS-affiliated co-venturer will not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated co-venturers. The KBS-affiliated co-venturer may have economic or business interests or goals that are or may become inconsistent with our business interests or goals. These co-venturers may thus benefit to our and your detriment.

KBS Capital Advisors, the real estate and debt finance professionals assembled by our advisor, their affiliates and our officers will face competing demands on their time and this may cause our operations and your investment to suffer.

We rely on KBS Capital Advisors and the real estate and debt finance professionals our advisor has assembled, including Messrs. Bren, Hall, McMillan, Schreiber and Snyder and Ms. Yamane, for the day-to-day operation of our business. Messrs. Bren, Hall, McMillan, Schreiber and Snyder and Ms. Yamane are also executive officers of KBS REIT I, KBS REIT II and KBS REIT III; Messrs. Hall, McMillan and Snyder and Ms. Yamane are executive officers of KBS Strategic Opportunity REIT; and Messrs. Bren, McMillan and Snyder and Ms. Yamane are executive officers of KBS Legacy Partners Apartment REIT. In addition, Messrs. Bren and Schreiber are executive officers of KBS Realty Advisors and its affiliates, the advisors of the private KBS-sponsored programs and the investment advisors to institutional investors in real estate and real estate-related assets. As a result of their interests in other KBS programs, their obligations to other investors and the fact that they engage in and they will continue to engage in other business activities on behalf of themselves and others, Messrs. Bren, Hall, McMillan, Schreiber and Snyder and Ms. Yamane will face conflicts of interest in allocating their time among us, KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT, KBS Legacy Partners Apartment REIT, KBS Capital Advisors and other KBS-sponsored programs as well as other business activities in which they are involved. In addition, KBS Capital Advisors and KBS Realty Advisors and its affiliates share many of the same key real estate and debt finance professionals. During times of intense activity in other programs and ventures, these individuals may devote less time and fewer resources to our business than are necessary or appropriate to manage our business. Furthermore, some or all of these individuals may become employees of another KBS-sponsored program in an internalization transaction or, if we internalize our advisor, may not become our employees as a result of their relationship with other KBS-sponsored programs. If these events occur, the returns on our investments, and the value of your investment, may decline.

All of our executive officers and our affiliated directors and the key real estate and debt finance professionals assembled by our advisor face conflicts of interest related to their positions and/or interests in KBS Capital Advisors and its affiliates, including our dealer manager, which could hinder our ability to implement our business strategy and to generate returns to you.

All of our executive officers and our affiliated directors and other key real estate and debt finance professionals assembled by our advisor are also executive officers, directors, managers, key professionals and/or holders of a direct or indirect controlling interest in our advisor, our dealer manager and other affiliated KBS entities. Through KBS-affiliated entities, some of these persons also serve as the investment advisors to institutional investors in real estate and real estate-related assets and through KBS Capital Advisors and its affiliates these persons serve as the advisor to KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT, KBS Legacy Partners Apartment REIT and other KBS-sponsored programs. As a result, they owe fiduciary duties to each of these entities, their members and limited partners and these investors, which fiduciary duties may from time to time conflict with the fiduciary duties that they owe to us and our stockholders. Their loyalties to these other entities and investors could result in action or inaction that is detrimental to our business, which could harm the implementation of our business strategy and our investment and leasing opportunities. Further, Messrs. Bren, Hall, McMillan and Schreiber and existing and future KBS-sponsored programs and KBS-advised investors are not prohibited from engaging, directly or indirectly, in any business or from possessing interests in any other business venture or ventures, including businesses and ventures involved in the acquisition, development, ownership, leasing or sale of real estate investments. If we do not successfully implement our business strategy, we may be unable to generate the cash needed to make distributions to you and to maintain or increase the value of our assets.

Because other real estate programs offered through our dealer manager are conducting offerings concurrently with our offering, our dealer manager may face potential conflicts of interest arising from competition among us and these other programs for investors and investment capital, and such conflicts may not be resolved in our favor.

Our dealer manager, KBS Capital Markets Group, also acts as the dealer manager for the public offerings of KBS REIT III and KBS Legacy Partners Apartment REIT. Both KBS REIT III and KBS Legacy Partners Apartment REIT will be raising capital in their respective public offerings concurrently with our offering. In addition, future KBS-sponsored programs may seek to raise capital through public offerings conducted concurrently with our offering. As a result, our dealer manager may face conflicts of interest arising from potential competition with these other programs for investors and investment capital. Our sponsors generally seek to avoid simultaneous offerings by programs that have a substantially similar mix of investment characteristics, including targeted investment types and key investment objectives. Nevertheless, there may be periods during which one or more programs sponsored by our sponsors will be raising capital and may compete with us for investment capital. Such conflicts may not be resolved in our favor and you will not have the opportunity to evaluate the manner in which these conflicts of interest are resolved before or after making your investment.

Risks Related to This Offering and Our Corporate Structure

Our charter limits the number of shares a person may own, which may discourage a takeover that could otherwise result in a premium price to our stockholders.

Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. To help us comply with the REIT ownership requirements of the Internal Revenue Code, our charter prohibits a person from directly or constructively owning more than 9.8% of our outstanding shares, unless exempted by our board of directors. This restriction may have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our common stock.

Our charter permits our board of directors to issue stock with terms that may subordinate the rights of our common stockholders or discourage a third party from acquiring us in a manner that could result in a premium price to our stockholders.

Our board of directors may classify or reclassify any unissued common stock or preferred stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption of any such stock. Thus, our board of directors could authorize the issuance of preferred stock with priority as to distributions and amounts payable upon liquidation over the rights of the holders of our common stock. Such preferred stock could also have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price to holders of our common stock.

Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act; if we or our subsidiaries become an unregistered investment company, we could not continue our business.

Neither we nor any of our subsidiaries intend to register as investment companies under the Investment Company Act. If we or our subsidiaries were obligated to register as investment companies, we would have to comply with a variety of substantive requirements under the Investment Company Act that impose, among other things:

•	limitations on capital structure;

•	restrictions on specified investments;

•	prohibitions on transactions with affiliates; and

•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

Under the relevant provisions of Section 3(a)(1) of the Investment Company Act, an investment company is any issuer that:

•	is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities (the “primarily engaged test”); or

•	is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of such issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis (the “40% test”). “Investment securities” excludes U.S. government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) (relating to private investment companies).

We believe that we and our Operating Partnership will satisfy both tests above. With respect to the 40% test, most of the entities through which we and our Operating Partnership will own our assets will be majority-owned subsidiaries that will not themselves be investment companies and will not be relying on the exceptions from the definition of investment company under Section 3(c)(1) or Section 3(c)(7).

With respect to the primarily engaged test, we and our Operating Partnership will be holding companies and do not intend to invest or trade in securities ourselves. Rather, through the majority-owned subsidiaries of our Operating Partnership, we and our Operating Partnership will be primarily engaged in the non-investment company businesses of these subsidiaries.

We believe that most of the subsidiaries of our Operating Partnership will be able to rely on Section 3(c)(5)(C) of the Investment Company Act for an exception from the definition of an investment company. (Any other subsidiaries of our Operating Partnership should be able to rely on the exceptions for private investment companies pursuant to Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.) As reflected in no-action letters, the SEC staff’s position on Section 3(c)(5)(C) generally requires that an issuer maintain at least 55% of its assets in “mortgages and other liens on and interests in real estate,” or qualifying assets; at least 80% of its assets in qualifying assets plus real estate-related assets; and no more than 20% of the value of its assets in other than qualifying assets and real estate-related assets, which we refer to as miscellaneous assets. To constitute a qualifying asset under this 55% requirement, a real estate interest must meet various criteria based on no-action letters.

If, however, the value of the subsidiaries of our Operating Partnership that must rely on Section 3(c)(1) or Section 3(c)(7) is greater than 40% of the value of the assets of our Operating Partnership, then we and our Operating Partnership may seek to rely on the exception from registration under Section 3(c)(6) if we and our Operating Partnership are “primarily engaged,” through majority-owned subsidiaries, in the business of purchasing or otherwise acquiring mortgages and other interests in real estate. The SEC staff has issued little interpretive guidance with respect to Section 3(c)(6); however, it is our view that we and our Operating Partnership may rely on Section 3(c)(6) if 55% of the assets of our Operating Partnership consist of, and at least 55% of the income of our Operating Partnership is derived from, majority-owned subsidiaries that rely on Section 3(c)(5)(C).

To maintain compliance with the Investment Company Act, our subsidiaries may be unable to sell assets we would otherwise want them to sell and may need to sell assets we would otherwise wish them to retain. In addition, our subsidiaries may have to acquire additional assets that they might not otherwise have acquired or may have to forego opportunities to make investments that we would otherwise want them to make and would be important to our investment strategy. Moreover, the SEC may issue interpretations with respect to various types of assets that are contrary to our views and current SEC staff interpretations are subject to change, which increases the risk of non-compliance and the risk that we may be forced to make adverse changes to our portfolio. If we were required to register as an investment company but failed to do so, we would be prohibited from engaging in our business and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court required enforcement and a court could appoint a receiver to take control of us and liquidate our business. For more information related to compliance with the Investment Company Act, see “Investment Objectives and Criteria—Investment Limitations under the Investment Company Act of 1940.”

Rapid changes in the values of our assets may make it more difficult for us to maintain our qualification as a REIT or our exception from the definition of an investment company under the Investment Company Act.

If the market value or income potential of our qualifying real estate assets changes as compared to the market value or income potential of our non-qualifying assets, or if the market value or income potential of our assets that are considered “real estate-related assets” under the Investment Company Act or REIT qualification tests changes as compared to the market value or income potential of our assets that are not considered “real estate-related assets” under the Investment Company Act or REIT qualification tests, whether as a result of increased interest rates, prepayment rates or other factors, we may need to modify our investment portfolio in order to maintain our REIT qualification or exception from the definition of an investment company. If the decline in asset values or income occurs quickly, this may be especially difficult, if not impossible, to accomplish. This difficulty may be exacerbated by the illiquid nature of many of the assets that we may own. We may have to make investment decisions that we otherwise would not make absent REIT and Investment Company Act considerations.

You will have limited control over changes in our policies and operations, which increases the uncertainty and risks you face as a stockholder.

Our board of directors determines our major policies, including our policies regarding financing, growth, debt capitalization, REIT qualification and distributions. Our board of directors may amend or revise these and other policies without a vote of the stockholders. Under Maryland General Corporation Law and our charter, our stockholders have a right to vote only on limited matters. Our board’s broad discretion in setting policies and our stockholders’ inability to exert control over those policies increases the uncertainty and risks you face as a stockholder.

Because our charter does not require our listing or liquidation by a specified date, or at all, you should only purchase our shares as a long-term investment and be prepared to hold them for an indefinite period of time.

We may seek to list our shares of common stock if our independent directors believe listing would be in the best interests of our stockholders. If we do not list our shares of common stock on a national securities exchange within ten years from commencement of an initial public offering, our charter requires that we either seek stockholder approval of the liquidation of the company; or postpone the decision of whether to liquidate the company, if a majority of the conflicts committee determines that liquidation is not then in the best interests of the stockholders. If a majority of the conflicts committee does determine that liquidation is not then in the best interests of our stockholders, our charter requires that the conflicts committee revisit the issue of liquidation at least annually. Further postponement of listing or stockholder action regarding liquidation would only be permitted if a majority of the conflicts committee again determined that liquidation would not be in the best interest of our stockholders. If we sought and failed to obtain stockholder approval of our liquidation, our charter would not require us to list or liquidate and would not require the conflicts committee to revisit the issue of liquidation, and we could continue to operate as before. Because our charter does not require our listing or liquidation by a specified date, or at all, you should only purchase our shares as a long-term investment and be prepared to hold them for an indefinite period of time.

You may not be able to sell your shares under our share redemption program and, if you are able to sell your shares under the program, you may not be able to recover full the amount of your investment in our shares.

Our share redemption program includes numerous restrictions that limit your ability to sell your shares. You must hold your shares for at least one year in order to participate in the share redemption program, except for redemptions sought upon a stockholder’s death, “qualifying disability” or “determination of incompetence.” We limit the number of shares redeemed pursuant to the share redemption program as follows: (i) during any calendar year, we may redeem no more than 5% of the weighted-average number of shares outstanding during the prior calendar year and (ii) during each calendar year, redemptions will be limited to the amount of net proceeds from the sale of shares under our dividend reinvestment plan during the prior calendar year. Further, we have no obligation to redeem shares if the redemption would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency. These limits may prevent us from accommodating all redemption requests made in any year. In particular, the limitation on redemptions to the amount of net proceeds from the sale of shares under our dividend reinvestment plan during the prior calendar year will significantly limit your ability to have your shares redeemed pursuant to our share redemption program because we expect our initial distributions may be in the form of stock distributions and cash distributions will be declared only when our board of directors determines we have sufficient cash flow. Particularly during our offering stage, we do not expect to have significant cash flow to pay cash distributions, which would in turn severely limit redemptions during the next calendar year. Our board is free to amend, suspend or terminate the share redemption program upon 30 days’ notice.

The prices at which we will initially redeem shares under the program are as follows:

•	For those shares held by the redeeming stockholder for at least one year, 92.5% of the price paid to acquire the shares from us;

•	For those shares held by the redeeming stockholder for at least two years, 95.0% of the price paid to acquire the shares from us;

•	For those shares held by the redeeming stockholder for at least three years, 97.5% of the price paid to acquire the shares from us; and

•	For those shares held by the redeeming stockholder for at least four years, 100% of the price paid to acquire the shares from us.

After we establish an estimated value per share of our common stock that is not based on the price to acquire a share in a primary offering, the price at which we will redeem the shares is as follows:

•	For those shares held by the redeeming stockholder for at least one year, 92.5% of our most recent estimated value per share as of the applicable redemption date;

•	For those shares held by the redeeming stockholder for at least two years, 95.0% of our most recent estimated value per share as of the applicable redemption date;

•	For those shares held by the redeeming stockholder for at least three years, 97.5% of our most recent estimated value per share as of the applicable redemption date; and

•	For those shares held by the redeeming stockholder for at least four years, 100% of our most recent estimated value per share as of the applicable redemption date.

For purposes of determining the time period a redeeming stockholder has held each share, the time period begins as of the date the stockholder acquired the shares; provided, that shares purchased by the redeeming stockholder pursuant to our dividend reinvestment plan will be deemed to have been acquired on the same date as the initial share to which the dividend reinvestment plan shares relate. The date of the share’s original issuance by the Company is not determinative. In addition, as described above, the shares owned by a stockholder may be redeemed at different prices depending on how long the stockholder has held each share submitted for redemption.

We expect to establish an estimated value per share after the completion of our offering stage. We will consider our offering stage complete when we are no longer publicly offering equity securities – whether through this offering or follow-on public offerings – and have not done so for up to 18 months. See “Description of Shares — Share Redemption Program” for more information about the program. The restrictions of our share redemption program will severely limit your ability to sell your shares should you require liquidity and will limit your ability to recover the value you invest in us.

The offering price of our shares was not established in reliance on a valuation of our assets and liabilities; the actual value of your investment may be substantially less than what you pay. We may use the most recent price paid to acquire a share in our offering or a follow-on public offering as the estimated value of our shares until we have completed our offering stage. Even when we begin to use other valuation methods to estimate the value of our shares, the value of our shares will be based upon a number of assumptions that may not be accurate or complete.

We established the offering price of our shares on an arbitrary basis. The selling price of our shares bears no relationship to our book or asset values or to any other established criteria for valuing shares. Because the offering price is not based upon any valuation (independent or otherwise), the offering price is likely to be higher than the proceeds that you would receive upon liquidation or a resale of your shares if they were to be listed on an exchange or actively traded by broker-dealers, especially in light of the upfront fees that we pay in connection with the issuance of our shares.

To assist FINRA members and their associated persons that participate in this offering, pursuant to FINRA Rule 2310, we will disclose in each annual report distributed to stockholders a per share estimated value of our shares, the method by which it was developed, and the date of the data used to develop the estimated value. We intend to use the most recent price paid to acquire a share in this offering (ignoring purchase price discounts for certain categories of purchasers) or a follow-on public offering as its estimated per share value of our shares until we have completed our offering stage. We will consider our offering stage complete when we are no longer publicly offering equity securities — whether through this offering or follow-on public offerings — and have not done so for 18 months. If our board of directors determines that it is in our best interest, we may conduct follow on offerings upon the termination of this offering. Our charter does not restrict our ability to conduct offerings in the future. (For purposes of this definition, we do not consider a “public equity offering” to include offerings on behalf of selling stockholders or offerings related to a dividend reinvestment plan, employee benefit plan or the redemption of interests in our Operating Partnership.)

Although this initial estimated value will represent the most recent price at which most investors will purchase shares in an offering, this reported value will likely differ from the price that a stockholder would receive in the near term upon a resale of his or her shares or upon a liquidation of our company because (i) there is no public trading market for the shares at this time; (ii) the $10.00 primary offering price involves the payment of underwriting compensation and other directed selling efforts, which payments and efforts are likely to produce a higher sale price than could otherwise be obtained; (iii) estimated value will not reflect, and will not be derived from, the fair market value of our assets, nor will it represent the amount of net proceeds that would result from an immediate liquidation of our assets, because the amount of proceeds available for investment from our primary public offering is net of selling commissions, dealer manager fees, other organization and offering costs and acquisition and origination fees and expenses; (iv) the estimated value will not take into account how market fluctuations affect the value of our investments, including how the current disruptions in the financial and real estate markets may affect the values of our investments; and (v) the estimated value will not take into account how developments related to individual assets may increase or decrease the value of our portfolio.

When determining the estimated value of our shares by methods other than the last price paid to acquire a share in an offering, we will estimate the value of our shares based upon a number of assumptions that may not be accurate or complete. Accordingly, these estimates may or may not be an accurate reflection of the fair market value of our investments and will not likely represent the amount of net proceeds that would result from an immediate sale of our assets.

The actual value of shares that we repurchase under our share redemption program may be substantially less than what we pay.

Under our share redemption program, shares may be repurchased at varying prices depending on (a) the number of years the shares have been held, (b) the purchase price paid for the shares and (c) whether the redemptions are sought upon a stockholder’s death, qualifying disability or determination of incompetence. The maximum price that may be paid under the program is $10.00 per share, which is the offering price of our shares of common stock in this primary offering (ignoring purchase price discounts for certain categories of purchasers). Although this value represents the most recent price at which most investors are willing to purchase shares in this primary offering, this value is likely to differ from the price at which a stockholder could resell his or her shares for the reasons discussed in the risk factor above. Thus, when we repurchase shares of our common stock at $10.00 per share, the actual value of the shares that we repurchase is likely to be less, and the repurchase is likely to be dilutive to our remaining stockholders. Even at lower repurchase prices, the actual value of the shares may be substantially less than what we pay and the repurchase may be dilutive to our remaining stockholders.

Because the dealer manager is one of our affiliates, you will not have the benefit of an independent due diligence review of us, which is customarily performed in underwritten offerings; the absence of an independent due diligence review increases the risks and uncertainty you face as a stockholder.

Our dealer manager, KBS Capital Markets Group, is one of our affiliates. Because KBS Capital Markets Group is an affiliate, its due diligence review and investigation of us and the prospectus cannot be considered to be an independent review. Therefore, you do not have the benefit of an independent review and investigation of this offering of the type normally performed by an unaffiliated, independent underwriter in a public securities offering.

Your interest in us will be diluted if we issue additional shares, which could reduce the overall value of your investment.

Potential investors in this offering do not have preemptive rights to any shares we issue in the future. Our charter authorizes us to issue 1,010,000,000 shares of capital stock, of which 1,000,000,000 shares are designated as common stock and 10,000,000 shares are designated as preferred stock. Our board of directors may increase the number of authorized shares of capital stock without stockholder approval. After your purchase in this offering, our board may elect to (i) sell additional shares in this or future public offerings, including through the dividend reinvestment plan, (ii) issue equity interests in private offerings, (iii) issue shares to our advisor, or its successors or assigns, in payment of an outstanding fee obligation or (iv) issue shares of our common stock to sellers of assets we acquire in connection with an exchange of limited partnership interests of the Operating Partnership. To the extent we issue additional equity interests after your purchase in this offering, whether in a primary offering, the dividend reinvestment plan or otherwise, your percentage ownership interest in us will be diluted. In addition, depending upon the terms and pricing of any additional offerings, the use of the proceeds and the value of our investments, you may also experience dilution in the book value and fair value of your shares and in the earnings and distributions per share.

Payment of fees to KBS Capital Advisors and its affiliates will reduce cash available for investment and distribution and increases the risk that you will not be able to recover the amount of your investment in our shares.

KBS Capital Advisors and its affiliates will perform services for us in connection with the selection, acquisition, origination, management, and administration of our investments. We will pay them substantial fees for these services, which will result in immediate dilution to the value of your investment and will reduce the amount of cash available for investment or distribution to stockholders. Compensation to be paid to our advisor may be increased, subject to approval by our conflicts committee and the other limitations in our advisory agreement and charter, which would further dilute your investment and reduce the amount of cash available for investment or distribution to stockholders. Depending primarily upon the number of shares we sell in our primary offering, and assuming a $10.00 purchase price for shares sold in the primary offering and no shares are reallocated from our dividend reinvestment plan to our primary offering, we estimate that we will use 86.36% to 86.91% of the gross proceeds from the primary offering, or between $8.64 and $8.69 per share for investments.

These fees increase the risk that the amount available for distribution to common stockholders upon a liquidation of our portfolio would be less than the purchase price of the shares in this offering. These substantial fees and other payments also increase the risk that you will not be able to resell your shares at a profit, even if our shares are listed on a national securities exchange. For a discussion of our fee arrangement with KBS Capital Advisors and its affiliates, see “Management Compensation.”

Failure to procure adequate capital and funding would negatively impact our results and may, in turn, negatively affect our ability to make distributions to our stockholders.

We will depend upon the availability of adequate funding and capital for our operations. The failure to secure acceptable financing could reduce our taxable income, as our investments would no longer generate the same level of net interest income due to the lack of funding or increase in funding costs. A reduction in our net income could reduce our liquidity and our ability to make distributions to our stockholders. We cannot assure you that any, or sufficient, funding or capital will be available to us in the future on terms that are acceptable to us. Therefore, in the event that we cannot obtain sufficient funding on acceptable terms, there may be a negative impact on our ability to make distributions.

You may be more likely to sustain a loss on your investment because our sponsors do not have as strong an economic incentive to avoid losses as do sponsors who have made significant equity investments in their companies.

Our sponsors have only invested $200,000 in us through the purchase of 21,739 shares of our common stock at $9.20 per share. Therefore, if we are successful in raising enough proceeds to reimburse our sponsors for our significant organization and offering expenses, our sponsors will have little exposure to loss in the value of our shares. Without this exposure, our investors may be at a greater risk of loss because our sponsors do not have as much to lose from a decrease in the value of our shares as do those sponsors who make more significant equity investments in their companies.

Although we will not currently be afforded the protection of the Maryland General Corporation Law relating to deterring or defending hostile takeovers, our board of directors could opt into these provisions of Maryland law in the future, which may discourage others from trying to acquire control of us and may prevent our stockholders from receiving a premium price for their stock in connection with a business combination.

Under Maryland law, “business combinations” between a Maryland corporation and certain interested stockholders or affiliates of interested stockholders are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Also under Maryland law, control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, an officer of the corporation or an employee of the corporation who is also a director of the corporation are excluded from the vote on whether to accord voting rights to the control shares. Should our board of directors opt into these provisions of Maryland law, it may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer. Similarly, provisions of Title 3, Subtitle 8 of the Maryland General Corporation Law could provide similar anti-takeover protection. For more information about the business combination, control share acquisition and Subtitle 8 provisions of Maryland law, see “Description of Shares – Business Combinations,” “Description of Shares – Control Share Acquisitions” and “Description of Shares – Subtitle 8.”

Our charter includes an anti-takeover provision that may discourage a stockholder from launching a tender offer for our shares.

Our charter provides that any tender offer made by a stockholder, including any “mini-tender” offer, must comply with most provisions of Regulation 14D of the Securities Exchange Act of 1934, as amended. The offering stockholder must provide our company notice of such tender offer at least 10 business days before initiating the tender offer. If the offering stockholder does not comply with these requirements, our company will have the right to redeem that stockholder’s shares and any shares acquired in such tender offer. In addition, the noncomplying stockholder shall be responsible for all of our company’s expenses in connection with that stockholder’s noncompliance. This provision of our charter may discourage a stockholder from initiating a tender offer for our shares and prevent you from receiving a premium price for your shares in such a transaction.

Risks Related to Our Investments

Our investments will be subject to the risks typically associated with real estate.

We intend to invest in a diverse portfolio of real estate-related loans, opportunistic real estate, real estate-related debt securities and other real estate-related investments, including direct investments in opportunistic real estate. Each of these investments will be subject to the risks typically associated with real estate. Our loans held for investment will generally be directly or indirectly secured by a lien on real property (or the equity interests in an entity that owns real property) that, upon the occurrence of a default on the loan, could result in our acquiring ownership of the property. We will not know whether the values of the properties ultimately securing our loans will remain at the levels existing on the dates of origination or acquisition of those loans. If the values of the underlying properties drop, our risk will increase because of the lower value of the security associated with such loans. In this manner, real estate values could impact the values of our loan investments. Our investments in residential and commercial mortgage-backed securities, collateralized debt obligations and other real estate-related investments may be similarly affected by real estate property values. The value of real estate may be adversely affected by a number of risks, including:

•	natural disasters such as hurricanes, earthquakes and floods;

•	acts of war or terrorism, including the consequences of terrorist attacks, such as those that occurred on September 11, 2001;

•	adverse changes in national and local economic and real estate conditions;

•	an oversupply of (or a reduction in demand for) space in the areas where particular properties are located and the attractiveness of particular properties to prospective tenants;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance therewith and the potential for liability under applicable laws;

•	costs of remediation and liabilities associated with environmental conditions affecting properties; and

•	the potential for uninsured or underinsured property losses.

The value of each property is affected significantly by its ability to generate cash flow and net income, which in turn depends on the amount of rental or other income that can be generated net of expenses required to be incurred with respect to the property. Many expenditures associated with properties (such as operating expenses and capital expenditures) cannot be reduced when there is a reduction in income from the properties. These factors may have a material adverse effect on the ability of our borrowers to pay their loans and our tenants to pay their rent, as well as on the value that we can realize from other real estate-related assets we originate, own or acquire.

Any investments in real estate-related loans and real estate-related debt securities in distressed debt will involve more risk than in performing debt.

Distressed debt may include sub- and non-performing real estate loans acquired from financial institutions and performing loans acquired from distressed sellers.

Traditional performance metrics of real estate-related loans are generally not meaningful for non-performing real estate-related loans. Similarly, non-performing loans do not have a consistent stream of loan servicing or interest payments to provide a useful measure of revenue. In addition, for non-performing loans, often there is no expectation that the face amount of the note will be paid in full. Appraisals may provide a sense of the value of the investment, but any appraisal of the property or underlying property will be based on numerous estimates, judgments and assumptions that significantly affect the appraised value of the underlying property. Properties securing non-performing loan investments are typically non-stabilized or otherwise not performing optimally. An appraisal of such a property involves a high degree of subjectivity due to high vacancy levels and uncertainties with respect to future market rental rates and timing of lease-up and stabilization. Accordingly, different assumptions may materially change the appraised value of the property. In addition, the value of the property will change over time.

In addition, we may pursue more than one strategy to create value in a non-performing loan. These strategies may include negotiating with the borrower for a reduced payoff, restructuring the terms of the loan or enforcing our rights as lender under the loan and foreclosing on the collateral securing the loan.

The factors described above make it challenging to evaluate non-performing loans and make investments in such loans riskier than investments in performing debt.

Our opportunistic property-acquisition strategy involves a higher risk of loss than would a strategy of investing in other properties.

We expect that our portfolio will consist of direct investments in opportunistic real estate, excluding real property that we take title to (i) as part of a portfolio of debt investments, (ii) through a loan workout, foreclosure or similar circumstances or (iii) through convertible debt investments. We consider opportunistic or enhanced-return properties to be properties with significant possibilities for short-term capital appreciation, such as non-stabilized properties, properties with moderate vacancies or near-term lease rollovers, poorly managed and positioned properties, properties owned by distressed sellers and built-to-suit properties. These properties may include, but are not limited to, office, industrial and retail properties, hospitality properties and undeveloped residential lots.

Traditional performance metrics of real estate assets may not be meaningful for opportunistic real estate. Non-stabilized properties, for example, do not have stabilized occupancy rates to provide a useful measure of revenue. Appraisals may provide a sense of the value of the investment, but any appraisal of the property will be based on numerous estimates, judgments and assumptions that significantly affect the appraised value of the underlying property. Further, an appraisal of a non-stabilized property, in particular, involves a high degree of subjectivity due to high vacancy levels and uncertainties with respect to future market rental rates and timing of lease-up and stabilization. Accordingly, different assumptions may materially change the appraised value of the property. In addition, the value of the property will change over time.

In addition, we may pursue more than one strategy to create value in an opportunistic real estate investment. These strategies may include development, redevelopment, or lease-up of such property. Our ability to generate a return on these investments will depend on numerous factors, some or all of which may be out of our control, such as (i) our ability to correctly price an asset that is not generating an optimal level of revenue or otherwise performing under its potential, (ii) our ability to choose and execute on a successful value-creating strategy, (iii) our ability to avoid delays, regulatory hurdles, and other potential impediments, (iv) local market conditions, and (v) competition for similar properties in the same market. The factors described above make it challenging to evaluate opportunistic real estate investments and make investments in such properties riskier than investments in other properties.

The mortgage loans in which we invest and the mortgage loans underlying the mortgage securities in which we invest are subject to delinquency, foreclosure and loss, which could result in losses to us.

Commercial real estate loans are secured by multifamily or commercial properties and are subject to risks of delinquency and foreclosure. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things: tenant mix, success of tenant businesses, property management decisions, property location and condition, competition from comparable types of properties, changes in laws that increase operating expenses or limit rents that may be charged, any need to address environmental contamination at the property, the occurrence of any uninsured casualty at the property, changes in national, regional or local economic conditions and/or specific industry segments, declines in regional or local real estate values, declines in regional or local rental or occupancy rates, increases in interest rates, real estate tax rates and other operating expenses, changes in governmental rules, regulations and fiscal policies, including environmental legislation, natural disasters, terrorism, social unrest and civil disturbances. We intend to invest in commercial mortgage loans directly and through CMBS.

Residential mortgage loans are secured by single-family residential property and are subject to risks of delinquency, foreclosure and loss. The ability of a borrower to repay a loan secured by a residential property is dependent upon the income or assets of the borrower. A number of factors, including a general economic downturn, natural disasters, terrorism, social unrest and civil disturbances, may impair borrowers’ abilities to repay their loans. Though we do not intend to invest directly in residential mortgage loans, we may invest in pools of residential mortgage loans or residential mortgage-backed securities (“RMBS”).

In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow from operations. Foreclosure of a mortgage loan can be an expensive and lengthy process that could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law.

CMBS evidence interests in or are secured by a single commercial mortgage loan or a pool of commercial real estate loans and RMBS evidence interests in or are secured by pools of residential mortgage loans. Accordingly, the residential and commercial mortgage-backed securities we invest in are subject to all of the risks of the underlying mortgage loans.

The B-Notes in which we may invest may be subject to additional risks relating to the privately negotiated structure and terms of the transaction, which may result in losses to us.

We may invest in B-Notes. A B-Note is a mortgage loan typically (i) secured by a first mortgage on a single large commercial property or group of related properties and (ii) subordinated to an A-Note secured by the same first mortgage on the same collateral. As a result, if a borrower defaults, there may not be sufficient funds remaining for B-Note holders after payment to the A-Note holders. Since each transaction is privately negotiated, B-Notes can vary in their structural characteristics and risks. For example, the rights of holders of B-Notes to control the process following a borrower default may be limited in certain investments. We cannot predict the terms of each B-Note investment. Further, B-Notes typically are secured by a single property, and so reflect the increased risks associated with a single property compared to a pool of properties.

The mezzanine loans which we may originate or in which we may invest would involve greater risks of loss than senior loans secured by the same properties.

We may originate or invest in mezzanine loans that take the form of subordinated loans secured by a pledge of the ownership interests of the entity owning the real property or an entity that owns (directly or indirectly) the interest in the entity owning the real property. These types of investments may involve a higher degree of risk than long-term senior mortgage lending secured by income-producing real property because the investment may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy our mezzanine loan. If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt. As a result, we may not recover some or all of our investment. In addition, mezzanine loans may have higher loan-to-value ratios than conventional mortgage loans, resulting in less equity in the real property and increasing the risk of loss of principal.

Bridge loans may involve a greater risk of loss than conventional mortgage loans.

We may provide bridge loans secured by first-lien mortgages on properties to borrowers who are typically seeking short-term capital to be used in an acquisition, development or refinancing of real estate. The borrower may have identified an undervalued asset that has been undermanaged or is located in a recovering market. If the market in which the asset is located fails to recover according to the borrower’s projections, or if the borrower fails to improve the quality of the asset’s management or the value of the asset, the borrower may not receive a sufficient return on the asset to satisfy the bridge loan, and we may not recover some or all of our investment.

In addition, owners usually borrow funds under a conventional mortgage loan to repay a bridge loan. We may, therefore, be dependent on a borrower’s ability to obtain permanent financing to repay our bridge loan, which could depend on market conditions and other factors. Bridge loans are also subject to risks of borrower defaults, bankruptcies, fraud, losses and special hazard losses that are not covered by standard hazard insurance. In the event of any default under bridge loans held by us, we bear the risk of loss of principal and nonpayment of interest and fees to the extent of any deficiency between the value of the mortgage collateral and the principal amount of the bridge loan. To the extent we suffer such losses with respect to our investments in bridge loans, the value of our company and of our common stock may be adversely affected.

Investment in non-conforming and non-investment grade loans may involve increased risk of loss.

Loans we may acquire or originate may not conform to conventional loan criteria applied by traditional lenders and may not be rated or may be rated as non-investment grade. Non-investment grade ratings for these loans typically result from the overall leverage of the loans, the lack of a strong operating history for the properties underlying the loans, the borrowers’ credit history, the properties’ underlying cash flow or other factors. As a result, non-conforming and non-investment grade loans we acquire or originate may have a higher risk of default and loss than conventional loans. Any loss we incur may reduce distributions to stockholders and adversely affect the value of our common stock.

Our investments in subordinated loans and subordinated residential and commercial mortgage-backed securities may be subject to losses.

We intend to acquire or originate subordinated loans and invest in subordinated residential and commercial mortgage-backed securities. In the event a borrower defaults on a subordinated loan and lacks sufficient assets to satisfy our loan, we may suffer a loss of principal or interest. In the event a borrower declares bankruptcy, we may not have full recourse to the assets of the borrower, or the assets of the borrower may not be sufficient to satisfy the loan. If a borrower defaults on our loan or on debt senior to our loan, or in the event of a borrower bankruptcy, our loan will be satisfied only after the senior debt is paid in full. Where debt senior to our loan exists, the presence of intercreditor arrangements may limit our ability to amend our loan documents, assign our loans, accept prepayments, exercise our remedies (through “standstill periods”), and control decisions made in bankruptcy proceedings relating to borrowers.

In general, losses on a mortgage loan included in a securitization will be borne first by the equity holder of the property, then by a cash reserve fund or letter of credit, if any, and then by the “first loss” subordinated security holder. In the event of default and the exhaustion of any equity support, reserve fund, letter of credit and any classes of securities junior to those in which we invest, we may not be able to recover all of our investment in the securities we purchase. In addition, if the underlying mortgage portfolio has been overvalued by the originator, or if the values subsequently decline and, as a result, less collateral is available to satisfy interest and principal payments due on the related residential and commercial mortgage-backed securities, the securities in which we invest may effectively become the “first loss” position behind the more senior securities, which may result in significant losses to us.

Construction loans involve a high risk of loss if we are unsuccessful in raising the unfunded portion of the loan or if a borrower otherwise fails to complete the construction of a project. Land loans and pre-development loans involve similarly high risks of loss if construction financing cannot be obtained.

We may invest in construction loans. If we are unsuccessful in raising the unfunded portion of a construction loan, there could be adverse consequences associated with the loan, including a loss of the value of the property securing the loan if the construction is not completed and the borrower is unable to raise funds to complete it from other sources; a borrower claim against us for failure to perform under the loan documents; increased costs to the borrower that the borrower is unable to pay; a bankruptcy filing by the borrower; and abandonment by the borrower of the collateral for the loan. Further, other non-cash flowing assets such as land loans and pre-development loans may fail to qualify for construction financing and may need to be liquidated based on the “as-is” value as opposed to a valuation based on the ability to construct certain real property improvements. The occurrence of such events may have a negative impact on our results of operations. Other loan types may also include unfunded future obligations that could present similar risks.

Risks of cost overruns and non-completion of the construction or renovation of the properties underlying loans we make or acquire may materially and adversely affect our investment.

The renovation, refurbishment or expansion by a borrower under a mortgaged or leveraged property involves risks of cost overruns and non-completion. Costs of construction or improvements to bring a property up to standards established for the market position intended for that property may exceed original estimates, possibly making a project uneconomical. Other risks may include environmental risks and the possibility of construction, rehabilitation and subsequent leasing of the property not being completed on schedule. If such construction or renovation is not completed in a timely manner, or if it costs more than expected, the borrower may experience a prolonged impairment of net operating income and may not be able to make payments on our investment.

Investments that are not United States government insured involve risk of loss.

We may originate and acquire uninsured loans and assets as part of our investment strategy. Such loans and assets may include mortgage loans, mezzanine loans and bridge loans. While holding such interests, we are subject to risks of borrower defaults, bankruptcies, fraud, losses and special hazard losses that are not covered by standard hazard insurance. In the event of any default under loans, we bear the risk of loss of principal and nonpayment of interest and fees to the extent of any deficiency between the value of the collateral and the principal amount of the loan. To the extent we suffer such losses with respect to our investments in such loans, the value of our company and the price of our common stock may be adversely affected.

The residential and commercial mortgage-backed securities in which we may invest are subject to the risks of the mortgage securities market as a whole and risks of the securitization process.

The value of residential and commercial mortgage-backed securities may change due to shifts in the market’s perception of issuers and regulatory or tax changes adversely affecting the mortgage securities market as a whole. Residential and commercial mortgage-backed securities are also subject to several risks created through the securitization process. Subordinate residential and commercial mortgage-backed securities are paid interest only to the extent that there are funds available to make payments. To the extent the collateral pool includes delinquent loans, there is a risk that the interest payment on subordinate residential and commercial mortgage-backed securities will not be fully paid. Subordinate residential and commercial mortgage-backed securities are also subject to greater credit risk than those residential and commercial mortgage-backed securities that are more highly rated.

We may invest in RMBS backed by non-prime or sub-prime residential mortgage loans that are subject to higher delinquency, foreclosure and loss rates than prime residential mortgage loans, which could result in losses to us.

Non-prime and sub-prime residential mortgage loans are made to borrowers who have poor or limited credit histories and as a result they do not qualify for traditional mortgage products. Because of the poor, or lack of, credit history, non-prime and sub-prime borrowers have materially higher rates of delinquency, foreclosure and loss compared to prime credit quality borrowers. There is limited history with respect to the performance of RMBS over multiple economic cycles. Investments in RMBS backed by sub-prime or non-prime residential mortgage loans have higher risk than investments in RMBS backed by prime residential mortgage loans. We may realize credit losses if we invest in RMBS backed by sub-prime and non-prime residential mortgage loans because such RMBS are subject to all of the risks of the underlying sub-prime and non-prime residential mortgage loans.

We may invest in non-agency RMBS and RMBS backed by non-conforming residential mortgage loans.

We may invest in non-agency RMBS. Agency-backed securities include RMBS that represent the entire ownership interest in pools of residential mortgage loans secured by residential real property and are guaranteed as to principal and interest by federally chartered entities such as Fannie Mae and Freddie Mac and, in the case of Ginnie Mae, by the U.S. government. Non-agency RMBS are not guaranteed by Fannie Mae, Freddie Mac, Ginnie Mae, or the U.S. government; rather, their ratings are assigned by nationally recognized rating agencies such as Moody’s and Standard & Poor’s. Non-agency RMBS have a higher risk of loss than agency RMBS. We may realize credit losses on our investment in non-agency RMBS.

We may also invest in RMBS backed by non-conforming residential mortgage loans. We expect that the residential mortgage loans will be non-conforming due to non-credit factors including, but not limited to, the fact that the (i) mortgage loan amounts exceed the maximum amount for such mortgage loan to qualify as a conforming mortgage loan, and (ii) underwriting documentation for the mortgage loan does not meet the criteria for qualification as a conforming mortgage loan. Non-conforming residential mortgage loans may have higher risk of delinquency and foreclosure and losses than conforming mortgage loans. We may realize credit losses on our investment in RMBS backed by non-conforming residential mortgage loans.

The types of structured debt securities and real estate-related loans in which we may invest have caused large financial losses for many investors and we can give no assurances that our investments in such securities will be successful.

We may invest in residential and commercial mortgage-backed securities, collateralized debt obligations and other structured debt securities as well as real estate-related loans. Many of these types of investments have become illiquid and considerably less valuable over the past three years. This reduced liquidity and decrease in value caused financial hardship for many investors in these assets. Many investors did not fully appreciate the risks of such investments. We can give you no assurances that our investments in these assets will be successful.

Changes in interest rates could negatively affect the value of our investments, which could result in reduced earnings or losses and negatively affect the cash available for distribution to our stockholders.

We may invest in fixed-rate residential and commercial mortgage-backed securities and other fixed-rate debt investments. Under a normal yield curve, an investment in these instruments will decline in value if long-term interest rates increase. We will also invest in floating-rate debt investments, for which decreases in interest rates will have a negative effect on value and interest income. Declines in market value may ultimately reduce earnings or result in losses to us, which may negatively affect cash available for distribution to our stockholders.

Prepayments can adversely affect the yields on our investments.

In the case of residential mortgage loans, there are seldom any restrictions on borrowers’ abilities to prepay their loans. Homeowners tend to prepay mortgage loans faster when interest rates decline. Consequently, owners of the loans may reinvest the money received from the prepayments at the lower prevailing interest rates. Conversely, homeowners tend not to prepay mortgage loans when interest rates increase. Consequently, owners of the loans are unable to reinvest money that would have otherwise been received from prepayments at the higher prevailing interest rates. This volatility in prepayment rates may affect our ability to maintain targeted amounts of leverage on our RMBS portfolio and may result in reduced earnings or losses for us and negatively affect the cash available for distribution to our stockholders.

The yield of our other assets may be affected by the rate of prepayments differing from our projections. Prepayments on debt instruments, where permitted under the debt documents, are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond our control, and consequently, such prepayment rates cannot be predicted with certainty. If we are unable to invest the proceeds of any prepayments we receive in assets with at least an equivalent yield, the yield on our portfolio will decline. In addition, we may acquire assets at a discount or premium and if the asset does not repay when expected, our anticipated yield may be impacted. Under certain interest rate and prepayment scenarios we may fail to recoup fully our cost of acquisition of certain investments.

If credit spreads widen before we obtain long-term financing for our assets, the value of our assets may suffer.

We will price our assets based on our assumptions about future credit spreads for financing of those assets. We expect to obtain longer-term financing for our assets using structured financing techniques in the future. In such financings, interest rates are typically set at a spread over a certain benchmark, such as the yield on United States Treasury obligations, swaps, or LIBOR. If the spread that borrowers will pay over the benchmark widens and the rates we charge on our assets to be securitized are not increased accordingly, our income may be reduced or we may suffer losses.

Hedging against interest rate exposure may adversely affect our earnings, limit our gains or result in losses, which could adversely affect cash available for distribution to our stockholders.

We may enter into interest rate swap agreements or pursue other interest rate hedging strategies. Our hedging activity will vary in scope based on the level of interest rates, the type of portfolio investments held, and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect us because, among other things:

•	interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

•	available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought;

•	the duration of the hedge may not match the duration of the related liability or asset;

•	the amount of income that a REIT may earn from hedging transactions to offset interest rate losses is limited by federal tax provisions governing REITs;

•	the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction;

•	the party owing money in the hedging transaction may default on its obligation to pay; and

•	we may purchase a hedge that turns out not to be necessary, i.e., a hedge that is out of the money.

Any hedging activity we engage in may adversely affect our earnings, which could adversely affect cash available for distribution to our stockholders. Therefore, while we may enter into such transactions to seek to reduce interest rate risks, unanticipated changes in interest rates may result in poorer overall investment performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions being hedged or liabilities being hedged may vary materially. Moreover, for a variety of reasons, we may not seek to establish a perfect correlation between such hedging instruments and the portfolio holdings being hedged. Any such imperfect correlation may prevent us from achieving the intended accounting treatment and may expose us to risk of loss.

As part of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, certain swap transactions will be required to be submitted for clearing to a derivatives clearing organization, unless certain exemptions apply. The rulemaking implementing the clearing requirement is still in process, however, and the implementation of the clearing requirement may affect, among other things, our exposure to our swap counterparties, the margin or collateral required to be posted in connection with our swap transactions and the costs of entering into such transactions.

Hedging instruments often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities and involve risks and costs.

The cost of using hedging instruments increases as the period covered by the instrument increases and during periods of rising and volatile interest rates. We may increase our hedging activity and thus increase our hedging costs during periods when interest rates are volatile or rising and hedging costs have increased. In addition, hedging instruments involve risk since they often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying derivative transactions may depend on compliance with applicable statutory, commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging counterparty with whom we enter into a hedging transaction will most likely result in a default. Default by a party with whom we enter into a hedging transaction may result in the loss of unrealized profits and force us to cover our resale commitments, if any, at the then current market price. Although generally we will seek to reserve the right to terminate our hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the hedging counterparty, and we may not be able to enter into an offsetting contract in order to cover our risk. We cannot be certain that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in losses.

There can be no assurance that the direct or indirect effects of the Dodd-Frank Wall Street Reform and Consumer Protection Act will not have an adverse effect on our interest rate hedging activities.

Title VII of the Dodd-Frank Act contains a sweeping overhaul of the regulation of privately negotiated derivatives. The provisions of Title VII became effective on July 16, 2011 or, with respect to particular provisions, on such other date specified in the Dodd-Frank Act or by subsequent rulemaking. Pursuant to the regulatory framework established by Title VII of the Dodd-Frank Act, the Commodity Futures Trading Commission, or the CFTC, has been granted broad regulatory authority over “swaps,” which term has been defined in the Dodd-Frank Act and related CFTC rules to include interest rate derivatives such as the ones we may use in our interest rate hedging activities. While the full impact of the Dodd-Frank Act on our interest rate hedging activities cannot be fully assessed, the requirements of Title VII may affect our ability to enter into hedging or other risk management transactions, may increase our costs in entering into such transactions, and/or may result in us entering into such transactions on less favorable terms than prior to effectiveness of the Dodd-Frank Act. For example, subject to an exception for end-users of swaps upon which we may seek to rely, we may be required to clear certain interest rate hedging transactions by submitting them to a derivatives clearing organization. In addition, to the extent we are required to clear any such transactions, we will be required to, among other things, post margin in connection with such transactions. The occurrence of any of the foregoing events may have an adverse effect on our business and our stockholders’ returns.

Our investments in debt securities and preferred and common equity securities will be subject to the specific risks relating to the particular issuer of the securities and may involve greater risk of loss than secured debt financings.

Our investments in debt securities and preferred and common equity securities will involve special risks relating to the particular issuer of the securities, including the financial condition and business outlook of the issuer. Issuers that are REITs and other real estate companies are subject to the inherent risks associated with real estate and real estate-related investments discussed in this prospectus. Issuers that are debt finance companies are subject to the inherent risks associated with structured financing investments also discussed in this prospectus. Furthermore, debt securities and preferred and common equity securities may involve greater risk of loss than secured debt financings due to a variety of factors, including that such investments are generally unsecured and may also be subordinated to other obligations of the issuer. As a result, investments in debt securities and preferred and common equity securities are subject to risks of (i) limited liquidity in the secondary trading market, (ii) substantial market price volatility resulting from changes in prevailing interest rates, (iii) subordination to the senior claims of banks and other lenders to the issuer, (iv) the operation of mandatory sinking fund or call/redemption provisions during periods of declining interest rates that could cause the issuer to reinvest redemption proceeds in lower yielding assets, (v) the possibility that earnings of the issuer may be insufficient to meet its debt service and distribution obligations and (vi) the declining creditworthiness and potential for insolvency of the issuer during periods of rising interest rates and economic downturn. These risks may adversely affect the value of outstanding debt securities and preferred and common equity securities and the ability of the issuers thereof to make principal, interest and/or distribution payments to us.

We may make investments in non-U.S. dollar denominated securities, which will be subject to currency rates exposure.

We may purchase real estate-related securities denominated in foreign currencies. A change in foreign currency exchange rates may have an adverse impact on returns on our non-U.S. dollar denominated investments. Although we may hedge our foreign currency risk subject to the REIT income qualification tests, we may not be able to do so successfully and may incur losses on these investments as a result of exchange rate fluctuations.

Investments in properties or other real estate investments outside the United States subject us to foreign currency risks, which may adversely affect distributions and our REIT status.

Revenues generated from any properties or other real estate investments we acquire or ventures we enter into relating to transactions involving assets located in markets outside the United States likely will be denominated in the local currency. Therefore, any investments we make outside the United States may subject us to foreign currency risk due to potential fluctuations in exchange rates between foreign currencies and the U.S. dollar. As a result, changes in exchange rates of any such foreign currency to U.S. dollars may affect our revenues, operating margins and distributions and may also affect the book value of our assets and the amount of stockholders’ equity.

Changes in foreign currency exchange rates used to value a REIT’s foreign assets may be considered changes in the value of the REIT’s assets. These changes may adversely affect our status as a REIT. Further, bank accounts in foreign currency which are not considered cash or cash equivalents may adversely affect our status as a REIT.

Inflation in foreign countries, along with government measures to curb inflation, may have an adverse effect on our investments.

Certain countries have in the past experienced extremely high rates of inflation. Inflation, along with governmental measures to curb inflation, coupled with public speculation about possible future governmental measures to be adopted, has had significant negative effects on these international economies in the past and this could occur again in the future. The introduction of governmental policies to curb inflation can have an adverse effect on our business. High inflation in the countries where we purchase real estate or make other investments could increase our expenses and we may not be able to pass these increased costs on to our tenants.

Concerns regarding the European debt crisis and market perceptions concerning the instability of the euro could adversely affect our business, results of operations and financing.

Concerns persist regarding the debt burden of certain Eurozone countries and their ability to meet future financial obligations, the overall stability of the euro and the suitability of the euro as a single currency given the diverse economic and political circumstances in individual Eurozone countries. These concerns could lead to the re-introduction of individual currencies in one or more Eurozone countries, or, in more extreme circumstances, the possible dissolution of the euro currency entirely. Should the euro dissolve entirely, the legal and contractual consequences for holders of euro-denominated obligations would be determined by laws in effect at such time. These potential developments, or market perceptions concerning these and related issues, could materially adversely affect the value of any euro-denominated assets and obligations we may acquire.

Our dependence on the management of other entities in which we invest may adversely affect our business.

We will not control the management, investment decisions or operations of the companies in which we may invest. Management of those enterprises may decide to change the nature of their assets, or management may otherwise change in a manner that is not satisfactory to us. We will have no ability to affect these management decisions and we may have only limited ability to dispose of our investments.

Many of our investments will be illiquid and we may not be able to vary our portfolio in response to changes in economic and other conditions.

Certain of the securities that we may purchase in connection with privately negotiated transactions will not be registered under the relevant securities laws, resulting in a prohibition against their transfer, sale, pledge or other disposition except in a transaction that is exempt from the registration requirements of, or is otherwise in accordance with, those laws. Some of the residential and commercial mortgage-backed securities that we may purchase may be traded in private, unregistered transactions and are therefore subject to restrictions on resale or otherwise have no established trading market. The mezzanine and bridge loans we may purchase will be particularly illiquid investments due to their short life, their unsuitability for securitization and the greater difficulty of recoupment in the event of a borrower’s default. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited.

Declines in the market values of our investments may adversely affect periodic reported results of operations and credit availability, which may reduce earnings and, in turn, cash available for distribution to our stockholders.

A substantial portion of our assets will be classified for accounting purposes as “available-for-sale.” These investments are carried at estimated fair value and temporary changes in the market values of those assets will be directly charged or credited to stockholders’ equity without impacting net income on the income statement. Moreover, if we determine that a decline in the estimated fair value of an available-for-sale security below its amortized value is other-than-temporary, we will recognize a loss on that security on the income statement, which will reduce our earnings in the period recognized.

A decline in the market value of our assets may adversely affect us particularly in instances where we have borrowed money based on the market value of those assets. If the market value of those assets declines, the lender may require us to post additional collateral to support the loan. If we were unable to post the additional collateral, we may have to sell assets at a time when we might not otherwise choose to do so. A reduction in credit available may reduce our earnings and, in turn, cash available for distribution to stockholders.

Further, credit facility providers may require us to maintain a certain amount of cash reserves or to set aside unlevered assets sufficient to maintain a specified liquidity position, which would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on equity. In the event that we are unable to meet these contractual obligations, our financial condition could deteriorate rapidly.

Market values of our investments may decline for a number of reasons, such as changes in prevailing interest rates, increases in defaults, increases in voluntary prepayments for those investments that we have that are subject to prepayment risk, widening of credit spreads and downgrades of ratings of the securities by ratings agencies.

Some of our investments will be carried at an estimated fair value and we will be required to disclose the fair value of other investments quarterly. The estimated fair value will be determined by us and, as a result, there may be uncertainty as to the value of these investments.

Some of our investments will be in the form of securities that are recorded at fair value but that have limited liquidity or are not publicly traded. In addition, we must disclose the fair value of our investments in loans each quarter. Such estimates are inherently uncertain. The fair value of securities and other investments, including loans that have limited liquidity or are not publicly traded, may not be readily determinable. We will estimate the fair value of these investments on a quarterly basis. Because such valuations are inherently uncertain, may fluctuate over short periods of time and may be based on numerous estimates, our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. The value of our common stock could be adversely affected if our determinations regarding the fair value of these investments are materially higher than the values that we ultimately realize upon their disposal.

Competition with third parties in acquiring and originating investments may reduce our profitability and the return on your investment.

We have significant competition with respect to our acquisition and origination of assets with many other companies, including other REITs, insurance companies, commercial banks, private investment funds, hedge funds, specialty finance companies and other investors, many of which have greater resources than us. We may not be able to compete successfully for investments. In addition, the number of entities and the amount of funds competing for suitable investments may increase. If we pay higher prices for investments or originate loans on more generous terms than our competitors, our returns will be lower and the value of our assets may not increase or may decrease significantly below the amount we paid for such assets. If such events occur, you may experience a lower return on your investment.

Our joint venture partners could take actions that decrease the value of an investment to us and lower your overall return.

We may enter into joint ventures with third parties to make investments. We may also make investments in partnerships or other co-ownership arrangements or participations. Such investments may involve risks not otherwise present with other methods of investment, including, for example, the following risks:

•	that our co-venturer or partner in an investment could become insolvent or bankrupt;

•	that such co-venturer or partner may at any time have economic or business interests or goals that are or that become inconsistent with our business interests or goals;

•	that such co-venturer or partner may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives; or

•	that disputes between us and our co-venturer or partner in an investment could result in litigation, thereby increasing our expenses and preventing our executive officers and directors from focusing available time and effort on our ongoing business operations.

Any of the above might subject us to liabilities and thus reduce our returns on our investment with that co-venturer or partner.

Our due diligence may not reveal all of a borrower’s liabilities and may not reveal other weaknesses in its business.

Before making a loan to a borrower or acquiring debt or equity securities of a company, we will assess the strength and skills of such entity’s management and other factors that we believe are material to the performance of the investment. In making the assessment and otherwise conducting customary due diligence, we will rely on the resources available to us and, in some cases, an investigation by third parties. This process is particularly important and subjective with respect to newly organized or private entities because there may be little or no information publicly available about the entities. There can be no assurance that our due diligence processes will uncover all relevant facts or that any investment will be successful.

We will depend on debtors for our revenue, and, accordingly, our revenue and our ability to make distributions to you will be dependent upon the success and economic viability of such debtors.

The success of our investments in real estate-related loans, opportunistic real estate, real estate-related debt securities and other real estate-related investments materially depend on the financial stability of the debtors underlying such investments. The inability of a single major debtor or a number of smaller debtors to meet their payment obligations could result in reduced revenue or losses.

Delays in liquidating defaulted mortgage loans could reduce our investment returns.

If we make or invest in mortgage loans and there are defaults under those mortgage loans, we may not be able to repossess and sell the underlying properties quickly. Borrowers often resist foreclosure actions by asserting numerous claims, counterclaims and defenses, including, without limitation, lender liability claims, in an effort to prolong the foreclosure action. In some states, foreclosure actions can take up to several years or more to litigate. At any time during the foreclosure proceedings, the borrower may file for bankruptcy, which would have the effect of staying the foreclosure action and further delaying the foreclosure process. Foreclosure litigation tends to create a negative public image of the collateral property and may result in disrupting ongoing leasing and management of the property. Foreclosure actions by senior lenders may substantially affect the amount that we may receive from an investment. These factors could reduce the value of our investment in the defaulted mortgage loans.

Delays in restructuring or liquidating non-performing debt-related securities could reduce the return on your investment.

Debt-related securities may become non-performing after acquisition for a wide variety of reasons. Such non-performing debt-related investments may require a substantial amount of workout negotiations and/or restructuring, which may entail, among other things, a substantial reduction in the interest rate and a substantial write-down of such loan or asset. However, even if a restructuring is successfully accomplished, upon maturity of such debt-related security, the borrower under the security may not be able to negotiate replacement “takeout” financing to repay the principal amount of the securities owed to us. We may find it necessary or desirable to foreclose on some of the collateral securing one or more of our investments. Intercreditor provisions may substantially interfere with our ability to do so. Even if foreclosure is an option, the foreclosure process can be lengthy and expensive as discussed above.

If we foreclose on the collateral that will secure our investments in loans receivable, we may incur significant liabilities for deferred repairs and maintenance, property taxes and other expenses, which would reduce cash available for distribution to stockholders.

Some of the properties we may acquire in foreclosure proceedings may face competition from newer, more updated properties. In addition, the overall condition of these properties may have been neglected prior to the time we would foreclose on them. In order to remain competitive, increase occupancy at these properties and/or make them more attractive to potential tenants and purchasers, we may have to make significant capital improvements and/or incur deferred maintenance costs with respect to these properties. Also, if we acquire properties through foreclosure, we will be responsible for property taxes and other expenses which will require more capital resources than if we held a secured interest in these properties. To the extent we have to make significant capital expenditures with respect to these properties, we will have less cash available to fund distributions and investor returns may be reduced.

Properties that have significant vacancies could be difficult to sell, which could diminish the return on these properties.

A property may incur vacancies either by the expiration of tenant leases or the continued default of tenants under their leases. If vacancies continue for a long period of time, we may suffer reduced revenues resulting in less cash available to distribute to our stockholders. In addition, because a property’s market value depends principally upon the value of the leases associated with that property, the resale value of a property with high or prolonged vacancies could suffer, which could further reduce our returns. Such a reduction in the resale value of a property could also reduce the value of our stockholders’ investment.

Investments in non-performing real estate assets involve greater risks than investments in stabilized, performing assets and make our future performance more difficult to predict.

Traditional performance metrics of real estate assets are generally not meaningful for non-performing real estate assets. Non-performing properties, for example, do not have stabilized occupancy rates to provide a useful measure of revenue. Similarly, non-performing loans do not have a consistent stream of loan servicing or interest payments to provide a useful measure of revenue. In addition, for non-performing loans, often there is no expectation that the face amount of the note will be paid in full. Appraisals may provide a sense of the value of the investment, but any appraisal of the property or underlying property will be based on numerous estimates, judgments and assumptions that significantly affect the appraised value of the underlying property. Further, an appraisal of a non-stabilized property, in particular, involves a high degree of subjectivity due to high vacancy levels and uncertainties with respect to future market rental rates and timing of lease-up and stabilization. Accordingly, different assumptions may materially change the appraised value of the property. In addition, the value of the property will change over time.

In addition, we may pursue more than one strategy to create value in a non-performing real estate investment. With respect to a property, these strategies may include development, redevelopment, or lease-up of such property. With respect to a loan, these strategies may include negotiating with the borrower for a reduced payoff, restructuring the terms of the loan or enforcing our rights as lender under the loan and foreclosing on the collateral securing the loan.

The factors described above make it challenging to evaluate non-performing investments.

We depend on tenants for revenue, and lease defaults or terminations could reduce our net income and limit our ability to make distributions to our stockholders.

The success of our real estate investments materially depends on the financial stability of our tenants. A default or termination by a significant tenant on its lease payments to us would cause us to lose the revenue associated with such lease and could require us to find an alternative source of revenue to meet mortgage payments and prevent a foreclosure, if the property is subject to a mortgage. In the event of a tenant default or bankruptcy, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-leasing our property. If a tenant defaults on or terminates a significant lease, we may be unable to lease the property for the rent previously received or sell the property without incurring a loss. These events could cause us to reduce the amount of distributions to our stockholders.

Our inability to sell a property at the time and on the terms we want could limit our ability to pay cash distributions to our stockholders.

Many factors that are beyond our control affect the real estate market and could affect our ability to sell properties for the price, on the terms or within the time frame that we desire. These factors include general economic conditions, the availability of financing, interest rates and other factors, including supply and demand. Because real estate investments are relatively illiquid, we have a limited ability to vary our portfolio in response to changes in economic or other conditions. Further, before we can sell a property on the terms we want, it may be necessary to expend funds to correct defects or to make improvements. However, we can give no assurance that we will have the funds available to correct such defects or to make such improvements. We may be unable to sell our properties at a profit. Our inability to sell properties at the time and on the terms we want could reduce our cash flow and limit our ability to make distributions to our stockholders and could reduce the value of our shares.

If we sell a property by providing financing to the purchaser, we will bear the risk of default by the purchaser, which could delay or reduce the distributions available to our stockholders.

In some instances, we may sell our properties by providing financing to purchasers. When we provide financing to a purchaser, we will bear the risk that the purchaser may default, which could reduce our cash distributions to stockholders. Even in the absence of a purchaser default, the distribution of the proceeds of the sale to our stockholders, or the reinvestment of the proceeds in other assets, will be delayed until the promissory note or other property we may accept upon a sale are actually paid, sold, refinanced or otherwise disposed.

Potential development and construction delays and resultant increased costs and risks may hinder our operating results and decrease our net income.

From time to time we may acquire unimproved real property or properties that are under development or construction. Investments in such properties will be subject to the uncertainties associated with the development and construction of real property, including those related to re-zoning land for development, environmental concerns of governmental entities and/or community groups and our builders’ ability to build in conformity with plans, specifications, budgeted costs and timetables. If a builder fails to perform, we may resort to legal action to rescind the purchase or the construction contract or to compel performance. A builder’s performance may also be affected or delayed by conditions beyond the builder’s control. Delays in completing construction could also give tenants the right to terminate preconstruction leases. We may incur additional risks when we make periodic progress payments or other advances to builders before they complete construction. These and other factors can result in increased costs of a project or loss of our investment. In addition, we will be subject to normal lease-up risks relating to newly constructed projects. We also must rely on rental income and expense projections and estimates of the fair market value of property upon completion of construction when agreeing upon a purchase price at the time we acquire the property. If our projections are inaccurate, we may pay too much for a property, and the return on our investment could suffer.

If the properties related to our investments are concentrated by type or geographic area, then we will be exposed to increased risk with respect to those property types or that geographic area.

Our investments may at times be concentrated in certain property types that are subject to a higher risk of foreclosure. In addition, our investments may be secured by properties concentrated in a limited number of geographic locations. Adverse conditions in the areas where the properties securing or otherwise underlying our investments are located (including business layoffs or downsizing, industry slowdowns, changing demographics and other factors) and local real estate conditions (such as oversupply or reduced demand) may have an adverse effect on the value of the properties underlying our investments. A material decline in demand or the ability of tenants to pay rent or of a buyer to consummate a purchase in these geographic areas may result in a material decline in our cash available for distribution.

Costs imposed pursuant to governmental laws and regulations may reduce our net income and the cash available for distributions to our stockholders.

Real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to protection of the environment and human health. We could be subject to liability in the form of fines, penalties or damages for noncompliance with these laws and regulations. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, the remediation of contamination associated with the release or disposal of solid and hazardous materials, the presence of toxic building materials, and other health and safety-related concerns.

Some of these laws and regulations may impose joint and several liability on the tenants, owners or operators of real property for the costs to investigate or remediate contaminated properties, regardless of fault, whether the contamination occurred prior to purchase, or whether the acts causing the contamination were legal. Activities of our tenants, the condition of properties at the time we buy them, operations in the vicinity of our properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect our properties.

The presence of hazardous substances, or the failure to properly manage or remediate these substances, may hinder our ability to sell, rent or pledge such property as collateral for future borrowings. Any material expenditures, fines, penalties, or damages we must pay will reduce our ability to make distributions and may reduce the value of our shares.

The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury claims could reduce the amounts available for distribution to our stockholders.

Under various federal, state and local environmental laws, ordinances and regulations, a current or previous real property owner or operator may be liable for the cost of removing or remediating hazardous or toxic substances on, under or in such property. These costs could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose liens on property or restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us from entering into leases with prospective tenants that may be impacted by such laws. Environmental laws provide for sanctions for noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for the release of and exposure to hazardous substances, including asbestos-containing materials and lead-based paint. Third parties may seek recovery from real property owners or operators for personal injury or property damage associated with exposure to released hazardous substances. The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury claims could reduce the amounts available for distribution to our stockholders.

Costs associated with complying with the Americans with Disabilities Act may decrease cash available for distribution.

Our properties may be subject to the Americans with Disabilities Act of 1990, as amended, or the Disabilities Act. Under the Disabilities Act, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The Disabilities Act has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services be made accessible and available to people with disabilities. The Disabilities Act’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages. Any funds used for Disabilities Act compliance will reduce our net income and the amount of cash available for distribution to our stockholders.

Uninsured losses relating to real property or excessively expensive premiums for insurance coverage could reduce our cash flow from operations and the return on our stockholders’ investment.

There are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters, that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Insurance risks associated with potential acts of terrorism could sharply increase the premiums we pay for coverage against property and casualty claims. Additionally, mortgage lenders in some cases have begun to insist that commercial property owners purchase coverage against terrorism as a condition for providing mortgage loans. Such insurance policies may not be available at reasonable costs, if at all, which could inhibit our ability to finance or refinance our properties. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. We may not have adequate coverage for such losses. If any of our properties incurs a casualty loss that is not fully insured, the value of our assets will be reduced by any such uninsured loss, which may reduce the value of our shares. In addition, other than any working capital reserve or other reserves we may establish, we have no source of funding to repair or reconstruct any uninsured property. Also, to the extent we must pay unexpectedly large amounts for insurance, we could suffer reduced earnings that would result in lower distributions to our stockholders.

Terrorist attacks and other acts of violence or war may affect the markets in which we plan to operate, which could delay or hinder our ability to meet our investment objectives and reduce our stockholders’ overall return.

Terrorist attacks or armed conflicts may directly impact the value of our properties through damage, destruction, loss or increased security costs. KBS-sponsored programs and KBS-advised investors have historically owned properties in major metropolitan areas. We expect that we will also invest in such markets. We may not be able to obtain insurance against the risk of terrorism because it may not be available or may not be available on terms that are economically feasible. The terrorism insurance that we obtain may not be sufficient to cover loss for damages to our properties as a result of terrorist attacks. The inability to obtain sufficient terrorism insurance or any terrorism insurance at all could limit our investment options as some mortgage lenders have begun to insist that specific coverage against terrorism be purchased by commercial owners as a condition of providing loans.

Risks Related to Our Financing Strategy

We expect to use leverage in connection with our investments, which increases the risk of loss associated with our investments.

We expect to finance the acquisition and origination of a portion of our investments with warehouse lines of credit, repurchase agreements, various types of securitizations, mortgages and other borrowings. Although the use of leverage may enhance returns and increase the number of investments that we can make, it may also substantially increase the risk of loss. Our ability to execute this strategy will depend on various conditions in the financing markets that are beyond our control, including liquidity and credit spreads. There can be no assurance that leveraged financing will be available to us on favorable terms or that, among other factors, the terms of such financing will parallel the maturities of the underlying assets acquired. If our strategy is not viable, we will have to find alternative forms of long-term financing for our assets, as secured revolving credit facilities and repurchase facilities may not accommodate long-term financing. This could subject us to more restrictive recourse indebtedness and the risk that debt service on less efficient forms of financing would require a larger portion of our cash flows, thereby reducing cash available for distribution to you, for our operations and for future business opportunities. If alternative financing is not available, we may have to liquidate assets at unfavorable prices to pay off such financing. Our return on our investments and cash available for distribution to our stockholders may be reduced to the extent that changes in market conditions cause the cost of our financing to increase relative to the income that we can derive from the assets we acquire.

Short-term borrowing through repurchase agreements, bank credit facilities and warehouse facilities may put our assets and financial condition at risk. Repurchase agreements economically resemble short-term, variable-rate financing and usually require the maintenance of specific loan-to-collateral value ratios. If the market value of the assets subject to a repurchase agreement decline, we may be required to provide additional collateral or make cash payments to maintain the loan to collateral value ratio. If we are unable to provide such collateral or cash repayments, we may lose our economic interest in the underlying assets. Further, credit facility providers and warehouse facility providers may require us to maintain a certain amount of cash reserves or to set aside unleveraged assets sufficient to maintain a specified liquidity position that would allow us to satisfy our collateral obligations. In addition, such short-term borrowing facilities may limit the length of time that any given asset may be used as eligible collateral. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on assets. In the event that we are unable to meet these collateral obligations, our financial condition could deteriorate rapidly.

We may not be able to acquire eligible investments for a CDO issuance or may not be able to issue CDO securities on attractive terms, either of which may require us to seek more costly financing for our investments or to liquidate assets.

We may use short-term financing arrangements to finance the acquisition of instruments until a sufficient quantity is accumulated, at which time we may refinance these lines through a securitization, such as a CDO issuance, or other long-term financing. As a result, we are subject to the risk that we will not be able to acquire, during the period that our short-term financing is available, a sufficient amount of eligible assets to maximize the efficiency of a CDO issuance. In addition, conditions in the capital markets may make the issuance of CDOs less attractive to us when we have accumulated a sufficient pool of collateral. If we are unable to issue a CDO to finance these assets, we may be required to seek other forms of potentially less attractive financing or liquidate the assets. In addition, while we generally will retain the equity component, or below investment grade component, of such CDOs and, therefore, still have exposure to any investments included in such securitizations, our inability to enter into securitization transactions will increase our overall exposure to risks associated with ownership of such investments, including the risk of default under warehouse facilities, bank credit facilities and repurchase agreements discussed above.

The use of CDO financings with over-collateralization requirements may have a negative impact on our cash flow.

We expect that the terms of CDOs we may issue will generally provide that the principal amount of assets must exceed the principal balance of the related bonds by a certain amount, commonly referred to as “over-collateralization.” We anticipate that the CDO terms will provide that, if certain delinquencies and/or losses exceed specified levels, which we will establish based on the analysis by the rating agencies (or any financial guaranty insurer) of the characteristics of the assets collateralizing the bonds, the required level of over-collateralization may be increased or may be prevented from decreasing as would otherwise be permitted had losses or delinquencies not exceeded those levels. Other tests (based on delinquency levels or other criteria) may restrict our ability to receive net income from assets collateralizing the obligations. We cannot assure you that the performance tests will be satisfied. In advance of completing negotiations with the rating agencies or other key transaction parties on our future CDO financings, we cannot assure you of the actual terms of the CDO delinquency tests, over-collateralization terms, cash flow release mechanisms or other significant factors regarding the calculation of net income to us. Failure to obtain favorable terms with regard to these matters may materially and adversely affect the availability of net income to us. If our assets fail to perform as anticipated, our over-collateralization or other credit enhancement expense associated with our CDO financings will increase.

We may be required to repurchase loans that we have sold or to indemnify holders of CDOs we issue.

If any of the loans we originate or acquire and sell or securitize do not comply with representations and warranties that we make about certain characteristics of the loans, the borrowers and the underlying properties, we may be required to repurchase those loans (including from a trust vehicle used to facilitate a structured financing of the assets through CDOs) or replace them with substitute loans. In addition, in the case of loans that we have sold instead of retained, we may be required to indemnify persons for losses or expenses incurred as a result of a breach of a representation or warranty. Repurchased loans typically require a significant allocation of working capital to be carried on our books, and our ability to borrow against such assets may be limited. Any significant repurchases or indemnification payments could materially and adversely affect our financial condition and operating results.

High mortgage rates may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire, our net income and the amount of cash distributions we can make.

If mortgage debt is unavailable at reasonable rates, we may not be able to finance the purchase of real properties. If we place mortgage debt on properties, we run the risk of being unable to refinance the properties when the loans become due, or of being unable to refinance on favorable terms. If interest rates are higher when we refinance the properties, our income could be reduced. We may be unable to refinance properties. If any of these events occurs, our cash flow would be reduced. This, in turn, would reduce cash available for distribution to our stockholders and may hinder our ability to raise more capital by issuing more stock or by borrowing more money.

Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.

When providing financing, a lender may impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. Loan agreements we enter may contain covenants that limit our ability to further mortgage a property or that prohibit us from discontinuing insurance coverage or replacing KBS Capital Advisors as our advisor. These or other limitations would decrease our operating flexibility and our ability to achieve our operating objectives.

In a period of rising interest rates, our interest expense could increase while the interest we earn on our fixed-rate assets would not change, which would adversely affect our profitability.

Our operating results will depend in large part on differences between the income from our assets, net of credit losses and financing costs. Income from our assets may respond more slowly to interest rate fluctuations than the cost of our borrowings. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence our net income. Increases in these rates will tend to decrease our net income and market value of our assets. Interest rate fluctuations resulting in our interest expense exceeding our interest income would result in operating losses for us and may limit our ability to make distributions to our stockholders. In addition, if we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments at times that may not permit realization of the maximum return on such investments.

We have broad authority to incur debt and high debt levels could hinder our ability to make distributions and decrease the value of your investment.

Although we expect that once we have fully invested the proceeds of this offering, our debt financing and other liabilities will be 60% or less of the cost of our tangible assets (before deducting depreciation or other non-cash reserves), our debt financing and other liabilities may exceed this level during our offering stage. Our charter limits our total liabilities to 75% of the cost of our tangible assets (before deducting depreciation or other non-cash reserves), however, we may exceed this limit with the approval of the conflicts committee of our board of directors. See “Investment Objectives and Criteria — Financing Strategy and Policies.” During the early stages of our initial public offering, and to the extent financing in excess of this limit is available on attractive terms, our conflicts committee may approve debt in excess of this limit. High debt levels would cause us to incur higher interest charges and higher debt service payments and could also be accompanied by restrictive covenants. These factors could limit the amount of cash we have available to distribute and could result in a decline in the value of your investment.

Federal Income Tax Risks

Failure to qualify as a REIT would reduce our net earnings available for investment or distribution.

DLA Piper LLP (US) will render an opinion to us that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code for our taxable year ending December 31, 2014 and that our proposed method of operations will enable us to meet the requirements for qualification and taxation as a REIT beginning with our taxable year ending December 31, 2014. This opinion will be based upon, among other things, our representations as to the manner in which we are and will be owned and the manner in which we will invest in and operate assets. However, our qualification as a REIT will depend upon our ability to meet requirements regarding our organization and ownership, distributions of our income, the nature and diversification of our income and assets and other tests imposed by the Internal Revenue Code. DLA Piper LLP (US) will not review our compliance with the REIT qualification standards on an ongoing basis, and we may fail to satisfy the REIT requirements in the future. Also, this opinion will represent the legal judgment of DLA Piper LLP (US) based on the law in effect as of the date of the opinion. The opinion of DLA Piper LLP (US) will not be binding on the Internal Revenue Service or the courts. Future legislative, judicial or administrative changes to the federal income tax laws could be applied retroactively, which could result in our disqualification as a REIT.

If we fail to qualify as a REIT for any taxable year after electing REIT status, we will be subject to federal income tax on our taxable income at corporate rates. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year of in which we lost our REIT status. Losing our REIT status would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability. In addition, distributions to stockholders would no longer qualify for the dividends paid deduction and we would no longer be required to make distributions. If this occurs, we might be required to borrow funds or liquidate some investments in order to pay the applicable tax. For a discussion of the REIT qualification tests and other considerations relating to our election to be taxed as REIT, see “Federal Income Tax Considerations.”

Failure to qualify as a REIT would subject us to federal income tax, which would reduce the cash available for distribution to you.

We expect to operate in a manner that will allow us to qualify as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2014. However, the federal income tax laws governing REITs are extremely complex, and interpretations of the federal income tax laws governing qualification as a REIT are limited. Qualifying as a REIT requires us to meet various tests regarding the nature of our assets and our income, the ownership of our outstanding stock, and the amount of our distributions on an ongoing basis. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, including the tax treatment of certain investments we may make, and the possibility of future changes in our circumstances, no assurance can be given that we will so qualify for any particular year. If we fail to qualify as a REIT in any calendar year and we do not qualify for certain statutory relief provisions, we would be required to pay federal income tax on our taxable income. We might need to borrow money or sell assets to pay that tax. Our payment of income tax would decrease the amount of our income available for distribution to you. Furthermore, if we fail to maintain our qualification as a REIT and we do not qualify for certain statutory relief provisions, we no longer would be required to distribute substantially all of our REIT taxable income to our stockholders. Unless our failure to qualify as a REIT were excused under federal tax laws, we would be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost.

You may have current tax liability on distributions you elect to reinvest in our common stock.

If you participate in our dividend reinvestment plan, you will be deemed to have received, and for income tax purposes will be taxed on, the amount reinvested in shares of our common stock to the extent the amount reinvested was not a tax-free return of capital. In addition, you will be treated for tax purposes as having received an additional distribution to the extent the shares are purchased at a discount to fair market value, if any. As a result, unless you are a tax-exempt entity, you may have to use funds from other sources to pay your tax liability on the value of the shares of common stock received. See “Description of Shares — Dividend Reinvestment Plan — Tax Consequences of Participation.”

Even if we qualify as a REIT for federal income tax purposes, we may be subject to other tax liabilities that reduce our cash flow and our ability to make distributions to you.

Even if we qualify as a REIT for federal income tax purposes, we may be subject to some federal, state and local taxes on our income or property. For example:

•	In order to qualify as a REIT, we must distribute annually at least 90% of our REIT taxable income to our stockholders (which is determined without regard to the dividends paid deduction or net capital gain). To the extent that we satisfy the distribution requirement but distribute less than 100% of our REIT taxable income, we will be subject to federal corporate income tax on the undistributed income.

•	We will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions we pay in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may avoid the 100% tax on the gain from a resale of that property, but the income from the sale or operation of that property may be subject to corporate income tax at the highest applicable rate.

•	If we sell an asset, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, our gain would be subject to the 100% “prohibited transaction” tax unless such sale were made by one of our taxable REIT subsidiaries.

Our investments in debt instruments may cause us to recognize taxable income for which cash has not been received for federal income tax purposes even though no cash payments have been received on the debt instruments.

It is expected that we may acquire debt instruments in the secondary market for less than their face amount. The amount of such discount will generally be treated as “market discount” for federal income tax purposes. We may acquire distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under the applicable Treasury regulations, the modified debt may be considered to have been reissued to us in a debt-for-debt exchange with the borrower. This deemed reissuance may prevent the modified debt from qualifying as a good REIT asset if the underlying security has declined in value.

In general, we will be required to accrue original issue discount on a debt instrument as taxable income in accordance with applicable federal income tax rules even though no cash payments may be received on such debt instrument.

In the event a borrower with respect to a particular debt instrument encounters financial difficulty rendering it unable to pay stated interest as due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income. Similarly, we may be required to accrue interest income with respect to subordinate residential and commercial mortgage-backed securities at the stated rate regardless of when their corresponding cash payments are received.

As a result of these factors, there is a significant risk that we may recognize substantial taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which this taxable income for which cash has not been received is recognized.

REIT distribution requirements could adversely affect our ability to execute our business plan.

We generally must distribute annually at least 90% of our REIT taxable income, subject to certain adjustments and excluding any net capital gain, in order for federal corporate income tax not to apply to earnings that we distribute. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our REIT taxable income, we will be subject to federal corporate income tax on our undistributed REIT taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under federal tax laws. We intend to make distributions to our stockholders to comply with the REIT requirements of the Internal Revenue Code.

From time to time, we may generate taxable income greater than our taxable income for financial reporting purposes, or our taxable income may be greater than our cash flow available for distribution to stockholders (for example, where a borrower defers the payment of interest in cash pursuant to a contractual right or otherwise). If we do not have other funds available in these situations we could be required to borrow funds, sell investments at disadvantageous prices or find another alternative source of funds to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirements and to avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs or reduce our equity. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

To maintain our REIT status, we may be forced to forego otherwise attractive business or investment opportunities, which may delay or hinder our ability to meet our investment objectives and reduce your overall return.

To qualify as a REIT, we must satisfy certain tests on an ongoing basis concerning, among other things, the sources of our income, nature of our assets and the amounts we distribute to our stockholders. We may be required to make distributions to stockholders at times when it would be more advantageous to reinvest cash in our business or when we do not have funds readily available for distribution. Compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits and the value of your investment.

Potential characterization of distributions or gain on sale may be treated as unrelated business taxable income to tax-exempt investors.

If (i) all or a portion of our assets are subject to the rules relating to taxable mortgage pools, (ii) we are a “pension-held REIT,” (iii) a tax-exempt stockholder has incurred debt to purchase or hold our common stock, or (iv) the residual Real Estate Mortgage Investment Conduit interests, or REMICs, we buy (if any) generate “excess inclusion income,” then a portion of the distributions to and, in the case of a stockholder described in clause (iii), gains realized on the sale of common stock by such tax-exempt stockholder may be subject to federal income tax as unrelated business taxable income under the Internal Revenue Code. See “Federal Income Tax Considerations—Taxation of KBS Strategic Opportunity REIT II, Inc.—Taxable Mortgage Pools and Excess Inclusion Income.”

If we were considered to actually or constructively pay a “preferential dividend” to certain of our stockholders, or status as a REIT could be adversely affected.

In order to qualify as a REIT, we must distribute to our stockholders at least 90% of our annual REIT taxable income (excluding net capital gain), determined without regard to the deduction for dividends paid. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distribution must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is pro rata among all outstanding shares of stock within a particular class, and in accordance with the preferences among different classes of stock as set forth in our organizational documents. There is no de minimus exception with respect to preferential dividends; therefore, if the IRS were to take the position that we paid a preferential dividend, we may be deemed to have failed the 90% distribution test, and our status as a REIT could be terminated for the year in which such determination is made if we were unable to cure such failure.

The “taxable mortgage pool” rules may increase the taxes that we or our stockholders incur and may limit the manner in which we conduct securitizations or financing arrangements.

We may be deemed to be ourselves or make investments in entities that own or are themselves deemed to be taxable mortgage pools. As a REIT, provided that we own 100% of the equity interests in a taxable mortgage pool, we generally would not be adversely affected by the characterization of the securitization as a taxable mortgage pool. Certain categories of stockholders, however, such as foreign stockholders eligible for treaty or other benefits, stockholders with net operating losses, and certain tax-exempt stockholders that are subject to unrelated business income tax, could be subject to increased taxes on a portion of their dividend income from us that is attributable to the taxable mortgage pool. In addition, to the extent that our stock is owned by tax-exempt “disqualified organizations,” such as certain government-related entities that are not subject to tax on unrelated business income, we will incur a corporate-level tax on a portion of our income from the taxable mortgage pool. In that case, we are authorized to reduce and intend to reduce the amount of our distributions to any disqualified organization whose stock ownership gave rise to the tax by the amount of such tax paid by us that is attributable to such stockholder’s ownership.

Similarly, certain of our securitizations or other borrowings could be considered to result in the creation of a taxable mortgage pool for federal income tax purposes. We intend to structure our securitization and financing arrangements as to not create a taxable mortgage pool. However, if we have borrowings with two or more maturities and (i) those borrowings are secured by mortgages or residential or commercial mortgage-backed securities and (ii) the payments made on the borrowings are related to the payments received on the underlying assets, then the borrowings and the pool of mortgages or residential or commercial mortgage-backed securities to which such borrowings relate may be classified as a taxable mortgage pool under the Internal Revenue Code. If any part of our investments were to be treated as a taxable mortgage pool, then our REIT status would not be impaired, provided we own 100% of such entity, but a portion of the taxable income we recognize may be characterized as “excess inclusion” income and allocated among our stockholders to the extent of and generally in proportion to the distributions we make to each stockholder. Any excess inclusion income would:

•	not be allowed to be offset by a stockholder’s net operating losses;

•	be subject to a tax as unrelated business income if a stockholder were a tax-exempt stockholder;

•	be subject to the application of federal income tax withholding at the maximum rate (without reduction for any otherwise applicable income tax treaty) with respect to amounts allocable to foreign stockholders; and

•	be taxable (at the highest corporate tax rate) to us, rather than to you, to the extent the excess inclusion income relates to stock held by disqualified organizations (generally, tax-exempt companies not subject to tax on unrelated business income, including governmental organizations).

The failure of a mezzanine loan to qualify as a real estate asset could adversely affect our ability to qualify as a REIT.

The Internal Revenue Service has issued Revenue Procedure 2003-65, which provides a safe harbor pursuant to which a mezzanine loan that is secured by interests in a pass-through entity will be treated by the Internal Revenue Service as a real estate asset for purposes of the REIT tests, and interest derived from such loan will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We intend to make investments in loans secured by interests in pass-through entities in a manner that complies with the various requirements applicable to our qualification as a REIT. To the extent, however, that any such loans do not satisfy all of the requirements for reliance on the safe harbor set forth in the Revenue Procedure, there can be no assurance that the Internal Revenue Service will not challenge the tax treatment of such loans, which could jeopardize our ability to qualify as a REIT.

The tax on prohibited transactions will limit our ability to engage in transactions, including certain methods of securitizing mortgage loans, that would be treated as sales for federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of assets, other than foreclosure property, deemed held primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were to dispose of or securitize loans in a manner that was treated as a sale of the loans for federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans at the REIT level, and may limit the structures we utilize for our securitization transactions, even though the sales or structures might otherwise be beneficial to us.

It may be possible to reduce the impact of the prohibited transaction tax by conducting certain activities through taxable REIT subsidiaries. However, to the extent that we engage in such activities through taxable REIT subsidiaries, the income associated with such activities may be subject to full corporate income tax.

Complying with REIT requirements may force us to liquidate otherwise attractive investments.

To qualify as a REIT, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and residential and commercial mortgage-backed securities. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total assets can be represented by securities of one or more taxable REIT subsidiaries. See “Federal Income Tax Considerations—Taxation of KBS Strategic Opportunity REIT II, Inc.” If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate from our portfolio otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

Liquidation of assets may jeopardize our REIT qualification.

To qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our investments to repay obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our qualification as a REIT, or we may be subject to a 100% tax on any resultant gain if we sell assets that are treated as dealer property or inventory.

Characterization of any repurchase agreements we enter into to finance our investments as sales for tax purposes rather than as secured lending transactions would adversely affect our ability to qualify as a REIT.

We may enter into repurchase agreements with a variety of counterparties to achieve our desired amount of leverage for the assets in which we invest. When we enter into a repurchase agreement, we generally sell assets to our counterparty to the agreement and receive cash from the counterparty. The counterparty is obligated to resell the assets back to us at the end of the term of the transaction. We believe that for federal income tax purposes we will be treated as the owner of the assets that are the subject of repurchase agreements and that the repurchase agreements will be treated as secured lending transactions notwithstanding that such agreement may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the Internal Revenue Service could successfully assert that we did not own these assets during the term of the repurchase agreements, in which case we could fail to qualify as a REIT if tax ownership of these assets was necessary for us to meet the income and/or asset tests discussed in “Federal Income Tax Considerations—Taxation of KBS Strategic Opportunity REIT II, Inc.”

If certain sale-leaseback transactions are not characterized by the Internal Revenue Service as “true leases,” we may be subject to adverse tax consequences.

We may purchase investments in properties and lease them back to the sellers of these properties. If the Internal Revenue Service does not characterize these leases as “true leases,” we would be not treated as receiving rents from real property with regard to such leases which could affect our ability to satisfy the REIT gross income tests.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Internal Revenue Code may limit our ability to hedge our assets and operations. Under these provisions, any income that we generate from transactions intended to hedge our interest rate, inflation and/or currency risks will be excluded from gross income for purposes of the REIT 75% and 95% gross income tests if the instrument hedges (i) interest rate risk on liabilities incurred to carry or acquire real estate or (ii) risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the REIT 75% or 95% gross income tests, and such instrument is properly identified under applicable Treasury Regulations. Income from hedging transactions that do not meet these requirements will generally constitute nonqualifying income for purposes of both the REIT 75% and 95% gross income tests. See “Federal Income Tax Considerations—Taxation of KBS Strategic Opportunity REIT II, Inc.—Derivatives and Hedging Transactions.” As a result of these rules, we may have to limit our use of hedging techniques that might otherwise be advantageous, which could result in greater risks associated with interest rate or other changes than we would otherwise incur.

Ownership limitations may restrict change of control or business combination opportunities in which you might receive a premium for their shares.

In order for us to qualify as a REIT for each taxable year after 2013, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of any calendar year. “Individuals” for this purpose include natural persons, and some entities such as private foundations. To preserve our REIT qualification, our charter generally prohibits any person from directly or indirectly owning more than 9.8% in value of our capital stock. This ownership limitation could have the effect of discouraging a takeover or other transaction in which holders of our common stock might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests.

Our ownership of and relationship with our taxable REIT subsidiaries will be limited and a failure to comply with the limits would jeopardize our REIT status and may result in the application of a 100% excise tax.

A REIT may own up to 100% of the stock of one or more taxable REIT subsidiaries. A taxable REIT subsidiary may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. A corporation of which a taxable REIT subsidiary directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a taxable REIT subsidiary. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more taxable REIT subsidiaries. A domestic taxable REIT subsidiary will pay federal, state and local income tax at regular corporate rates on any income that it earns. In addition, the taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a taxable REIT subsidiary and its parent REIT that are not conducted on an arm’s-length basis. We cannot assure you that we will be able to comply with the 25% value limitation on ownership of taxable REIT subsidiary stock and securities on an ongoing basis so as to maintain REIT status or to avoid application of the 100% excise tax imposed on certain non-arm’s length transactions.

The Internal Revenue Service may challenge our characterization of certain income from offshore taxable REIT subsidiaries.

We may form offshore corporate entities treated as taxable REIT subsidiaries. If we form such subsidiaries, we may receive certain “income inclusions” with respect to our equity investments in these entities. We intend to treat such income inclusions, to the extent matched by repatriations of cash in the same taxable year, as qualifying income for purposes of the 95% gross income test but not the 75% gross income test. See “Federal Income Tax Considerations — Taxation of KBS Strategic Opportunity REIT II, Inc. — Income Tests.” Because there is no clear precedent with respect to the qualification of such income inclusions for purposes of the REIT gross income tests, no assurance can be given that the Internal Revenue Service will not assert a contrary position. If such income does not qualify for the 95% gross income test, we could be subject to a penalty tax or we could fail to qualify as a REIT, in both events only if such inclusions (along with certain other non-qualifying income) exceed 5% of our gross income.

If our CDO issuers that are taxable REIT subsidiaries are subject to federal income tax at the entity level, it would greatly reduce the amounts those entities would have available to distribute to us and to pay their creditors.

There is a specific exemption from federal income tax for non-U.S. corporations that restrict their activities in the United States to trading stock and securities (or any activity closely related thereto) for their own account whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. We intend that any of our CDO issuers that are taxable REIT subsidiaries will rely on that exemption or otherwise operate in a manner so that they will not be subject to federal income tax on their net income at the entity level. If the Internal Revenue Service were to succeed in challenging that tax treatment, it could greatly reduce the amount that those CDO issuers would have available to distribute to us and to pay to their creditors.

Non-U.S. income or other taxes, and a requirement to withhold any non-U.S. taxes, may apply, and, if so, the amount of net cash from operations payable to you will be reduced.

We intend to acquire real property located outside the U.S. and may invest in stock or other securities of entities owning real property located outside the U.S. As a result, we may be subject to foreign (i.e., non-U.S.) income taxes, stamp taxes, real property conveyance taxes, withholding taxes, and other foreign taxes or similar impositions in connection with our ownership of foreign real property or foreign securities. The country in which the real property is located may impose such taxes regardless of whether we are profitable and in addition to any U.S. income tax or other U.S. taxes imposed on profits from our investments in such real property or securities. If a foreign country imposes income taxes on profits from our investment in foreign real property or foreign securities, you will not be eligible to claim a tax credit on your U.S. federal income tax returns to offset the income taxes paid to the foreign country, and the imposition of any foreign taxes in connection with our ownership and operation of foreign real property or our investment in securities of foreign entities will reduce the amounts distributable to you.

Similarly, the imposition of withholding taxes by a foreign country will reduce the amounts distributable to you. We expect the organizational costs associated with non-U.S. investments, including costs to structure the investments so as to minimize the impact of foreign taxes, will be higher than those associated with U.S. investments. Moreover, we may be required to file income tax or other information returns in foreign jurisdictions as a result of our investments made outside of the U.S. Any organizational costs and reporting requirements will increase our administrative expenses and reduce the amount of cash available for distribution to you. You are urged to consult with your own tax advisors with respect to the impact of applicable non-U.S. taxes and tax withholding requirements on an investment in our common stock.

Our foreign investments will be subject to changes in foreign tax or other laws, as well as to changes in U.S. tax laws, and such changes could negatively impact our returns from any particular investment.

We may make investments in real estate located outside of the United States. Such investments will typically be structured to minimize non-U.S. taxes, and generally include the use of holding companies. Our ownership, operation and disposition strategy with respect to non-U.S. investments will take into account foreign tax considerations. For example, it is typically advantageous from a tax perspective in non-U.S. jurisdictions to sell interests in a holding company that owns real estate rather than the real estate itself. Buyers of such entities, however, will often discount their purchase price by evaluating any inherent risks or expected tax liability in such entity. Additionally, the pool of buyers for interests in such holding companies is typically more limited than buyers of direct interests in real estate, and we may be forced to dispose of real estate directly, thus potentially incurring higher foreign taxes and negatively affecting the return on the investment.

We will also capitalize our holding companies with debt and equity to reduce foreign income and withholding taxes as appropriate and with consultation with local counsel in each jurisdiction. Such capitalization structures are complex and potentially subject to challenge by foreign and domestic taxing authorities.

We may use certain holding structures for our non-U.S. investments to accommodate the needs of one class of investors which reduce the after-tax returns to other classes of investors. For example, if we interpose an entity treated as a corporation for United States tax purposes in our chain of ownership with respect to any particular investment, U.S. tax-exempt investors will generally benefit as such investment will no longer generate unrelated business taxable income. However, if a corporate entity is interposed in a non-U.S. investment holding structure, this would prevent individual investors from claiming a foreign tax credit for any non-U.S. income taxes incurred by the corporate entity or its subsidiaries.

Foreign investments are subject to changes in foreign tax or other laws. Any such law changes may require us to modify or abandon a particular holding structure. Such changes may also lead to higher tax rates on our foreign investments than we anticipated, regardless of structuring modifications. Additionally, U.S. tax laws with respect to foreign investments are subject to change, and such changes could negatively impact our returns from any particular investment.

We may be subject to adverse legislative or regulatory tax changes.

At any time, the federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended. We cannot predict when or if any new federal income tax law, regulation or administrative interpretation, or any amendment to any existing federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, federal income tax law, regulation or administrative interpretation.

Dividends payable by REITs do not qualify for the reduced tax rates.

Legislation enacted in 2003 and modified in 2005, 2010 and 2013 generally reduces the maximum tax rate for dividends payable to certain shareholders who are domestic individuals, trusts and estates to 20%. Dividends payable by REITs, however, are generally not eligible for the reduced rates. Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts or estates to perceive investments in REITs to be relatively less attractive than investments in stock of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

Retirement Plan Risks

If the fiduciary of an employee benefit plan subject to ERISA (such as a profit sharing, Section 401(k) or pension plan) or an owner of a retirement arrangement subject to Section 4975 of the Internal Revenue Code (such as an IRA) fails to meet the fiduciary and other standards under ERISA or the Internal Revenue Code as a result of an investment in our stock, the fiduciary could be subject to penalties and other sanctions.

There are special considerations that apply to employee benefit plans subject to ERISA (such as profit sharing, Section 401(k) or pension plans) and other retirement plans or accounts subject to Section 4975 of the Internal Revenue Code (such as an IRA) that are investing in our shares. Fiduciaries and IRA owners investing the assets of such a plan or account in our common stock should satisfy themselves that:

•	the investment is consistent with their fiduciary and other obligations under ERISA and the Internal Revenue Code;

•	the investment is made in accordance with the documents and instruments governing the plan or IRA, including the plan’s or account’s investment policy;

•	the investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA and other applicable provisions of ERISA and the Internal Revenue Code;

•	the investment in our shares, for which no public market currently exists, is consistent with the liquidity needs of the plan or IRA;

•	the investment will not produce an unacceptable amount of “unrelated business taxable income” for the plan or IRA;

•	our stockholders will be able to comply with the requirements under ERISA and the Internal Revenue Code to value the assets of the plan or IRA annually; and

•	the investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

With respect to the annual valuation requirements described above, we will provide an estimated value for our stock annually. We can make no claim whether such estimated value will or will not satisfy the applicable annual valuation requirements under ERISA and the Internal Revenue Code. The Department of Labor or the Internal Revenue Service may determine that a plan fiduciary or an IRA custodian is required to take further steps to determine the value of our common stock. In the absence of an appropriate determination of value, a plan fiduciary or an IRA custodian may be subject to damages, penalties or other sanctions.

Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA and the Internal Revenue Code may result in the imposition of civil and criminal penalties and could subject the fiduciary to claims for damages or for equitable remedies, including liability for investment losses. In addition, if an investment in our shares constitutes a prohibited transaction under ERISA or the Internal Revenue Code, the fiduciary or IRA owner who authorized or directed the investment may be subject to the imposition of excise taxes with respect to the amount invested. In addition, the investment transaction must be undone. In the case of a prohibited transaction involving an IRA owner, the IRA may be disqualified as a tax-exempt account and all of the assets of the IRA may be deemed distributed and subjected to tax. ERISA plan fiduciaries and IRA owners should consult with counsel before making an investment in our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements about our business, including, in particular, statements about our plans, strategies and objectives. You can generally identify forward-looking statements by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue” or other similar words. You should not rely on these forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our actual results, performance and achievements may be materially different from that expressed or implied by these forward-looking statements.

You should carefully review the “Risk Factors” section of this prospectus for a discussion of the risks and uncertainties that we believe are material to our business, operating results, prospects and financial condition. Except as otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ESTIMATED USE OF PROCEEDS

The following tables set forth information about how we intend to use the proceeds raised in this offering assuming that we sell a mid-point range of 90,000,000 shares and the maximum of 180,000,000 shares of common stock and no shares are reallocated from our dividend reinvestment plan to our primary offering. Many of the amounts set forth below represent management’s best estimate since they cannot be precisely calculated at this time. Depending primarily upon the number of shares we sell in our primary offering and assuming all shares are sold at the $10.00 per share offering price, we estimate that we will use between 86.36% and 86.91% of the gross proceeds from the primary offering or between $8.64 and $8.69 per share for investments, assuming we raise the mid-point and maximum offering amounts, respectively. We will use the remainder of the gross proceeds from the primary offering to pay offering expenses, including selling commissions and the dealer manager fee, to maintain a working capital reserve, to pay acquisition and origination expenses and, upon investment in real estate-related loans, opportunistic real estate, real estate-related debt securities and other real estate-related investments, to pay a fee to our advisor for its services in connection with the selection and acquisition or origination of our investments.

We expect to use substantially all of the net proceeds from the sale of shares under our dividend reinvestment plan for general corporate purposes, including, but not limited to, the repurchase of shares under our share redemption program; reserves required by any financings of our investments; future funding obligations under any real estate loan receivable we acquire; the acquisition or origination of assets, which would include payment of acquisition and origination fees to our advisor; the repayment of debt; and expenses relating to our investments, such as purchasing a loan senior to ours to protect our junior position in the event of a default by the borrower on the senior loan, making protective advances to preserve collateral securing a loan, or making capital and tenant improvements or paying leasing costs and commissions related to real property. We cannot predict with any certainty how much, if any, dividend reinvestment plan proceeds will be available for specific purposes. To the extent proceeds from our dividend reinvestment plan are used for investments, sales under our dividend reinvestment plan will result in greater fee income for our advisor because of acquisition and origination fees and asset management fees. See “Management Compensation.”

Our organizational documents do not restrict us from paying distributions from any source and do not restrict the amount of distributions we may pay from any source, including offering proceeds. Distributions paid from sources other than current or accumulated earnings and profits may constitute a return of capital and may reduce the amount available for investment. Our distribution policy is not to use the proceeds of this offering to pay distributions.

	90,000,000 Shares
	Primary Offering (50,000,000 shares) ($10.00/share)		Div. Reinv. Plan (40,000,000 shares) ($9.50/share)
	$	%	$	%
Gross Offering Proceeds	500,000,000	100.00%	380,000,000	100.00%

Selling Commissions	32,500,000	6.50%	0	0.00%

Dealer Manager Fee	15,000,000	3.00%	0	0.00%

Other Organization and Offering Expenses (1)	9,079,839	1.82%	330,000	0.09%

Acquisition and Origination Fees (2)	6,516,062	1.30%	0	0.00%

Acquisition and Origination Expenses (2)	2,590,879	0.52%	0	0.00%

Initial Working Capital Reserve (3)	2,500,000	0.50%	0	0.00%

Amount Available for Investment (4)	431,813,220	86.36%	379,670,000	99.91%

	180,000,000 Shares
	Primary Offering (100,000,000 shares) ($10.00/share)		Div. Reinv. Plan (80,000,000 shares) ($9.50/share)
	$	%	$	%
Gross Offering Proceeds	1,000,000,000	100.00%	760,000,000	100.00%

Selling Commissions	65,000,000	6.50%	0	0.00%

Dealer Manager Fee	30,000,000	3.00%	0	0.00%

Other Organization and Offering Expenses (1)	15,133,065	1.51%	550,000	0.07%

Acquisition and Origination Fees (2)	13,113,797	1.31%	0	0.00%

Acquisition and Origination Expenses (2)	5,214,233	0.52%	0	0.00%

Initial Working Capital Reserve (3)	2,500,000	0.25%	0	0.00%

Amount Available for Investment (4)	869,038,905	86.91%	759,450,000	99.93%

(1) Includes all expenses (other than selling commissions and the dealer manager fee) to be paid by us in connection with the offering, including our legal, accounting, printing, mailing and filing fees, charges of our transfer agent, charges of our advisor for administrative services related to the issuance of shares in this offering (which aggregate fees are expected to be approximately $1,000,000 if we raise the maximum offering amount in the primary offering), reimbursement of the bona fide due diligence expenses of broker-dealers, amounts to reimburse KBS Capital Advisors for costs in connection with preparing supplemental sales materials, the cost of bona fide training and education meetings held by us (primarily the travel, meal and lodging costs of registered representatives of broker-dealers), attendance and sponsorship fees and travel, meal and lodging costs for registered persons associated with our dealer manager and officers and employees of our affiliates to attend retail seminars conducted by broker-dealers and, in special cases, reimbursement to participating broker-dealers for technology costs associated with the offering, costs and expenses related to such technology costs, and costs and expenses associated with the facilitation of the marketing of our shares and the ownership of our shares by such broker-dealers’ customers. Through December 31, 2013, our advisor has incurred $819,000 in organization and offering expenses related to this public offering on our behalf. KBS Capital Advisors has agreed to reimburse us to the extent selling commissions, the dealer manager fee and other organization and offering expenses incurred by us exceed 15% of aggregate gross offering proceeds. See “Plan of Distribution”.

(2) For all investments that we make, we will pay our advisor an acquisition and origination fee equal to 1.5% of the cost of the investments acquired by us, or the amounts funded by us to acquire or originate loans, including acquisition and origination expenses and any debt attributable to such investments.

We will incur customary acquisition and origination expenses in connection with the acquisition and/or origination (or attempted acquisition and/or origination) of our investments. We have assumed, for purposes of this table that customary acquisition and origination expenses (including expenses relating to potential investments that we do not close) will be an amount equal to 0.6% of the amount available for investment from this primary offering, excluding fees and expenses associated with such investments. Customary acquisition and origination expenses include legal fees and expenses (including fees of in-house counsel that are not employees or affiliates of the advisor), costs of due diligence, travel and communication expenses, accounting fees and expenses and other closing costs and miscellaneous expenses relating to the acquisition or origination of real estate-related loans, opportunistic real estate, real estate-related debt securities and other real estate-related investments.

This table excludes debt proceeds. To the extent we fund our investments with debt, as we expect, the amount available for investment and the amount of acquisition and origination fees and expenses will be proportionately greater. If we raise the maximum offering amount and our debt financing and other liabilities are equal to our target leverage such that our total liabilities do not exceed 60% of the cost of our tangible assets (before deducting depreciation or other non-cash reserves), then we estimate that acquisition and origination fees would be $18,739,256 and acquisition and origination expenses would be $7,450,996. Our charter limits our liabilities to 75% of the cost of our tangible assets; however, we may exceed that limit if a majority of the conflicts committee approves each borrowing in excess of our charter limitation and we disclose such borrowing to our stockholders in our next quarterly report with an explanation from the conflicts committee of the justification for the excess borrowing. If we raise the maximum offering amount and our debt financing and other liabilities are equal to 75% of the cost of our tangible assets (before deducting depreciation or other non-cash reserves) (the maximum permitted leverage under our charter without conflicts committee approval), then we estimate that acquisition and origination fees would be $36,385,118 and acquisition and origination expenses would be $14,467,244.

The estimate of acquisition and origination fees is based on the current compensation structure under the advisory agreement. Compensation to be paid to KBS Capital Advisors may be increased subject to approval by our conflicts committee and the other limitations in our advisory agreement and our charter. Our charter limits our ability to make an investment if the total of all acquisition and origination fees and expenses relating to the investment exceeds 6% of the contract purchase price or 6% of the total funds advanced. This limit may only be exceeded if a majority of the board of directors (including a majority of the members of the conflicts committee) not otherwise interested in the transaction approves the fees and expenses and finds the transaction to be commercially competitive, fair and reasonable to us.

This table assumes that we will not use the net proceeds from the sale of shares under our dividend reinvestment plan to invest in real estate-related loans, opportunistic real estate, real estate-related debt securities and other real estate-related investments. To the extent we use the net proceeds from the dividend reinvestment plan to invest in real estate-related loans, opportunistic real estate, real estate-related debt securities and other real estate-related investments, our advisor or its subsidiary would earn the related acquisition and origination fees and we would incur additional acquisition and origination expenses.

(3) We may incur expenses relating to our investments, such as purchasing a loan senior to ours to protect our junior position in the event of a default by the borrower on the senior loan, making protective advances to preserve collateral securing a loan, or making capital and tenant improvements or paying leasing costs and commissions related to real property. At the time we make an investment, we will establish estimates of the capital needs of such investment through the anticipated hold period of the investment. Depending on how much we raise in this offering, we expect to use between 0.25% and 1.0% of the gross proceeds from our primary offering for working capital reserves. We may also use debt proceeds, our cash flow from operations and proceeds from our dividend reinvestment plan to meet our needs for working capital and to build a moderate level of cash reserves.

(4) Until required in connection with investment in real estate-related loans, opportunistic real estate, real estate-related debt securities and other real estate-related investments, substantially all of the net proceeds of the offering and, thereafter, our working capital reserves, may be invested in short-term, highly liquid investments, including government obligations, bank certificates of deposit, short-term debt obligations and interest-bearing accounts or other authorized investments as determined by our board of directors. Amount available for investment from the primary offering may also include anticipated capital improvement expenditures and tenant leasing costs.

MANAGEMENT

Board of Directors

We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries. The board is responsible for the management and control of our affairs. The board has retained KBS Capital Advisors to manage our day-to-day operations and our portfolio of real estate-related loans, opportunistic real estate, real estate-related debt securities and other real estate-related investments, subject to the board’s supervision. Because of the conflicts of interest created by the relationships among us, KBS Capital Advisors and various affiliates, many of the responsibilities of the board have been delegated to a committee that consists solely of independent directors. This committee is the conflicts committee and is discussed below and under “Conflicts of Interest.”

Prior to commencement of this offering, we expect to name three independent directors to our board of directors. An “independent director” is a person who is not one of our officers or employees or an officer or employee of KBS Capital Advisors or its affiliates, has not been so for the previous two years and meets the other requirements set forth in our charter. Our independent directors also meet the director independence standards of the New York Stock Exchange, Inc.

Each director will serve until the next annual meeting of stockholders and until his successor has been duly elected and qualified. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at any stockholder meeting constitutes a quorum. With respect to the election of directors, each candidate nominated for election to the board of directors must receive a majority of the votes present, in person or by proxy, in order to be elected. Therefore, if a nominee receives fewer “for” votes than “withhold” votes in an election, then the nominee will not be elected.

Although our board of directors may increase or decrease the number of directors, a decrease may not have the effect of shortening the term of any incumbent director. Any director may resign at any time or may be removed with or without cause by the stockholders upon the affirmative vote of at least a majority of all the votes entitled to be cast at a meeting called for the purpose of the proposed removal. The notice of the meeting will indicate that the purpose, or one of the purposes, of the meeting is to determine if the director shall be removed.

Unless otherwise provided by Maryland law, the board of directors is responsible for selecting its own nominees and recommending them for election by the stockholders, provided that the conflicts committee nominates replacements for any vacancies among the independent director positions. Unless filled by a vote of the stockholders as permitted by the Maryland General Corporation Law, a vacancy that results from the removal of a director will be filled by a vote of a majority of the remaining directors. Any vacancy on the board of directors for any other cause will be filled by a majority of the remaining directors, even if such majority is less than a quorum.

Our directors are accountable to us and our stockholders as fiduciaries. This means that our directors must perform their duties in good faith and in a manner each director believes to be in our and our stockholders’ best interests. Further, our directors must act with such care as a prudent person in a similar position would use under similar circumstances, including exercising reasonable inquiry when taking actions. However, our directors and executive officers are not required to devote all of their time to our business and must only devote such time to our affairs as their duties may require. We do not expect that our directors will be required to devote a substantial portion of their time to us in discharging their duties.

In addition to meetings of the various committees of the board, which committees we describe below, we expect our directors to hold at least four regular board meetings each year. Our board has the authority to fix the compensation of all officers that it selects and may pay compensation to directors for services rendered to us in any other capacity although we expect our conflicts committee would act on these matters.

Our general investment and borrowing policies are set forth in this prospectus. Our directors may establish further written policies on investments and borrowings and will monitor our administrative procedures, investment operations and performance to ensure that our executive officers and advisor follow these policies and that these policies continue to be in the best interests of our stockholders. Unless modified by our directors, we will follow the policies on investments and borrowings set forth in this prospectus.

Committees of the Board of Directors

Our board of directors may delegate many of its powers to one or more committees. Our charter requires that each committee consist of at least a majority of independent directors, and we expect our board will have two committees prior to commencement of this offering, the audit committee and the conflicts committee, that will consist solely of independent directors.

Audit Committee

Our board of directors will establish an audit committee that consists solely of independent directors. The audit committee will assist the board in overseeing:

•	our accounting and financial reporting processes;

•	the integrity and audits of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent auditors; and

•	the performance of our internal and independent auditors.

The audit committee will also select the independent public accountants to audit our annual financial statements, review with the independent public accountants the plans and results of the audit engagement and consider and approve the audit and non-audit services and fees provided by the independent public accountants.

Conflicts Committee

In order to reduce or eliminate certain potential conflicts of interest, our charter creates a conflicts committee of our board of directors consisting solely of all of our independent directors, that is, all of our directors who are not affiliated with our advisor. Our charter authorizes the conflicts committee to act on any matter permitted under Maryland law. Both the board of directors and the conflicts committee must act upon those conflict-of-interest matters that cannot be delegated to a committee under Maryland law. Our charter also empowers the conflicts committee to retain its own legal and financial advisors. See “Conflicts of Interest — Certain Conflict Resolution Measures.”

Our charter requires that the conflicts committee discharge the board’s responsibilities relating to the nomination of independent directors and the compensation of our independent directors. Subject to the limitations in our charter and with stockholder approval, the conflicts committee may also create stock-award plans.

Executive Officers and Directors

We have provided below certain information about our executive officers and directors.

Name*	Age**	Positions
Keith D. Hall	55	Chief Executive Officer and Director

Peter McMillan III	56	Chairman of the Board, President and Director

David E. Snyder	42	Chief Financial Officer, Treasurer and Secretary

Stacie K. Yamane	49	Chief Accounting Officer

		Independent Director

		Independent Director

		Independent Director

* The address of each executive officer and director listed is 620 Newport Center Drive, Suite 1300, Newport Beach, California 92660.

** As of February     , 2013.

Keith D. Hall is our Chief Executive Officer and one of our directors, positions he has held since our formation in February 2013. He is also Chief Executive Officer and a director of KBS Strategic Opportunity REIT, positions he has held since December 2008 and October 2008, respectively. He is also an Executive Vice President of KBS REIT I, KBS REIT II, and KBS REIT III, positions he has held for these entities since June 2005, August 2007, and January 2010, respectively. In addition, Mr. Hall is a sponsor of our company, KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT and KBS Legacy Partners Apartment REIT, which were formed in 2013, 2005, 2007, 2009, 2008, and 2009, respectively. Mr. Hall owns and controls a 50% interest in GKP Holding LLC. GKP Holding owns a 33 1/3% interest in KBS Holdings LLC, which is the sole owner of our advisor and our dealer manager. All four of our sponsors, Messrs. Bren, Hall, McMillan and Schreiber, actively participate in the management and operations of our advisor. Mr. Hall is also a member of the investment committee formed by our advisor to evaluate and authorize new investment opportunities for us.

Mr. Hall is a co-founder of Willowbrook Capital Group, LLC. Prior to forming Willowbrook in 2000, Mr. Hall was a Managing Director at CS First Boston, where he managed the distribution strategy and business development for the Principal Transaction Group’s $18.0 billion real estate securities portfolio. Mr. Hall’s two primary business unit responsibilities were Mezzanine Lending and Commercial Real Estate Development. Before joining CS First Boston in 1996, he served as a Director in the Real Estate Products Group at Nomura Securities, with responsibility for the company’s $6.0 billion annual pipeline of fixed-income, commercial mortgage-backed securities. During the 1980s, Mr. Hall was a Senior Vice President in the High Yield Department of Drexel Burnham Lambert’s Beverly Hills office, where he was responsible for distribution of the group’s high-yield real estate securities. Mr. Hall received a Bachelor of Arts Degree with honors in Finance from California State University, Sacramento.

Our sponsor has concluded that Mr. Hall is qualified to serve as one of our directors for reasons including his expertise in the real estate finance markets and his expertise with real estate-related investments. With over 28 years of experience investing in and managing real estate-related investments, Mr. Hall has the depth and breadth of experience to implement our business strategy. As an executive officer and principal of our advisor, Mr. Hall is able to direct our board of directors to the critical issues facing our company.

Peter McMillan III is our President and the Chairman of the Board and one of our directors, positions he has held since our formation in February 2013. He is also President, Chairman of the Board and a director of KBS Strategic Opportunity REIT, positions he has held since December 2008. He is also an Executive Vice President, Treasurer, Secretary and a director of KBS REIT I, KBS REIT II, and KBS REIT III, and an Executive Vice President of KBS Legacy Partners Apartment REIT, positions he has held for these entities since June 2005, August 2007, January 2010 and August 2009, respectively. In addition, Mr. McMillan is a sponsor of our company, KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT and KBS Legacy Partners Apartment REIT, which were formed in 2013, 2005, 2007, 2009, 2008, and 2009, respectively. Mr. McMillan owns and controls a 50% interest in GKP Holding LLC. GKP Holding owns a 33 1/3% interest in KBS Holdings LLC, which is the sole owner of our advisor and our dealer manager. All four of our sponsors, Messrs. Bren, Hall, McMillan and Schreiber, actively participate in the management and operations of our advisor. Mr. McMillan is also a member of the investment committee formed by our advisor to evaluate and authorize new investment opportunities for us.

Mr. McMillan is a co-founder and the Managing Partner of Willowbrook Capital Group, LLC. Prior to forming Willowbrook in 2000, Mr. McMillan served as an Executive Vice President and Chief Investment Officer of SunAmerica Investments, Inc., which was later acquired by AIG. As Chief Investment Officer, he was responsible for over $75.0 billion in assets, including residential and commercial mortgage-backed securities, public and private investment grade and non-investment grade corporate bonds and commercial mortgage loans and real estate investments. Before joining SunAmerica in 1989, he served as Assistant Vice President for Aetna Life Insurance and Annuity Company with responsibility for the company’s $6.0 billion fixed income portfolios. Mr. McMillan received his Master of Business Administration in Finance from the Wharton Graduate School of Business at the University of Pennsylvania and his Bachelor of Arts Degree with honors in Economics from Clark University. Mr. McMillan is a director of TCW Mutual Funds and Metropolitan West Funds and is a former director of Steinway Musical Instruments, Inc.

Our sponsor has concluded that Mr. McMillan is qualified to serve as one of our directors and the Chairman of the Board for reasons including his expertise in real estate finance and with real estate-related investments. With over 31 years of experience investing in and managing real estate-related debt investments, Mr. McMillan offers insights and perspective with respect to our real estate-related investment portfolio as well as our real estate portfolio. As one of our executive officers and a principal of our advisor, Mr. McMillan is also able to direct our board of directors to the critical issues facing our company. Further, his experiences as a director of KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT I, TCW Mutual Funds and Metropolitan West Funds and as a former director of Steinway Musical Instruments, Inc. provide him with an understanding of the requirements of serving on a public company board and qualify him to serve as the chairman of our board of directors.

David E. Snyder is our Chief Financial Officer, Treasurer and Secretary, positions he has held since our formation in February 2013. He is the Chief Financial Officer of our advisor, KBS REIT I, KBS REIT II and KBS REIT III, positions he has held for these entities since November 2008, December 2008, December 2008 and January 2010, respectively. He is also the Chief Financial Officer, Treasurer and Secretary of KBS Strategic Opportunity REIT and KBS Legacy Partners Apartment REIT, positions he has held for these entities since December 2008 and August 2009, respectively.

From January 1998 to May 2008, Mr. Snyder worked for Nationwide Health Properties, Inc., a real estate investment trust specializing in healthcare related property. He served as the Vice President and Controller from July 2005 to February 2008 and Controller from January 1998 to July 2005. At Nationwide Health Properties, Mr. Snyder was responsible for internal and external financial reporting, Sarbanes-Oxley compliance, budgeting, debt compliance, negotiation and documentation of debt and equity financing and the negotiation of acquisition and leasing documentation. In addition, Mr. Snyder was part of the senior management team that approved investments, determined appropriate financing and developed strategic goals and plans. As part of his investment and financing responsibilities, Mr. Snyder participated in the origination, modification and refinancing of: mortgage loans made to customers, mortgages obtained on real estate and unsecured credit facilities.

Mr. Snyder was an adjunct accounting professor at Biola University from 1998 to 2005, teaching courses in auditing and accounting. He was the director of financial reporting at Regency Health Services, Inc., a skilled nursing provider, from November 1996 to December 1997. From October 1993 to October 1996, Mr. Snyder worked for Arthur Andersen LLP. Mr. Snyder received a Bachelor of Science Degree in Business Administration with an emphasis in Accounting from Biola University in La Mirada, California. Mr. Snyder is a Certified Public Accountant (California).

Stacie K. Yamane is our Chief Accounting Officer, a position she has held since our formation in February 2013. Ms. Yamane is also the Chief Accounting Officer, Portfolio Accounting of our advisor and Chief Accounting Officer of KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT and KBS Legacy Partners Apartment REIT, positions she has held for these entities since October 2008, October 2008, October 2008, January 2010, August 2009 and August 2009, respectively. From July 2007 until December 2008, Ms. Yamane served as the Chief Financial Officer of KBS REIT II and from July 2007 to October 2008, she served as controller of KBS REIT II; from October 2004 to October 2008, she served as Fund Controller of our advisor; from June 2005 to December 2008 she served as Chief Financial Officer of KBS REIT I; and from June 2005 to October 2008 she served as Controller of KBS REIT I.

Ms. Yamane also serves as Senior Vice President/Controller, Portfolio Accounting for KBS Realty Advisors LLC, a position she has held since 2004. She served as a Vice President/Portfolio Accounting with KBS-affiliated investment advisors from 1995 to 2004. At KBS Realty Advisors, Ms. Yamane is responsible for client accounting/reporting for two real estate portfolios. These portfolios consist of industrial, office and retail properties as well as land parcels. Ms. Yamane works closely with portfolio managers, asset managers, property managers and clients to ensure the completion of timely and accurate accounting, budgeting and financial reporting. In addition, she assists in the supervision and management of KBS Realty Advisors’ accounting department.

Prior to joining an affiliate of KBS Realty Advisors in 1995, Ms. Yamane was an audit manager at Kenneth Leventhal & Company, a CPA firm specializing in real estate. During her eight years at Kenneth Leventhal & Company, Ms. Yamane performed or supervised a variety of auditing, accounting and consulting engagements including the audit of financial statements presented in accordance with GAAP, as well as financial statements presented on a cash and tax basis, the valuation of asset portfolios and the review and analysis of internal control systems. Her experiences with various KBS-affiliated entities and Kenneth Leventhal & Company give her over 26 years of real estate experience.

Ms. Yamane received a Bachelor of Arts Degree in Business Administration with a dual concentration in Accounting and Management Information Systems from California State University, Fullerton. She is a Certified Public Accountant (inactive California).

Compensation of Directors

We will compensate each of our independent directors with an annual retainer of $40,000. In addition, we will pay independent directors for attending board and committee meetings as follows:

•	$2,500 in cash for each board meeting attended.

•	$2,500 in cash for each committee meeting attended, except that the chairman of the committee is paid $3,000 for each meeting attended.

•	$2,000 in cash for each teleconference meeting of the board.

•	$2,000 in cash for each teleconference meeting of any committee, except that the chairman of the committee is paid $3,000 for each teleconference meeting of the committee.

All directors will receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors. If a director is also one of our officers, we will not pay any compensation for services rendered as a director.

Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents

Our charter limits the liability of our directors and officers to us and our stockholders for monetary damages and requires us to indemnify our directors, officers, KBS Capital Advisors and its affiliates for losses they may incur by reason of their service in that capacity if all of the following conditions are met:

•	the party seeking exculpation or indemnification has determined, in good faith, that the course of conduct that caused the loss or liability was in our best interests;

•	the party seeking exculpation or indemnification was acting on our behalf or performing services for us;

•	in the case of an independent director, the liability or loss was not the result of gross negligence or willful misconduct by the independent director;

•	in the case of a non-independent director, KBS Capital Advisors or one of its affiliates, the liability or loss was not the result of negligence or misconduct by the party seeking exculpation or indemnification; and

•	the indemnification is recoverable only out of our net assets and not from the common stockholders.

The SEC takes the position that indemnification against liabilities arising under the Securities Act of 1933 is against public policy and unenforceable. Furthermore, our charter prohibits the indemnification of our directors, KBS Capital Advisors, its affiliates or any person acting as a broker-dealer for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged securities law violations;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

•

a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which the securities were offered as to indemnification for violations of securities laws.

Our charter further provides that the advancement of funds to our directors and to KBS Capital Advisors and its affiliates for reasonable legal expenses and other costs incurred in advance of the final disposition of a proceeding for which indemnification is being sought is permissible only if all of the following conditions are satisfied: the proceeding relates to acts or omissions with respect to the performance of duties or services on our behalf; the legal proceeding was initiated by a third party who is not a common stockholder or, if by a common stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement; and the person seeking the advancement undertakes to repay the amount paid or reimbursed by us, together with the applicable legal rate of interest thereon, if it is ultimately determined that such person is not entitled to indemnification.

We have also purchased and maintain insurance on behalf of all of our directors and officers against liability asserted against or incurred by them in their official capacities with us, whether or not we are required or have the power to indemnify them against the same liability.

The Advisor

Our advisor is KBS Capital Advisors, an investment advisor registered with the SEC. KBS Capital Advisors is a limited liability company that was formed in the State of Delaware on October 18, 2004. As our advisor, KBS Capital Advisors has contractual and fiduciary responsibilities to us and our stockholders.

Peter M. Bren and Charles J. Schreiber, Jr. indirectly own a controlling interest in and are the managers of KBS Capital Advisors. Keith D. Hall and Peter McMillan III also indirectly own an ownership interest in KBS Capital Advisors. Messrs. Bren, Hall, McMillan and Schreiber all actively participate in the management and operations of the advisor. For more information regarding the background and experience of Messrs. Hall, McMillan, and Snyder see “Management – Executive Officers and Directors” and “— Other Affiliates — Our Sponsors.”

Below is a brief description of the background and experience of the key real estate and debt finance professionals, other than Messrs. de Broglie, Hall, Marcot, McMillan and Snyder, who are the members of the investment committees formed by KBS Capital Advisors to evaluate and authorize new investment opportunities in the United States and Europe for us. In addition to Messrs. de Broglie and Marcot, our advisor expects to appoint two additional individuals from STAM to its investment committee for European investments. For more information regarding the background and experience of Messrs. de Broglie and Marcot, see “Management – Our Advisor’s Strategic Relationship with STAM.”

Peter M. Bren, 80, is the Chairman and President of our advisor, KBS Capital Advisors, and President of KBS REIT I, KBS REIT II and KBS REIT III, positions he has held for these entities since October 2004, June 2005, August 2007 and January 2010, respectively. In addition, Mr. Bren is President and a director of KBS Legacy Partners Apartment REIT, positions he has held since August 2009 and July 2009, respectively. In addition, Mr. Bren is a sponsor of our company, KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT and KBS Legacy Partners Apartment REIT, which were formed in 2013, 2005, 2007, 2009, 2008 and 2009, respectively. Other than de minimis amounts owned by family members or family trusts, Mr. Bren indirectly owns and controls a 33 1/3% interest in KBS Holdings LLC, which is the sole owner of our advisor and our dealer manager. All four of our sponsors, Messrs. Bren, Hall, McMillan and Schreiber, actively participate in the management and operations of our advisor.

Mr. Bren is Chairman of the Board and President of KBS Realty Advisors LLC and is a principal of Koll Bren Schreiber Realty Advisors, Inc., each an active and nationally recognized real estate investment advisor. These entities were first registered as investment advisors with the SEC in 2002 and 1999, respectively. The first investment advisor affiliated with Messrs. Bren and Schreiber was formed in 1992. As of December 31, 2012, KBS Realty Advisors, together with KBS affiliates, including KBS Capital Advisors, had been involved in the investment in or management of approximately $16.2 billion of real estate investments on behalf of institutional investors, including public and private pension plans, endowments and foundations, institutional and sovereign wealth funds, and the investors in KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT and KBS Legacy Partners Apartment REIT.

Mr. Bren has been involved in real estate development, management, acquisition, disposition and financing for more than 41 years and with the acquisition, origination, management, disposition and financing of real estate-related debt investments for approximately 21 years. Prior to taking his current positions as Chairman of the Board and President of KBS Capital Advisors and KBS Realty Advisors, he served as the President of The Bren Company, was a Senior Partner of Lincoln Property Company and was President of Lincoln Property Company, Europe. Mr. Bren is also a founding member of the Richard S. Ziman Center for Real Estate at the UCLA Anderson School of Management. He is also a member of the Real Estate Round Table in Washington, D.C.

Charles J. Schreiber, Jr., 62, is the Chief Executive Officer of our advisor, a position he has held since October 2004. He is also the Chairman of the Board, Chief Executive Officer and a director of KBS REIT I, positions he has held for these entities since June 2005. He is also the Chairman of the Board, Chief Executive Officer and a director of KBS REIT II, positions he has held since August 2007, August 2007 and July 2007, respectively. He is also the Chairman of the Board, Chief Executive Officer and a director of KBS REIT III, positions he has held since January 2010, January 2010 and December 2009, respectively. In addition, Mr. Schreiber is a sponsor of our company, KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT and KBS Legacy Partners Apartment REIT, which were formed in 2013, 2005, 2007, 2009, 2008 and 2009, respectively. Other than de minimis amounts owned by family members or family trusts, Mr. Schreiber indirectly owns and controls a 33 1/3% interest in KBS Holdings LLC, which is the sole owner of our advisor and dealer manager. All four of our sponsors, Messrs. Bren, Hall, McMillan and Schreiber, actively participate in the management and operations of our advisor.

Mr. Schreiber is the Chief Executive Officer of KBS Realty Advisors LLC and is a principal of Koll Bren Schreiber Realty Advisors, Inc., each an active and nationally recognized real estate investment advisor. These entities were first registered as investment advisors with the SEC in 2002 and 1999, respectively. The first investment advisor affiliated with Messrs. Bren and Schreiber was formed in 1992. As of December 31, 2012, KBS Realty Advisors, together with KBS affiliates, including KBS Capital Advisors, had been involved in the investment in or management of approximately $16.2 billion of real estate investments on behalf of institutional investors, including public and private pension plans, endowments and foundations, institutional and sovereign wealth funds, and the investors in KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT and KBS Legacy Partners Apartment REIT.

Mr. Schreiber has been involved in real estate development, management, acquisition, disposition and financing for more than 41 years and with the acquisition, origination, management, disposition and financing of real estate-related debt investments for more than 21 years. Prior to teaming with Mr. Bren in 1992, he served as the Executive Vice President of Koll Investment Management Services and Executive Vice President of Acquisitions/Dispositions for The Koll Company. During the mid-1970s through the 1980s, he was Founder and President of Pacific Development Company and was previously Senior Vice President/Southern California Regional Manager of Ashwill-Burke Commercial Brokerage.

Mr. Schreiber graduated from the University of Southern California with a Bachelor’s Degree in Finance with an emphasis in Real Estate. During his four years at USC, he did graduate work in the then newly-formed Real Estate Department in the USC Graduate School of Business. He is currently an Executive Board Member for the USC Lusk Center for Real Estate at the University of Southern California Marshall School of Business/School of Policy, Planning and Development. Mr. Schreiber also serves as a member of the Executive Committee for the Public Non-Listed REIT Council for the National Association of Real Estate Investment Trusts.

Geoffrey Hawkins, 50, has served as Managing Director of KBS Capital Advisors since he joined KBS Capital Advisors in 2006. As Managing Director, Mr. Hawkins oversees acquisition, asset management and disposition activities with respect to commercial mortgage-backed securities and collateralized debt obligations. Mr. Hawkins is the regional manager for mortgage debt originations and distressed opportunities in the Midwest region of the U.S. Mr. Hawkins is also a member of the investment committee formed by KBS Capital Advisors to evaluate and authorize new investment opportunities for us and KBS Strategic Opportunity REIT. From 2002 to 2006, Mr. Hawkins was an Executive Director and Senior Portfolio Manager for Forum Partners, an international commercial real estate private equity group with $1.5 billion in assets as of 2006. At Forum, Mr. Hawkins managed real estate-related investments in the United States, Europe and Asia. He was in charge of the fixed income group, which invested in residential and commercial mortgage backed securities, asset-backed securities and whole loans for its family of funds, which included a mutual fund, an ETF, and several different opportunity funds. From 1992 to 2002, Mr. Hawkins was a Portfolio Manager at the Capital Group Companies. At Capital Group, he was in charge of managing fixed income portfolios in excess of $2 billion, with assets in the structured finance (residential and commercial mortgage-backed securities, asset backed securities and collateralized debt obligations), REIT and specialty finance company sectors in the United States, Europe, Latin American and Asia. Mr. Hawkins managed bond portfolios for subsidiaries of the Capital Group, which included the American Funds, Capital Guardian & Trust Company, and Capital International. From 1991 to 1992, Mr. Hawkins worked for FHLMC (Freddie Mac) as a Senior Financial Analyst in the Structured Finance Group. His responsibilities included the structuring and modeling of collateralized mortgage obligations. From 1988 to 1991, Mr. Hawkins worked as an accountant and then the controller of Highland Management and Development Company, a regional commercial real estate company. Mr. Hawkins has over 24 years’ experience investing in the global commercial real estate and structured finance markets, with 22 years of experience specifically related to real estate-related debt investments. Mr. Hawkins holds a BBA in Finance from the University of Iowa and a MBA from DePaul University.

Brian Ragsdale, 53, has served as Executive Vice President, Head of Credit for KBS Capital Advisors since he joined KBS Capital Advisors in 2007. As Executive Vice President, Head of Credit, Brian Ragsdale oversees underwriting, origination, acquisition, asset management and disposition activities with respect to loan investments. Mr. Ragsdale is also a member of the investment committee formed by KBS Capital Advisors to evaluate and authorize new investment opportunities for us and KBS Strategic Opportunity REIT. From 2002 to 2007, Mr. Ragsdale was Vice President, Mortgage Lending and Real Estate at AIG Global Investment Corp. where he was responsible for the supervision of refinance transactions in AIG’s real estate-related loan portfolio consisting of approximately 1500 loans valued at approximately $13 billion. From 2000 to 2002, Mr. Ragsdale was Senior Vice President, Client Portfolio Management for Trammell Crow Company, where he was responsible for the development, brokerage and management of portfolios of commercial real estate consisting of approximately 26 locations and totaling more than 7.2 million square feet of office and industrial space. From 1999 to 2000, Mr. Ragsdale was Vice President, Asset and Portfolio Management for PM Realty Advisors where he oversaw a 30-asset, $450 million commercial real estate portfolio owned by a state employee retirement fund. From 1989 to 1999, Mr. Ragsdale worked for Metropolitan Life Insurance Company. At MetLife, Mr. Ragsdale analyzed and negotiated real estate-related debt and equity investment opportunities as an Investment Analyst and then subsequently managed and supervised such investment opportunities as an Investment Manager. From 1995 to 1998, Mr. Ragsdale served as a Senior Committee member of the investment committee responsible for the review and approval of all transactions associated with MetLife’s $20 billion debt and equity real estate portfolio. Mr. Ragsdale has over 21 years’ experience identifying, supervising and managing real estate-related investment opportunities, with 12 years of experience specifically related to real estate-related debt investments. Mr. Ragsdale graduated from the University of Arizona with a BS degree and later received his MBA from Southern Methodist University in Dallas, Texas. He is also the recipient of a Costa School of Real Estate Certificate, Southern Methodist University.

James Rodgers, 33, is the head of acquisitions for us and for KBS Strategic Opportunity REIT. As head of acquisitions he is responsible for originating, underwriting and structuring investments in both debt and equity, and managing the investment team. He is also a member of the European investment committee formed by KBS Capital Advisors to evaluate and authorize new investment opportunities for us in Europe. Prior to joining KBS Capital Advisors, Mr. Rodgers was an investment banker with Merrill Lynch in New York from 2004 to 2007. He began his career in the Asset Backed Securities group, where he structured and originated public securities offerings for Merrill’s large corporate clients. He later transitioned into the Global Structured Finance and Investments division, where he focused on investing the group’s $20 billion balance sheet in structured debt, including secured warehouse loans, portfolio investments, and joint venture partnerships. Mr. Rodgers holds an MBA from UCLA Anderson School of Management, where he focused in real estate and finance. He earned his bachelor’s degree from the University of California, Berkeley.

The Advisory Agreement

Under the terms of the advisory agreement, KBS Capital Advisors will use its best efforts to present to us investment opportunities that provide a continuing and suitable investment program for us consistent with our investment policies and objectives as adopted by our board of directors. Pursuant to the advisory agreement, KBS Capital Advisors will manage our day-to-day operations, retain the loan servicers for our loan investments (subject to the authority of our board of directors and officers) and perform other duties, including, but not limited to, the following:

•	finding, presenting and recommending investment opportunities to us consistent with our investment policies and objectives;

•	making investment decisions for us, subject to the limitations in our charter and the direction and oversight of our board of directors;

•	structuring the terms and conditions of our investments, sales and joint ventures;

•	acquiring investments on our behalf in compliance with our investment objectives and policies;

•	sourcing and structuring our loan originations;

•	arranging for financing and refinancing of investments;

•	entering into service contracts for our loans;

•	supervising and evaluating each loan servicer’s and property manager’s performance;

•	reviewing and analyzing the operating and capital budgets of properties underlying our investments and properties we may acquire;

•	entering into leases and service contracts for our real properties;

•	assisting us in obtaining insurance;

•	generating an annual budget for us;

•	reviewing and analyzing financial information for each of our assets and the overall portfolio;

•	formulating and overseeing the implementation of strategies for the administration, promotion, management, financing and refinancing, marketing, servicing and disposition of our investments;

•	performing investor-relations services;

•	maintaining our accounting and other records and assisting us in filing all reports required to be filed with the SEC, the Internal Revenue Service and other regulatory agencies;

•	engaging and supervising the performance of our agents, including our registrar and transfer agent; and

•	performing any other services reasonably requested by us.

See “Management Compensation” for a detailed discussion of the fees payable to KBS Capital Advisors under the advisory agreement. We also describe in that section our obligation to reimburse KBS Capital Advisors for commercially reasonable organization and offering expenses, the costs of providing services to us (other than for the employee costs in connection with services for which it earns acquisition and origination fees or disposition fees, though we may reimburse the advisor for travel and communication expenses) and payments made by KBS Capital Advisors for amounts it pays in connection with the selection, acquisition or origination of an investment, whether or not we ultimately acquire or originate the investment.

The advisory agreement has a one-year term but may be renewed for an unlimited number of successive one year periods upon the mutual consent of KBS Capital Advisors and us. Additionally, either party may terminate the advisory agreement without penalty upon 60 days’ written notice and, in such event, KBS Capital Advisors must cooperate with us and our directors in making an orderly transition of the advisory function. Upon termination of the advisory agreement, KBS Capital Advisors may be entitled to a termination fee if (based upon an independent appraised value of the portfolio) KBS Capital Advisors would have been entitled to a subordinated participation in net cash flows had the portfolio been liquidated on the termination date. The termination fee would be payable in the form of an interest-bearing promissory note that becomes due only upon the sale of one or more assets or upon maturity or payoff of our debt investments. The fee is payable solely from the proceeds from the sale, maturity or payoff of an asset and future asset sales, maturities or payoffs, and all of such proceeds must be used to repay the promissory note until it is fully repaid. The amount of the termination fee would be 15% of the amount by which (i) the hypothetical liquidation proceeds exceed (ii) the amount necessary to provide investors with a return of their net capital contributions and a 7.0% per year cumulative, noncompounded return through the termination date; however, the agreement does not require that the investors actually have received such return prior to issuance of the promissory note or payments under it. The amount due under the promissory note would not be adjusted upwards or downwards to reflect any difference in the appraised value of our portfolio at termination and the amount ultimately realized by us. For more information regarding the terms of the advisory agreement, see “Management Compensation.”

KBS Capital Advisors and its affiliates engage in other business ventures, and, as a result, they do not dedicate their resources exclusively to our business. However, pursuant to the advisory agreement, KBS Capital Advisors must devote sufficient resources to our business to discharge its obligations to us. KBS Capital Advisors may assign the advisory agreement to an affiliate upon our approval. We may assign or transfer the advisory agreement to a successor entity.

Our Advisor’s Strategic Relationship with STAM

Our advisor has entered into a sub-advisory agreement with STAM Europe (“STAM”), a commercial real estate investment and asset management firm headquartered in Paris, France, to provide real estate acquisition and portfolio management services to our advisor in connection with our investments in value-added real estate and distressed debt in Europe. STAM is a European real estate investment and fund manager created in 1997 to provide asset management of opportunistic and value-added investments in France for north-American investors. Over the years, its business practice has extended into investment management for a wider range of opportunistic investors, as well as into asset management for core real estate investments. Its real estate experience extends to all asset classes, including office, light industrial, warehouse, logistics, retail, and residential.

In 2005, STAM initiated its fund set-up and management activities and it currently manages two discretionary funds, STAM REI I and STAM REI III, with a combined investment capacity of €1 billion. STAM REI I is a core plus investment fund that was raised between April 2005 and May 2006 from 16 French institutional investors. Its €350 million investment capacity is fully invested, mainly in office buildings in the Paris and Brussel region. STAM REI III is a value-added investment fund that has been entirely raised with 14 investors (British, Irish and Dutch pension funds). It has an investment capacity of over €700 million and focuses on corporate real estate across France. With respect to the allocation of investment opportunities between us and STAM and its affiliates, the sub-advisory agreement between our advisor and STAM provides that any investment opportunity consistent with our investment objectives be presented first to our advisor for its consideration. Only those opportunities which are not presented to or approved by our board of directors or are inconsistent with our investment objectives may be presented to and acquired by STAM and its affiliates.

STAM operates in France, Germany, Italy, Spain and Belgium, with local offices in each of these countries. STAM has significant experience with investments in distressed debt and value-added and opportunistic investments and has implemented a wide range of value creating strategies: lease-up, rent-up, refurbishment or renovation, ground up development, re-development of existing assets, change of use, condominium conversion, and sale and lease back structuring. STAM has in-depth knowledge of and maintains close relations with the main European banking network. In addition, STAM has a significant European asset management platform with a track record in active debt asset management as well as defaulted debt transactions. Unique relative to most of the European banking community, STAM has the benefit of being able to take control of and add value to the underlying real estate in the event of borrower default. This makes STAM an attractive partner to banks, as they are able to outsource the responsibility for asset management to STAM in the event of failure.

Amongst STAM’s clients are Allianz Immobilien GMBH, British Telecom Pension Fund, Caisse d’Epargne, Carval Investors, Cerberus Real Estate Capital Management, CNP, Crédit Agricole, Crédit Suisse, DEGI, Fortis, Groupama, Hermes, MN Services, Royal Mail Pension Fund, Stichting Bedrijfstakpensioenfonds Voor de Metalelektro, Westbrook Partners. Please note that none of the investors named above have endorsed this offering. By including their names, we do not suggest that any of these investors approved of the services provided by STAM. We included their names only for purposes of your evaluation of the experience and reputation of our advisor’s sub-advisor and their team of real estate and debt finance professionals.

The background and experience of the key personnel at STAM who provide management services to our advisor is summarized below:

Antoine de Broglie, 61, is founder, shareholder and chairman of the management board of STAM. Prior to creating STAM, Mr. de Broglie launched Transinvest in 1992, as one of the first specialized real estate investment banking firms in France. In addition, Mr. de Broglie was Chairman of the French ULI Council from 2004 to 2007.

Etienne Marcot, 50, has served as Chief Executive Officer of STAM since 2007. Prior to joining STAM, Mr. Marcot held various positions including Indirect Real Estate Investments Manager at Banque La HeÅLnin from

1988 to 1992, Chief Executive Officer of Silh (Suez Group) from 1992 to 1998, Chief Executive of Constructa and Chairman of Constructa Asset Management from 1998 to 2003, Commercial Director of Gecina and CEO of Locare (Gecina Group; GECINA is the largest listed real estate company in France) from 2003 to 2005, and Executive Vice-President of UFG REM (CreÅLdit Mutuel Group) (UFG is the largest manager of private REITS in France) from 2005 to 2007.

Bruno Cosse, 50, has served as Chief Financial Officer of STAM since 2002. Prior to joining STAM, Mr. Cosse, was Financial Manager of Thomson CSF Finance, a subsidiary of Thale`s (ex Thomson). As Financial Manager, Mr. Cosse was primarily responsible for back office, financial control and accounting. In 1994, Mr. Cosse joined the CDR, the largest real estate defeasance organized in France (Crédit Lyonnais), where he was in charge of the financial control department and was a financial adviser in the asset disposition process. Mr. Cosse holds a diploma from the Institut d’Etudes Politiques de Paris and a MBA from New York University.

Olivier Lance, 45, has served as General Secretary of STAM since 2006. Mr. Lance, ETP (Ecole des travaux publics), MS HEC, was successively Real Estate Manager of Isica (AG2R group) from 1996 to 2001, Studies and Researches Manager of Locare (Gecina Group) from 2001 to 2006 and Studies and Researches Manager of UFG REM (Credit Mutuel Group) from 2006 to 2007.

The agreement with STAM may be terminated by our advisor in the event of (i) any breach by STAM of one of its material obligations under the sub-advisory agreement not cured within 30 days of written notice, (ii) a bankruptcy or commencement of a bankruptcy or similar insolvency proceedings, (iii) a change in control of STAM, (iv) any adverse change in the financial health of STAM which would result in STAM’s inability to comply with its material obligations under the sub-advisory agreement, or (v) the termination or non-renewal of our advisor by us. These agreements may be terminated by STAM in the event of (i) a breach by our advisor or us of one of our material obligations under the sub-advisory or advisory agreement, as applicable, not cured within 30 days of written notice, (ii) any action or inaction by our advisor or us that causes a material adverse change to STAM in the terms of the sub-advisory agreement, (iii) a bankruptcy or commencement of a bankruptcy or similar insolvency proceedings, related to our advisor or us, (iv) our advisor’s unreasonable refusal three times in a row to approve investments proposed by STAM, provided, we have funds available for investment, (v) a change in control in our advisor, or (vi) any adverse change in the financial health of our advisor which would result in our advisor’s inability to comply with its material obligations under the sub-advisory agreement. We will not pay any additional fees in connection with these services, rather our advisor will compensate STAM from the fees earned under the advisory agreement. Our advisor will retain ultimate responsibility for the performance of all matters entrusted to it under the advisory agreement.

Initial Investment by Our Advisor

Our sponsors have invested $200,000 in us through the purchase of 21,739 shares of our common stock at $9.20 per share. KBS Capital Advisors is the owner of these 21,739 shares. KBS Capital Advisors may not sell any of these shares during the period it serves as our advisor. Although nothing prohibits KBS Capital Advisors or its affiliates from acquiring additional shares of our common stock, KBS Capital Advisors currently has no options or warrants to acquire any shares. KBS Capital Advisors has agreed to abstain from voting any shares it acquires in any vote for the election of directors or any vote regarding the approval or termination of any contract with KBS Capital Advisors or any of its affiliates. KBS Capital Advisors is indirectly owned and controlled by Peter M. Bren, Keith D. Hall, Peter McMillan III and Charles J. Schreiber, Jr., who are our sponsors.

In the event the advisory agreement is terminated, the shares owned by KBS Capital Advisors would not be automatically redeemed. KBS Capital Advisors would, however, be able to participate in the share redemption program, subject to all of the restrictions of the share redemption program applicable to all other common stockholders.

Other Affiliates

Our Sponsors

Peter M. Bren, Keith D. Hall, Peter McMillan III and Charles J. Schreiber, Jr. control and indirectly own our advisor and the dealer manager of this offering. We refer to these individuals as our “sponsors.” Messrs. Bren, Schreiber, Hall and McMillan are the managers of our advisor and actively participate in the management and operations of our advisor. Our sponsors each have over 20 years of experience investing in real estate and real estate-related debt investments.

In 2004, Messrs. Bren, Hall, McMillan and Schreiber founded KBS Capital Advisors, our advisor. Our sponsors work together at KBS Capital Advisors with their team of real estate and debt finance professionals. These senior real estate and debt finance professionals have been through multiple financial cycles in their careers and have the expertise gained through hands-on experience in acquisitions, originations, loan workouts, asset management, dispositions, development, leasing and property and portfolio management. Together with our four sponsors, Geoffrey Hawkins and Brian Ragsdale comprise the investment committee of KBS Capital Advisors that is responsible for our investment decisions related to our investments in the United States. Our advisor has established a separate investment committee to consider our investments in Europe. Our advisor’s European investment committee is comprised of Peter McMillan, Keith Hall, Dave Snyder, Brian Ragsdale, James Rodgers, Geoffrey Hawkins, Antoine de Broglie, Etienne Marcot, as well as two additional individuals to be named by STAM Europe. Subject to any limitations in our charter and the oversight of our board of directors, the investment committees of KBS Capital Advisors evaluate and approve our investments and financings.

The business strategy of our sponsors is threefold: first, identify attractive investment opportunities that meet the investment objectives of their clients; second, aggressively manage each asset acquired; third, execute a well-defined exit strategy for each investment made.

We believe the experience and disciplined investment approach of our sponsors and the team of real estate and debt finance professionals they have assembled will allow us to successfully execute our business model. On January 27, 2006, our four sponsors launched the initial public offering of KBS Real Estate Investment Trust, Inc., which we refer to as KBS REIT I in this prospectus. As of December 31, 2012, KBS REIT I had accepted aggregate gross offering proceeds of approximately $1.9 billion, including $233.7 million from shares issued pursuant to its dividend reinvestment plan. Of the amount raised pursuant to its dividend reinvestment plan, as of December 31, 2012, $70.2 million has been used to fund share redemptions pursuant to its share redemption program. KBS REIT I ceased offering shares in its primary initial public offering on May 30, 2008. On April 22, 2008, our four sponsors launched the initial public offering of KBS Real Estate Investment Trust II, Inc., which we refer to as KBS REIT II in this prospectus. As of December 31, 2012, KBS REIT II had accepted aggregate gross offering proceeds of approximately $2.0 billion, including $200.7 million from shares issued pursuant to its dividend reinvestment plan. Of the amount raised pursuant to its dividend reinvestment plan, as of December 31, 2012, $131.7 million has been used to fund share redemptions pursuant to its share redemption program. KBS REIT II ceased offering shares in its primary initial public offering on December 31, 2010. On November 20, 2009, our four sponsors launched the initial public offering of KBS Strategic Opportunity REIT, Inc., which we refer to as KBS Strategic Opportunity REIT in this prospectus. As of December 31, 2012, KBS Strategic Opportunity REIT had accepted aggregate gross offering proceeds of approximately $574.4 million, including $12.6 million from shares issued pursuant to its dividend reinvestment plan. KBS Strategic Opportunity REIT ceased offering shares in its primary initial public offering on November 14, 2012. On March 12, 2010, our sponsors, together with Legacy Partners Residential Realty LLC and certain of its affiliates, launched the initial public offering of KBS Legacy Partners Apartment REIT, Inc., which we refer to as KBS Legacy Partners Apartment REIT in this prospectus. As of December 31, 2012, KBS Legacy Partners Apartment REIT had accepted gross offering proceeds of $127.9 million, including $2.6 million from shares issued pursuant to its dividend reinvestment plan. KBS Legacy Partners Apartment REIT ceased offering shares in its initial public offering on March 12, 2013 and is currently conducting a follow-on public offering. KBS Legacy Partners Apartment REIT’s follow-on primary offering is expected to last until March 31, 2014. Our sponsors are also sponsoring KBS Real Estate Investment Trust III, Inc., which we refer to as KBS REIT III in this prospectus. Our sponsors launched KBS REIT III’s initial public offering on October 26, 2010 and as of December 31, 2012, KBS REIT III had accepted gross offering proceeds of $270.9 million, including $6.0 million from shares sold pursuant to its dividend reinvestment plan. Of the amount raised pursuant to its dividend reinvestment plan, as of December 31, 2012, $0.7 million has been used to fund share redemptions pursuant to its share redemption program. KBS REIT III’s initial public primary offering is expected to last until April 24, 2014. On February 14, 2013, KBS REIT III filed a registration statement with the SEC for a follow-on offering that it expects to commence upon termination of its initial public offering.

Our advisor, KBS Capital Advisors, is the external advisor of KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT and KBS Legacy Partners Apartment REIT, and some or all of our sponsors are directors and/or executive officers of KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT and KBS Legacy Partners Apartment REIT. Through their affiliations with KBS REIT I, KBS REIT II, KBS Strategic Opportunity REIT and KBS Capital Advisors, as of December 31, 2012, our sponsors have overseen the investment in and management of approximately $8.0 billion of real estate and real estate-related investments on behalf of the investors in KBS REIT I, KBS REIT II and KBS Strategic Opportunity REIT, including $1.7 billion of real estate-related debt investments.

Since 1992, Messrs. Bren and Schreiber have teamed to invest in, manage and sell real estate and real estate-related investments on behalf of institutional investors. Together, Messrs. Bren and Schreiber founded KBS Realty Advisors, a registered investment advisor with the SEC and a nationally recognized real estate investment advisor. When we refer to a “KBS-sponsored” fund or program, we are referring to the private entities sponsored by an investment advisor affiliated with Messrs. Bren and Schreiber and KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT and KBS Legacy Partners Apartment REIT, the public, non-traded REITs that are currently being sponsored by Messrs. Bren, Hall, McMillan and Schreiber. When we refer to a “KBS-advised” investor, we are referring to institutional investors that have engaged an investment advisor affiliated with Messrs. Bren and Schreiber to provide real estate-related investment advice.

Since 1992, the experience of the investment advisors affiliated with Messrs. Bren and Schreiber includes (as of December 31, 2012):

•	Sponsoring 14 private real estate programs that have investment objectives similar to ours and that have invested over $3.3 billion (including equity, debt and investment of income and sales proceeds) in 289 real estate assets;

•	Through these 14 private KBS-sponsored programs, raising over $2.2 billion of equity from 38 institutional investors; and

•	Selling 266 of the 289 real estate assets acquired by these 14 private KBS-sponsored programs.

In addition to their experience with the 14 private KBS-sponsored programs described above, investment advisors affiliated with Messrs. Bren and Schreiber have also been engaged by four other institutional investors to recommend real estate acquisitions and manage some of their investments. The investment proceeds of these KBS-advised investors were not commingled. The investments made on behalf of these four KBS-advised investors were made pursuant to management agreements or partnership agreements that permitted the investors to reject acquisitions recommended by the investment advisor. Because the investors were not as passive as those in the 14 private real estate programs described above or as those who invest in this offering, we have not described the real estate assets acquired or managed for these four investors. The amounts paid for the assets acquired and/or managed and for subsequent capital expenditures for these four KBS-advised investors totaled over $4.0 billion. On behalf of these four investors, investment advisors affiliated with Messrs. Bren and Schreiber have sold 193 real estate assets.

You should note that we believe that the institutional investors that invested in the 14 private KBS-sponsored programs referenced above and the KBS-advised investors are more likely to invest in offerings that can be conducted with lower offering expenses than those found in a public offering, such as this one, in which the securities are sold by participating broker-dealers on a best-efforts basis. It is not expected that any institutional investors such as the ones described above will participate in this offering. However, if institutional investors do participate in this offering, they would likely invest in amounts entitling them to volume discounts such that their returns, if any, would likely be greater than those who purchase shares in this offering at a purchase price of $10 per share.

With respect to the experience of Messrs. Hall and McMillan, each has over 27 years of experience in real estate-related debt investments. Prior to founding KBS Capital Advisors with Messrs. Bren and Schreiber in 2004, Messrs. Hall and McMillan founded Willowbrook Capital Group, LLC, an asset-management company. Prior to forming Willowbrook in 2000, Mr. McMillan served as an Executive Vice President and Chief Investment Officer of SunAmerica Investments, Inc., which was later acquired by American International Group, Inc. As Chief Investment Officer, he was responsible for over $75 billion in assets, including residential and commercial mortgage-backed securities, public and private investment grade and non-investment grade corporate bonds and commercial mortgage loans and real estate investments.

Prior to forming Willowbrook, Mr. Hall was a Managing Director at CS First Boston, where he managed CSFB’s distribution strategy and business development for the Principal Transaction Group’s $18 billion real estate securities portfolio. Before joining CSFB in 1996, he served as a Director in the Real Estate Products Group at Nomura Securities, with responsibility for the company’s $6 billion annual pipeline of fixed-income securities. Mr. Hall spent the 1980s as a Senior Vice President in the High Yield Department of Drexel Burnham Lambert’s Beverly Hills office, where he was responsible for distribution of the group’s high-yield real estate securities.

Dealer Manager

We have retained KBS Capital Markets Group LLC, an affiliate of our advisor, to conduct this offering. KBS Capital Markets Group provides wholesaling, sales, promotional and marketing assistance services to us in connection with the distribution of the shares offered pursuant to this prospectus. It may also sell shares at the retail level. The principal business of KBS Capital Markets Group will be participating in and facilitating the distribution of securities of KBS-sponsored programs. KBS Capital Markets Group served as dealer manager for KBS REIT I’s initial public offering and its dividend reinvestment plan offering. KBS Capital Markets Group also currently serves as dealer manager for KBS REIT III’s initial public offering, KBS Strategic Opportunity REIT’s and KBS REIT II’s dividend reinvestment plan offerings, and KBS Legacy Partners Apartment REIT’s follow-on public offering. Previously it served as dealer manager for KBS REIT II’s, KBS Strategic Opportunity REIT’s and KBS Legacy Partners Apartment REIT’s initial public offering.

Our sponsors, Peter M. Bren, Keith D. Hall, Peter McMillan III and Charles J. Schreiber, Jr., indirectly own a controlling interest in KBS Capital Markets Group.

Below is a brief description of the background and experience of the Managing Director and Chief Executive Officer of KBS Capital Markets Group:

Mike Crimmins was appointed Managing Director and Chief Executive Officer of KBS Capital Markets Group on June 2, 2009. As Managing Director, Mr. Crimmins is responsible for overseeing the day-to-day operations of the company and for oversight of both internal and external wholesaling operations and activities. Mr. Crimmins has been employed by KBS Capital Markets Group since February 2006. From February 2006 to April 2009, he was a Divisional Sales Manager, and on April 2009, Mr. Crimmins was named National Sales Manager. From October 2000 to October 2005, Mr. Crimmins was Western Division Sales Manager for AXA Distributors, LLC. Prior to AXA, Mr. Crimmins served from April 1991 to October 2000 as an Executive Sales Consultant for The Guardian Life Insurance Company. Mr. Crimmins holds a Bachelor of Science in Business Administration and Finance from the University of Missouri.

Management Decisions

The primary responsibility for the management decisions of our advisor and its affiliates resides with Peter M. Bren, Keith D. Hall, Peter McMillan III and Charles J. Schreiber, Jr. and the primary responsibility for the selection of investments, the negotiation for these investments and asset-management decisions will reside in the investment committee of our advisor. KBS Capital Advisors also has the authority to make all of the decisions regarding our investments, subject to any limitations in our charter and the direction and oversight of our board of directors.

MANAGEMENT COMPENSATION

Although we have executive officers who will manage our operations, we have no paid employees. Our advisor, KBS Capital Advisors, and the real estate and debt finance professionals at the advisor will manage our day-to-day affairs and our portfolio of real estate-related loans, opportunistic real estate, real estate-related debt securities and other real estate-related investments, subject to the board’s supervision. The following table summarizes all of the compensation and fees that we will pay to KBS Capital Advisors and its affiliates, including amounts to reimburse their costs in providing services, and amounts that we will pay to our independent directors. Selling commissions and dealer manager fees may vary for different categories of purchasers as described under “Plan of Distribution.” This table assumes that we sell all shares at the highest possible selling commissions and dealer manager fees (with no discounts to any categories of purchasers) and assumes a $9.50 price for each share sold through our dividend reinvestment plan. No selling commissions or dealer manager fees are payable on shares sold through our dividend reinvestment plan.

Form of Compensation and Recipient	Determination of Amount	Estimated Amount for Maximum Offering (1)

	Organization and Offering Stage

Selling Commissions – KBS Capital Markets Group (2)	Up to 6.5% of gross offering proceeds before reallowance of commissions earned by participating broker-dealers, except no selling commissions are payable on shares sold under the dividend reinvestment plan. KBS Capital Markets Group, our dealer manager, will reallow 100% of commissions earned to participating broker-dealers.	$65,000,000

Dealer Manager Fee – KBS Capital Markets Group (2)	Up to 3.0% of gross offering proceeds, except no dealer manager fee is payable on shares sold under the dividend reinvestment plan. KBS Capital Markets Group may reallow to any participating broker dealer up to 1.0% of the gross offering proceeds attributable to that participating broker-dealer as a marketing fee and in special cases the dealer manager may increase the reallowance. See “Plan of Distribution.”	$30,000,000

Other Organization and Offering Expenses – KBS Capital Advisors and KBS Capital Markets Group (3)(4)(5)	We reimburse KBS Capital Advisors for commercially reasonable organization and offering costs it incurs on our behalf but only to the extent that the reimbursement does not cause the selling commissions, the dealer manager fee and the other organization and offering expenses borne by us to exceed 15.0% of gross offering proceeds as of the date of the reimbursement. If we raise the maximum offering amount in the primary offering and under the dividend reinvestment plan, we expect organization and offering expenses (other than selling commissions and the dealer manager fee) to be $15,683,065 or 0.89% of gross offering proceeds. Through December 31, 2013, our advisor has incurred $819,000 in organization and offering expenses related to this public offering on our behalf. These organization and offering expenses include all expenses (other than selling commissions and the dealer manager fee) to be paid by us in connection with the offering, including our legal, accounting, printing, mailing and filing fees, charges of our transfer agent, charges of our advisor for administrative services related to the issuance of shares in this offering (which aggregate fees are expected to be approximately $1,000,000 if we raise the maximum offering amount in the primary offering), reimbursement of bona fide due diligence expenses of broker-dealers, reimbursement of our advisor for costs in connection with preparing supplemental sales materials, the cost of bona fide training and education meetings held by us (primarily the travel, meal and lodging costs of registered representatives of broker-dealers), attendance and sponsorship fees and travel, meal and lodging costs for registered persons	$15,683,065

Form of Compensation and Recipient	Determination of Amount	Estimated Amount for Maximum Offering (1)
associated with our dealer manager and officers and employees of our affiliates to attend retail seminars conducted by broker-dealers and, in special cases, reimbursement to participating broker-dealers for technology costs associated with the offering, costs and expenses related to such technology costs, and costs and expenses associated with the facilitation of the marketing of our shares and the ownership of our shares by such broker-dealers’ customers.

Acquisition and Development Stage

Acquisition and Origination Fees – KBS Capital Advisors (4)(6)

1.5% of the cost of investments acquired by us, or the amount funded by us to acquire or originate loans, including acquisition and origination expenses and any debt attributable to such investments. Under our charter, a majority of the independent directors would have to approve any increase in the acquisition and origination fee payable to our advisor.

Our charter limits our ability to make an investment if the total of all acquisition and origination fees and expenses relating to the investment exceeds 6% of the contract purchase price or 6% of the total funds advanced. This limit may only be exceeded if a majority of the board of directors (including a majority of the members of the conflicts committee) not otherwise interested in the transaction approves the fees and expenses and finds the transaction to be commercially competitive, fair and reasonable to us.

$13,113,797 (maximum offering and no debt)/

$18,739,256 (maximum offering and leverage such that our total liabilities do not exceed 60% of the cost of our tangible assets, which is our target leverage)/ $36,385,118 (maximum offering and leverage such that our total liabilities do not exceed 75% of the cost of our tangible assets, which is the maximum leverage permitted under our charter unless a majority of our conflicts committee approves additional borrowings)

Acquisition and Development Stage

Acquisition and Origination Expenses	Reimbursement of customary acquisition and origination expenses (including expenses relating to potential investments that we do not close), such as legal fees and expenses (including fees of independent contractor in-house counsel that are not employees of the advisor), costs of due diligence (including, as necessary, updated appraisals, surveys and	$5,214,233 (maximum offering and no debt)/ $7,450,996

Form of Compensation and Recipient	Determination of Amount	Estimated Amount for Maximum Offering (1)
	environmental site assessments), travel and communication expenses, accounting fees and expenses and other closing costs and miscellaneous expenses relating to the acquisition or origination of real estate-related loans, opportunistic real estate, real estate-related debt securities and other real estate-related investments. We estimate that these expenses will average approximately 0.6% of the purchase prices of our investments, excluding fees and expenses associated with such investments.	(maximum offering and leverage such that our total liabilities do not exceed 60% of the cost of our tangible assets, which is our target leverage)/ $14,467,244 (maximum offering and leverage such that our total liabilities do not exceed 75% of the cost of our tangible assets, which is the maximum leverage permitted under our charter unless a majority of our conflicts committee approves additional borrowings).

Operational Stage

Asset Management Fees – KBS Capital Advisors (4)(7)	A monthly fee equal to the lesser of one-twelfth of (i) 1.0% of the cost of our investments and (ii) 2.0% of the sum of the cost of our investments, less any debt secured by or attributable to the investments. The cost of our real property investments will be calculated as the amount paid or allocated to acquire the real property, including the cost of any subsequent development, construction or improvements to the property and including fees and expenses related thereto. The cost of our loans and any investments other than real property will be calculated as the lesser of (x) the amount actually paid or allocated to acquire or fund the loan or other investment, including fees and expenses related thereto, and (y) the outstanding principal amount of such loan or other investment, including fees and expenses related to the acquisition or funding of such investment, as of the time of calculation. In the case of investments made through joint ventures, the asset management fee will be determined based on our proportionate share of the underlying investment.	Actual amounts are dependent upon the total equity and debt capital we raise, the cost of our investments and the results of our operations; we cannot determine these amounts at the present time.

Other Operating Expenses – KBS Capital Advisors(7)	We will reimburse the expenses incurred by our advisor in connection with its provision of services to us, including our allocable share of the advisor’s overhead, such as rent, employee costs, utilities and IT costs. Our advisor may seek reimbursement for employee costs under the	Actual amounts are dependent upon the total equity and debt

Form of Compensation and Recipient	Determination of Amount	Estimated Amount for Maximum Offering (1)

advisory agreement. At this time we only expect to reimburse our advisor for our allocable portion of the salaries, benefits and overhead of internal audit department personnel providing services to us; however, in the future, our advisor may seek reimbursement for additional employee costs. If our advisor were to seek reimbursement for additional employee costs, such costs may include our proportionate share of the salaries of persons involved in the preparation of documents to meet SEC reporting requirements. We will not reimburse our advisor or its affiliates for employee costs in connection with services for which our advisor earns acquisition, origination or disposition fees (other than reimbursement of travel and communication expenses) or for the salaries and benefits our advisor or its affiliates may pay to our executive officers.

We, together with KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT, KBS Legacy Partners Apartment REIT, KBS Capital Markets Group, KBS Capital Advisors and other KBS-affiliated entities, have entered into an errors and omissions and directors and officers liability insurance program where the lower tiers of coverage are shared. The cost of these lower tiers is allocated by our advisor and its insurance broker among each of the various entities covered by the plan, and is billed directly to each entity.

capital we raise, the cost of our investments and the results of our operations; we cannot determine these amounts at the present time.

Independent Director Compensation	We will pay each of our independent directors an annual retainer of $40,000. We will also pay our independent directors for attending meetings as follows: (i) $2,500 for each board meeting attended, (ii) $2,500 for each committee meeting attended (except that the committee chairman is paid $3,000 for each meeting attended), (iii) $2,000 for each teleconference board meeting attended, and (iv) $2,000 for each teleconference committee meeting attended (except that the committee chairman is paid $3,000 for each teleconference committee meeting attended). All directors will receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors.	Actual amounts are dependent upon the total number of board and committee meetings that each independent director attends; we cannot determine these amounts at the present time.

Operational and Liquidation/Listing Stage

Subordinated Participation in Net Cash Flows – KBS Capital Advisors(4)(7)	After investors in our offering have received, together as a collective group, aggregate distributions (including distributions that may constitute a return of capital for federal income tax purposes) sufficient to provide (i) a return of their net invested capital, or the amount calculated by multiplying the total number of shares purchased by stockholders by the issue price, reduced by any amounts to repurchase shares pursuant to our share redemption plan, and (ii) a 7.0% per year cumulative, noncompounded return on such net invested capital, KBS Capital Advisors is entitled to receive 15.0% of our net cash flows, whether from continuing operations, net sale proceeds or otherwise. Net sales proceeds means the net cash proceeds realized by us after deduction of all expenses incurred in connection with a sale, including disposition fees paid to KBS Capital Advisors. The 7.0% per year cumulative, noncompounded return on net invested capital is calculated on a daily basis. In making this calculation, the net invested capital is reduced to the extent distributions in excess of a cumulative, noncompounded, annual return of 7.0% are paid (from whatever source), except to the extent such distributions would be required to supplement prior distributions paid in order to achieve a cumulative, noncompounded, annual return of 7.0% (invested capital is only reduced as described in this sentence; it is not reduced simply because a distribution constitutes a return of capital for federal income tax purposes). The 7.0% per year cumulative, noncompounded return is not based on the return provided to any individual stockholder. Accordingly, it is not necessary for each of our stockholders to have received any minimum return in order for KBS Capital Advisors to participate in our net cash flows. In fact, if KBS Capital Advisors is entitled to participate in	Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at the present time.

Form of Compensation and Recipient	Determination of Amount	Estimated Amount for Maximum Offering (1)
our net cash flows, the returns of our stockholders will differ, and some may be less than a 7.0% per year cumulative, noncompounded return. This fee is payable only if we are not listed on an exchange.

Liquidation/Listing Stage

Disposition Fees – KBS Capital Advisors or its affiliates (4)(8)

For substantial assistance in connection with the sale of investments, we will pay our advisor or its affiliates a percentage of the contract sales price of each loan, debt-related security, real property or other investment sold (including residential or commercial mortgage-backed securities or collateralized debt obligations issued by a subsidiary of ours as part of a securitization transaction) as a disposition fee. For dispositions with a contract sales price less than or equal to $50 million, the disposition fee will equal 1.5% of the contract sales price. For dispositions with a contract sales price greater than $50 million, the disposition fee will equal the sum of $750,000 (which amount is 1.5% of $50 million), plus 1.0% of the amount of the contract sales price in excess of $50 million.

If in connection with such disposition, commissions are paid to third parties unaffiliated with our advisor, the fee paid to our advisor and its affiliates may not exceed the commissions paid to such unaffiliated third parties, and provided further that the disposition fees paid to our advisor, its affiliates and unaffiliated third parties may not exceed 6.0% of the contract sales price. The conflicts committee will determine whether the advisor or its affiliate has provided substantial assistance to us in connection with the sale of an asset. We will not pay a disposition fee upon the maturity, prepayment or workout of a loan or other debt-related investment, provided that if we negotiate a discounted payoff with the borrower we will pay a disposition fee and if we take ownership of a property as a result of a workout or foreclosure of a loan, we will pay a disposition fee upon the sale of such property. We do not intend to sell assets to affiliates. However, if we do sell an asset to an affiliate, our organizational documents would not prohibit us from paying our advisor a disposition fee. Before we sold an asset to an affiliate, our charter would require that a majority of the board of directors (including a majority of the members of the conflicts committee) not otherwise interested in the transaction conclude that the transaction is fair and reasonable to us. Although we are most likely to pay disposition fees to our advisor or an affiliate during our liquidation stage, these fees may also be incurred during our operational stage.

Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at the present time.

Subordinated Incentive Listing Fee – KBS Capital Advisors (4)(7)(9)	Upon listing our common stock on a national securities exchange, a fee equal to 15.0% of the amount by which (i) the market value of our outstanding stock plus distributions paid by us (including distributions that may constitute a return of capital for federal income tax purposes) prior to the determination of our market value exceeds (ii) the sum of our stockholders’ net invested capital, or the amount calculated by multiplying the total number of shares purchased by stockholders by the issue price, reduced by any amounts to repurchase shares pursuant to our share redemption plan, and the amount of cash flow necessary to generate a 7.0% per year cumulative, noncompounded return on such amount. The 7.0% per year cumulative, noncompounded return on net invested capital is calculated on a daily basis. In making this calculation, the net invested capital is reduced to the extent distributions in excess of a cumulative,	Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at the present time.

Form of Compensation and Recipient	Determination of Amount	Estimated Amount for Maximum Offering (1)
noncompounded, annual return of 7.0% are paid (from whatever source), except to the extent such distributions would be required to supplement prior distributions paid in order to achieve a cumulative, noncompounded, annual return of 7.0% (invested capital is only reduced as described in this sentence; it is not reduced simply because a distribution constitutes a return of capital for federal income tax purposes). The 7.0% per year cumulative, noncompounded return is not based on the return provided to any individual stockholder. Accordingly, it is not necessary for each of our stockholders to have received any minimum return in order for KBS Capital Advisors to receive the listing fee. In fact, if KBS Capital Advisors is entitled to the listing fee, the returns of our stockholders will differ, and some may be less than a 7.0% per year cumulative, noncompounded return.

(1) The estimated maximum dollar amounts are based on the sale of the maximum of 100,000,000 shares to the public in the primary offering, and with respect to other organization and offering expenses are based on the sale of the maximum of 100,000,000 shares to the public in the primary offering and the sale of 80,000,000 shares in the offering under the dividend reinvestment plan. In addition, the estimated maximum dollar amounts are based on the current compensation structure under the advisory agreement. Compensation to be paid to KBS Capital Advisors may be increased subject to approval by our conflicts committee and the other limitations in our advisory agreement and our charter.

(2) All or a portion of the selling commissions will not be charged with regard to shares sold to certain categories of purchasers. A reduced dealer manager fee is payable with respect to certain volume discount sales. See “Plan of Distribution.”

(3) We reimburse KBS Capital Markets Group for all items of underwriting compensation discussed in this prospectus for our primary initial public offering, as amended and supplemented, to the extent that this prospectus, as amended and supplemented, indicates such items will be paid by us, provided that within 30 days after the end of the month in which this primary initial public offering terminates, our dealer manager will reimburse us to the extent that our reimbursements cause total underwriting compensation for this primary initial public offering to exceed 10% of the gross offering proceeds from such offering. In addition, after the termination of the primary offering, KBS Capital Advisors has agreed to reimburse us to the extent total organization and offering expenses borne by us exceed 15% of the gross proceeds raised in the primary offering. KBS Capital Advisors will do the same after termination of the offering pursuant to our dividend reinvestment plan.

(4) Our advisor in its sole discretion may defer any fee payable to it under the advisory agreement. These fees may consist of charges of our advisor for administrative services related to the issuance of shares in this offering (which aggregate fees are expected to be approximately $1,000,000 if we raise the maximum offering amount in the primary offering), acquisition and origination fees, asset management fees and disposition fees. All or any portion of such fees not taken may be deferred without interest and paid when the advisor determines.

(5) Some of the amounts described under “Other Organization and Offering Expenses” are considered underwriting compensation under the rules of FINRA in connection with this offering. These amounts include (i) the attendance and sponsorship fees payable to participating broker-dealers hosting a retail seminar, (ii) the travel, meal and lodging costs of registered persons associated with our dealer manager and officers and employees of our affiliates to attend retail seminars, (iii) the travel, meal and lodging costs of registered persons associated with our dealer manager and registered representatives of the participating broker dealers to attend bona fide training and education meetings held by us, and (iv) reimbursement to certain participating broker-dealers for technology costs associated with this offering, costs and expenses related to such technology costs, and costs and expenses associated with the facilitation of the marketing of our shares by such broker-dealers and the ownership of our shares by such broker-dealers’ customers. See “Plan of Distribution” for a discussion of underwriting compensation to be paid in connection with this offering.

(6) Because the acquisition and origination fee we pay our advisor is a percentage of the purchase price of an investment or the amount funded by us to acquire or originate a loan, this fee will be greater to the extent we fund acquisitions and originations through (i) the incurrence of debt (which we expect to represent 60% or less of the cost of our tangible assets (before deducting depreciation or other non-cash reserves), if we sell the maximum number of shares offered hereby), (ii) retained cash flow from operations, (iii) issuances of equity in exchange for assets and (iv) proceeds from the sale of shares under our dividend reinvestment plan.

(7) On the earlier of four fiscal quarters after (i) we make our first investment or (ii) six months after commencement of this public offering KBS Capital Advisors must reimburse us the amount by which our aggregate total operating expenses for the four fiscal quarters then ended exceed the greater of 2% of our average invested assets or 25% of our net income, unless the conflicts committee has determined that such excess expenses were justified based on unusual and non-recurring factors. “Average invested assets” means the average monthly book value of our assets during the 12-month period before deducting depreciation, bad debts or other non-cash reserves. “Total operating expenses” means all expenses paid or incurred by us, as determined under GAAP, that are in any way related to our operation, including advisory fees, but excluding (a) the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of our stock; (b) interest payments; (c) taxes; (d) non-cash expenditures such as depreciation, amortization and bad debt reserves; (e) reasonable incentive fees based on the gain in the sale of our assets; and (f) acquisition and origination fees, acquisition and origination expenses (including expenses relating to potential investments that we do not close), disposition fees on the sale of real property and other expenses connected with the acquisition, origination, disposition and ownership of real estate interests, loans or other property (other than disposition fees on the sale of assets other than real property), such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property.

(8) Our charter requires that any gain from the sale of assets that we may pay KBS Capital Advisors be reasonable. Under our charter, an interest in gain from the sale of assets is “presumptively reasonable” if it does not exceed 15% of the balance of net sale proceeds remaining after investors have received a return of their net capital contributions and a 6% per year cumulative, noncompounded return. Under our advisory agreement, an incentive fee may be paid only if the stockholders first enjoy a 7.0% per year cumulative, noncompounded return. Any lowering of the threshold set forth in the advisory agreement would require the approval of a majority of the members of the conflicts committee. The subordinated incentive fee payable under the advisory agreement is a subordinated participation in net cash flows, whether from continuing operations, net sale proceeds or otherwise; however, to the extent that this incentive fee is derived from cash flows other than net sales proceeds, the incentive fee will count against the limit on “total operating expenses” described in note 7 above.

Upon termination of the advisory agreement, KBS Capital Advisors may be entitled to a similar fee if KBS Capital Advisors would have been entitled to a subordinated participation in net cash flows had the portfolio been liquidated (based on an independent appraised value of the portfolio) on the date of termination. The termination fee would be payable in the form of an interest-bearing promissory note that becomes due only upon the sale of one or more assets or upon maturity or payoff of our debt investments, and the fee is payable solely from the proceeds from the sale, maturity or payoff of an asset and future asset sales, maturities or payoffs. See “Management – The Advisory Agreement.”

(9) Although we are most likely to pay disposition fees to KBS Capital Advisors or an affiliate in the event of our liquidation, these fees may also be incurred during our operational stage. Under our charter, a majority of the independent directors would have to approve any increase in the disposition fees payable to our advisor and its affiliates under the current advisory agreement. Our charter also limits the maximum amount of the disposition fees payable to the advisor and its affiliates to 3% of the contract sales price.

To the extent this disposition fee is paid upon the sale of any assets other than real property, it will count against the limit on “total operating expenses” described in note 7 above.

(10) The market value of our outstanding stock will be calculated based on the average market value of the shares issued and outstanding at listing over the 30 trading days beginning 180 days after the shares are first listed on a stock exchange. The subordinated incentive listing fee will count against the limit on “total operating expenses” described in note 7 above.

Due to the public market’s preference for self-managed companies, a decision to list our shares on a national securities exchange might well be preceded by a decision to become self-managed. Given our advisor’s familiarity with our assets and operations, we might prefer to become self-managed by entering into a business combination transaction with affiliates of our sponsors. Upon the recommendation of our advisor, our board of directors determined that, in the event our board of directors determine that it is in our best interest to obtain the personnel needed to become self-managed by entering into a business combination with affiliates of our sponsors (an “Internalization Transaction”), then we will not enter into such an Internalization Transaction unless our advisor or one of its affiliates agrees to proceed with the Internalization Transaction without the payment of any internalization fee or other consideration by us, whether in the form of a cash payment or in the form of stock, warrants or options. We cannot predict whether, and on what terms, an internalization transaction would occur in the future. Our charter would require that a majority of our board of directors (including a majority of the members of the conflicts committee) not otherwise interested in the transaction conclude that an internalization transaction is fair and reasonable to us and on terms and conditions no less favorable to us than those available from third parties.

STOCK OWNERSHIP

The following table shows, as of the date of this prospectus, the amount of our common stock beneficially owned (unless otherwise indicated) by (1) any person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (2) our directors, (3) our executive officers, and (4) all of our directors and executive officers as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage

KBS Capital Advisors LLC (1)	21,739 (2)	100%

Keith D. Hall, Chief Executive Officer and Director	21,739 (2)	100%

Peter McMillan III, Chairman of the Board, President and Director	21,739 (2)	100%

David E. Snyder, Chief Financial Officer, Treasurer and Secretary	-	-

Stacie K. Yamane, Chief Accounting Officer	-	-

Independent Director	-	-

Independent Director	-	-

Independent Director	-	-

All directors and executive officers as a group	21,739 (2)	100%

(1) The address of this beneficial owner is 620 Newport Center Drive, Suite 1300, Newport Beach, California 92660.

(2) Includes 21,739 shares owned by KBS Capital Advisors, which is indirectly owned and controlled by Peter M. Bren, Keith D. Hall, Peter McMillan III and Charles J. Schreiber, Jr. None of the shares are pledged as security.

CONFLICTS OF INTEREST

We are subject to various conflicts of interest arising out of our relationship with our advisor, KBS Capital Advisors, and its affiliates, some of whom serve as our executive officers and directors. We discuss these conflicts below and conclude this section with a discussion of the corporate governance measures we have adopted to ameliorate some of the risks posed by these conflicts.

Our Affiliates’ Interests in Other KBS Real Estate Programs

General

All of our executive officers and our affiliated directors and other key real estate and debt finance professionals at our advisor are also officers, directors, managers, key professionals and/or holders of a direct or indirect controlling interest in our advisor, our dealer manager and other KBS investment advisors that are the sponsors of other real estate programs as well as executive officers and directors and/or key professionals of KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT and KBS Legacy Partners Apartment REIT, the other public, non-traded REITs advised by KBS Capital Advisors. Through affiliates of our advisor, key real estate and debt finance professionals at our advisor also serve as investment advisors to institutional investors in real estate and real estate-related assets. These persons have legal and financial obligations with respect to those programs, entities and investors that are similar to their obligations to us. In the future, these persons and other affiliates of our advisor may organize other real estate- or debt-related programs, serve as the investment advisor to other investors and acquire for their own account real estate-related investments that may be suitable for us.

Since 1992, investment advisors affiliated with Peter M. Bren and Charles J. Schreiber, Jr. have sponsored 14 privately offered real estate programs. Six of these programs are still operating. Our sponsors, Messrs. Bren, Hall, McMillan and Schreiber, are also the sponsors of KBS REIT I, KBS REIT II, KBS REIT III and KBS Strategic Opportunity REIT, and, together with Legacy Partners Residential Realty LLC and certain of its affiliates, our sponsors are also sponsoring another public real estate investment trust, KBS Legacy Partners Apartment REIT. All of these programs have investment objectives that are similar to ours in that they invest in the same types of assets in which we expect to invest. Conflicts of interest may arise between us and the programs that have not yet been liquidated, between us and future programs and between us and the investors for which a KBS entity serves as an investment advisor.

Allocation of Investment Opportunities

We rely on our sponsors, Peter M. Bren, Keith D. Hall, Peter McMillan III and Charles J. Schreiber, Jr., and the real estate and debt finance professionals of our advisor to identify suitable investments. KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT and KBS Legacy Partners Apartment REIT are also advised by KBS Capital Advisors and rely on these same key real estate and debt finance professionals. Messrs. Bren and Schreiber and other real estate and debt finance professionals at KBS Capital Advisors are also the key real estate and debt finance professionals of KBS Realty Advisors and its affiliates, the advisors to the private KBS-sponsored programs and the investment advisors to institutional investors in real estate and real estate-related assets. As such, the other KBS-sponsored programs that are raising funds for investment as of the date of this prospectus rely on many of the same real estate and debt finance professionals as will future programs. Many investment opportunities that are suitable for us may also be suitable for other KBS programs and investors. When these real estate and debt finance professionals direct an investment opportunity to any KBS-sponsored program or KBS-advised investor, they, in their sole discretion, will offer the opportunity to the program or investor for which the investment opportunity is most suitable based on the investment objectives, portfolio and criteria of each program or investor. As a result, these KBS real estate and debt finance professionals could direct attractive investment opportunities to other entities or investors. For so long as we are externally advised, our charter provides that it shall not be a proper purpose of the corporation for us to purchase any significant asset unless the advisor has recommended the investment to us. See “— Certain Conflict Resolution Measures.”

Joint Ventures with Affiliates

If approved by a majority of our independent directors, we may enter into joint venture agreements with other KBS-sponsored programs or affiliated entities for the acquisition, development or improvement of properties or other investments. KBS Capital Advisors, our advisor, and KBS Realty Advisors and its affiliates, the advisors to the other KBS-sponsored programs and the investment advisers to institutional investors in real estate and real estate-related assets, have some of the same executive officers, directors and other key real estate and debt finance professionals; and these persons will face conflicts of interest in determining which KBS program or investor should enter into any particular joint venture agreement. These persons may also face a conflict in structuring the terms of the relationship between our interests and the interests of the KBS-affiliated co-venturer and in managing the joint venture. Any joint venture agreement or transaction between us and a KBS-affiliated co-venturer will not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated co-venturers. The KBS-affiliated co-venturer may have economic or business interests or goals that are or may become inconsistent with our business interests or goals. These co-venturers may thus benefit to our and your detriment.

Competition for Tenants and Others

Conflicts of interest may exist to the extent that we acquire properties in the same geographic areas where other KBS programs or affiliated entities own properties. In such a case, a conflict could arise in the leasing of properties in the event that we and another KBS program or affiliated entity were to compete for the same tenants in negotiating leases, or a conflict could arise in connection with the resale of properties in the event that we and another KBS program or affiliated entity were to attempt to sell similar properties at the same time. See “Risk Factors — Risks Related to Conflicts of Interest.” Conflicts of interest may also exist at such time as we or KBS Capital Advisors seek to employ developers, contractors, building managers or other third parties. Our advisor and its affiliates, including the advisors of other KBS programs and affiliated entities, will seek to reduce conflicts that may arise with respect to properties available for sale or rent by making prospective purchasers or tenants aware of all such properties. Our advisor and its affiliates will also seek to reduce conflicts relating to the employment of developers, contractors or building managers by making prospective service providers aware of all properties in need of their services. However, KBS Capital Advisors and its affiliates cannot fully avoid these conflicts because it may establish differing terms for resales or leasing of the various properties or differing compensation arrangements for service providers at different properties.

Allocation of Our Affiliates’ Time

We rely on KBS Capital Advisors and the key real estate and debt finance professionals our advisor has assembled, including Messrs. Bren, Hall, McMillan and Schreiber, for the day-to-day operation of our business. Messrs. Bren, Hall, McMillan and Schreiber are also executive officers of KBS REIT I, KBS REIT II and KBS REIT III; Messrs. Hall and McMillan are also executive officers of KBS Strategic Opportunity REIT; and Messrs. Bren and McMillan are executive officers of KBS Legacy Partners Apartment REIT. In addition, Messrs. Bren and Schreiber are executive officers of KBS Realty Advisors and its affiliates, the advisors of the private KBS-sponsored programs and the investment advisors to institutional investors in real estate and real estate-related assets. As a result of their interests in other KBS programs, their obligations to other investors and the fact that they engage in and they will continue to engage in other business activities on behalf of themselves and others, Messrs. Bren, Hall, McMillan and Schreiber will face conflicts of interest in allocating their time among us, KBS Capital Advisors and other KBS-sponsored programs and other business activities in which they are involved. In addition, KBS Capital Advisors and KBS Realty Advisors and its affiliates share many of the same key real estate and debt finance professionals. However, our sponsors believe that KBS Capital Advisors and KBS Realty Advisors and its affiliates have sufficient real estate and debt finance professionals to fully discharge their responsibilities to the KBS programs and ventures in which they are involved.

Receipt of Fees and Other Compensation by KBS Capital Advisors and its Affiliates

KBS Capital Advisors and its affiliates will receive substantial fees from us, which fees will not be negotiated at arm’s length. These fees could influence our advisor’s advice to us as well as the judgment of affiliates of KBS Capital Advisors, some of whom also serve as our executive officers and directors and the key real estate and debt finance professionals at our advisor. Among other matters, these compensation arrangements could affect their judgment with respect to:

•	the continuation, renewal or enforcement of our agreements with KBS Capital Advisors and its affiliates, including the advisory agreement and the dealer manager agreement;

•	offerings of equity by us, which entitle KBS Capital Markets Group to dealer-manager fees and will likely entitle KBS Capital Advisors to increased acquisition and origination fees and asset management fees;

•	sales of investments, which entitle KBS Capital Advisors to disposition fees and possible subordinated incentive fees;

•	acquisitions of investments and originations of loans, which entitle KBS Capital Advisors to acquisition and origination fees and asset management fees and, in the case of acquisitions of investments from other KBS-sponsored programs, might entitle affiliates of KBS Capital Advisors to disposition fees and possible subordinated incentive fees in connection with its services for the seller;

•	borrowings to acquire investments and to originate loans, which borrowings will increase the acquisition and origination fees payable to KBS Capital Advisors;

•	whether and when we seek to list our common stock on a national securities exchange, which listing could entitle KBS Capital Advisors to a subordinated incentive listing fee; and

•	whether and when we seek to sell the company or its assets, which sale could entitle KBS Capital Advisors to a subordinated incentive fee.

Fiduciary Duties Owed by Some of Our Affiliates to Our Advisor and Our Advisor’s Affiliates

All of our executive officers and our affiliated directors and the key real estate and debt finance professionals at our advisor are also officers, directors, managers, key professionals and/or holders of a direct or indirect controlling interest in:

•	KBS Capital Advisors, our advisor;

•	KBS Capital Markets Group, our dealer manager; and/or

•	other KBS-sponsored programs (see the “Prior Performance Summary” section of this prospectus).

Through KBS-affiliated entities, these persons also serve as the investment advisors to institutional investors in real estate and real estate-related assets. As a result, they owe fiduciary duties to each of these programs, their stockholders, members and limited partners and the institutional investors advised by KBS-affiliated entities. These fiduciary duties may from time to time conflict with the fiduciary duties that they owe to us.

Affiliated Dealer Manager

Since KBS Capital Markets Group, our dealer manager, is an affiliate of KBS Capital Advisors, you will not have the benefit of an independent due diligence review and investigation of the type normally performed by an independent underwriter in connection with the offering of securities. See “Plan of Distribution.”

Certain Conflict Resolution Measures

Conflicts Committee

In order to ameliorate the risks created by conflicts of interest, our charter creates a conflicts committee of our board of directors composed of all of our independent directors. An “independent director” is a person who is not one of our officers or employees or an officer or employee of KBS Capital Advisors or its affiliates and has not been so for the previous two years and meets the other requirements set forth in our charter. Our charter authorizes the conflicts committee to act on any matter permitted under Maryland law. Both the board of directors and the conflicts committee must act upon those conflict-of-interest matters that cannot be delegated to a committee under Maryland law. Our charter also empowers the conflicts committee to retain its own legal and financial advisors. Among the matters we expect the conflicts committee to act upon are:

•	the continuation, renewal or enforcement of our agreements with KBS Capital Advisors and its affiliates, including the advisory agreement and the dealer manager agreement;

•	offerings of securities;

•	the provision of direction and oversight to our advisor in connection with its authority to make the decisions regarding our investments;

•	transactions with affiliates;

•	compensation of our officers and directors who are affiliated with our advisor;

•	whether and when we seek to list our shares of common stock on a national securities exchange;

•	whether and when we seek to become self-managed, which decision could lead to our acquisition of entities affiliated with KBS Capital Advisors; and

•	whether and when we seek to sell the company or substantially all of its assets.

Other Charter Provisions Relating to Conflicts of Interest

In addition to the creation of the conflicts committee, our charter contains many other restrictions relating to conflicts of interest including the following:

Advisor Compensation. The conflicts committee will evaluate at least annually whether the compensation that we contract to pay to KBS Capital Advisors and its affiliates is reasonable in relation to the nature and quality of services performed and whether such compensation is within the limits prescribed by the charter. The conflicts committee will supervise the performance of KBS Capital Advisors and its affiliates and the compensation we pay to them to determine whether the provisions of our compensation arrangements are being carried out. This evaluation will be based on the following factors as well as any other factors deemed relevant by the conflicts committee:

•	the amount of the fees and any other compensation, including stock-based compensation, paid to KBS Capital Advisors and its affiliates in relation to the size, composition and performance of our investments;

•	whether the total fees and expenses incurred by us are reasonable in light of our investment performance, net assets, net income and the fees and expenses of other comparable unaffiliated REITs;

•	the success of KBS Capital Advisors in generating appropriate investment opportunities;

•	the rates charged to other companies, including other REITs, by advisors performing similar services;

•	additional revenues realized by KBS Capital Advisors and its affiliates through their relationship with us, including whether we pay them or they are paid by others with whom we do business;

•	the quality and extent of service and advice furnished by KBS Capital Advisors and its affiliates;

•	the performance of our investment portfolio; and

•	the quality of our portfolio relative to the investments generated by KBS Capital Advisors and its affiliates for their own account and for their other clients.

Under our charter, we can only pay KBS Capital Advisors a disposition fee in connection with the sale of an asset if it provides a substantial amount of the services in the effort to sell the asset, the commission does not exceed 3% of the sales price of the asset, and, if in connection with a disposition commissions are paid to third parties unaffiliated with our advisor, the commission paid to our advisor does not exceed the commissions paid to such unaffiliated third parties. Although our charter limits the disposition fee we may pay to our advisor to 3% of the sales price, our advisory agreement provides for a 1.5% fee for sales less than or equal to $50 million and a fee equal to the sum of $750,000 plus 1.0% of amounts in excess of $50 million for sales greater than $50 million. Any increase in this fee would require the approval of a majority of the members of our conflicts committee. Moreover, our charter also provides that the commission, when added to all other disposition fees paid to unaffiliated parties in connection with the sale, may not exceed the lesser of a competitive real estate commission or 6% of the sales price of the asset. To the extent this disposition fee is paid upon the sale of any assets other than real property, it will count against the limit on “total operating expenses” described below. We do not intend to sell assets to affiliates. However, if we do sell an asset to an affiliate, our organizational documents would not prohibit us from paying our advisor a disposition fee. Before we sold an asset to an affiliate, our charter would require that a majority of the board of directors (including a majority of the members of the conflicts committee) not otherwise interested in the transaction conclude that the transaction is fair and reasonable to us.

Our charter also requires that any gain from the sale of assets that we may pay our advisor or an entity affiliated with our advisor be reasonable. Such an interest in gain from the sale of assets is presumed reasonable if it does not exceed 15% of the balance of the net sale proceeds remaining after payment to common stockholders, in the aggregate, of an amount equal to 100% of the original issue price of the common stock, plus an amount equal to 6% of the original issue price of the common stock per year cumulative. Under our advisory agreement, an incentive fee may be paid only if the stockholders first enjoy a 7.0% per year cumulative, noncompounded return. Any lowering of the threshold set forth in the advisory agreement would require the approval of a majority of the members of the conflicts committee. The subordinated incentive fee payable under the advisory agreement is a subordinated participation in net cash flows, whether from continuing operations, net sale proceeds or otherwise;

however, to the extent that this incentive fee is derived from cash flows other than net sales proceeds, the incentive fee will count against the limit on “total operating expenses” described below.

If we ever decided to become self-managed by acquiring entities affiliated with our advisor, our charter would require that a majority of the board of directors (including a majority of the members of the conflicts committee) not otherwise interested in the transaction conclude that such internalization transaction is fair and reasonable to us and on terms and conditions no less favorable to us than those available from third parties.

Our charter also limits the amount of acquisition and origination fees and expenses we can incur to a total of 6% of the contract purchase price for the asset or, in the case of a loan we originate, 6% of the funds advanced. This limit may only be exceeded if a majority of the board of directors (including a majority of the members of the conflicts committee) not otherwise interested in the transaction approves the fees and expenses and finds the transaction to be commercially competitive, fair and reasonable to us. Although our charter permits combined acquisition and origination fees and expenses to equal 6% of the purchase price or funds advanced, our advisory agreement limits the acquisition and origination fee to 1.5% of the purchase price or funds advanced. Any increase in the acquisition and origination fee stipulated in the advisory agreement would require the approval of a majority of the members of the conflicts committee.

Term of Advisory Agreement. Each contract for the services of our advisor may not exceed one year, although there is no limit on the number of times that we may retain a particular advisor. The conflicts committee or our advisor may terminate our advisory agreement with KBS Capital Advisors without cause or penalty on 60 days’ written notice. In such event, KBS Capital Advisors must cooperate with us and our directors in making an orderly transition of the advisory function.

Upon termination of the advisory agreement, KBS Capital Advisors may be entitled to a termination fee if (based upon an independent appraised value of the portfolio) KBS Capital Advisors would have been entitled to a subordinated participation in net cash flows had the portfolio been liquidated on the termination date. The termination fee would be payable in the form of an interest-bearing promissory note that becomes due only upon the sale of one or more assets or upon maturity or payoff of our debt investments. The fee is payable solely from the proceeds from the sale, maturity or payoff of an asset and future asset sales, maturities or payoffs, and all of such proceeds must be used to repay the promissory note until it is fully repaid. The amount of the termination fee would be 15% of the amount by which (i) the hypothetical liquidation proceeds exceed (ii) the amount necessary to provide investors with a return of their net invested capital and a 7.0% per year cumulative, noncompounded return through the termination date; however, the agreement does not require that the investors actually have received such return prior to issuance of the promissory note or payments under it. The amount due under the promissory note would not be adjusted upwards or downwards to reflect any difference in the appraised value of our portfolio at termination and the amount ultimately realized by us.

Our Acquisitions. We will not purchase or lease assets in which KBS Capital Advisors, any of our directors or officers or any of their affiliates has an interest without a determination by a majority of the board of directors (including a majority of the members of the conflicts committee) not otherwise interested in the transaction that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the asset to the affiliated seller or lessor, unless there is substantial justification for the excess amount. In no event may we acquire any such real property at an amount in excess of its current appraised value.

Our charter provides that the consideration we pay for real property will ordinarily be based on the fair market value of the property as determined by a majority of the members of the board of directors, or the approval of a majority of a committee of the board, provided that the members of the committee approving the transaction would also constitute a majority of the board. In cases in which a majority of our independent directors so determine, and in all cases in which real property is acquired from KBS Capital Advisors, any of our directors or officers or any of their affiliates, the fair market value shall be determined by an independent expert selected by our independent directors not otherwise interested in the transaction.

Mortgage Loans Involving Affiliates. Our charter prohibits us from investing in or making mortgage loans in which the transaction is with KBS Capital Advisors, our directors or officers or any of their affiliates, unless an independent expert appraises the underlying property. We must keep the appraisal for at least five years and make it available for inspection and duplication by any of our stockholders. In addition, a mortgagee’s or owner’s title insurance policy or commitment as to the priority of the mortgage or the condition of the title must be obtained. Our charter prohibits us from making or investing in any mortgage loans that are subordinate to any mortgage or equity interest of KBS Capital Advisors, our directors or officers or any of their affiliates.

Other Transactions Involving Affiliates. A majority of the board of directors (including a majority of the members of the conflicts committee) not otherwise interested in the transactions must conclude that all other transactions, including joint ventures, between us and KBS Capital Advisors, any of our officers or directors or any of their affiliates, are fair and reasonable to us and are either on terms and conditions not less favorable to us than those available from unaffiliated third parties or, in the case of joint ventures, on substantially the same terms and conditions as those received by the other joint venturers.

Limitation on Operating Expenses. On the earlier of four fiscal quarters after (i) we make our first investment or (ii) six months after commencement of this public offering, KBS Capital Advisors must reimburse us the amount by which our aggregate total operating expenses for the four fiscal quarters then ended exceed the greater of 2% of our average invested assets or 25% of our net income, unless the conflicts committee has determined that such excess expenses were justified based on unusual and non-recurring factors. “Average invested assets” means the average monthly book value of our assets during the 12-month period before deducting depreciation, bad debts or other non-cash reserves. “Total operating expenses” means all expenses paid or incurred by us, as determined under GAAP, that are in any way related to our operation, including advisory fees, but excluding (a) the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of our stock; (b) interest payments; (c) taxes; (d) non-cash expenditures such as depreciation, amortization and bad debt reserves; (e) reasonable incentive fees based on the gain from the sale of our assets; and (f) acquisition fees and origination fees, acquisition and origination expenses (including expenses relating to potential investments that we do not close), disposition fees on the sale of real property and other expenses connected with the acquisition, origination, disposition and ownership of real estate interests, loans or other property (other than disposition fees on the sale of assets other than real property), including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property.

Issuance of Options and Warrants to Certain Affiliates. Until our shares of common stock are listed on a national securities exchange, we will not issue options or warrants to purchase our common stock to KBS Capital Advisors, our directors, the sponsors or any of their affiliates, except on the same terms as such options or warrants are sold to the general public. We may issue options or warrants to persons other than KBS Capital Advisors, our directors, the sponsors and their affiliates prior to listing our common stock on a national securities exchange, but not at exercise prices less than the fair market value of the underlying securities on the date of grant and not for consideration (which may include services) that in the judgment of the conflicts committee has a market value less than the value of such option or warrant on the date of grant. Any options or warrants we issue to KBS Capital Advisors, our directors, the sponsors or any of their affiliates shall not exceed an amount equal to 10% of the outstanding shares of our common stock on the date of grant.

Repurchase of Our Shares. Our charter provides that we may not voluntarily repurchase shares of our common stock if such repurchase would impair our capital or operations. In addition, our charter prohibits us from paying a fee to KBS Capital Advisors or our directors or officers or any of their affiliates in connection with our repurchase of our common stock.

Loans. We will not make any loans to KBS Capital Advisors or to our directors or officers or any of their affiliates. In addition, we will not borrow from these affiliates unless a majority of the board of directors (including a majority of the members of the conflicts committee) not otherwise interested in the transaction approves the transaction as being fair, competitive and commercially reasonable and no less favorable to us than comparable loans between unaffiliated parties. These restrictions on loans will only apply to advances of cash that are commonly viewed as loans, as determined by the board of directors. By way of example only, the prohibition on loans would not restrict advances of cash for legal expenses or other costs incurred as a result of any legal action for which indemnification is being sought nor would the prohibition limit our ability to advance reimbursable expenses incurred by directors or officers or KBS Capital Advisors or its affiliates.

Reports to Stockholders. Our charter requires that we prepare an annual report and deliver it to our common stockholders within 120 days after the end of each fiscal year. Our directors are required to take reasonable steps to ensure that the annual report complies with our charter provisions. Among the matters that must be included in the annual report or included in a proxy statement delivered with the annual report are:

•	financial statements prepared in accordance with GAAP that are audited and reported on by independent certified public accountants;

•	the ratio of the costs of raising capital during the year to the capital raised;

•	the aggregate amount of advisory fees and the aggregate amount of other fees paid to KBS Capital Advisors and any affiliates of KBS Capital Advisors by us or third parties doing business with us during the year;

•	our total operating expenses for the year stated as a percentage of our average invested assets and as a percentage of our net income;

•	a report from the conflicts committee that our policies are in the best interests of our common stockholders and the basis for such determination; and

•	a separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving us and our advisor, a director or any affiliate thereof during the year, which disclosure has been examined and commented upon in the report by the conflicts committee with regard to the fairness of such transactions.

Voting of Shares Owned by Affiliates. KBS Capital Advisors, our directors and officers and their affiliates cannot vote their shares of common stock regarding (i) the removal of any of these affiliates or (ii) any transaction between them and us.

Ratification of Charter Provisions. Our board of directors and the conflicts committee will approve and ratify our charter by the vote of a majority of their respective members, as required by our charter.

Internalization Fee Restriction

If we ever decided to become self-managed by acquiring entities affiliated with our advisor, our charter would require that a majority of our board of directors (including a majority of the members of the conflicts committee) not otherwise interested in the transaction conclude that such internalization transaction is fair and reasonable to us and on terms and conditions no less favorable to us than those available from third parties. Upon the recommendation of our advisor, our board of directors determined that, in the event our board of directors determine that it is in our best interest to obtain the personnel needed to become self-managed by entering into a business combination with affiliates of our sponsors (an “Internalization Transaction”), then we will not enter into such an Internalization Transaction unless our advisor or one of its affiliates agrees to proceed with the Internalization Transaction without the payment of any internalization fee or other consideration by us, whether in the form of a cash payment or in the form of stock, warrants or options.

Allocation of Investment Opportunities

Many investment opportunities that are suitable for us may also be suitable for other KBS-sponsored programs, as well as for the institutional investors for whom KBS Realty Advisors and its affiliates serve as investment advisors. KBS Capital Advisors, our advisor and the advisor to KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT and KBS Legacy Partners Apartment REIT, and KBS Realty Advisors and its affiliates share many of the same key real estate and debt finance professionals. When these KBS real estate and debt finance professionals direct an investment opportunity to any KBS-sponsored program or one of the institutional investors, they, in their sole discretion, will have to determine the program or investor for which the investment opportunity is most suitable based on the investment objectives, portfolio and criteria of each program or investor. Our advisory agreement with KBS Capital Advisors requires that this determination be made in a manner that is fair without favoring any other KBS-sponsored program or investor. The factors that the KBS real estate and debt finance professionals will consider when determining the KBS-sponsored program or investor for which an investment opportunity would be the most suitable are the following:

•	the investment objectives and criteria of each program or investor;

•	the cash requirements of each program or investor;

•	the effect of the investment on the diversification of each program’s or investor’s portfolio by type of investment, risk of investment, type of commercial property, geographic location of properties, and tenants of properties and, in the case of debt-related investments, the characteristics of the underlying property;

•	the policy of each program or investor relating to leverage;

•	the anticipated cash flow of the property or asset to be acquired;

•	the income tax effects of the purchase on each program or investor;

•	the size of the investment; and

•	the amount of funds available to each program or investor and the length of time such funds have been available for investment.

If a subsequent event or development, such as a delay in the closing of a property or investment or a delay in the construction of a property, causes any investment, in the opinion of the KBS real estate and debt finance professionals, to be more appropriate for another KBS program or investor, they may offer the investment to another KBS program or investor. It shall be the duty of our board of directors, including the independent directors, to ensure that the allocation method described above is applied fairly to us.

Our advisory agreement with KBS Capital Advisors requires that KBS Capital Advisors inform the conflicts committee each quarter of the investments that have been purchased by other KBS programs and investors for whom KBS Capital Advisors, KBS Realty Advisors or one of their affiliates serves as an investment advisor so that the conflicts committee can evaluate whether we are receiving our fair share of opportunities. KBS Capital Advisors’ success in generating investment opportunities for us and the fair allocation of opportunities among KBS programs and investors are important factors in the conflicts committee’s determination to continue or renew our arrangements with KBS Capital Advisors and its affiliates. The conflicts committee has a duty to ensure that favorable investment opportunities are not disproportionately allocated to other KBS-sponsored programs and investors. For so long as we are externally advised, our charter provides that it shall not be a proper purpose of the corporation for us to make any significant investment unless the advisor has recommended the investment to us.

INVESTMENT OBJECTIVES AND CRITERIA

General

We expect to use substantially all of the net proceeds from this offering to invest in and manage a diverse portfolio of real estate-related loans, opportunistic real estate, real estate-related debt securities and other real estate-related investments. We intend to acquire distressed debt, to originate and acquire mortgage, mezzanine, bridge and other real estate-related loans, to invest in various types of opportunistic real estate and to invest in real estate-related debt securities such as residential and commercial mortgage-backed securities and collateralized debt obligations. In addition, we may acquire equity and preferred equity securities of companies that make similar investments such as other real estate operating companies. We may make our investments through loan origination and the acquisition of individual assets or by acquiring portfolios of assets, mortgage REITs or companies with investment objectives similar to ours. We plan to diversify our portfolio by investment type, investment size and investment risk with the goal of attaining a portfolio of assets that provide opportunities for capital appreciation as well as potential for cash distributions through increased cash flow from operations and targeted asset sales. We expect to make our investments in respect of real estate located in the United States and Europe. Our funds will be invested in accordance with our charter, which will place numerous limitations on us with respect to the manner in which we may invest (see “—Charter-imposed Investment Limitations”).

We are focused on acquiring an investment portfolio with a total return profile that is composed of investments that provide capital appreciation potential and current operating income. To that end, our primary investment objectives are:

•	to preserve and return your capital contribution;

•	to realize growth in the value of our investments; and

•	to provide increasing cash distributions to you through increased cash flow from operations or targeted asset sales.

We will also seek to realize growth in the value of our investments by timing asset sales to maximize their value. We intend to actively pursue lending and investment opportunities that we believe provide an attractive risk-adjusted return.

We may return all or a portion of your capital contribution in connection with the sale of the company or the investments we will make or upon maturity or payoff of our debt investments. Alternatively, you may be able to obtain a return of all or a portion of your capital contribution in connection with the sale of your shares.

We may seek to list our shares of common stock if our independent directors believe listing would be in the best interests of our stockholders. If we do not list our shares of common stock on a national securities exchange within ten years of commencement of this initial public offering, our charter requires that we either:

•	seek stockholder approval of the liquidation of the company; or

•	postpone the decision of whether to liquidate the company, if a majority of our conflicts committee determines that liquidation is not then in the best interests of the stockholders.

If a majority of the conflicts committee does determine that liquidation is not then in the best interests of our stockholders, our charter requires that the conflicts committee revisit the issue of liquidation at least annually. Further postponement of listing or stockholder action regarding liquidation would only be permitted if a majority of the conflicts committee again determined that liquidation would not be in the best interest of our stockholders. If we sought and failed to obtain stockholder approval of our liquidation, our charter would not require us to list or liquidate and would not require the conflicts committee to revisit the issue of liquidation, and we could continue to operate as before. If we sought and obtained stockholder approval of our liquidation, we would begin an orderly sale of our assets. The precise timing of such sales would take account of the prevailing real estate finance markets and the debt markets generally as well as the federal income tax consequences to our stockholders. In making the decision to apply for listing of our shares, our directors will try to determine whether listing our shares or liquidating our assets will result in greater value for stockholders.

One of the factors our board of directors will consider when making this determination is the liquidity needs of our stockholders. In assessing whether to list or liquidate, our board of directors would likely solicit input from financial advisors as to the likely demand for our shares upon listing. If, after listing, the board believed that it would be difficult for stockholders to dispose of their shares, then that factor would weigh against listing. However, this would not be the only factor considered by the board. If listing still appeared to be in the best long-term interest of our stockholders, despite the prospects of a relatively small market for our shares upon the initial listing, the board may still opt to list our shares of common stock in keeping with its obligations under Maryland law. The board would also likely consider whether there was a large demand to sell our shares when making decisions regarding listing or liquidation. The degree of participation in our dividend reinvestment plan and the number of requests for redemptions under the share redemption program at this time could be an indicator of stockholder demand to liquidate their investment.

Our board may revise our investment policies, which we describe in more detail below, without the approval of our stockholders. Our conflicts committee will review our investment policies at least annually to determine whether our policies are in the best interests of our stockholders. Our charter requires that the conflicts committee include the basis for its determination in its minutes and in an annual report delivered to our stockholders.

Investment Policies

Primary Investment Focus

We will focus our investment activities on real estate-related loans, opportunistic real estate, real estate-related debt securities and other real estate-related investments located in the United States and Europe. We may also acquire equity and preferred equity securities of companies that make investments similar to ours such as other real estate operating companies. Although the foregoing represents our present investment focus and targets, we may adjust any of the foregoing based on real estate market conditions and investment opportunities. We may make our investments through loan origination and the acquisition of individual assets or by acquiring portfolios of assets, mortgage REITs or companies with investment objectives similar to ours. We believe that we are most likely to meet our investment objectives through the careful selection and underwriting of assets. When making an investment, we will emphasize the performance and risk characteristics of that investment, how that investment will fit with our portfolio-level performance objectives, the other assets in our portfolio and how the returns and risks of that investment compare to the returns and risks of available investment alternatives.

Investments in Real Estate-Related Loans

We intend to invest in real estate-related loans, including distressed debt, first and second mortgage loans, mezzanine loans, B-Notes, bridge loans, convertible mortgages, wraparound mortgage loans, construction mortgage loans and participations in such loans. We intend to structure, underwrite and originate many of the debt products in which we invest. Our underwriting process will involve comprehensive financial, structural, operational and legal due diligence to assess the risks of investments so that we can optimize pricing and structuring. By originating loans directly, we will be able to efficiently structure a diverse range of products. For instance, we may sell some components of the debt we originate while retaining attractive, risk-adjusted strips of the debt for ourselves. Our advisor or a wholly owned subsidiary of our advisor will source our debt investments. We will pay our advisor or its subsidiary acquisition and origination fees for loans that we make or acquire and asset management fees for the loans that we hold for investment.

We may sell some of the loans (or portions of the loans after separating them into tranches) that we originate to third parties for a profit. We expect to hold other loans (or portions of loans) for investment and in some instances securitize these loans through a CDO structure (discussed below).

Described below are some of the types of loans we may originate or acquire:

Distressed Debt. We may invest in distressed debt, which may include sub- and non-performing real estate loans acquired from financial institutions and performing loans acquired from distressed sellers. We make these investments when we believe our underwriting, credit, financing and asset management experience will enable us to generate above-average risk-adjusted returns by resolving these distressed loans expeditiously through refinancings, negotiated repayments with borrowers or foreclosure and subsequent sale of the underlying property. A sub-performing loan is a loan with a very high loan-to-value ratio and a low debt service coverage ratio and that is likely to default at maturity because the property securing the loan cannot support a refinancing of the loan’s entire unpaid principal balance. A non-performing loan is a loan that is in default of its covenants, is past due in interest payments, or is past its final maturity date and has not been repaid. Sub- and non-performing loans are typically purchased at a discount to the note’s face amount.

With respect to non-performing loans, we expect to explore various strategies for these investments including the following: (i) negotiating with the borrowers for reduced payoffs, (ii) restructuring the terms of the loans, and (iii) enforcing our rights as lender under the loans and foreclosing on the collateral securing the loans. Ultimately, we may obtain title to the properties securing any non-performing loan investments via foreclosure or deed-in-lieu proceedings.

Mortgage Loans. We may originate or acquire mortgage loans structured to permit us (i) to retain the entire loan, (ii) to sell or securitize the lower yielding senior portions of the loan and retain the higher yielding subordinate investment (or vice-versa) or (iii) to contribute all or a portion of the loan to a CDO. We expect these loans to be secured by commercial properties, generally, with exceptions, such as high-quality loans with low loan-to-value ratios. We may also acquire seasoned mortgage loans in the secondary market secured by single assets as well as portfolios of performing and sub-performing loans that were originated by third-party lenders such as banks, life insurance companies and other owners.

Second Mortgages. We may invest in second mortgages, which are loans secured by second deeds of trust on real property that is already subject to prior mortgage indebtedness, in an amount which, when added to the existing indebtedness, does not generally exceed 75% of the appraised value of the mortgage property.

B-Notes. B-Notes are junior participations in a first mortgage loan on a single property or group of related properties. The senior participation is known as an A-Note. Although a B-Note may be evidenced by its own promissory note, it shares a single borrower and mortgage with the A-Note and is secured by the same collateral. Though B-Note lenders have the same obligations, collateral and borrower as the A-Note lender, in most instances B-Note lenders are contractually limited in rights and remedies in the event of a default. The B-Note is subordinate to the A-Note by virtue of a contractual or intercreditor arrangement between the A-Note lender and the B-Note lender. For the B-Note lender to actively pursue its available remedies (if any), it must, in most instances, purchase the A-Note or maintain its performing status in the event of a default on the B-Note. The B-Note lender may in some instances require a security interest in the stock or partnership interests of the borrower as part of the transaction. If the B-Note holder can obtain a security interest, it may be able to accelerate gaining control of the underlying property, subject to the rights of the A-Note holder. These debt instruments are senior to the mezzanine debt tranches described below, though they may be junior to another junior participation in the first mortgage loan. B-Notes may or may not be rated by a recognized rating agency.

B-Notes typically are secured by a single property, and the associated credit risk is concentrated in that single property. B-Notes share certain credit characteristics with second mortgages in that both are subject to more credit risk with respect to the underlying mortgage collateral than the corresponding first mortgage or the A-Note. Our management believes that B-Notes are one of the safest subordinated debt instruments because B-Notes share a single mortgage with the A-Note and, as a result, its position survives an event of foreclosure. After the A-Note is satisfied, any remaining recoveries go next to the B-Note holder.

Mezzanine Loans. The mezzanine loans we may originate or acquire will generally take the form of subordinated loans secured by a pledge of the ownership interests of an entity that directly or indirectly owns real property. We may hold senior or junior positions in mezzanine loans, such senior or junior position denoting the particular leverage strip that may apply.

We may require other collateral to provide additional security for mezzanine loans, including letters of credit, personal guarantees or collateral unrelated to the property. We may structure our mezzanine loans so that we receive a stated fixed or variable interest rate on the loan as well as a percentage of gross revenues and a percentage of the increase in the fair market value of the property securing the loan, payable upon maturity, refinancing or sale of the property. Our mezzanine loans may also have prepayment lockouts, penalties, minimum profit hurdles and other mechanisms to protect and enhance returns in the event of premature repayment.

These investments typically have terms from two to 10 years and bear interest at a rate of 275 to 800 basis points over the applicable interest rate index. Mezzanine loans may have maturities that match the maturity of the related mortgage loan but may have shorter terms. Mezzanine loans usually have loan-to-value ratios between 66% and 90%.

These types of investments are generally secured by the ownership interests in the property-owning entity and, as a result, are senior to the equity. Upon a default by the borrower under the mezzanine loan, the mezzanine lender generally can take immediate control and ownership of the property-owning entity, subject to the senior mortgage on the property that stays in place in the event of a mezzanine default and change of control of the borrower.

These types of investments involve a higher degree of risk relative to the long-term senior mortgage secured by the underlying real property because the investment may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy the mezzanine loan. If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt.

Bridge Loans. We may offer bridge financing products to borrowers who are typically seeking short-term capital to be used in an acquisition, development or refinancing of a given property. From the borrower’s perspective, shorter-term bridge financing is advantageous because it allows time to improve the property value through repositioning without encumbering it with restrictive long-term debt. The terms of these loans generally do not exceed three years.

Convertible Mortgages. Convertible mortgages are similar to equity participations. We may invest in and/or originate convertible mortgages if our directors conclude that we may benefit from the cash flow or any appreciation in the value of the subject property.

Wraparound Mortgages. A wraparound mortgage loan is secured by a wraparound deed of trust on a real property that is already subject to prior mortgage indebtedness, in an amount which, when added to the existing indebtedness, does not generally exceed 75% of the appraised value of the mortgage property. A wraparound loan is one or more junior mortgage loans having a principal amount equal to the outstanding balance under the existing mortgage loan, plus the amount actually to be advanced under the wraparound mortgage loan. Under a wraparound loan, we would generally make principal and interest payments on behalf of the borrower to the holders of the prior mortgage loans.

Construction Loans. Construction loans are loans made for either original development or renovation of property. Construction loans in which we would generally consider an investment would be secured by first deeds of trust on real property for terms of six months to two years.

Pre-development Loans and Land Loans. We may provide financing to fund the costs of property pre-development as well as land acquisitions. These loans are frequently done in conjunction with construction loans and are often structured as a component of the construction loan. Due to the complexity and underwriting requirements of a construction loan, borrowers often need to secure financing prior to being able to satisfy all of the requirements for the construction loan. Funds are used for acquisition of the land, pre-development and site work and to fund other costs until a guaranteed maximum construction price can be put into place. The terms of these loans generally do not exceed three years.

Loans on Leasehold Interests. Loans on leasehold interests are secured by an assignment of the borrower’s leasehold interest in the particular real property. These loans are generally for terms of six months to 15 years. Leasehold interest loans are either amortized over a period that is shorter than the lease term or have a maturity date prior to the date the lease terminates. These loans would generally permit us to cure any default under the lease.

Fund Level or Corporate Level Debt. We may invest in various real estate ventures by providing financing to or purchasing the debt obligations of funds or corporate entities with a primary focus on the commercial real estate and real estate finance industries.

Participations. Participation investments are investments in partial interests of loans of the type described above that are made and administered by third-party lenders.

Underwriting Criteria

In evaluating prospective investments in and originations of loans, our management and our advisor will consider factors such as the following:

•	the ratio of the amount of the investment to the value of the property by which it is secured;

•	the amount of existing debt on the property and the priority thereof relative to our prospective investment;

•	the property’s potential for capital appreciation;

•	expected levels of rental and occupancy rates;

•	current and projected cash flow of the property;

•	potential for rental increases;

•	the degree of liquidity of the investment;

•	the geographic location of the property;

•	the condition and use of the property;

•	the property’s income-producing capacity;

•	the quality, experience and creditworthiness of the borrower; and

•	general economic conditions in the area where the property is located.

Our advisor will evaluate all potential loan investments to determine if the security for the loan and the loan-to-value ratio meets our investment criteria and objectives. One of the real estate and debt finance professionals at our advisor or its subsidiary or their agent may inspect material properties during the loan approval process, if such an inspection is deemed necessary. Inspection of a property may be deemed necessary if that property is considered material to the transaction (such as a property representing a significant portion of the collateral underlying a pool of loans) or if there are unique circumstances related to such property such as recent capital improvements or possible functional obsolescence. We also may engage trusted third-party professionals to inspect properties on our behalf.

Most loans that we will consider for investment would provide for monthly payments of interest and some may also provide for principal amortization, although we expect that most of the loans in which we will invest will provide for payments of interest only during the loan term and a payment of principal in full at the end of the loan term.

Our loan investments may be subject to regulation by federal, state and local authorities and subject to laws and judicial and administrative decisions imposing various requirements and restrictions, including, among other things, regulating credit granting activities, establishing maximum interest rates and finance charges, requiring disclosure to customers, governing secured transactions and setting collection, repossession and claims handling procedures and other trade practices. In addition, certain states have enacted legislation requiring the licensing of mortgage bankers or other lenders, and these requirements may affect our ability to effectuate our proposed investments in loans. Commencement of operations in these or other jurisdictions may be dependent upon a finding of our financial responsibility, character and fitness. We may determine not to make loans in any jurisdiction in which the regulatory authority believes that we have not complied in all material respects with applicable requirements.

We will not make or invest in mortgage loans unless an appraisal concerning the underlying property is available, except for mortgage loans insured or guaranteed by a government or government agency. We will maintain each appraisal in our records for at least five years and will make it available during normal business hours for inspection and duplication by any stockholder at such stockholder’s expense. In addition to the appraisal, we will seek to obtain a customary lender’s title insurance policy or commitment as to the priority of the mortgage or condition of the title.

We will not make or invest in mortgage loans on any one property if the aggregate amount of all mortgage loans outstanding on the property, including our borrowings, would exceed an amount equal to 85% of the appraised value of the property, unless we find substantial justification due to the presence of other underwriting criteria.

Except as described below under “—Charter-Imposed Investment Limitations,” our charter does not limit the amount of gross offering proceeds that we may apply to loan investments. Our charter also does not place any limit or restriction on:

•	the percentage of our assets that may be invested in any type of loan or in any single loan; or

•	the types of properties subject to mortgages or other loans in which we may invest.

When determining whether to make investments in mortgage and other loans, we will consider such factors as: positioning the overall portfolio to achieve an optimal mix of real estate-related investments; the diversification benefits of the loans relative to the rest of the portfolio; the potential for the investment to deliver high current income and attractive risk-adjusted total returns; and other factors considered important to meeting our investment objectives. As discussed above, some of the loans we make will be sold shortly after origination.

Investments in Real Property

We expect that our real estate-related debt investments, in particular investments in distressed debt, will, in certain circumstances, result in us owning real property as a result of a loan workout, foreclosure or similar circumstances. In addition, we intend to invest a portion of the proceeds from this offering in real property, which may include, but is not limited to, office, industrial and retail properties, hospitality properties and undeveloped residential lots. If we invest in undeveloped residential lots, we do not expect to pay our advisor a separate fee, in addition to the asset management fee, related to the development of such lots. We expect some portion of our portfolio will consist of direct investments in opportunistic real estate, excluding real property that we take title to (i) as part of a portfolio of debt investments, (ii) through a loan workout, foreclosure or similar circumstances or (iii) through convertible debt investments, although the percentage could be higher or lower. We consider opportunistic or enhanced-return properties to be properties with significant possibilities for short-term capital appreciation, such as non-stabilized properties, properties with moderate vacancies or near-term lease rollovers, poorly managed and positioned properties, properties owned by distressed sellers and built-to-suit properties. Except as described below under “—Charter-Imposed Investment Limitations,” our charter does not limit the amount of gross offering proceeds that we may apply to investments in real property.

Investments in Real Estate-Related Debt Securities

In addition to our investments in real estate-related loans, we also expect to invest in real estate-related debt securities such as commercial and residential mortgage-backed securities and collateralized debt obligations. We may invest in any residential and commercial mortgage-backed securities, collateralized debt obligations or other real estate-related debt security that we believe will provide an attractive risk-adjusted return. While we may invest in any real estate-related debt securities, we expect that the majority of these investments would be commercial mortgage-backed securities. A brief description of commercial mortgage-backed securities and collateralized debt obligations follows.

Commercial Mortgage-Backed Securities. Commercial mortgage-backed securities, or CMBS, are securities that evidence interests in, or are secured by, a single commercial mortgage loan or a pool of commercial mortgage loans. Accordingly, these securities are subject to all of the risks of the underlying mortgage loans.

CMBS are generally pass-through certificates that represent beneficial ownership interests in common law trusts whose assets consist of defined portfolios of one or more commercial mortgage loans. They are typically issued in multiple tranches whereby the more senior classes are entitled to priority distributions from the trust’s income. Losses and other shortfalls from expected amounts to be received on the mortgage pool are borne by the most subordinate classes, which receive payments only after the more senior classes have received all principal and/or interest to which they are entitled. The equity tranche, which is the “first loss” position, bears most of the risk associated with the collateral pool. It is possible for a relatively few number of defaults in the collateral pool to cause large losses for the equity tranche. However, if the collateral pool performs well, the equity tranche has a greater potential return than the more senior tranches, which typically have returns capped at the coupon rates of the notes created in the structure.

In addition to tranche seniority, the credit quality of CMBS depends on the credit quality of the underlying mortgage loans, the real estate finance market and the parties directly involved in the transaction, which is a function of factors such as:

•	the principal amount of the loans relative to the value of the related properties;

•	the mortgage loan terms (e.g. amortization);

•	market assessment and geographic location;

•	construction quality of the property;

•	the creditworthiness of the borrowers;

•	macroeconomic variables that affect the supply and demand for commercial real estate;

•	structural features of the transaction, such as subordination levels, advancing terms and other credit enhancements;

•	the originator of the loan and its motivation to sell it;

•	the underwriter and issuer of the transaction and their ability to trade and support it in the secondary markets; and

•	the servicers and trustees responsible for running and maintaining the transaction on a daily basis.

Residential Mortgage-Backed Securities. Residential mortgage-backed securities, or RMBS, are similar to CMBS, however, they evidence interests in, or are secured by, a pool of residential mortgage loans secured by residential real property. These securities are also subject to all of the risks underlying the mortgage loans.

Collateralized Debt Obligations. CDOs are multiple class debt securities, or bonds, secured by pools of assets, such as residential and commercial mortgage-backed securities, B-Notes, mezzanine loans, REIT debt and credit default swaps. Like typical securitization structures, in a collateralized debt obligation the assets are pledged to a trustee for the benefit of the holders of the bonds. Like the CMBS described above, CDOs are typically issued in multiple tranches with varying risk/reward attributes.

CDOs can be structured in many different ways. Some of the more common structural classifications include the following:

•	Cash flow vs. market value. Cash flow CDOs pay interest and principal to investors from the cash flows produced by the assets owned by the CDO, while market value CDOs make principal and interest payments to investors from the cash flows produced by the assets owned by the CDO and by generating cash from trading such assets. The market value structure is often used when the collateral pool consists of assets that do not generate predictable cash flow streams, but have significant market value upside potential (such as a collateral pool of defaulted bonds or loans).

•	Managed vs. unmanaged. Cash flow CDOs can be managed or unmanaged. The manager of a cash flow CDO is chosen for credit expertise rather than trading expertise and generally focuses on managing credit quality of the underlying portfolio. A cash flow CDO may be unmanaged only if it has a static pool of assets. Market value CDOs require a manager to generate returns through trading.

•	Cash vs. synthetic. Cash CDOs are structures backed by a portfolio of cash assets owned by the CDO (such as a pool of bonds, loans and/or asset-backed securities), while synthetic CDOs are backed by credit default swaps, which are derivatives instruments that can reference any type of cash obligation. Hybrid CDOs may contain both cash assets as wells as credit default swaps.

•	Funded vs. unfunded. A synthetic CDO tranche may be funded or unfunded. If it is unfunded, the investor will not contribute any capital initially but will have to make loss payments in the event the portfolio’s losses reach the investor’s tranche. Typically, a synthetic CDO has both funded tranches (for the more junior and risky tranches) and an unfunded tranche (for the most senior and least risky tranche).

Ratings of Real Estate-Related Debt Securities. For residential and commercial mortgage-backed securities and collateralized debt obligations, the securitization process is governed by one or more of the rating agencies, including Fitch, Moody’s and Standard & Poor’s, who determine the respective bond class sizes, generally based on a sequential payment structure. Bonds that are rated from AAA to BBB by the rating agencies are considered “investment grade.” Bond classes that are subordinate to the BBB class are considered “non-investment” grade. The respective bond class sizes are determined based on the review of the underlying collateral by the rating agencies. The payments received from the underlying loans are used to make the payments on the securities. Based on the sequential payment priority, the risk of nonpayment for the AAA securities is lower than the risk of nonpayment for the non-investment grade bonds. Accordingly, the AAA class is typically sold at a lower yield compared to the non-investment grade classes that are sold at higher yields. However, we will not acquire residential or commercial mortgage-backed securities, collateralized debt obligations or other structured debt securities (exclusive of investments in certificates that represent all of the beneficial interests in a pool of mortgages, which are referred to as a “whole pool” certificates and are akin to owning the underlying mortgages directly) that are not rated AA or higher. However, we may invest in such securities indirectly through investment in equity or preferred equity securities of mortgage REITs and companies with investment objectives similar to ours such as other real estate operating companies.

We evaluate the risk of residential and commercial mortgage-backed securities and collateralized debt obligations based on the credit risk of the underlying collateral and the risk of the transactional structure. The credit risk of the underlying collateral is crucial in evaluating the expected performance of an investment. Key variables in this assessment include rent levels, vacancy rates, supply and demand forecasts and tenant incentives (build-out incentives or other rent concessions) related to the underlying properties. We utilize third-party data providers to review loan level performance such as delinquencies and threats to credit performance. We also review monthly servicing reports of the master and special servicers as well as reports from rating agencies. We perform specific asset-level underwriting on all significant loans in the securities structure. We utilize sensitivity analysis and other statistical underwriting when evaluating the cash flows generated by a transaction. With respect to transactional structure, we assess the structure of a particular securities transaction as well as utilize third-party data providers for a structural sensitivity analysis. After assessing loan-level data and structural data, we combine this information to forecast expected cash flows, probability of default and loss given a default. Except as described below under “—Charter-Imposed Investment Limitations,” our charter does not limit the amount of gross offering proceeds that we may apply to investments in real estate-related debt securities.

Investments in Equity Securities

We may make equity and preferred equity investments in mortgage REITs and other companies with investment objectives similar to ours such as other real estate operating companies. We may purchase the common or preferred stock of these entities or options to acquire their stock. We will target a public company that owns real estate-related loans, opportunistic real estate, real estate-related debt securities and other real estate-related investments when we believe its stock is trading at a discount to that company’s net asset value. We may eventually seek to acquire or gain a controlling interest in the companies that we target.

Generally, we will make investments in other entities when we consider it more efficient to acquire an entity that already owns assets meeting our investment objectives than to acquire such assets directly. We may also participate with other entities in investments through joint ventures, limited liability companies, partnerships and other types of common ownership or participations. Except as described below under “—Charter-Imposed Investment Limitations,” our charter does not limit the amount of gross offering proceeds that we may apply to investments in equity securities.

Other Possible Investments

Although we expect that most of our investments will be of the types described above, we may make other investments. In fact, we may invest in whatever types of interests in real estate- or debt-related assets that we believe are in our best interests. Although we can purchase any type of interest in real estate- or debt-related assets, our charter does limit certain types of investments. See “—Charter-Imposed Investment Limitations.” We do not intend to underwrite securities of other issuers.

Investment Decisions and Asset Management: The KBS Approach

KBS Capital Advisors has the authority to make all of the decisions regarding our investments, subject to the limitations in our charter and the direction and oversight of our board of directors. In particular, our board of directors will be responsible for approving the investment opportunities presented by our advisor. In addition, our conflicts committee will review our investment policies at least annually to determine whether our investment policies continue to be in the best interests of our common stockholders. See “Conflicts of Interest – Certain Conflict Resolution Procedures” and “Conflicts of Interest – Allocation of Investment Opportunities” for a discussion of additional requirements related to our board of director’s oversight of our advisor.

KBS Capital Advisors believes that successful investment requires the implementation of strategies that permit favorable purchases and originations, effective asset management and timely disposition of those assets. As such, KBS Capital Advisors has developed a disciplined investment approach that combines the experience of its team of real estate and debt finance professionals with a structure that emphasizes thorough market research, stringent underwriting standards and an extensive down-side analysis of the risks of each investment. The KBS approach also includes active and aggressive management of each asset acquired. KBS Capital Advisors believes that active management is critical to creating value. Our advisor will also develop a well-defined exit strategy for each investment we make. KBS Capital Advisors will then continually re-evaluate the exit strategy of each asset in response to the performance of the individual asset, market conditions and our overall portfolio objectives to determine the optimal time to hold the asset.

Our sponsors each have over 20 years of experience in real estate-related debt investments. Our sponsors will work together with their team of real estate and debt finance professionals in the identification, origination, acquisition and management of our investments. The senior real estate and debt finance professionals at KBS Capital Advisors have been through multiple financial cycles in their careers and have the expertise gained through hands-on experience in acquisitions, originations, loan workouts, asset management, dispositions, development, leasing and property and portfolio management.

To execute KBS Capital Advisors’ disciplined investment approach, a team of our advisor’s real estate and debt finance professionals takes responsibility for the business plan of each investment. The following practices summarize KBS Capital Advisors’ investment approach:

•	National Market Research - The investment team extensively researches the acquisition and/or origination and underwriting of each transaction, utilizing both “real time” market data and the transactional knowledge and experience of KBS Capital Advisors’ network of professionals.

•	Underwriting Discipline - KBS Capital Advisors follows a tightly controlled and managed process to examine all elements of a potential investment. Only those assets meeting our investment criteria will be accepted for inclusion in our portfolio. In an effort to keep an asset in compliance with those standards, the underwriting team remains involved through the investment life cycle of the asset and consults with the other KBS professionals responsible for the asset. This team of experts reviews and develops comprehensive reports for each asset throughout the holding period.

•	Risk Management - Risk management is a fundamental principle in our advisor’s construction of portfolios and in the management of each investment. Diversification of portfolios by investment type, investment size and investment risk is critical to controlling portfolio-level risk. KBS Capital Advisors’ senior management continuously reviews the operating performance of investments against projections and provides the oversight necessary to detect and resolve issues as they arise.

•	Asset Management - Prior to the purchase of an individual asset or portfolio, the asset managers work closely with the acquisition and underwriting teams to assess the asset business strategy and confirm the borrower submitted market operating information. This is a forecast of the action items to be taken and the capital needed to achieve the anticipated returns. KBS Capital Advisors reviews asset business strategies quarterly to anticipate changes or opportunities in the market during a given phase of a market cycle. KBS Capital Advisors designed this process to allow for realistic yet aggressive enhancement of value throughout the investment period.

Joint Venture Investments

We may enter into joint ventures, partnerships and other co-ownership arrangements (including preferred equity investments) or participations for the purpose of making investments. Joint venture investments permit us to own interests in large investments without unduly restricting the diversity of our portfolio. In determining whether to invest in a particular joint venture, KBS Capital Advisors will evaluate the assets that such joint venture owns or is being formed to own under the same criteria described elsewhere in this prospectus for the selection of our investments.

KBS Capital Advisors will also evaluate the potential joint venture partner as to its financial condition, operating capabilities and integrity. We may enter into joint ventures with third parties or KBS Capital Advisors, any of our officers or directors or any of their affiliates; however, we may only enter into joint ventures with KBS Capital Advisors, any of our officers or directors or any of their affiliates if a majority of the board of directors (including a majority of the members of the conflicts committee) not otherwise interested in the transactions concludes that the transaction is fair and reasonable to us and on substantially the same terms and conditions as those received by the other joint venturers. At such time during the term of this offering that KBS Capital Advisors believes that there is a reasonable probability that we will enter into a joint venture for the origination or acquisition of a significant investment, we will supplement this prospectus to disclose the terms of such investment transaction. You should not rely upon such initial disclosure of any proposed transaction as an assurance that we will ultimately consummate the proposed transaction or that the information we provide in any supplement to this prospectus concerning any proposed transaction will not change after the date of the supplement.

We have not established the specific terms we will require in the joint venture agreements we may enter. Instead, we will establish the terms with respect to any particular joint venture agreement on a case-by-case basis after our board of directors considers all of the facts that are relevant, such as the nature and attributes of our other potential joint venture partners, the proposed structure of the joint venture, the nature of the operations, the liabilities and assets associated with the proposed joint venture and the size of our interest when compared to the interests owned by other partners in the venture. With respect to any joint venture we enter, we expect to consider the following types of concerns and safeguards:

•	Our ability to manage and control the joint venture. — We will consider whether we should obtain certain approval rights in joint ventures we do not control. For proposed joint ventures in which we are to share control with another entity, we will consider the procedures to address decisions in the event of an impasse.

•	Our ability to exit a joint venture. — We consider requiring buy/sell rights, redemption rights or forced liquidation rights.

•	Our ability to control transfers of interests held by other partners to the venture. — We will consider requiring consent provisions, a right of first refusal and/or forced redemption rights in connection with transfers.

Financing Strategy and Policies

We will fund our investments with proceeds from this offering and expect to finance a portion of our investments with debt. We will use debt financing in various forms in an effort to increase the size of our portfolio and potential returns to our stockholders. Access to low-cost capital is crucial to our business, as we will earn income based on the spread between the yield on our investments and the cost of our borrowings.

We expect to use short-term financing in the form of revolving credit facilities, repurchase agreements, bridge financings and bank warehousing facilities. For longer-term funding, we may utilize securitization structures, if available, and we may place mortgage financing on any real estate investments we make.

Repurchase Agreements. With repurchase agreements, we may borrow against the loans, residential and commercial mortgage-backed securities and other investments we own. Under these agreements, we may sell loans and other investments to a counterparty and agree to repurchase the same assets from the counterparty at a price equal to the original sales price plus an interest factor. Repurchase agreements economically resemble short-term, variable-rate financings and usually require the maintenance of specific loan-to-collateral value ratios. If the market value of the assets subject to a repurchase agreement decline, we may be required to provide additional collateral or make cash payments to maintain the loan-to-collateral value ratio. If we are unable to provide such collateral or cash repayments, we may lose our economic interest in the underlying assets.

Warehouse Facilities. We may rely on warehouse credit facilities for capital needed to fund our investments. These facilities are typically lines of credit from commercial and investment banks that we can draw from to fund our investments. Warehouse facilities are typically collateralized loans made to investors who invest in securities and loans and, in return for financing, pledge their securities and loans to the warehouse lender. Third-party custodians, usually banks, typically hold the securities and loans funded with the warehouse facility borrowings, including the securities, loans, notes, mortgages and other important loan documentation, for the benefit of the investor who is deemed to own the securities and loans and, if there is a default under the warehouse credit facility, for the benefit of the warehouse lender.

Securitizations. We may seek to enhance the returns on our investments through CMBS, CDO, and other securitizations, if available. For example, we may securitize the senior portion of our investments in whole mortgage loans by selling A-notes, while retaining the subordinated securities in our investment portfolio.

Warehouse facilities, bank credit facilities and repurchase agreements generally include a recourse component, meaning that lenders retain a general claim against us as an entity. Further, such borrowings may also provide the lender with the ability to make margin calls and may limit the length of time that any given asset may be used as eligible collateral.

We may incur indebtedness in other forms that may be appropriate. For example, for investments in real estate, we may incur indebtedness in the form of bank borrowings, purchase money obligations to the sellers of properties we purchase, or mortgage financing. The form of our indebtedness may be long-term or short-term, fixed or floating rate, and secured or unsecured. KBS Capital Advisors will seek to obtain financing on our behalf on the most favorable terms available. We may use borrowing proceeds to finance loan originations or new investments; to pay for capital improvements, repairs or tenant build-outs on foreclosure or other properties; to refinance existing indebtedness; to pay distributions; or to provide working capital.

We intend to focus our investment activities on obtaining a diverse portfolio of real estate-related loans, opportunistic real estate, real estate-related debt securities and other real estate-related investments. Careful use of debt will help us to achieve our diversification goals because we will have more funds available for investment. We expect that once we have fully invested the proceeds of this offering, our debt financing and other liabilities will be 60% or less of the cost of our tangible assets (before deducting depreciation or other non-cash reserves), although it may exceed this level during our offering stage. This is our target leverage as established by our board of directors. There is no limitation on the amount we may borrow for any single investment. Our charter limits our liabilities to 75% of the cost of our tangible assets (before deducting depreciation or other non-cash reserves); however, we may exceed that limit if a majority of the conflicts committee approves each borrowing in excess of our charter limitation and we disclose such borrowing to our common stockholders in our next quarterly report with an explanation from the conflicts committee of the justification for the excess borrowing. During the early stages of our initial public offering, and to the extent financing in excess of this limit is available on attractive terms, our conflicts committee may approve debt in excess of this limit.

To the extent that we do not finance our investments, our ability to make additional investments will be restricted. When interest rates are high or financing is otherwise unavailable on a timely basis, we may make certain investments with cash with the intention of obtaining a loan for a portion of the cost of the investment at a later time. For a discussion of the risks associated with the use of debt, see “Risk Factors — Risks Related to Our Financing Strategy.”

Except with respect to any borrowing limits contained in our charter, we may reevaluate and change our debt policy in the future without a stockholder vote. Factors that we would consider when reevaluating or changing our debt policy include: then-current economic conditions, the relative cost and availability of debt and equity capital, any investment opportunities, the ability of our investments to generate sufficient cash flow to cover debt service requirements and other similar factors. Further, we may increase or decrease our ratio of debt to book value in connection with any change of our borrowing policies.

We will not borrow from our advisor or its affiliates to make investments unless a majority of the board of directors (including a majority of the members of the conflicts committee) not otherwise interested in the transaction approves the transaction as being fair, competitive and commercially reasonable and no less favorable to us than comparable loans between unaffiliated parties.

Operating Policies

Credit Risk Management. We may be exposed to various levels of credit and special hazard risk depending on the nature of our underlying assets and the nature and level of credit enhancements supporting our assets. Our advisor and our executive officers will review and monitor credit risk and other risks of loss associated with each investment. In addition, we will seek to diversify our portfolio of assets to avoid undue geographic, issuer, industry and certain other types of concentrations. Our board of directors will monitor the overall portfolio risk and levels of provision for loss.

Interest Rate Risk Management. To the extent consistent with maintaining our qualification as a REIT, we will follow an interest rate risk management policy intended to mitigate the negative effects of major interest rate changes. We intend to minimize our interest rate risk from borrowings by attempting to structure the key terms of our borrowings to generally correspond to the interest rate term of our assets and through hedging activities.

Hedging Activities. We may engage in hedging transactions to protect our investment portfolio from interest rate fluctuations, currency risks and other changes in market conditions. These transactions may include interest rate and currency swaps, the purchase or sale of interest rate and currency collars, caps or floors, options, mortgage derivatives and other hedging instruments. These instruments may be used to hedge as much of the interest rate and currency risk as we determine is in the best interest of our stockholders, given the cost of such hedges and the need to maintain our qualification as a REIT. We may from time to time enter into interest rate swap agreements to offset the potential adverse effects of rising interest rates under certain short-term repurchase agreements. We may elect to bear a level of interest rate or currency risk that could otherwise be hedged when we believe, based on all relevant facts, that bearing such risk is advisable.

Equity Capital Policies. Our board of directors may increase the number of authorized shares of capital stock without stockholder approval. After your purchase in this offering, our board may elect to (i) sell additional shares in this or future public offerings, including through the dividend reinvestment plan, (ii) issue equity interests in private offerings, (iii) issue shares to our advisor, or its successors or assigns, in payment of an outstanding fee obligation or (iv) issue shares of our common stock to sellers of assets we acquire in connection with an exchange of limited partnership interests of the Operating Partnership. To the extent we issue additional equity interests after your purchase in this offering, whether in a primary offering, through the dividend reinvestment plan or otherwise, your percentage ownership interest in us will be diluted. In addition, depending upon the terms and pricing of any additional offerings, the use of the proceeds and the value of our investments, you may also experience dilution in the book value and fair value of your shares and in the earnings and distributions per share.

Disposition Policies

The period that we will hold our investments in real estate-related loans, opportunistic real estate, real estate-related debt securities and other real estate-related investments will vary depending on the type of asset, interest rates and other factors. Our advisor will develop a well-defined exit strategy for each investment we make. KBS Capital Advisors will continually perform a hold-sell analysis on each asset in order to determine the optimal time to hold the asset and generate a strong return for you. Economic and market conditions may influence us to hold our investments for different periods of time. We may sell an asset before the end of the expected holding period if we believe that market conditions have maximized its value to us or the sale of the asset would otherwise be in the best interests of our stockholders.

If we do not list our shares of common stock on a national securities exchange within ten years of commencement of this initial public offering, our charter requires that we seek stockholder approval of the liquidation of the company, unless a majority of the conflicts committee determines that liquidation is not then in the best interests of our stockholders. If a majority of the conflicts committee does determine that liquidation is not then in the best interests of our stockholders, our charter requires that the conflicts committee revisit the issue of liquidation at least annually. Further postponement of listing or stockholder action regarding liquidation would only be permitted if a majority of the conflicts committee again determined that liquidation would not be in the best interest of our stockholders. If we sought and failed to obtain stockholder approval of our liquidation, our charter would not require us to list or liquidate and would not require the conflicts committee to revisit the issue of liquidation, and we could continue to operate as before. If we sought and obtained stockholder approval of our liquidation, we would begin an orderly sale of our assets. The precise timing of such sales would take account of the prevailing real estate finance markets and the debt markets generally as well as the federal income tax consequences to our stockholders. In making the decision to apply for listing of our shares, our directors will try to determine whether listing our shares or liquidating our assets will result in greater value for our stockholders. One of the factors our board of directors will consider when making this determination is the liquidity needs of our stockholders. See the discussion above under “Investment Objectives and Criteria — General.”

Charter-imposed Investment Limitations

Our charter places the following limitations on us with respect to the manner in which we may invest our funds or issue securities:

•	incur debt such that it would cause our liabilities to exceed 75% of the aggregate cost of tangible assets owned by us, unless approved by a majority of the conflicts committee;

•	invest more than 10% of our total assets in unimproved property or mortgage loans on unimproved property, which we define as property not acquired for the purpose of producing rental or other operating income or on which there is no development or construction in progress or planned to commence within one year;

•	make or invest in mortgage loans unless an appraisal is available concerning the underlying property, except for those mortgage loans insured or guaranteed by a government or government agency;

•	make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans on such property would exceed an amount equal to 85% of the appraised value of such property as determined by appraisal, unless substantial justification exists for exceeding such limit because of the presence of other underwriting criteria;

•	make an investment if the related acquisition and origination fees and expenses are not reasonable or exceed 6% of the contract purchase price for the asset or, in the case of a loan we originate, 6% of the funds advanced, provided that in either case the investment may be made if a majority of the board of directors (including a majority of the members of the conflicts committee) not otherwise interested in the transaction approves such fees and expenses and determines that the transaction is commercially competitive, fair and reasonable to us;

•	acquire equity securities unless a majority of the board of directors (including a majority of the members of the conflicts committee) not otherwise interested in the transaction approves such investment as being fair, competitive and commercially reasonable, provided that investments in equity securities in “publicly traded entities” that are otherwise approved by a majority of the board of directors (including a majority of the members of the conflicts committee) shall be deemed fair, competitive and commercially reasonable if we acquire the equity securities through a trade that is effected in a recognized securities market (a “publicly traded entity” shall mean any entity having securities listed on a national securities exchange or included for quotation on an inter–dealer quotation system) and provided further that this limitation does not apply to (i) acquisitions effected through the purchase of all of the equity securities of an existing entity, (ii) the investment in wholly owned subsidiaries of ours or (iii) investments in asset-backed securities;

•	invest in real estate contracts of sale, otherwise known as land sale contracts, unless the contract is in recordable form and is appropriately recorded in the chain of title;

•	invest in commodities or commodity futures contracts, except for futures contracts when used solely for the purpose of hedging in connection with our ordinary business of investing in real estate assets and mortgages;

•	issue equity securities on a deferred payment basis or other similar arrangement;

•	issue debt securities in the absence of adequate cash flow to cover debt service unless the historical debt service coverage (in the most recently completed fiscal year), as adjusted for known changes, is sufficient to service that higher level of debt as determined by the board of directors or a duly authorized executive officer;

•	issue equity securities that are assessable after we have received the consideration for which our board of directors authorized their issuance; or

•	issue equity securities redeemable solely at the option of the holder, which restriction has no effect on our share redemption program or the ability of our Operating Partnership to issue redeemable partnership interests.

In addition, our charter includes many other investment limitations in connection with conflict-of-interest transactions, which limitations are described above under “Conflicts of Interest.” Our charter also includes restrictions on roll-up transactions, which are described under “Description of Shares” below.

Investment Limitations under the Investment Company Act of 1940

General

We intend to conduct our operations so that neither we nor any of our subsidiaries will be required to register as an investment company under the Investment Company Act. Under the relevant provisions of Section 3(a)(1) of the Investment Company Act, an investment company is any issuer that:

•	is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities (the “primarily engaged test”); or

•	is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of such issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis (the “40% test”). “Investment securities” excludes U.S. government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) (relating to private investment companies).

We believe that we and our Operating Partnership will satisfy both tests above. With respect to the 40% test, most of the entities through which we and our Operating Partnership will own our assets will be majority-owned subsidiaries that will not themselves be investment companies and will not be relying on the exceptions from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) (relating to private investment companies).

With respect to the primarily engaged test, we and our Operating Partnership will be holding companies and do not intend to invest or trade in securities ourselves. Rather, through the majority-owned subsidiaries of our Operating Partnership, we and our Operating Partnership will be primarily engaged in the non-investment company businesses of these subsidiaries. Although the SEC staff has issued little guidance with respect to the primarily engaged test, we are not aware of any court decisions or SEC staff interpretations finding a holding company that satisfies the 40% test to nevertheless be an investment company under the primarily engaged test.

We believe that most of the subsidiaries of our Operating Partnership will be able to rely on Section 3(c)(5)(C) of the Investment Company Act for an exception from the definition of an investment company. (Any other subsidiaries of our Operating Partnership should be able to rely on the exceptions for private investment companies pursuant to Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.) As reflected in no-action letters, the SEC staff’s position on Section 3(c)(5)(C) generally requires that an issuer maintain at least 55% of its assets in “mortgages and other liens on and interests in real estate,” or qualifying assets; at least 80% of its assets in qualifying assets plus real estate-related assets; and no more than 20% of the value of its assets in other than qualifying assets and real estate-related assets, which we refer to as miscellaneous assets. To constitute a qualifying asset under this 55% requirement, a real estate interest must meet various criteria based on no-action letters.

If, however, the value of the subsidiaries of our Operating Partnership that must rely on Section 3(c)(1) or Section 3(c)(7) is greater than 40% of the value of the assets of our Operating Partnership, then we and our Operating Partnership may seek to rely on the exception from registration under Section 3(c)(6) if we and our Operating Partnership are “primarily engaged,” through majority-owned subsidiaries, in the business of purchasing or otherwise acquiring mortgages and other interests in real estate. The SEC staff has issued little interpretive guidance with respect to Section 3(c)(6); however, it is our view that we and our Operating Partnership may rely on Section 3(c)(6) if 55% of the assets of our Operating Partnership consist of, and at least 55% of the income of our Operating Partnership is derived from, majority-owned subsidiaries that rely on Section 3(c)(5)(C).

Regardless of whether we and our Operating Partnership must rely on Section 3(c)(6) to avoid registration as an investment company, we expect to limit the investments that we make, directly or indirectly, in assets that are not qualifying assets and in assets that are not real estate-related assets. We discuss below how we will treat our potential investments and our interests in the subsidiaries of our Operating Partnership that own them under the Investment Company Act.

Real Property

Pursuant to the language of the statute, we will treat an investment in real property as a qualifying asset.

Mortgage Loans

We will treat a first mortgage loan as a qualifying asset provided that the loan is fully secured, i.e., the value of the real estate securing the loan is greater than the value of the note evidencing the loan. If the loan is not fully secured, the entire value of the loan will be classified as a real estate-related asset if 55% of the fair market value of the loan is secured by real estate. We will treat mortgage loans that are junior to a mortgage owned by another lender, or second mortgages, as qualifying assets if the real property fully secures the second mortgage. All of the foregoing is consistent with positions set forth in SEC no-action letters.

Participations

A participation interest in a loan will be treated as a qualifying asset only if the interest is a participation in a mortgage loan, such as an A-Note or a B-Note, that meets the criteria recently set forth in an SEC no-action letter, that is:

•	the note is a participation interest in a mortgage loan that is fully secured by real property;

•	our subsidiary as note holder has the right to receive its proportionate share of the interest and the principal payments made on the mortgage loan by the borrower, and our subsidiary’s returns on the note are based on such payments;

•	our subsidiary invests in the note only after performing the same type of due diligence and credit underwriting procedures that it would perform if it were underwriting the underlying mortgage loan;

•	our subsidiary as note holder has approval rights in connection with any material decisions pertaining to the administration and servicing of the mortgage loan and with respect to any material modification to the mortgage loan agreements; and

•	in the event that the mortgage loan becomes non-performing, our subsidiary as note holder has effective control over the remedies relating to the enforcement of the mortgage loan, including ultimate control of the foreclosure process, by having the right to: (a) appoint the special servicer to manage the resolution of the loan; (b) advise, direct or approve the actions of the special servicer; (c) terminate the special servicer at any time without cause; (d) cure the default so that the mortgage loan is no longer non-performing; and (e) with respect to a junior note, purchase the senior note at par plus accrued interest, thereby acquiring the entire mortgage loan.

If these conditions are not met, we may treat the note as a real estate-related asset or as a miscellaneous asset depending upon applicable SEC guidance, if any, or our view as to whether the asset is similar to other SEC-designated real estate-related assets.

Mezzanine Loans

We intend for a portion of our investments to consist of real estate loans secured by 100% of the equity securities of a special purpose entity that owns real estate, or tier one mezzanine loans. We will treat our tier one mezzanine loans as qualifying assets when our subsidiary’s investment in the loan meets the criteria set forth in an SEC no-action letter, that is:

•	the loan is made specifically and exclusively for the financing of real estate;

•	the loan is underwritten based on the same considerations as a second mortgage and after our subsidiary performs a hands-on analysis of the property being financed;

•	our subsidiary as lender exercises ongoing control rights over the management of the underlying property;

•	our subsidiary as lender has the right to readily cure defaults or purchase the mortgage loan in the event of a default on the mortgage loan;

•	the true measure of the collateral securing the loan is the property being financed and any incidental assets related to the ownership of the property; and

•	our subsidiary as lender has the right to foreclose on the collateral and through its ownership of the property-owning entity become the owner of the underlying property.

Convertible Mortgages

A convertible mortgage is a mortgage loan coupled with an option to purchase the underlying real estate. Although the SEC staff has not taken a position with respect to convertible mortgages, we intend to treat a convertible mortgage as two assets: a mortgage and an option. We will value the mortgage as though the option did not exist and treat it as either a qualifying asset or a real estate-related asset according to the positions set forth above. We will assign the option an independent value and treat the option as a real estate-related asset.

Other Real Estate-Related Loans

We will treat the other real estate-related loans described in this prospectus, i.e., bridge loans, wraparound mortgage loans, construction loans and loans on leasehold interests, as qualifying assets if such loans are fully secured by real estate, which is consistent with SEC staff no-action letters. With respect to construction loans, we will treat only the amount outstanding at any given time as a qualifying asset if the value of the property securing the loan at that time exceeds the outstanding loan amount plus any amounts owed on loans senior or equal in priority to our construction loan.

Residential and Commercial Mortgage-Backed Securities

We will treat a residential or commercial mortgage-backed security as a qualifying asset if the certificate represents all of the beneficial interests in a pool of mortgages, referred to as a “whole pool” certificate, which position is consistent, we believe, with SEC no-action letters relating to certificates issued or guaranteed by government-sponsored agencies. We intend to treat a partial pool certificate as a real estate-related asset pursuant to an SEC staff report.

Joint Venture Interests

When measuring Section 3(c)(6) and Section 3(c)(5)(C) compliance, we will calculate asset values on an unconsolidated basis based on informal guidance from members of the SEC staff, which means that when assets are held through another 3(c)(5)(C) entity, we will treat the value of our interest in the entity as follows:

1.	If we own less than a majority of the voting securities of the entity, then we will treat the value of our interest in the entity as a real estate-related asset if the entity engages in the real estate business, such as a REIT relying on Section 3(c)(5)(C), and otherwise as miscellaneous assets.

2.	If we own a majority of the voting securities of the entity, then we will allocate the value of our interest in the entity among qualifying assets, real estate-related assets and miscellaneous assets in proportion to the entity’s ownership of qualifying assets, real estate-related assets and miscellaneous assets.

3.	If we are the general partner or managing member of an entity, then (i) we will treat the value of our interest in the entity as in item 2 above if we are actively involved in the management and operation of the venture and our consent is required for all major decisions affecting the venture and (ii) we will treat the value of our interest in the entity as in item 1 above if we are not actively involved in the management and operation of the venture or our consent is not required for all major decisions affecting the venture.

Absence of No-Action Relief

If certain of our subsidiaries fail to own a sufficient amount of qualifying assets or real estate-related assets, we could be characterized as an investment company. We have not sought a no-action letter from the SEC staff regarding how our investment strategy fits within the exceptions from registration under the Investment Company Act on which we and our subsidiaries intend to rely. To the extent that the SEC’s Division of Investment Management provides more specific or different guidance regarding the treatment of assets as qualifying assets or real estate-related assets, we may be required to adjust our investment strategy accordingly. Any additional guidance from the SEC’s Division of Investment Management could provide additional flexibility to us, or it could further inhibit our ability to pursue the investment strategy we have chosen.

PLAN OF OPERATION

General

We are a newly organized Maryland corporation that expects to qualify as a REIT beginning with the taxable year that will end December 31, 2014. We expect to use substantially all of the net proceeds from this offering to invest in and manage a diverse portfolio of real estate-related loans, opportunistic real estate, real estate-related debt securities and other real estate-related investments. We intend to acquire distressed debt, to originate and acquire mortgage, mezzanine, bridge and other real estate-related loans, to invest in various types of opportunistic real estate and to invest in real estate-related debt securities such as residential and commercial mortgage backed securities and collateralized debt obligations. In addition, we may acquire equity and preferred securities of companies that make similar investments such as other real estate operating companies. We may make our investments through loan origination and the acquisition of individual assets or by acquiring portfolios of assets, mortgage REITs or companies with investment objectives similar to ours. We expect to make our investments in respect of real estate and real estate-related assets located in the United States and Europe. As of the date of this prospectus, we have not commenced operations nor have we identified any investments in which there is a reasonable probability that we will invest.

KBS Capital Advisors is our advisor. As our advisor, KBS Capital Advisors will manage our day-to-day operations and our portfolio of investments. KBS Capital Advisors also has the authority to make all of the decisions regarding our investments, subject to any limitations in our charter and the direction and oversight of our board of directors. KBS Capital Advisors will also provide asset-management, marketing, investor-relations and other administrative services on our behalf.

We expect to make an election to be taxed as a REIT under the Internal Revenue Code, beginning with the taxable year ending December 31, 2014. If we qualify as a REIT for federal income tax purposes, we generally will not be subject to federal income tax to the extent we distribute qualifying dividends to our stockholders. If we fail to qualify as a REIT in any taxable year after electing REIT status, we will be subject to federal income tax on our taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year in which our qualification is denied. Such an event could materially and adversely affect our net income and cash available for distribution. However, we believe that we will be organized and will operate in a manner that will enable us to qualify for treatment as a REIT for federal income tax purposes beginning with our taxable year ending December 31, 2014, and we intend to continue to operate so as to remain qualified as a REIT for federal income tax purposes thereafter.

Competitive Market Factors

The success of our investment portfolio depends, in part, on our ability to acquire and originate investments with spreads over our capital cost. In acquiring and originating these investments, we compete with other REITs that acquire or originate real estate loans, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, other lenders, governmental bodies and other entities, many of which have greater financial resources and lower costs of capital available to them than we have. In addition, there are numerous REITs with asset acquisition objectives similar to ours, and others may be organized in the future, which may increase competition for the investments suitable for us. Competitive variables include market presence and visibility, size of loans offered and underwriting standards. To the extent that a competitor is willing to risk larger amounts of capital in a particular transaction or to employ more liberal underwriting standards when evaluating potential loans than we are, our acquisition and origination volume and profit margins for our investment portfolio could be impacted. Our competitors may also be willing to accept lower returns on their investments and may succeed in buying the assets that we have targeted for acquisition. Although we believe that we are well-positioned to compete effectively in each facet of our business, there is enormous competition in our market sector and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to conduct our business effectively.

Liquidity and Capital Resources

We are dependent upon the net proceeds from this offering and the private offering we commenced in July 2013 to conduct our proposed operations. We will obtain the capital required to purchase and originate real estate and real estate-related investments and conduct our operations from the proceeds of this offering and our private offering and any future offerings we may conduct, from secured or unsecured financings from banks and other lenders and from any undistributed funds from our operations. As of the date of this prospectus, we have not made any investments and we have very limited assets. As of December 31, 2013, we had sold 61,555 shares of common stock in the private offering for gross offering proceeds of $529,000. For information regarding the anticipated use of proceeds from this public offering, see “Estimated Use of Proceeds.”

If we are unable to raise substantial funds in our offerings, we will make fewer investments resulting in less diversification in terms of the type, number and size of investments we make and the value of an investment in us will fluctuate with the performance of the specific assets we acquire. Further, we will have certain fixed operating expenses, including certain expenses as a REIT, regardless of whether we are able to raise substantial funds in this offering. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions.

We currently have no outstanding debt. Once we have fully invested the proceeds of this offering, we expect that our debt financing and other liabilities will be 60% or less of the cost of our tangible assets (before deducting depreciation or other non-cash reserves), although it may exceed this level during our offering stage. This is our target leverage as established by our board of directors. Our charter limits us from incurring debt if our borrowings would exceed 75% of the cost of our tangible assets (before deducting depreciation or other non-cash reserves), though we may exceed this limit under certain circumstances.

In addition to making investments in accordance with our investment objectives, we expect to use our capital resources to make certain payments to our advisor and the dealer manager. During our organization and offering stage, these payments will include payments to the dealer manager for selling commissions and the dealer manager fee and payments to the dealer manager and our advisor for reimbursement of certain commercially reasonable organization and offering expenses. However, our advisor has agreed to reimburse us to the extent that selling commissions, the dealer manager fee and other organization and offering expenses incurred by us in connection with this offering exceed 15% of our gross offering proceeds from this offering. There is no limit on the organization and offering expenses we may incur in connection with our private offering. As of December 31, 2013, our advisor has incurred organization and offering expenses on our behalf related to this public offering of $819,000 and incurred offering expenses on our behalf related to and our private offering of $566,000. During our acquisition and development stage, we expect to make payments to our advisor in connection with the selection and origination or purchase of investments, the management of our assets and costs incurred by our advisor in providing services to us. For a discussion of the compensation to be paid to our advisor and the dealer manager, see “Management Compensation.” The advisory agreement has a one-year term but may be renewed for an unlimited number of successive one-year periods upon the mutual consent of KBS Capital Advisors and our conflicts committee.

We expect to elect to be taxed as a REIT and to operate as a REIT beginning with our taxable year ending December 31, 2014. To maintain our qualification as a REIT, we will be required to make aggregate annual distributions to our stockholders of at least 90% of our REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain). Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant. We have not established a minimum distribution level.

Results of Operations

We were formed on February 6, 2013 and, as of the date of this prospectus, we have not commenced active real estate operations. We expect to use substantially all of the net proceeds from this offering to invest in and manage a diverse portfolio of real estate-related loans, opportunistic real estate, real estate-related debt securities and other real estate-related investments located in the United States and Europe. We intend to acquire distressed debt, to originate and acquire mortgage, mezzanine, bridge and other real estate-related loans and to invest in various types of opportunistic real estate and to invest in real estate-related debt securities such as residential and commercial mortgage-backed securities and collateralized debt obligations. In addition, we may acquire equity securities of companies that make investments similar to ours.

Market Outlook - Real Estate and Real Estate Finance Markets

In the wake of the ongoing sub-par recovery of the U.S. economy, concerns persist regarding the slow pace of job and income growth and the overall economic health of domestic consumers, businesses and governments. At the end of 2012, the U.S. government barely escaped the self-imposed fiscal cliff by enacting legislation that temporarily postponed legislated spending cuts to many government programs. In 2013, the legislative and executive branches of the government were unable to negotiate a new federal budget and “sequestration” cuts began to take effect in March 2013. In October 2013, the lack of an approved budget and the initialization of the new federal healthcare law led to intense negotiations between the legislative and executive branches that ultimately resulted in an 18-day shutdown of the federal government. This shutdown came to an end after both sides agreed to extend the federal debt limit until the first quarter of 2014. The cuts in government expenditures and continued infighting between Congress and the White House have affected each branch of government and multiple programs within each branch. These decreases in spending contributed to the slowing of expected U.S. economic growth in the third quarter of 2013. Further reductions in federal government spending are scheduled in the fourth quarter of 2013 and uncertainty surrounding the federal government’s ability to function has led a number of banks and economists to lower their projections for 2013 real gross domestic product growth.

With the help of an extremely accommodative Federal Reserve monetary policy, corporate America, and in particular the banking industry, has experienced improved earnings and stronger corporate finances. Speculation as to the possible end of quantitative easing programs has increased the volatility in U.S. interest rates and has introduced additional uncertainty regarding the strength of corporate earnings. Despite this uncertainty, the U.S. dollar has remained the safe haven currency for the rest of the world, and U.S. asset prices have grown on a relative basis.

In 2012, the economic stimulus provided by certain Federal Reserve programs and an increased demand for U.S.- based assets began to fuel the U.S. commercial real estate market recovery. Transaction volumes increased and the re-emergence of the CMBS market and the availability of debt capital have spurred on the recovery. This trend has continued throughout 2013 and the U.S. commercial real estate market has gained favor as an alternative investment asset. Looking forward, the recovery in commercial real estate is expected to remain uneven across geographies and among property types.

Residential real estate markets also have benefited from the actions of the Federal Reserve. The introduction of the latest quantitative easing (“QE”) program has been directly focused on the purchase of mortgage backed securities at a pace of $45 billion a month and the purchase of longer-term treasury securities at a pace of $40 billion a month. This program has successfully lowered the cost of capital available to home buyers, which in turn has led to an increase in mortgage applications and construction activity. The residential real estate market has also benefited from the presence of institutional investors who have instituted programs focused on the purchase of single-family homes with the intent of renting these homes. This increase in demand has led to a rebound in the value of residential properties in most major metropolitan areas.

In Europe, concerns remain regarding resolution of the ongoing sovereign debt crisis. Some European banks hold material quantities of sovereign debt on their balance sheets. The possible default or restructuring of the sovereign debt obligations of certain European Union countries and the resulting negative impact on the global financial markets remains a significant concern. The uncertainty surrounding the size of the problem and how regulators and governments intend to deal with the situation has caused many investors to reassess their pricing of sovereign risks. In the wake of the crisis, some nations continue to experience an ongoing elevated cost of capital. In November 2012, Moody’s downgraded France’s sovereign debt rating to Aa1 from AAA and, in February 2013, Moody’s downgraded the U.K. government debt to Aa1 from AAA as well. In the past 18 months, Asia also has seen a number of ratings downgrades, with Fitch downgrading Japan to A+ in May of 2012 and China to A+ in April of 2013. The global ratings agencies continue to have a number of sovereign issuers on negative watch as governments have struggled to resolve their budget issues and face growing debt obligations.

Overall, despite indications of tepid recovery both in the United States and abroad, uncertainties abound. China’s export-based economy has slowed and Japan has recently embarked upon a large scale QE program of its own. In the United States, the Federal Reserve has begun to address the timing of the completion of the current QE program, which, when combined with the highly adversarial political climate at the federal level, has led to high levels of uncertainty and increased volatility in the capital markets. In the short-term, these conditions are expected to continue and, combined with a challenging macro-economic environment, may interfere with the implementation of our business strategy and/or force us to modify it.

Critical Accounting Policies

Below is a discussion of the accounting policies that management believes will be critical once we commence operations in that they involve significant management judgments and assumptions, require estimates about matters that are inherently uncertain and because they are important for understanding and evaluating our reported financial results. These judgments will affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

Revenue Recognition

Real Estate

We will recognize minimum rent, including rental abatements, lease incentives and contractual fixed increases attributable to operating leases, on a straight-line basis over the term of the related leases when collectability is reasonably assured and will record amounts expected to be received in later years as deferred rent receivable. If the lease provides for tenant improvements, we will determine whether the tenant improvements, for accounting purposes, are owned by the tenant or us. When we are the owner of the tenant improvements, the tenant is not considered to have taken physical possession or have control of the physical use of the leased asset until the tenant improvements are substantially completed. When the tenant is the owner of the tenant improvements, any tenant improvement allowance that is funded is treated as a lease incentive and amortized as a reduction of revenue over the lease term. Tenant improvement ownership is determined based on various factors including, but not limited to:

•	whether the lease stipulates how a tenant improvement allowance may be spent;
•	whether the amount of a tenant improvement allowance is in excess of market rates;
•	whether the tenant or landlord retains legal title to the improvements at the end of the lease term;
•	whether the tenant improvements are unique to the tenant or general purpose in nature; and
•	whether the tenant improvements are expected to have any residual value at the end of the lease.

We will record property operating expense reimbursements due from tenants for common area maintenance, real estate taxes, and other recoverable costs in the period the related expenses are incurred.

We will make estimates of the collectability of our tenant receivables related to base rents, including deferred rent, expense reimbursements and other revenue or income. We will specifically analyze accounts receivable, deferred rents receivable, historical bad debts, customer creditworthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. In addition, with respect to tenants in bankruptcy, we will make estimates of the expected recovery of pre-petition and post-petition claims in assessing the estimated collectability of the related receivable. In some cases, the ultimate resolution of these claims can exceed one year. When a tenant is in bankruptcy, we will record a bad debt reserve for the tenant’s receivable balance and generally will not recognize subsequent rental revenue until cash is received or until the tenant is no longer in bankruptcy and has the ability to make rental payments.

Real Estate Loans Receivable

Interest income on our real estate loans receivable will be recognized on an accrual basis over the life of the investment using the interest method. Direct loan origination or acquisition fees and costs, as well as acquisition premiums or discounts, will be amortized over the term of the loan as an adjustment to interest income. We will place loans on nonaccrual status when any portion of principal or interest is 90 days past due, or earlier when concern exists as to the ultimate collection of principal or interest. When a loan is placed on nonaccrual status, we will reverse the accrual for unpaid interest and generally will not recognize subsequent interest income until cash is received, or the loan returns to accrual status. Generally, a loan may be returned to accrual status when all delinquent principal and interest are brought current in accordance with the terms of the loan agreement and certain performance criteria have been met.

We will recognize interest income on loans purchased at discounts to face value where we expect to collect less than the contractual amounts due under the loan when that expectation is due, at least in part, to the credit quality of the borrower. Income is recognized at an interest rate equivalent to the estimated yield on the loan, as calculated using the carrying value of the loan and the expected cash flows. Changes in estimated cash flows are recognized through an adjustment to the yield on the loan on a prospective basis. Projecting cash flows for these types of loans requires a significant amount of assumptions and judgment, which may have a significant impact on the amount and timing of revenue recognized on these investments. We recognize interest income on non-performing loans on a cash basis since these loans generally do not have an estimated yield and collection of principal and interest is not assured.

Real Estate Securities

We will recognize interest income on real estate securities that are beneficial interests in securitized financial assets and are rated “AA” and above on an accrual basis according to the contractual terms of the securities. Discounts or premiums are amortized to interest income over the life of the investment using the interest method.

We will recognize interest income on real estate securities that are beneficial interests in securitized financial assets that are rated below “AA” using the effective yield method, which requires us to periodically project estimated cash flows related to these securities and recognize interest income at an interest rate equivalent to the estimated yield on the security, as calculated using the security’s estimated cash flows and amortized cost basis, or reference amount. Changes in the estimated cash flows will be recognized through an adjustment to the yield on the security on a prospective basis. Projecting cash flows for these types of securities will require significant judgment, which may have a significant impact on the timing of revenue recognized on these investments.

Cash and Cash Equivalents

We will recognize interest income on our cash and cash equivalents as it is earned and will record such amounts as other interest income.

Real Estate

Depreciation and Amortization

Real estate costs related to the acquisition and improvement of properties will be capitalized and amortized over the expected useful life of the asset on a straight-line basis. Repair and maintenance costs will be charged to expense as incurred and significant replacements and betterments will be capitalized. Repair and maintenance costs will include all costs that do not extend the useful life of the real estate asset. We will consider the period of future benefit of an asset to determine its appropriate useful life. Expenditures for tenant improvements will be capitalized and amortized over the shorter of the tenant’s lease term or expected useful life. We anticipate the estimated useful lives of our assets by class to be generally as follows:

Buildings	25-40 years
Building Improvements	10-25 years
Tenant Improvements	Shorter of lease term or expected useful life
Tenant Origination and Absorption Costs	Remaining term of related leases, including below-market renewal periods

Real Estate Acquisition Valuation

We will record the acquisition of income-producing real estate or real estate that will be used for the production of income as a business combination. All assets acquired and liabilities assumed in a business combination will be measured at their acquisition-date fair values. Acquisition costs will be expensed as incurred and restructuring costs that do not meet the definition of a liability at the acquisition date will be expensed in periods subsequent to the acquisition date. Real estate obtained in satisfaction of a loan will be recorded at the estimated fair value of the real estate or the fair value of the loan satisfied if more clearly evident. The excess of the carrying value of the loan over the fair value of the property will be charged-off against the reserve for loan losses when title to the property is obtained. Costs of holding the property will be expensed as incurred in our consolidated statements of operations.

Intangible assets include the value of in place leases, which represents the estimated value of the net cash flows of the in place leases to be realized, as compared to the net cash flows that would have occurred had the property been vacant at the time of acquisition and subject to lease up. Acquired in place lease value will be amortized to expense over the average remaining non-cancelable terms of the respective in place leases, including any below-market renewal periods.

We will assess the acquisition date fair values of all tangible assets, identifiable intangibles and assumed liabilities using methods similar to those used by independent appraisers generally utilizing a discounted cash flow analysis that applies appropriate discount and/or capitalization rates and available market information. Estimates of future cash flows will be based on a number of factors, including historical operating results, known and anticipated trends, and market and economic conditions. The fair value of tangible assets of an acquired property considers the value of the property as if it were vacant.

We will record above-market and below-market in-place lease values for acquired properties based on the present value (using an interest rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of above-market in-place leases and for the initial term plus any extended term for any leases with below-market renewal options. We amortize any recorded above-market or below-market lease values as a reduction or increase, respectively, to rental income over the remaining non-cancelable terms of the respective lease, including any below-market renewal periods.

We will estimate the value of tenant origination and absorption costs by considering the estimated carrying costs during hypothetical expected lease up periods, considering current market conditions. In estimating carrying costs, we include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease up periods.

We will amortize the value of tenant origination and absorption costs to depreciation and amortization expense over the remaining average non-cancelable term of the leases.

Estimates of the fair values of the tangible assets, identifiable intangibles and assumed liabilities will require us to make significant assumptions to estimate market lease rates, property-operating expenses, carrying costs during lease-up periods, discount rates, market absorption periods, and the number of years the property will be held for investment. The use of inappropriate assumptions would result in an incorrect valuation of our acquired tangible assets, identifiable intangibles and assumed liabilities, which would impact the amount of our net income.

Direct investments in undeveloped land will be accounted for as an asset acquisition and not as a business combination. Costs related to the acquisition of undeveloped land, including acquisitions fees and expenses, will be capitalized.

Impairment of Real Estate and Related Intangible Assets and Liabilities

We will monitor events and changes in circumstances that could indicate that the carrying amounts of our real estate and related intangible assets and liabilities may not be recoverable or realized. When indicators of potential impairment suggest that the carrying value of real estate and related intangible assets and liabilities may not be recoverable, we assess the recoverability by estimating whether we will recover the carrying value of the real estate and related intangible assets and liabilities through its undiscounted future cash flows and its eventual disposition. If, based on this analysis, we do not believe that we will be able to recover the carrying value of the real estate and related intangible assets and liabilities, we would record an impairment loss to the extent that the carrying value exceeds the estimated fair value of the real estate and related intangible assets and liabilities.

Projecting future cash flows involves estimating expected future operating income and expenses related to the real estate and its related intangible assets and liabilities as well as market and other trends. Using inappropriate assumptions to estimate cash flows could result in incorrect fair values of the real estate and its related intangible assets and liabilities and could result in the overstatement of the carrying values of our real estate and related intangible assets and liabilities and an overstatement of our net income.

Real Estate Loans Receivable and Loan Loss Reserves

Our real estate loans receivable will be recorded at amortized cost, net of loan loss reserves (if any), and evaluated for impairment at each balance sheet date. The amortized cost of a real estate loan receivable is the outstanding unpaid principal balance, net of unamortized acquisition premiums or discounts and unamortized costs and fees directly associated with the origination or acquisition of the loan. The amount of impairment, if any, will be measured by comparing the amortized cost of the loan to the present value of the expected cash flows discounted at the loan’s effective interest rate, the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent and collection of principal and interest is not assured. If a loan is deemed to be impaired, we will record a loan loss reserve and a provision for loan losses to recognize impairment.

The reserve for loan losses is a valuation allowance that reflects management’s estimate of loan losses inherent in the loan portfolio as of the balance sheet date. The reserve will be adjusted through “Provision for loan losses” on our consolidated statements of operations and will be decreased by charge offs to specific loans when losses are confirmed.

We will consider a loan to be impaired when, based upon current information and events, we believe that it is probable that we will be unable to collect all amounts due under the contractual terms of the loan agreement. If we purchase a loan at a discount to face value and at the acquisition date we expect to collect less than the contractual amounts due under the terms of the loan based, at least in part, on our assessment of the credit quality of the borrower, we will consider such a loan to be impaired when, based upon current information and events, we believe that it is probable that we will be unable to collect all amounts we estimated to be collected at the time of acquisition. We will also consider a loan to be impaired if we grant the borrower a concession through a modification of the loan terms or if we expect to receive assets (including equity interests in the borrower) with fair values that are less than the carrying value of the loan in satisfaction of the loan. A reserve will be established when the present value of payments expected to be received, observable market prices, the estimated fair value of the collateral (for loans that are dependent on the collateral for repayment) or amounts expected to be received in satisfaction of a loan are lower than the carrying value of that loan.

Failure to recognize impairments would result in the overstatement of earnings and the carrying value of our real estate loans held for investment. Actual losses, if any, could differ from estimated amounts.

Real Estate Securities

We will classify our investments in real estate securities as available-for-sale, since we may sell them prior to their maturity but do not hold them principally for the purpose of making frequent investments and sales with the objective of generating profits on short-term differences in price. These investments will be carried at estimated fair value, with unrealized gains and losses reported in accumulated other comprehensive income (loss). Estimated fair values are generally based on quoted market prices, when available, or on estimates provided by independent pricing sources or dealers who make markets in such securities. In certain circumstances, such as when the market for the securities becomes inactive, we may determine it is appropriate to perform an internal valuation of the securities. Upon the sale of a security, the previously recognized unrealized gain (loss) would be reversed and the actual realized gain (loss) recognized.

On a quarterly basis, we will evaluate our real estate securities for other-than-temporary impairment. We will review the projected future cash flows from these securities for changes in assumptions due to prepayments, credit loss experience and other factors. If, based on our quarterly estimate of cash flows, there has been an adverse change in the estimated cash flows from the cash flows previously estimated, the present value of the revised cash flows is less than the present value previously estimated, and the fair value of the securities is less than our amortized cost basis, an other-than-temporary impairment will be deemed to have occurred.

We are required to distinguish between other-than-temporary impairments related to credit and other-than-temporary impairments related to other factors (e.g., market fluctuations) on our real estate securities that we do not intend to sell and where it is not likely that we will be required to sell the security prior to the anticipated recovery of our amortized cost basis. We will calculate the credit component of the other-than-temporary impairment as the difference between the amortized cost basis of the security and the present value of its estimated cash flows discounted at the yield used to recognize interest income. The credit component will be charged to earnings and the component related to other factors will be recorded to other comprehensive income (loss).

Repurchase Agreements

We expect to account for repurchase agreements to unrelated entities in accordance with ASC 860, Transfers and Servicing (“ASC 860”). Repurchase agreements involve the sale and simultaneous agreement to repurchase the transferred assets at a future date and are accounted for as a collateralized financing transaction. The transferor under the repurchase agreements retains beneficial interest in the pledged collateral. As a result, we would continue to report the transferred financial asset in our consolidated balance sheet and recognize interest income on the transferred assets. Proceeds from the transferee are treated as secured borrowings and recorded as a liability. Interest income allocated to the transferee is recorded as interest expense on our consolidated statement of operations.

Fair Value Measurements

Under GAAP, we are required to measure certain financial instruments at fair value on a recurring basis. In addition, we are required to measure other financial instruments and balances at fair value on a non-recurring basis (e.g., carrying value of impaired real estate loans receivable and long lived assets). Fair value is defined as the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The GAAP fair value framework uses a three tiered approach. Fair value measurements are classified and disclosed in one of the following three categories:

•	Level 1: unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities;

•	Level 2: quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model derived valuations in which significant inputs and significant value drivers are observable in active markets; and

•	Level 3: prices or valuation techniques where little or no market data is available that requires inputs that are both significant to the fair value measurement and unobservable.

When available, we will utilize quoted market prices from an independent source to determine fair value and will classify such items in Level 1 or Level 2. In instances where the market for a financial instrument is not active, regardless of the availability of a nonbinding quoted market price, observable inputs might not be relevant and could require us to make a significant adjustment to derive a fair value measurement. Additionally, in an inactive market, a market price quoted from an independent third party may rely more on models with inputs based on information available only to that independent third party. When we determine the market for a financial instrument owned by us to be illiquid or when market transactions for similar instruments do not appear orderly, we will use several valuation sources (including internal valuations, discounted cash flow analysis and quoted market prices) and will establish a fair value by assigning weights to the various valuation sources. Additionally, when determining the fair value of liabilities in circumstances in which a quoted price in an active market for an identical liability is not available, we will measure fair value using (i) a valuation technique that uses the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities when traded as assets or (ii) another valuation technique that is consistent with the principles of fair value measurement, such as the income approach or the market approach.

Changes in assumptions or estimation methodologies can have a material effect on these estimated fair values. In this regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, may not be realized in an immediate settlement of the instrument.

We consider the following factors to be indicators of an inactive market: (i) there are few recent transactions, (ii) price quotations are not based on current information, (iii) price quotations vary substantially either over time or among market makers (for example, some brokered markets), (iv) indexes that previously were highly correlated with the fair values of the asset or liability are demonstrably uncorrelated with recent indications of fair value for that asset or liability, (v) there is a significant increase in implied liquidity risk premiums, yields, or performance indicators (such as delinquency rates or loss severities) for observed transactions or quoted prices when compared with our estimate of expected cash flows, considering all available market data about credit and other nonperformance risk for the asset or liability, (vi) there is a wide bid ask spread or significant increase in the bid ask spread, (vii) there is a significant decline or absence of a market for new issuances (that is, a primary market) for the asset or liability or similar assets or liabilities, and (viii) little information is released publicly (for example, a principal to principal market).

We consider the following factors to be indicators of non-orderly transactions: (i) there was not adequate exposure to the market for a period before the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets or liabilities under current market conditions, (ii) there was a usual and customary marketing period, but the seller marketed the asset or liability to a single market participant, (iii) the seller is in or near bankruptcy or receivership (that is, distressed), or the seller was required to sell to meet regulatory or legal requirements (that is, forced), and (iv) the transaction price is an outlier when compared with other recent transactions for the same or similar assets or liabilities.

Income Taxes

We expect to elect to be taxed as a REIT under the Internal Revenue Code of 1986, as amended and intend to operate as such beginning with our taxable year ending December 31, 2014. We expect to have little or no taxable income prior to electing REIT status. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our annual REIT taxable income to our stockholders (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). As a REIT, we generally will not be subject to federal income tax to the extent we distribute qualifying dividends to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost unless the Internal Revenue Service grants us relief under certain statutory provisions. Such an event could materially and adversely affect our net income and net cash available for distribution to stockholders. However, we intend to organize and operate in such a manner as to qualify for treatment as a REIT.

PRIOR PERFORMANCE SUMMARY

In January 2006, our sponsors teamed to launch the initial public offering of their first public non-traded REIT, KBS Real Estate Investment Trust, Inc., which we refer to as KBS REIT I. In April 2008, our sponsors launched KBS Real Estate Investment Trust II, Inc., which we refer to as KBS REIT II. In November 2009, our sponsors launched KBS Strategic Opportunity REIT, Inc., which we refer to as KBS Strategic Opportunity REIT. On October 26, 2010, our sponsors launched KBS Real Estate Investment Trust III, Inc., which we refer to as KBS REIT III. On March 12, 2010, our sponsors, together with Legacy Partners Residential Realty LLC and certain of its affiliates, launched KBS Legacy Partners Apartment REIT, Inc., which we refer to as KBS Legacy Partners Apartment REIT. As described below, KBS REIT I and KBS REIT II have acquired a diverse portfolio of commercial properties and real estate-related investments. KBS Strategic Opportunity REIT ceased offering shares in its primary offering in November 2012 but has not fully invested the proceeds from its primary offering. KBS Strategic Opportunity REIT is targeting to originate and acquire a diverse portfolio of real estate-related loans, opportunistic real estate, real estate-related debt securities and other real estate-related investments. KBS Legacy Partners Apartment REIT ceased offering shares in its initial primary public offering on March 12, 2013 and is currently offering shares pursuant to a follow-on public offering. KBS Legacy Partners Apartment REIT is targeting to acquire a diverse portfolio of equity investments in high-quality apartment communities located throughout the United States. KBS REIT III’s initial public offering has been extended until April 24, 2014, and KBS REIT III has filed a registration statement with the SEC for a follow-on offering that it expects to commence during the second quarter of 2014. KBS REIT III is targeting to acquire a diverse portfolio of commercial properties and real estate-related investments. Our advisor, KBS Capital Advisors, is also the external advisor to KBS REIT I, KBS REIT II, KBS Strategic Opportunity REIT, KBS Legacy Partners Apartment REIT and KBS REIT III. Each of these programs is a publicly registered, non-traded REIT. In January 2013, KBS Capital Advisors registered as an investment advisor with the SEC.

Since 1992, two of our sponsors, Peter M. Bren and Charles J. Schreiber, Jr., have partnered to acquire, manage, develop and sell high-quality U.S. commercial real estate assets as well as real estate-related investments on behalf of institutional investors. Since the formation of the first investment advisor affiliated with Messrs. Bren and Schreiber in 1992, investment advisors affiliated with Messrs. Bren and Schreiber have sponsored 14 private real estate programs that have raised over $2.3 billion of equity from institutional investors as of December 31, 2012. Together, Messrs. Bren and Schreiber founded KBS Realty Advisors LLC, a registered investment advisor with the SEC and a nationally recognized real estate investment advisor. We refer to the investment advisors affiliated with Messrs. Bren and Schreiber as KBS investment advisors.

Unless otherwise indicated, the information presented below represents the historical experience of KBS REIT I, KBS REIT II, KBS Strategic Opportunity REIT, KBS Legacy Partners Apartment REIT and the 14 private real estate programs sponsored by KBS investment advisors as of the 10 years ended December 31, 2012. By purchasing shares in this offering, you will not acquire any ownership interest in any funds to which the information in this section relates and you should not assume that you will experience returns, if any, comparable to those experienced by the investors in the real estate programs discussed. Further, the private funds discussed in this section were conducted through privately held entities that were subject neither to the up-front commissions, fees and expenses associated with this offering nor all of the laws and regulations that will apply to us as a publicly offered REIT. We have omitted from this discussion information regarding the prior performance of entities for which an institutional investor engaged a KBS investment advisor if the investor had the power to reject the real estate acquisitions proposed by the KBS investment advisor. Such entities are not considered “funds” or “programs” as those terms are used in this prospectus.

The prior performance tables included in Appendix D to this prospectus set forth information as of the dates indicated regarding the historical experience of the public KBS-sponsored programs as to: (i) experience in raising and investing funds (Table I); (ii) compensation to sponsor (Table II); (iii) operating results of prior programs (Table III); and (iv) sales or disposals of properties (Table V).

KBS REIT I

On January 27, 2006, our sponsors launched the initial public offering of KBS REIT I, a publicly registered, non-traded REIT. Its primary initial public offering was for a maximum of 200,000,000 shares of common stock at a price of $10.00 per share, plus an additional 80,000,000 shares of common stock initially priced at $9.50 per share pursuant to its dividend reinvestment plan. KBS REIT I ceased offering shares in its primary public offering on May 30, 2008, and KBS REIT I terminated its dividend reinvestment plan effective April 10, 2012. KBS REIT I accepted gross offering proceeds of $1.7 billion in its primary initial public offering and accepted gross offering proceeds of $233.7 million from shares issued pursuant to its dividend reinvestment plan. As of December 31, 2012, KBS REIT I had approximately 42,000 stockholders. As of December 31, 2012, KBS REIT I had redeemed $70.2 million of shares, or 8,374,563 shares, under its share redemption program.

As of December 31, 2012, KBS REIT I owned 544 real estate properties (of which six properties were held for non-sale disposition and 108 properties were held for sale), including the GKK Properties (defined below). As of December 31, 2012, KBS REIT I’s real estate portfolio held for investment was approximately 83% occupied (excluding six GKK Properties that were held for non-sale disposition and 108 GKK Properties that were held for sale). In addition, as of December 31, 2012, KBS REIT I also owned four real estate loans receivable, a participation interest with respect to a real estate joint venture and a 10-story condominium building with 62 units acquired through foreclosure, of which three condominium units, two retail spaces and parking spaces have not been sold and are held for sale.

KBS REIT I had investment objectives similar to ours. Like ours, its primary investment objectives were to preserve and return investors’ capital contributions and realize growth in the value of its investments. In addition, investments in real estate and real estate-related assets involve similar assessments of the risks and rewards of the operation of the underlying real estate and financing thereof as well as an understanding of the real estate and real estate-finance markets. KBS REIT I’s current objective is to attempt to maximize the long-term value of the portfolio for stockholders and to maximize the amount of capital returned to stockholders over time by: (i) strategically selling assets; (ii) refinancing upcoming maturities and paying down debt; (iii) exploring value-add opportunities for existing assets, primarily in the GKK portfolio; and (iv) distributing available cash to stockholders.

KBS REIT I acquired and manages a diverse portfolio of real estate and real estate-related assets. It sought to diversify its portfolio by property type, geographic region, investment size and investment risk with the goal of attaining a portfolio of income-producing real estate and real estate-related assets that would provide attractive and stable returns to its investors. In constructing its portfolio, KBS REIT I targeted approximately 70% core investments (which are generally existing properties with at least 80% occupancy and minimal near-term lease rollover) and approximately 30% enhanced-return properties (which are higher-yield and higher-risk investments than core properties, such as properties with moderate vacancies or near-term lease rollovers, poorly managed and positioned properties, properties owned by distressed sellers and built-to-suit properties) and real estate-related investments, including mortgage loans, mezzanine debt, commercial mortgage-backed securities and other similar structured finance investments. With proceeds from its initial public offering and debt financing (as a percentage of its total investments), the purchase price of KBS REIT I’s real estate properties represented 65% of its portfolio and the purchase price of its real estate-related investments represented 35% of its portfolio.

As described in more detail below, subsequent to KBS REIT I’s acquisition of these properties, loans and other investments, KBS REIT I’s portfolio composition changed as a result of the restructuring of certain investments, KBS REIT I taking title to properties underlying investments in loans that became impaired, the sale of assets and the repayment of debt investments.

KBS REIT I used the net proceeds from its initial public offering and debt financing to purchase or fund $3.1 billion of real estate and real estate-related investments, including $34.5 million in acquisition fees and closing costs. KBS REIT I used the net proceeds from its initial public offering for the acquisition and origination of real estate properties and real estate-related assets in the amounts of $0.8 billion and $0.8 billion, respectively, and had debt financing on its real estate properties and real estate-related assets in the amounts of $1.2 billion and $0.3 billion, respectively, at acquisition.

With proceeds from its initial public offering and debt financing, as a percentage of the amount invested (based on purchase price), KBS REIT I invested in the following types of assets (including its investments through a consolidated joint venture): 35% in 22 office properties, 29% in 42 industrial properties and a master lease in another industrial property, 26% in interests in 12 mezzanine loans, 5% in interests in six mortgage loans, 2% in interests in two loans representing subordinated debt of a private REIT, 2% in two investments in securities directly or indirectly backed by commercial mortgage loans and 1% in interests in two B-notes. All of KBS REIT I’s real property investments were located within the United States. As a percentage of amount invested (based on purchase price), the geographic locations of KBS REIT I’s investments in real properties were as follows (including its investments through a consolidated joint venture): 40% in 26 properties and a master lease in another property in the East; 30% in 22 properties in the South; 15% in nine properties in the West; and 15% in seven properties in the Midwest. All of the real properties purchased by KBS REIT I had prior owners and operators.

KBS REIT I did not acquire any properties or real estate-related investments during the three years ended December 31, 2012. However, as described below, KBS REIT I did restructure certain investments during this period and took title to certain properties underlying its original investments in real estate loans.

With respect to its historical real estate portfolio, KBS REIT I had disposed of 22 properties and three real estate-related investments as of December 31, 2012 for approximately $557.0 million, net of closing costs. Also as of December 31, 2012, KBS REIT I had sold 24 of 27 condo units from the Tribeca Building, on which it had foreclosed. KBS REIT I originally intended to hold its core properties for four to seven years. Additionally, KBS REIT I has sold or otherwise terminated the leasehold interests in 198 GKK Properties for $586.6 million, net of closing costs, and its management continues to evaluate which of the remaining GKK Properties to hold and which properties to sell. KBS REIT I expects the average hold period of the GKK Properties to be significantly shorter than that of its core properties. KBS REIT I has also transferred 146 GKK Properties to the respective lenders of certain loans for which these properties served as security, in exchange for the release from the debt outstanding and other obligations related to these mortgage loans. See also the discussion of the KBS-New Leaf Joint Venture below. Economic and market conditions may influence KBS REIT I to hold its investments for different periods of time, and KBS REIT I currently expects its hold period is likely to last for several more years. In general, KBS REIT I intends to hold its real estate-related investments to maturity, though economic and market conditions may also influence the length of time that KBS REIT I holds these investments. See Table V under “Prior Performance Tables” in this prospectus.

The following summarizes asset sales, restructurings, pay-offs and discounted pay-offs of KBS REIT I’s investments in real estate loans receivable as of December 31, 2012:

•	One Madison Park Mezzanine Loan – The borrowers paid off the loan in full with an outstanding principal balance of $21.0 million, including a spread maintenance premium, in November 2007.

•	Arden Portfolio Mezzanine Loans – KBS REIT I released the borrowers from liability and received a preferred membership interest in a joint venture that owns the properties that had secured the loans (the “HSC Partners Joint Venture”). KBS REIT I wrote-off its investment in this loan in July 2009. In June 2012, the HSC Partners Joint Venture redeemed KBS REIT I’s preferred membership interest in the joint venture in exchange for a settlement of $0.8 million. KBS REIT I acquired these loans in January 2008 for $144.0 million plus closing costs.

•	18301 Von Karman Loans – KBS REIT I foreclosed on the office property securing the loans in October 2009 and subsequently disposed of the property in June 2010 for $41.3 million. KBS REIT I acquired these loans in June 2008 for $61.9 million plus closing costs.

•	Tribeca Loans – KBS REIT I foreclosed on the condominium building securing the loans in February 2010. As of December 31, 2012, KBS REIT I had sold 24 of the 27 condo units from the Tribeca Building. KBS REIT I acquired these loans in 2006 and 2007 for an aggregate purchase price including additional principal funded and principal repayments subsequent to acquisition of $57.0 million plus closing costs.

•	55 East Monroe Mezzanine Loan Origination – The borrower paid off the loan in full with an outstanding principal balance of $55.0 million in September 2010 at maturity.

•	200 Professional Drive Loan Origination – KBS REIT I foreclosed on the property securing the loan and received $4.1 million upon the sale of the property in December 2010. In July 2007, KBS REIT I originated this loan and funded an aggregate $9.3 million of principal to the borrower.

•	Artisan Multifamily Portfolio Mezzanine Loan – KBS REIT I wrote-off this investment in January 2011. KBS REIT I acquired this loan in December 2007 for $15.9 million plus closing costs.

•	2600 Michelson Mezzanine Loan – KBS REIT I sold the loan at a discount in June 2011 and received $52,000 upon the sale. KBS REIT I acquired this loan in June 2008 for $8.5 million plus closing costs.

•	GKK Mezzanine Loans – In May 2011, the borrower (the “GKK Borrower”) under the GKK Mezzanine Loan (defined below) defaulted on its payment obligations and, as a result, on September 1, 2011, KBS REIT I entered into a settlement agreement (the “Settlement Agreement”) with the GKK Borrower pursuant to which the GKK Borrower transferred all of its interest in certain real estate properties (the “GKK Properties”) which indirectly secured the GKK Mezzanine Loan, and the mortgage debt related to the GKK Properties, to KBS REIT I in satisfaction of its obligations. KBS REIT I acquired these loans in August 2008 for $496.0 million plus closing costs.

•	San Antonio Business Park Mortgage Loan – KBS REIT I sold the loan to an unaffiliated buyer for $26.0 million in December 2011. KBS REIT I acquired this loan in March 2008 for $23.8 million plus closing costs.

•	Park Central Mezzanine Loan – KBS REIT I released the borrower under the loan from all outstanding debt and liabilities under a discounted payoff agreement at a discounted amount of $7.3 million in December 2011. KBS REIT I acquired its portion of this loan in March 2007 for $15.0 million plus closing costs.

•	Petra Subordinated Debt Tranche A and B – KBS REIT I wrote-off this investment in March 2012. KBS REIT I acquired these loans in October 2007 for $50.0 million plus closing costs.

•	11 South LaSalle Loan – KBS REIT I sold the loan to an unaffiliated buyer for $17.0 million in March 2012. KBS originated this loan in August 2007 and funded $38.8 million of principal to the borrower.

KBS REIT I’s primary public offering was subject to the up-front commissions, fees and expenses similar to those associated with this offering and KBS REIT I has fee arrangements with KBS affiliates structured similarly to ours. For more information regarding the fees paid to KBS affiliates by KBS REIT I and the operating results of KBS REIT I, see Tables II and III under “Prior Performance Tables” in this prospectus.

The KBS REIT I prospectus disclosed that KBS REIT I may seek to publicly list its shares of common stock if its independent directors believe a public listing would be in the best interests of its stockholders. If KBS REIT I did not list its shares of common stock on a national securities exchange by November 2012, its charter required that KBS REIT I either (i) seek stockholder approval of the liquidation of the company or (ii) if a majority of its conflicts committee determined that liquidation was not then in the best interests of the stockholders, postpone the decision of whether to liquidate the company. Pursuant to the charter requirement, on November 7, 2012, KBS REIT I’s conflicts committee assessed KBS REIT I’s portfolio of investments and related debt financings, including the assets and liabilities transferred to KBS REIT I under the Settlement Agreement in satisfaction of certain debt obligations owed to KBS REIT I by the GKK Borrower. The KBS REIT I conflicts committee also considered the prepayment penalties associated with certain debt obligations assumed by KBS REIT I under the Settlement Agreement. Taking into consideration KBS REIT I’s portfolio and current market conditions, the KBS REIT I conflicts committee unanimously determined that liquidation is not now in the best interests of its stockholders. KBS REIT I’s charter requires that the conflicts committee revisit the issue of liquidation at least annually. Given the factors noted above, the KBS REIT I conflicts committee believes it is likely it may reach the same conclusion next year.

Further postponement of listing or stockholder action regarding liquidation would only be permitted if a majority of the conflicts committee again determined that liquidation would not be in the best interest of the stockholders. If KBS REIT I sought and failed to obtain stockholder approval of its liquidation, the KBS REIT I charter would not require KBS REIT I to list or liquidate and would not require the conflicts committee to revisit the issue of liquidation, and KBS REIT I could continue to operate as before. If KBS REIT I sought and obtained stockholder approval of its liquidation, KBS REIT I would begin an orderly sale of its properties and other assets. The precise timing of such sales would take account of the prevailing real estate and financial markets, the economic conditions in the submarkets where its properties are located and the federal income tax consequences to the stockholders. In making the decision to apply for listing of its shares, KBS REIT I’s directors will try to determine whether listing its shares or liquidating its assets will result in greater value for stockholders.

The continued disruptions in the financial markets and uncertain economic conditions have adversely affected the fair values and recoverability of certain of KBS REIT I’s investments. KBS REIT I disclosed fair values below its book values for certain assets in its financial statements and recognized impairments related to a limited number of assets.

KBS REIT I made two investments in securities directly or indirectly backed by commercial mortgage loans. On a quarterly basis, KBS REIT I evaluated these real estate securities for impairment. KBS REIT I reviewed the projected future cash flows under these securities for changes in assumptions due to prepayments, credit loss experience and other factors. If, based on KBS REIT I’s quarterly estimate of cash flows, there was an adverse change in the estimated cash flows from the cash flows previously estimated, the present value of the revised cash flows was less than the present value previously estimated, and the fair value of the securities was less than its amortized cost basis, an other-than-temporary impairment was deemed to have occurred. KBS REIT I recognized an other-than-temporary impairment related to its real estate securities of $50.1 million during the year ended December 31, 2008 and a $5.1 million impairment related to its real estate securities during the year ended December 31, 2009. During the year ended December 31, 2009, KBS REIT I also reversed $14.8 million of the cumulative other-than-temporary impairment related to its real estate securities out of retained earnings. During the years ended December 31, 2012, 2011 and 2010, KBS REIT I did not recognize any other-than-temporary impairments on its real estate securities. During the year ended December 31, 2012, KBS REIT I sold one of its real estate securities to an unaffiliated buyer for $46.7 million resulting in a gain of $25.5 million and wrote-off its investment in the other real estate securities.

With respect to its loan portfolio, KBS REIT I considers a loan held for investment to be impaired when, based on current information and events, it becomes probable that it will be unable to collect all amounts due under the contractual terms of the loan agreement or other loan documents. KBS REIT I also considers a loan to be impaired if it grants the borrower a concession through a modification of the loan terms or if it expects to receive assets (including equity interests in the borrower) in partial satisfaction of the loan. When KBS REIT I has a collateral-dependent loan that is identified as being impaired, it is evaluated for impairment by comparing the estimated fair value of the underlying collateral, less costs to sell, to the carrying value of the loan. When KBS REIT I has a loan that is identified as being impaired in connection with a troubled debt restructuring resulting from a concession granted by KBS REIT I to the borrower through a modification of the loan terms, the loan is evaluated for impairment by comparing the carrying value of the loan to the present value of the modified cash flow stream discounted at the rate used to recognize interest income. Since inception, KBS REIT I invested approximately $1.1 billion in real estate-related loans. As of December 31, 2012, KBS REIT I has recorded $2.2 million of asset-specific loan loss reserves related to its investments in the Sandmar Mezzanine Loan. Over the last six years, KBS REIT I also charged-off approximately $303.8 million of reserves for loan losses related to 13 of its real estate-related loan investments.

In August 2007, KBS REIT I entered a joint venture (the “KBS-New Leaf Joint Venture”) with New Leaf Industrial Partners Fund, L.P. to acquire a portfolio of industrial properties (the “National Industrial Portfolio”) for approximately $515.9 million plus closing costs. The National Industrial Portfolio consisted of 23 industrial properties and a master lease with respect to another industrial property. KBS REIT I had an 80% membership interest in the KBS-New Leaf Joint Venture and consolidated the joint venture in its financial statements. The mortgage and mezzanine loans with which the KBS-New Leaf Joint Venture financed a portion of its purchase of the National Industrial Portfolio (the “NIP Loans”) were to mature on December 31, 2011. However, due to a decline in the operating performance of the National Industrial Portfolio resulting from increased vacancies, lower rental rates and tenant bankruptcies, in addition to declines in market value across all real estate types in the period following the initial investment, it became unlikely that the KBS-New Leaf Joint Venture would be able to refinance or extend the NIP Loans upon their maturities. As a result, on December 28, 2011, the KBS-New Leaf Joint Venture entered into an agreement in lieu of foreclosure and related documents to transfer the National Industrial Portfolio properties to certain indirect wholly owned subsidiaries of the lender under the NIP Loans in full satisfaction of the debt outstanding under, and other obligations related to, the NIP Loans. As a result, KBS REIT I recorded a gain on extinguishment of debt of $115.5 million (including amounts for noncontrolling interest of approximately $24.2 million), which represents the difference between the carrying amount of the outstanding debt and other liabilities of approximately $446.1 million and the carrying value of the real estate properties and other assets of approximately $328.3 million, net of closing costs of $2.3 million, upon transfer of the properties (during the year ended December 31, 2010, KBS REIT I had recognized an impairment charge on real estate of $123.5 million with respect to 17 properties within the National Industrial Portfolio).

In addition, during the years ended December 31, 2012 and 2011, KBS REIT I recorded real estate impairments of $69.1 million and $52.6 million, respectively, due to changes in cash flow estimates of the properties.

In the future, especially given the current market uncertainty, KBS REIT I may recognize material charges for impairment with respect to investments other than those described above or a different impairment charge for investments described above. Moreover, even if KBS REIT I does not recognize any material charge for impairment with respect to an asset, the fair value of the asset may have declined based on general economic conditions or other factors.

As of December 15, 2011, pursuant to the Settlement Agreement, the GKK Borrower had transferred to KBS REIT I the equity interests in the indirect owners of or holders of a leasehold interest in approximately 867 properties, including approximately 576 bank branch properties and approximately 291 office buildings and operations centers. KBS REIT I also assumed approximately $1.5 billion of mortgage debt related to the GKK Properties. In consideration of the performance of the Settlement Agreement, KBS REIT I agreed to release the GKK Borrower from its obligations under KBS REIT I’s investment in a senior mezzanine loan with an original face amount of $500,000,000 (the “GKK Mezzanine Loan”). KBS REIT I’s estimated fair values of the underlying GKK Properties and related current assets and liabilities was approximately $1.9 billion and supported the approximately $1.9 billion total of the combined outstanding mortgage loan balance encumbering the GKK Properties (including a portion of a mortgage loan secured by some of the GKK Properties which KBS REIT I owned), plus KBS REIT I’s carrying value of the GKK Mezzanine Loan and a portion of a junior mezzanine loan relating to the GKK Properties that KBS REIT I owned prior to KBS REIT I’s entry into the Settlement Agreement.

In order to manage its reduced cash flows from operations and to redirect available funds to reduce its debt, and as a result of the general impact of current economic conditions on rental rates, occupancy rates and property cash flows, in March 2012, KBS REIT I’s board of directors approved the suspension of monthly distribution payments. For record dates beginning on July 18, 2006 through June 30, 2009, KBS REIT I had paid monthly distributions based on daily record dates that amounted to $0.70 per share on an annualized basis. For record dates beginning on July 1, 2009 through February 28, 2012, KBS REIT I had paid monthly distributions based on daily record dates that amounted to $0.525 per share on an annualized basis.

On December 18, 2013, the board of directors of KBS REIT I approved an estimated value per share of KBS REIT I’s common stock of $4.45 based on the estimated value of KBS REIT I’s assets less the estimated value of its liabilities, or net asset value, divided by the number of shares outstanding, all as of September 30, 2013, with the exception of KBS REIT I’s appraised real estate properties, which were appraised as of November 30, 2013. KBS REIT I provided this estimated value per share to assist broker-dealers that participated in KBS REIT I’s initial public offering in meeting their customer account statement reporting obligations under National Association of Securities Dealers (“NASD”) Conduct Rule 2340 as required by the Financial Industry Regulatory Authority

(“FINRA”) and also to comply with Practice Guideline 2013–01, Valuations of Publicly Registered, Non-Listed REITs issued by the Investment Program Association (“IPA”) in April 2013. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share, and these differences could be significant. The estimated value per share is not audited and does not represent the fair value of KBS REIT I’s assets less its liabilities according to U.S. generally accepted accounting principles (“GAAP”), nor does it represent a liquidation value of KBS REIT I’s assets and liabilities or the price at which KBS REIT I’s shares of common stock would trade on a national securities exchange. The estimated value per share does not reflect a discount for the fact that KBS REIT I is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated value per share also does not take into account estimated disposition costs and fees for real estate properties that are not held for sale, debt prepayment penalties or defeasance costs that could apply upon the prepayment of certain of KBS REIT I’s debt obligations or the impact of restrictions on the assumption of debt. The value of KBS REIT I’s shares will fluctuate over time in response to developments related to individual assets in KBS REIT I’s portfolio and the management of those assets and in response to the real estate and finance markets. For a full description of the methodologies used to value KBS REIT I’s assets and liabilities in connection with the calculation of the estimated value per share, see KBS REIT I’s Current Report on Form 8-K filed with the SEC on December 19, 2013.

KBS REIT I has not had funds available for ordinary redemptions since the April 2009 redemption date, and on March 20, 2012, KBS REIT I’s board of directors amended and restated its share redemption program, which amendment and restatement became effective on April 25, 2012, to provide only for redemptions sought upon a stockholder’s death, “qualifying disability” or “determination of incompetence” (each as defined in the share redemption program). Such redemptions are subject to an annual dollar limitation, which was $10.0 million in the aggregate for the calendar year 2012, subject to the limitations described in the share redemption program plan document. In December 2012, KBS REIT I’s board of directors approved the same annual dollar limitation for such special redemptions of $10.0 million in the aggregate for the calendar year 2013 (subject to review and adjustment during the year by the board of directors and further subject to the limitations described in the share redemption program plan document).

Upon request, prospective investors may obtain from us without charge copies of any public reports prepared in connection with KBS REIT I, including a copy of the most recent Annual Report on Form 10-K filed with the SEC. For a reasonable fee, we also will furnish upon request copies of the exhibits to the Form 10-K. Many of the materials and reports prepared in connection with KBS REIT I are also available on its web site at www.kbsreit.com. Neither the contents of that web site nor any of the materials or reports relating to KBS REIT I are incorporated by reference in or otherwise a part of this prospectus. In addition, the SEC maintains a web site at www.sec.gov that contains reports, proxy and other information that KBS REIT I files electronically as KBS Real Estate Investment Trust, Inc. with the SEC.

KBS REIT II

On April 22, 2008, our sponsors launched the initial public offering of KBS REIT II, a publicly registered, non-traded REIT. Its primary initial public offering was for a maximum of 200,000,000 shares of common stock at a price of $10.00 per share, plus an additional 80,000,000 shares of common stock initially priced at $9.50 per share pursuant to its dividend reinvestment plan. KBS REIT II ceased offering shares in its primary public offering on December 31, 2010, and continues to offer shares under its dividend reinvestment plan. KBS REIT II accepted aggregate gross offering proceeds of approximately $1.8 billion in its primary offering, and as of December 31, 2012, KBS REIT II had accepted gross offering proceeds of approximately $200.7 million pursuant to its dividend reinvestment plan. As of December 31, 2012, KBS REIT II had approximately 50,000 investors. As of December 31, 2012, KBS REIT II had redeemed $131.7 million of shares, or 13,367,157 shares, under its share redemption program. See Table I under “Prior Performance Tables” in this prospectus for more information regarding KBS REIT II’s public offering.

As of December 31, 2012, KBS REIT II owned 26 real estate properties (consisting of 20 office properties, one office/flex property, a portfolio of four industrial properties and one individual industrial property) and a leasehold interest in one industrial property encompassing 11.1 million rentable square feet. At December 31, 2012, the portfolio was approximately 94% occupied. In addition, KBS REIT II owned seven real estate loans receivable.

KBS REIT II has investment objectives that are similar to ours. Like ours, its primary investment objectives were to preserve and return investors’ capital contributions and realize growth in the value of its investments. In addition, both real estate or real estate-related assets involve similar assessments of the risks and rewards of the operation of the underlying real estate and financing thereof as well as an understanding of the real estate and real estate-finance markets.

KBS REIT II has acquired and manages a diverse portfolio of real estate and real estate-related assets. It has diversified its portfolio by investment type, investment size, investment risk and geographic region with the goal of attaining a portfolio of income-producing real estate and real estate-related assets that provide attractive and stable returns to its investors. Based on KBS REIT II’s investments to date, KBS REIT II has allocated approximately 90% of its portfolio to investments in core properties and approximately 10% of its portfolio to other real estate-related investments such as mortgage loans and participations in such loans.

KBS REIT II used the net proceeds from its initial public offering and debt financing to purchase or fund $3.0 billion of real estate and real estate-related assets as of December 31, 2012, including $37.7 million of acquisition and origination fees and expenses. As of December 31, 2012, KBS REIT II had used the net proceeds from its initial public offering for the acquisition of real estate properties and real estate-related assets in the amounts of $2.6 billion and $392.3 million, respectively, and had debt financing on its real estate properties in the amount of $1.3 billion and debt financing on five of its real estate loans receivable in the amount of $121.0 million. On November 22, 2010, KBS REIT II originated a first mortgage loan in the amount of $175.0 million (the “One Kendall Square First Mortgage”) and on November 30, 2010, KBS REIT II sold, at par, a pari-passu participation interest with respect to 50% of the outstanding principal balance of this loan. The acquisition amounts presented herein do not include the 50% participation interest KBS REIT II sold. However, KBS REIT II paid an origination fee on this 50% participation interest and the origination fees presented herein include such amount paid.

As of December 31, 2012, with proceeds from its initial public offering and debt financing, as a percentage of amount invested (based on purchase price), KBS REIT II had invested in the following types of assets: 80% in 20 office properties, 6% in six mortgage loans, 6% in a participation in a mortgage loan, 3% in a portfolio of four industrial properties, 2% in an A-Note, 1% in an office/flex property, 1% in two industrial properties, and 1% in a leasehold interest in an industrial property. All of KBS REIT II’s real property investments are located within the United States. As a percentage of amount invested (based on purchase price), the geographic locations of KBS REIT II’s investments in real properties were as follows: 30% in three properties in the Midwest, 28% in nine properties in the West, 31% in ten properties in the East, and 11% in six properties in the South. All of the real properties purchased by KBS REIT II had prior owners and operators.

During the three years ended December 31, 2012, KBS REIT II invested in the following types of assets: 20 office properties, one office/flex property, seven industrial properties (including a leasehold interest in one property, a portfolio of four properties and two individual properties) and six mortgage loans. The geographic locations of properties acquired by KBS REIT II during the three years ended December 31, 2012 were as follows: eight properties in the West; seven properties in the East; six properties in the South; and three properties in the Midwest. KBS REIT II funded these investments with a combination of proceeds from its initial public offering in the amount of $1.8 billion and debt financing of $719.7 million.

KBS REIT II has disposed of an industrial property, a first mortgage loan and an investment in CMBS (which KBS REIT II acquired and sold in 2009) for an aggregate sales price of approximately $102.2 million, including closing costs. See Table V under “Prior Performance Tables” in this prospectus. Additionally, KBS REIT II has sold participation interests with respect to the One Kendall Square First Mortgage. On November 22, 2010, KBS REIT II originated the One Kendall Square First Mortgage in the amount of $175.0 million. On November 30, 2010, KBS REIT II sold, at par, a pari-passu participation interest with respect to 50% of the outstanding principal balance of the One Kendall Square First Mortgage, leaving it with an $87.5 million interest. On April 5, 2011, KBS REIT II restructured the One Kendall Square First Mortgage to provide for two debt tranches with varying interest rates - the A-Note, with an original principal amount of $90.0 million, in which KBS REIT II held a $45.0 million interest, and the B-Note, with an original principal amount of $85.0 million, in which KBS REIT II held a $42.5 million interest. On April 6, 2011, KBS REIT II sold and transferred its $45.0 million interest in the A-Note, at par, to an unaffiliated buyer.

KBS REIT II intends to hold its core properties for four to seven years, though economic and market conditions may influence KBS REIT II to hold its investments for different periods of time. KBS REIT II generally intends to hold its real estate-related investments until maturity, though the hold period will vary depending upon the type of asset, interest rates and economic and market conditions.

KBS REIT II’s primary offering was subject to the up-front commissions, fees and expenses similar to those associated with this offering and it has fee arrangements with KBS affiliates structured similar to ours. For more information regarding the fees paid to KBS affiliates by KBS REIT II and the operating results of KBS REIT II, see Tables II and III under “Prior Performance Tables” in this prospectus.

The KBS REIT II prospectus disclosed that KBS REIT II may seek to list its shares of common stock if its independent directors believe listing would be in the best interests of its stockholders. To date, the independent directors have not made such a determination. If KBS REIT II does not list its shares of common stock on a national securities exchange by March 2018, its charter requires that KBS REIT II either (i) seek stockholder approval of the liquidation of the company or (ii) if a majority of its conflicts committee determines that liquidation is not then in the best interests of the stockholders, postpone the decision of whether to liquidate the company. As we have not reached March 2018, none of the actions described in (i) or (ii) above have occurred.

If a majority of its conflicts committee does determine that liquidation is not then in the best interests of KBS REIT II’s stockholders, its charter requires that the conflicts committee revisit the issue of liquidation at least annually. Further postponement of listing or stockholder action regarding liquidation would only be permitted if a majority of the conflicts committee again determined that liquidation would not be in the best interest of the stockholders. If KBS REIT II sought and failed to obtain stockholder approval of its liquidation, the KBS REIT II charter would not require KBS REIT II to list or liquidate and would not require the conflicts committee to revisit the issue of liquidation, and KBS REIT II could continue to operate as before. If KBS REIT II sought and obtained stockholder approval of its liquidation, KBS REIT II would begin an orderly sale of its properties and other assets. The precise timing of such sales would take account of the prevailing real estate and financial markets, the economic conditions in the submarkets where its properties are located and the federal income tax consequences to the stockholders. In making the decision to apply for listing of its shares, KBS REIT II’s directors will try to determine whether listing its shares or liquidating its assets will result in greater value for stockholders.

On December 18, 2013, the board of directors of KBS REIT II approved an estimated value per share of KBS REIT II’s common stock of $10.29 based on the estimated value of KBS REIT II’s assets less the estimated value of its liabilities, or net asset value, divided by the number of shares outstanding, as of September 30, 2013, with the exception of KBS REIT II’s real estate properties which were appraised as of November 30, 2013. KBS REIT II provided this estimated value per share to assist broker-dealers that participated in KBS REIT II’s initial public offering in meeting their customer account statement reporting obligations under NASD Rule 2340 as required by FINRA. The valuation was performed in accordance with the provisions of and also to comply with Practice Guideline 2013–01, Valuations of Publicly Registered, Non-Listed REITs issued by the IPA in April 2013. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share, and these differences could be significant. The estimated value per share is not audited and does not represent the fair value of KBS REIT II’s assets less its liabilities according to GAAP, nor does it represent a liquidation value of KBS REIT II’s assets and liabilities or the price at which KBS REIT II’s shares of common stock would trade on a national securities exchange. The estimated value per share does not reflect a discount for the fact that KBS REIT II is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated value per share also does not take into account estimated disposition costs and fees for real estate properties that are not held for sale, debt prepayment penalties that could apply upon the prepayment of certain of KBS REIT II’s debt obligations or the impact of restrictions on the assumption of debt. The value of KBS REIT II’s shares will fluctuate over time in response to developments related to individual assets in KBS REIT II’s portfolio and the management of those assets and in response to the real estate and finance markets. For a full description of the methodologies used to value KBS REIT II’s assets and liabilities in connection with the calculation of the estimated value per share, see KBS REIT II’s Current Report on Form 8-K filed with the SEC on December 19, 2013.

Upon request, prospective investors may obtain from us without charge copies of any public reports prepared in connection with KBS REIT II, including a copy of the most recent Annual Report on Form 10-K filed with the SEC. For a reasonable fee, we also will furnish upon request copies of the exhibits to the Form 10-K. Many of the materials and reports prepared in connection with KBS REIT II are also available on its web site at

www.kbsreitii.com. Neither the contents of that web site nor any of the materials or reports relating to KBS REIT II are incorporated by reference in or otherwise a part of this prospectus. In addition, the SEC maintains a web site at www.sec.gov that contains reports, proxy and other information that KBS REIT II files electronically as KBS Real Estate Investment Trust II, Inc. with the SEC.

KBS Strategic Opportunity REIT

On November 20, 2009, our sponsors launched the initial public offering of KBS Strategic Opportunity REIT, a publicly registered, non-traded REIT. Its primary initial public offering was for a maximum of 100,000,000 shares of common stock at a price of $10.00 per share, plus an additional 40,000,000 shares of common stock initially priced at $9.50 per share pursuant to its dividend reinvestment plan. As of December 31, 2012, KBS Strategic Opportunity REIT had accepted aggregate gross offering proceeds of approximately $561.8 million in its primary offering and $12.6 million pursuant to its dividend reinvestment plan. As of December 31, 2012, KBS Strategic Opportunity REIT has approximately 16,000 investors. Of the amount raised pursuant to its dividend reinvestment plan, $0.8 million had been used to fund share redemptions pursuant to its share redemption program as of December 31, 2012. KBS Strategic Opportunity REIT ceased offering shares in its primary public offering on November 14, 2012, and continues to offer shares under its dividend reinvestment plan. See Table I under “Prior Performance Tables” in this prospectus for more information regarding KBS Strategic Opportunity REIT’s initial public offering.

As of December 31, 2012, KBS Strategic Opportunity REIT owned eight office properties, one office campus consisting of nine office buildings, one office portfolio consisting of five office buildings and 43 acres of undeveloped land, one industrial/flex property and one retail property, encompassing, in the aggregate, approximately 2.7 million rentable square feet. As of December 31, 2012, these properties were 58% occupied. In addition KBS Strategic Opportunity REIT owned 1,375 acres of undeveloped land, one first mortgage loan, one non-performing mortgage loan, two investments in CMBS and an investment in an unconsolidated joint venture.

As of December 31, 2012, KBS Strategic Opportunity REIT had investment objectives that are similar to ours. Like ours, its primary investment objectives are to preserve and return investors’ capital contributions and realize growth in the value of its investments. In addition, both real estate and real estate-related assets involve similar assessments of the risks and rewards of the operation of the underlying real estate and financing thereof as well as an understanding of the real estate and real estate-finance markets.

KBS Strategic Opportunity REIT plans to diversify its portfolio by investment type, investment size and investment risk with the goal of attaining a portfolio of income-producing assets that provide attractive and stable returns to its investors. It will focus its investment activities on real estate-related loans, opportunistic real estate, real estate-related debt securities and other real estate-related investments. After it has invested substantially all of the proceeds from its initial public offering, it expects approximately 40% to 60% of its portfolio will consist of direct investments in opportunistic real estate (which means properties with significant possibilities for short-term capital appreciation, such as non-stabilized properties, properties with moderate vacancies or near-term lease rollovers, poorly managed and positioned properties, properties owned by distressed sellers and built-to-suit properties), excluding real property that it takes title to (i) as part of a portfolio of debt investments, (ii) through a loan workout, foreclosure or similar circumstances or (iii) through convertible debt investments. KBS Strategic Opportunity REIT may also acquire equity securities of companies that make investments similar to it. Although the foregoing represents its present investment focus and targets, it may adjust any of the foregoing based on real estate market conditions and investment opportunities.

KBS Strategic Opportunity REIT has used the net proceeds from its initial public offering to purchase or fund $424.5 million of real estate and real estate-related assets as of December 31, 2012, including $6.5 million of real estate acquisition and origination fees and expenses and costs related to foreclosures of or taking title to properties securing loans. As of December 31, 2012, KBS Strategic Opportunity REIT had $33.8 million of debt financing related to its real estate properties.

As of December 31, 2012, with proceeds from its initial public offering, as a percentage of amount invested (based on purchase price), KBS Strategic Opportunity REIT had invested in the following types of assets: 65% in five office properties, one retail property, one office portfolio consisting of five office buildings and 43 acres of undeveloped land, and one office portfolio consisting of nine office buildings, 19% in eight non-performing mortgage loans, 9% in one first mortgage loan origination, 5% in undeveloped land and 2% in an unconsolidated joint venture. KBS Strategic Opportunity REIT also invested in six CMBS investments for cash management purposes. As of December 31, 2012, KBS Strategic Opportunity REIT had foreclosed on, or otherwise received title to, the properties which secured six of the non-performing mortgage loans. All of KBS Strategic Opportunity REIT’s real property investments have been made within the United States. As a percentage of amount invested (based on purchase price), the geographic locations of Strategic Opportunity REIT’s investments in real properties were as follows: 8% in three properties in the East, 46% in seven properties in the West, and 46% in three properties in the South. These properties all had prior owners and operators.

As of December 31, 2012, KBS Strategic Opportunity REIT has foreclosed on or otherwise received title to the properties securing six of its real estate-related loans and negotiated a discounted payoff with respect to one of its real estate-related loans. During the year ended December 31, 2012, KBS Strategic Opportunity REIT disposed of one office building and four parcels of partially improved land encompassing 6.0 acres. See Table V under “Prior Performance Tables” in this prospectus. The period that it will hold its investments in real estate-related loans, real estate-related debt securities and other real estate-related investments will vary depending on the type of asset, interest rates, market and economic conditions and other factors.

KBS Strategic Opportunity REIT’s primary offering was subject to the up-front commissions, fees and expenses similar to those associated with this offering and it has fee arrangements with KBS affiliates structured similar to ours. For more information regarding the fees paid to KBS affiliates by KBS Strategic Opportunity REIT and the operating results of KBS Strategic Opportunity REIT, see Tables II and III under “Prior Performance Tables” in this prospectus.

The KBS Strategic Opportunity REIT prospectus disclosed that the program may seek to publicly list its shares of common stock if its independent directors believe a public listing would be in the best interests of its stockholders. To date, such a determination has not been made. If KBS Strategic Opportunity REIT does not list its shares of common stock on a national securities exchange by July 31, 2019, its charter requires that KBS Strategic Opportunity REIT either (i) seek stockholder approval of the liquidation of the company or (ii) if a majority of its conflicts committee determines that liquidation is not then in the best interests of the stockholders, postpone the decision of whether to liquidate the company. As we have not reached July 31, 2019, none of the actions described in (i) or (ii) above have occurred.

If a majority of the conflicts committee of KBS Strategic Opportunity REIT were to determine that liquidation is not then in the best interests of its stockholders, KBS Strategic Opportunity REIT’s charter requires that its conflicts committee revisit the issue of liquidation at least annually. Further postponement of listing or stockholder action regarding liquidation would only be permitted if a majority of the conflicts committee again determined that liquidation would not be in the best interest of the stockholders. If KBS Strategic Opportunity REIT sought and failed to obtain stockholder approval of its liquidation, the KBS Strategic Opportunity REIT charter would not require KBS Strategic Opportunity REIT to list or liquidate, and the company could continue to operate as before. If KBS Strategic Opportunity REIT sought and obtained stockholder approval of its liquidation, it would begin an orderly sale of its assets. The precise timing of such sales would take account of the prevailing real estate finance markets and the debt markets generally as well as the federal income tax consequences to its stockholders. In making the decision to apply for listing of its shares, KBS Strategic Opportunity REIT’s directors will try to determine whether listing its shares or liquidating its assets will result in greater value for stockholders.

Upon request, prospective investors may obtain from us without charge copies of any public reports prepared in connection with KBS Strategic Opportunity REIT, including a copy of the most recent Annual Report on Form 10-K filed with the SEC. For a reasonable fee, we also will furnish upon request copies of the exhibits to the Form 10-K. Many of the materials and reports prepared in connection with KBS Strategic Opportunity REIT are also available on its web site at www.kbsstrategicopportunityreit.com. Neither the contents of that web site nor any of the materials or reports relating to KBS Strategic Opportunity REIT are incorporated by reference in or otherwise a part of this prospectus. In addition, the SEC maintains a web site at www.sec.gov that contains reports, proxy and other information that KBS Strategic Opportunity REIT files electronically as KBS Strategic Opportunity REIT, Inc. with the SEC.

KBS REIT III

On October 26, 2010, our sponsors launched the initial public offering of KBS REIT III, a publicly registered, non-traded REIT. Its primary initial public offering is for a maximum of 200,000,000 shares of common stock at a price of $10.00 per share, plus an additional 80,000,000 shares of common stock initially priced at $9.50 per share pursuant to its dividend reinvestment plan. On March 24, 2011, KBS REIT III broke escrow in its initial public offering and through December 31, 2012, KBS REIT III had sold 27,203,043 shares of common stock for gross offering proceeds of $270.9 million, including 629,560 shares of common stock under its dividend reinvestment plan for gross offering proceeds of $6.0 million, from approximately 7,500 investors. KBS REIT III’s initial public offering has been extended until the earlier of the sale of all 200,000,000 shares or April 24, 2014 and KBS REIT III has filed a registration statement with the SEC for a follow-on offering that it expects to commence during the second quarter of 2014. As of December 31, 2012, KBS REIT III had redeemed 74,912 shares sold in its initial public offering for $0.7 million.

As of December 31, 2012, KBS REIT III owned six office buildings encompassing 1.6 million rentable square feet in the aggregate that were collectively 92% occupied. In addition, KBS REIT III owned one first mortgage loan.

KBS REIT III has investment objectives that are similar to ours. Like ours, its primary investment objectives are to preserve and return investors’ capital contributions and realize growth in the value of its investments. In addition, both real estate and real estate-related assets involve similar assessments of the risks and rewards of the operation of the underlying real estate assets and the financing thereof as well as an understanding of the real estate and real estate-finance markets.

KBS REIT III intends to invest in and manage a diverse portfolio of real estate and real estate-related assets. It plans to diversify its portfolio by investment type, investment size and investment risk with the goal of attaining a portfolio of income-producing real estate and real estate-related assets that provides attractive and stable returns to its investors and allows it to preserve and return its investors’ capital contributions. KBS REIT III intends to allocate approximately 70% of its portfolio to, and expects that, once it has fully invested the proceeds from its public offerings, approximately 60% to 80% of its portfolio will consist of, investments in core properties. KBS REIT III intends to allocate approximately 30% of its portfolio to, and expects that, once it has fully invested the proceeds from its public offerings, approximately 20% to 40% of its portfolio will consist of, investments in other real estate-related assets. Although these percentages represent its target portfolio, KBS REIT III may make adjustments to its target portfolio based on real estate market conditions and investment opportunities.

KBS REIT III used the net proceeds from its initial public offering and debt financing to purchase or fund $333.6 million of real estate and real estate-related assets as of December 31, 2012, including $4.8 million in acquisition and origination fees and expenses. As of December 31, 2012, KBS REIT III had used the net proceeds from its initial public offering for the acquisition or origination of real estate properties and real estate-related assets in the amounts of $315.1 million and $13.7 million, respectively, and had debt financing on its real estate properties in the amount of $119.8 million.

As of December 31, 2012, with proceeds from its initial public offering and debt financing, as a percentage of amount invested (based on purchase price), KBS REIT III had invested 96% in six office properties and 4% in one mortgage loan. All of KBS REIT III’s real property investments are located within the United States. Four office properties are located in Texas. The two other properties are located in Tennessee and Utah, respectively. All of the real properties purchased by KBS REIT III had prior owners and operators.

KBS REIT III has not disposed of any properties.

KBS REIT III’s primary offering is subject to the up-front commissions, fees and expenses similar to those associated with this offering and KBS REIT III has fee arrangements with KBS affiliates structured similar to ours. See Table II under “Prior Performance Tables” in this prospectus for more information with respect to fees paid to affiliates by KBS REIT III.

The KBS REIT III prospectus discloses that KBS REIT III may seek to list its shares of common stock if its independent directors believe listing would be in the best interests of its stockholders. To date, the independent directors have not made such a determination. If KBS REIT III does not list its shares of common stock on a national securities exchange by September 2020, its charter requires that KBS REIT III either (i) seek stockholder approval of the liquidation of the company or (ii) if a majority of its conflicts committee determines that liquidation is not then in the best interests of the stockholders, postpone the decision of whether to liquidate the company. As we have not reached September 2020, neither of the actions described in (i) or (ii) above have occurred.

If a majority of the conflicts committee of KBS REIT III were to determine that liquidation is not then in the best interests of its stockholders, KBS REIT III’s charter requires that its conflicts committee revisit the issue of liquidation at least annually. Further postponement of listing or stockholder action regarding liquidation would only be permitted if a majority of the conflicts committee again determined that liquidation would not be in the best interest of the stockholders. If KBS REIT III sought and failed to obtain stockholder approval of its liquidation, the KBS REIT III charter would not require KBS REIT III to list or liquidate and would not require the conflicts committee to revisit the issue of liquidation, and KBS REIT III could continue to operate as before. If KBS REIT III sought and obtained stockholder approval of its liquidation, KBS REIT III would begin an orderly sale of its properties and other assets. The precise timing of such sales would take account of the prevailing real estate and financial markets, the economic conditions in the submarkets where its properties are located and the federal income tax consequences to the stockholders. In making the decision to apply for listing of its shares, KBS REIT III’s directors will try to determine whether listing its shares or liquidating its assets will result in greater value for stockholders.

Upon request, prospective investors may obtain from us without charge copies of any public reports prepared in connection with KBS REIT III, including a copy of the most recent Annual Report on Form 10-K filed with the SEC. For a reasonable fee, we also will furnish upon request copies of the exhibits to the Form 10-K. Many of the materials and reports prepared in connection with KBS REIT III are also available on its web site at www.kbsreitiii.com. Neither the contents of that web site nor any of the materials or reports relating to KBS REIT III are incorporated by reference in or otherwise a part of this prospectus. In addition, the SEC maintains a web site at www.sec.gov that contains reports, proxy and other information that KBS REIT III files electronically as KBS Real Estate Investment Trust III, Inc. with the SEC.

KBS Legacy Partners Apartment REIT

On March 12, 2010, our sponsors, together with Legacy Partners Residential Realty LLC and certain of its affiliates, launched the initial public offering of KBS Legacy Partners Apartment REIT, a publicly registered, non-traded REIT. Its primary initial public offering is for a maximum of 200,000,000 shares of common stock at a price of $10.00 per share, plus an additional 80,000,000 shares of common stock initially priced at $9.50 per share pursuant to its dividend reinvestment plan. As of December 31, 2012, KBS Legacy Partners Apartment REIT had accepted aggregate gross offering proceeds of approximately $127.9 million from approximately 4,000 investors, including $2.6 million under the dividend reinvestment plan. Of the amount raised pursuant to its dividend reinvestment plan, $0.4 million had been used to fund share redemptions pursuant to its share redemption program. KBS Legacy Partners Apartment REIT ceased offering shares in its primary public offering on March 12, 2013, and is currently offering shares under a follow-on offering for a maximum of $2,000,000,000 of shares of common stock in a primary offering initially priced at $10.68 per share, plus an additional $760,000,000 of shares of common stock pursuant to its dividend reinvestment plan initially priced at $10.15 per share.

As of December 31, 2012, KBS Legacy Partners Apartment REIT had investment objectives that are similar to ours. Like ours, its primary investment objectives are to preserve and return investors’ capital contributions and realize growth in the value of its investments. In addition, both real estate or real estate-related assets involve similar assessments of the risks and rewards of the operation of the underlying real estate and financing thereof as well as an understanding of the real estate and real estate-finance markets.

KBS Legacy Partners Apartment REIT intends to focus its investment activities on, and use the proceeds of its offering principally for, investment in and management of a diverse portfolio of equity investments in high quality apartment communities located throughout the United States. It plans to diversify its portfolio by investment type, investment risk and geographic region as well as by other factors, with the goal of attaining a portfolio of income-producing properties that provide attractive and stable returns to its investors. KBS Legacy Partners Apartment REIT intends to make the majority of its equity investments in investment types that have relatively low investment risk characteristics.

KBS Legacy Partners Apartment REIT intends to allocate between 70% and 80% of its portfolio to investments in core apartment communities, which are high-quality, well-positioned, existing properties producing rental income, generally with at least 85% occupancy. Such properties are generally newer properties that are well-located in major urban or suburban submarkets. Core apartment communities generally have fewer near-term capital expenditure requirements (with minor deferred maintenance or cosmetic improvements, if any, required) and have the demonstrated ability to produce high occupancies and stable cash flows. As a result, core apartment communities tend to have a relatively low investment risk profile.

KBS Legacy Partners Apartment REIT intends to allocate between 20% and 30% of its portfolio to investments in value-added and opportunity-oriented properties at various phases of leasing, redevelopment or repositioning. These properties are higher-yield and higher-risk investments than core properties and may experience short-term decreases in income during the lease-up, redevelopment or repositioning phase. Examples of value-added properties include: properties with moderate vacancies, poorly managed and positioned properties and properties owned by distressed sellers. Examples of opportunity-oriented properties include properties that need to be redeveloped or repositioned and which may require minor or even major construction activity. Construction and development activities may expose KBS Legacy Partners Apartment REIT to risks such as cost overruns, carrying costs of projects under construction and development, builder’s ability to build in conformity with plans and specifications, availability and costs of materials and labor, inability to obtain tenants, weather conditions and government regulation. Because of these risks, it will seek to acquire such properties only if its sponsors believe that there is long-term growth potential of the investment after the necessary lease-up, redevelopment or repositioning is complete.

KBS Legacy Partners Apartment REIT may make its investments through the acquisition of individual assets or by acquiring portfolios of assets or make equity investments in REITs and other real estate companies with investment objectives similar to it. KBS Legacy Partners Apartment REIT does not expect its non-controlling equity investments in other public companies to exceed 5% of the proceeds of its offering, assuming its sells the maximum offering amount, or to represent a substantial portion of its assets at any one time.

Although this is its target portfolio, KBS Legacy Partners Apartment REIT’s portfolio may vary from its expected composition to the extent that KBS Capital Advisors presents KBS Legacy Partners Apartment REIT with good investment opportunities that allow it to meet the REIT requirements under the Internal Revenue Code.

KBS Legacy Partners Apartment REIT used the net proceeds from its initial public offering and debt financing to purchase $234.2 million of real estate, including $4.2 million in acquisition fees and expenses. As of December 31, 2012, KBS Legacy Partners Apartment REIT had $167.9 million of debt financing on its real estate properties.

As of December 31, 2012, with proceeds from its initial public offering and debt financing, KBS Legacy Partners Apartment REIT had invested in six apartment communities, all located within the United States. As a percentage of amount invested (based on purchase price), the geographic locations of KBS Legacy Partners Apartment REIT’s investments were as follows: 57% in three properties in the East, 27% in two properties in the Midwest and 16% in one property in the South. All of the real properties purchased by KBS Legacy Partners Apartment REIT had prior owners and operators.

KBS Legacy Partners Apartment REIT has not disposed of any properties.

KBS Legacy Partners Apartment REIT’s offering is subject to up-front commissions, fees and expenses similar to those associated with this offering and it has fee arrangements with KBS affiliates structured similarly to ours. See Table II under “Prior Performance Tables” in this prospectus for more information with respect to fees paid to affiliates by KBS Legacy Partners Apartment REIT.

The KBS Legacy Partners Apartment REIT prospectus discloses that the program may seek to publicly list its shares of common stock if its independent directors believe a public listing would be in the best interests of its stockholders. To date, such a determination has not been made. If KBS Legacy Partners Apartment REIT does not list its shares of common stock on a national securities exchange by January 31, 2020, its charter requires that KBS Legacy Partners Apartment REIT either (i) seek stockholder approval of the liquidation of the company or (ii), postpone the decision of whether to liquidate the company, if a majority of its conflicts committee determines that liquidation is not then in the best interests of the stockholders. As we have not reached January 31, 2020, none of the actions described in (i) or (ii) above have occurred.

If a majority of the conflicts committee of KBS Legacy Partners Apartment REIT were to determine that liquidation is not then in the best interests of its stockholders, KBS Legacy Partners Apartment REIT’s charter requires that its conflicts committee revisit the issue of liquidation at least annually. Further postponement of listing or stockholder action regarding liquidation would only be permitted if a majority of the conflicts committee again determined that liquidation would not be in the best interest of the stockholders. If KBS Legacy Partners Apartment REIT sought and failed to obtain stockholder approval of its liquidation, the KBS Legacy Partners Apartment REIT charter would not require KBS Legacy Partners Apartment REIT to list or liquidate, and the company could continue to operate as before. If KBS Legacy Partners Apartment REIT sought and obtained stockholder approval of its liquidation, it would begin an orderly sale of its assets. The precise timing of such sales would take account of the prevailing real estate finance markets and the debt markets generally as well as the federal income tax consequences to its stockholders. In making the decision to apply for listing of its shares, KBS Legacy Partners Apartment REIT’s directors will try to determine whether listing its shares or liquidating its assets will result in greater value for stockholders.

On March 4, 2013, the board of directors of KBS Legacy Partners Apartment REIT established an updated offering price of $10.68 per share for shares of common stock to be sold in its primary initial public offering. In connection with establishing the updated offering price, KBS Legacy Partners Apartment REIT’s board of directors unanimously agreed upon an estimated value per share of KBS Legacy Partners Apartment REIT’s common stock of $9.08 based on the estimated value of its assets less the estimated value of its liabilities, or net asset value, divided by the number of shares outstanding, all as of December 31, 2012. KBS Legacy Partners Apartment REIT ceased offering shares in its initial public offering on March 12, 2013, and on March 13, 2013 it launched a follow-on offering of common stock in a primary offering also priced at $10.68 per share. The offering price is not a statement of KBS Legacy Partners Apartment REIT’s estimated value per share as the company’s board of directors also took into consideration the projected costs and expenses associated with raising equity in its public offerings and investing that equity into real estate investments. These costs include selling commissions, dealer manager fees, certain other offering costs and acquisition costs and are included in the offering price so that the net offering proceeds per share available for investment are relatively consistent with shares sold in the earlier stages of KBS Legacy Partners Apartment REIT’s initial public offering and so that any dilutive impact to the existing shareholders would be minimized. As with any valuation methodology, the methodologies used to determine the estimated value were based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could have derived a different estimated value per share, and such differences could be significant. The estimated value per share does not represent the fair value of KBS Legacy Partners Apartment REIT’s assets less its liabilities according to GAAP, nor does it represent a liquidation value of KBS Legacy Partners Apartment REIT’s assets and liabilities or the price at which KBS Legacy Partners Apartment REIT’s shares of common stock would trade on a national securities exchange. The value of KBS Legacy Partners Apartment REIT’s shares will fluctuate over time in response to developments related to individual assets in its portfolio and the management of those assets and in response to the real estate and finance markets. For a full description of the methodologies used to value KBS Legacy Partners Apartment REIT’s assets and liabilities in connection with the calculation of the estimated value per share, see KBS Legacy Partners Apartment REIT’s Current Report on Form 8-K filed with the SEC on March 4, 2013.

Upon request, prospective investors may obtain from us without charge copies of any public reports prepared in connection with KBS Legacy Partners Apartment REIT, including a copy of the most recent Annual Report on Form 10-K filed with the SEC. For a reasonable fee, we also will furnish upon request copies of the exhibits to the Form 10-K. Many of the materials and reports prepared in connection with KBS Legacy Partners Apartment REIT are also available on its web site at www.kbslegacyreit.com. Neither the contents of that web site nor any of the materials or reports relating to KBS Legacy Partners Apartment REIT are incorporated by reference in or otherwise a part of this prospectus. In addition, the SEC maintains a web site at www.sec.gov that contains reports, proxy and other information that KBS Legacy Partners Apartment REIT files electronically as KBS Legacy Partners Apartment REIT, Inc. with the SEC.

Private Programs

During the 10-year period ended December 31, 2012, KBS investment advisors managed 14 private real estate programs, six of which were multi-investor, commingled funds and eight of which were single-client, separate accounts. All of these private funds were limited partnerships for which affiliates of Messrs. Bren and Schreiber act or acted as a general partner. In all cases, affiliates of Messrs. Bren and Schreiber had responsibility for acquiring, investing, managing, developing and selling the real estate and real estate-related assets of each of the funds. Six of the 14 private funds managed by KBS investment advisors during the 10-year period ended December 31, 2012 used private REITs to structure the ownership of some of their investments.

Five of the 14 private real estate programs managed by KBS investment advisors raised approximately $481.1 million of equity capital from one institutional investor during the 10-year period ended December 31, 2012. The institutional investor investing in the private funds was a public pension fund. During this 10-year period, nine of the 14 private funds managed by KBS investment advisors did not raise any capital as they had completed their respective offering stages.

During the 10-year period ended December 31, 2012, KBS investment advisors acquired 25 real estate investments and invested over $932.8 million in these assets (including equity, debt and reinvestment of income and sales proceeds) on behalf of the five private funds raising capital for new investments during this period. Debt financing was used in acquiring the properties in all of these five private funds.

Each of the private funds managed by KBS investment advisors during the 10-year period ended December 31, 2012 have or had (eight of the funds have been fully liquidated) investment objectives that are similar to ours. Like ours, their primary investment objectives are to provide investors with attractive and stable returns and to preserve and return their capital contributions and, like us, they seek to realize growth in the value of their investments by timing asset sales to maximize asset value. In addition, investments in real estate and real estate-related assets involve similar assessments of the risks and rewards of the operation of the underlying real estate and financing thereof as well as an understanding of the real estate and real estate-finance markets.

For each of the private funds, the KBS investment advisor has focused on acquiring a diverse portfolio of real estate investments. The KBS investment advisor typically diversified the portfolios of the private funds by property type and geographic region as well as investment size and investment risk. In constructing the portfolios for 12 of the 14 private funds, the KBS investment advisor specialized in acquiring a mix of value-added, enhanced-return and core real estate assets, focusing primarily on value-added and enhanced-return properties. Value-added and enhanced-return assets are assets that are undervalued or that could be repositioned to enhance their value. For two of the 14 private funds, the KBS investment advisor is focusing on the acquisition of core real estate assets.

Substantially all of the assets acquired by the private funds have involved commercial properties. The chart below shows amounts invested (based on purchase price) by property type, during the 10-year period ended December 31, 2012, by KBS investment advisors on behalf of the private funds.

KBS INVESTMENT ADVISORS - PRIVATE PROGRAMS

CAPITAL INVESTED BY PROPERTY TYPE

The KBS investment advisors for the private funds also sought to diversify the investments of the funds by geographic region as illustrated by the chart below. This chart shows investments in different geographic regions by amount invested (based on purchase price) during the 10-year period ended December 31, 2012. KBS investment advisors have emphasized their investment activity within those regions that have exhibited the potential for strong or sustainable growth. All investments by the private funds were within the United States.

KBS INVESTMENT ADVISORS - PRIVATE PROGRAMS

CAPITAL INVESTED BY REGION

In seeking to diversify the portfolios of the private funds by investment risk, KBS investment advisors have purchased both low-risk, high-quality properties and high-quality but under-performing properties in need of repositioning. Substantially all of the properties purchased by the private funds had prior owners and operators.

During the three years ended December 31, 2012, KBS investment advisors invested in three office properties on behalf of the private funds. These properties were geographically located in the East, South and West of the United States. Debt financing was used in acquiring all of these properties.

As stated above, during the 10-year period ended December 31, 2012, KBS investment advisors invested over $932.8 million (including equity, debt and reinvestment of income and sales proceeds) for its clients through five private funds. Of the properties acquired during the 10-year period ended December 31, 2012, KBS investment advisors sold one property on behalf of these five private funds, which represents 4% of all properties these five private funds had acquired during this period. During the 10-year period ended December 31, 2012, KBS investment advisors sold another 79 properties on behalf of the remaining nine funds that did not acquire properties during the period.

Though the private funds were not subject to the up-front commissions, fees and expenses associated with this offering, the private funds have fee arrangements with KBS affiliates structured similarly to ours. The percentage of the fees varied based on the market factors at the time the particular fund was formed. Historically a majority of the private funds paid (i) asset management fees; (ii) acquisition fees; and (iii) real estate commissions, disposition fees and/or incentive fees based on participation interests in the net cash flows of the funds’ assets after achieving a stipulated return for the investors or based on gains from the sale of assets.

The recession that started in the late 1990s resulted in more business failures among smaller tenants typical to Class B buildings. This resulted in higher vacancy rates for these buildings and in real estate funds investing additional capital to cover the costs of re-letting the properties, these events affected the performance of five of the 14 private funds. These private funds also retained the buildings for a longer period of time so that the buildings would be sufficiently leased for disposition. As a result, rental rates on newly leased space and renewals in the buildings owned by these funds decreased. Higher vacancy rates also increased the period of time it took the KBS investment advisors to get the properties to the planned stabilized occupancy level for disposition for these five funds. These adverse market conditions reduced the distributions made by these private funds and may have caused the total returns to investors to be lower than they otherwise would. One of these private funds is still in its operating stage, while the other four funds are fully liquidated.

FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of an investment in our common stock. The law firm of DLA Piper LLP (US) acting as our tax counsel will review this summary. For purposes of this section under the heading “Federal Income Tax Considerations,” references to “KBS Strategic Opportunity REIT II, Inc.,” “we,” “our” and “us” mean only KBS Strategic Opportunity REIT II, Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the Internal Revenue Service, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and do not currently expect to seek an advance ruling from the Internal Revenue Service regarding any matter discussed in this prospectus. The summary is also based upon the assumption that we will operate KBS Strategic Opportunity REIT II, Inc. and its subsidiaries and affiliated entities in accordance with their applicable organizational documents. This summary is for general information only and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	partnerships and trusts;

•	persons who hold our stock on behalf of other persons as nominees;

•	persons who receive our stock through the exercise of employee stock options (if we ever have employees) or otherwise as compensation;

•	persons holding our stock as part of a “straddle,” “hedge,” “conversion transaction,” “constructive ownership transaction,” “synthetic security” or other integrated investment;

•	“S” corporations;

and, except to the extent discussed below:

•	tax-exempt organizations; and

•	foreign investors.

This summary assumes that investors will hold their common stock as a capital asset, which generally means as property held for investment.

The federal income tax treatment of holders of our common stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of holding our common stock will depend on the stockholder’s particular tax circumstances. For example, a stockholder that is a partnership or trust that has issued an equity interest to certain types of tax-exempt organizations may be subject to a special entity-level tax if we make distributions attributable to “excess inclusion income.” See “—Taxation of KBS Strategic Opportunity REIT II, Inc. —Taxable Mortgage Pools and Excess Inclusion Income.” A similar tax may be payable by persons who hold our stock as nominees on behalf of tax-exempt organizations. You are urged to consult your tax advisor regarding the federal, state, local and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our common stock.

Taxation of KBS Strategic Opportunity REIT II, Inc.

We expect to elect to be taxed as a REIT commencing with our taxable year ending December 31, 2014. We believe that we have been organized and expect to operate in such a manner as to qualify for taxation as a REIT.

The law firm of DLA Piper LLP (US), acting as our tax counsel in connection with this offering, will render an opinion that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT for our taxable year ending December 31, 2014. It must be emphasized that the opinion of DLA Piper LLP (US) will be based on various assumptions relating to our organization and operation and conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, and income, and the past, present and future conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by DLA Piper LLP (US) or by us that we will qualify as a REIT for any particular year. The opinion will be expressed as of the date issued and will not cover subsequent periods. Counsel will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the Internal Revenue Service, and no assurance can be given that the Internal Revenue Service will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock and asset ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by DLA Piper LLP (US). Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the Internal Revenue Service will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that we qualify as a REIT, generally we will be entitled to a deduction for distributions that we pay to our stockholders and therefore will not be subject to federal corporate income tax on our taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a corporation. In general, the income that we generate is taxed only at the stockholder level upon distribution to our stockholders.

Certain domestic stockholders that are individuals, trusts or estates will be taxed on corporate distributions at a maximum rate of 20%. With limited exceptions, however, distributions from us or from other entities that are taxed as REITs are generally not eligible for this rate and will continue to be taxed at rates applicable to ordinary income. See “—Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions.”

Any net operating losses and other tax attributes generally do not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. See “— Taxation of Stockholders.”

If we qualify as a REIT, we will nonetheless be subject to federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses.

•	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions” and “—Foreclosure Property” below.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•	If we derive “excess inclusion income” from an interest in certain mortgage loan securitization structures (i.e., a “taxable mortgage pool” or a residual interest in a real estate mortgage investment conduit, or “REMIC”), we could be subject to corporate level federal income tax at a 35% rate to the extent that such income is allocable to specified types of tax-exempt stockholders known as “disqualified organizations” that are not subject to unrelated business income tax. See “—Taxable Mortgage Pools and Excess Inclusion Income” below. “Disqualified organizations” are any organization described in Section 860E (e)(5) of the Internal Revenue Code, including: (i) the United States; (ii) any state or political subdivision of the United States; (iii) any foreign government; and (iv) certain other organizations.

•	If we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

•	If we should violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax. In that case, the amount of the excise tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

•	If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (i) the amounts that we actually distributed and (ii) the amounts we retained and upon which we paid income tax at the corporate level.

•	We may be required to pay monetary penalties to the Internal Revenue Service in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification—General.”

•	A 100% tax may be imposed on transactions between us and a TRS (as described below) that do not reflect arm’s-length terms.

•	If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the 10-year period following their acquisition from the subchapter C corporation.

•	The earnings of our subsidiaries, including any subsidiary we may elect to treat as a TRS (as described below), are subject to federal corporate income tax to the extent that such subsidiaries are subchapter C corporations.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state and local and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(i)	that is managed by one or more trustees or directors;

(ii)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(iii)	that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;

(iv)	that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(v)	the beneficial ownership of which is held by 100 or more persons;

(vi)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified tax-exempt entities);

(vii)	that elects to be taxed as a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements that must be met to elect and maintain REIT qualification; and

(viii)	that meets other tests described below, including with respect to the nature of its income and assets.

The Internal Revenue Code provides that conditions (i) through (iv) must be met during the entire taxable year, and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (v) and (vi) need not be met during a corporation’s initial tax year as a REIT. Our charter provides restrictions regarding the ownership and transfer of our shares, which are intended to assist us in satisfying the share ownership requirements described in conditions (v) and (vi) above.

We believe that we will issue in this offering common stock with sufficient diversity of ownership to satisfy conditions (v) and (vi). In addition, our charter restricts the ownership and transfer of our stock so that we should continue to satisfy these requirements. The provisions of our charter restricting the ownership and transfer of our common stock are described in “Description of Shares—Restriction on Ownership of Shares.”

To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our distributions in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We have adopted December 31 as our year-end, and thereby satisfy this requirement.

The Internal Revenue Code provides relief from violations of the REIT gross income requirements, as described below under “—Income Tests,” in cases where a violation is due to reasonable cause and not to willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, certain provisions of the Internal Revenue Code extend similar relief in the case of certain violations of the REIT asset requirements (see “—Asset Tests” below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.

Effect of Subsidiary Entities

Ownership of Partnership Interests. An unincorporated domestic entity, such as a partnership, limited liability company, or trust, that has a single owner generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners generally is treated as a partnership for federal income tax purposes. If we are a partner in an entity that is treated as a partnership for federal income tax purposes, Treasury regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements. For any period of time that we own 100% of our Operating Partnership, all of the Operating Partnership’s assets and income will be deemed to be ours for federal income tax purposes.

Disregarded Subsidiaries. If we own a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded for federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is directly or indirectly wholly owned by a REIT. Thus, in applying the requirements described herein, any qualified REIT subsidiary that we own will be ignored, and all assets, liabilities, and items of income, deduction and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction and credit. If we own 100% of the equity interests in a CDO issuer or other securitization vehicle that is treated as a corporation for tax purposes, that CDO issuer or other securitization vehicle would be a qualified REIT subsidiary, unless we and the CDO issuer or other securitization vehicle jointly elect to treat the CDO issuer or other securitization vehicle as a TRS. It is anticipated that CDO financings we enter into, if any, will be treated as qualified REIT subsidiaries. Other entities that are wholly owned by us, including single member limited liability companies that have not elected to be taxed as corporations for federal income tax purposes, are also generally disregarded as separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary of ours ceases to be wholly owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “—Asset Tests” and “—Income Tests.”

Taxable Corporate Subsidiaries. In the future we may jointly elect with any of our subsidiary corporations, whether or not wholly owned, to treat such subsidiary corporations as taxable REIT subsidiaries, or TRSs. A REIT is permitted to own up to 100% of the stock of one or more TRSs. A domestic TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation with respect to which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

The separate existence of a TRS or other taxable corporation is not ignored for federal income tax purposes. Accordingly, a TRS or other taxable corporation generally would be subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders.

We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to us is an asset in our hands, and we treat the distributions paid to us from such taxable subsidiary, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or activities that would be treated in our hands as prohibited transactions.

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a TRS with a debt-equity ratio in excess of 1.5 to 1 may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between the REIT and a TRS that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. We intend to scrutinize all of our transactions with any of our subsidiaries that are treated as a TRS in an effort to ensure that we do not become subject to this excise tax; however, we cannot assure you that we will be successful in avoiding this excise tax.

We may own TRSs that are organized outside of the United States. For example, we may hold certain investments and instruments through TRSs to the extent that direct ownership by us could jeopardize our compliance with the REIT qualification requirements, and we may make TRS elections with respect to certain offshore issuers of CDOs and/or other instruments to the extent that we do not own 100% of the offshore issuer’s equity. Special rules apply in the case of income earned by a taxable subsidiary corporation that is organized outside of the United States. Depending upon the nature of the subsidiary’s income, the parent REIT may be required to include in its taxable income an amount equal to its share of the subsidiary’s income, without regard to whether, or when, such income is distributed by the subsidiary. See “—Income Tests” below. A TRS that is organized outside of the United States may, depending upon the nature of its operations, be subject to little or no federal income tax. There is a specific exemption from federal income tax for non-U.S. corporations that restrict their activities in the United States to trading stock and securities (or any activity closely related thereto) for their own account, whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. We currently expect that any offshore TRSs will rely on that exemption or otherwise operate in a manner so that they will generally not be subject to federal income tax on their net income at the entity level.

Income Tests

In order to qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property (including certain types of residential and commercial mortgage-backed securities), “rents from real property,” distributions received from other REITs, gains from the sale of real estate assets, and any amount includible in gross income with respect to a regular or residual interest in a REMIC, unless less than 95% of the REMIC’s assets are real estate assets, in which case only a proportionate amount of such income will qualify, as well as specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging transactions, must be derived from some combination of such income from investments in real property (i.e., income that qualifies under the 75% income test described above), as well as other distributions, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

Gross income from the sale of inventory property is excluded from both the numerator and the denominator in both income tests. Income and gain from hedging transactions that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets will generally be excluded from both the numerator and the denominator for purposes of both gross income tests. We intend to monitor the amount of our non-qualifying income and manage our investment portfolio to comply at all times with the gross income tests but we cannot assure you that we will be successful in this effort.

The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following: (i) an amount that is based on a fixed percentage or percentages of gross receipts or sales and (ii) an amount that is based on the income or profits of a borrower where the borrower derives substantially all of its income from the real property securing the debt by leasing substantially all of its interest in the property, but only to the extent that the amounts received by the borrower would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

Interest on debt secured by a mortgage on real property or on interests in real property is generally qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. Note that a “significant modification” of a debt instrument will result in a new debt instrument that requires new tests of the value of the underlying real estate. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property (i.e., the amount by which the loan exceeds the value of the real estate that is security for the loan).

Interest, including original issue discount or market discount, that we accrue on our real estate-related investments generally will be qualifying income for purposes of both gross income tests. However, some of our investments may not be secured by mortgages on real property or interests in real property. Our interest income from those investments will be qualifying income for purposes of the 95% gross income test but not the 75% gross income test. In addition, as discussed above, if the fair market value of the real estate securing any of our investments is less than the principal amount of the underlying loan as of a certain testing date, a portion of the income from that investment may be qualifying income for purposes of the 95% gross income test but not the 75% gross income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a “shared appreciation provision”), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests provided that the real property is not held as inventory or dealer property or primarily for sale to customers in the ordinary course of business. To the extent that we derive interest income from a mortgage loan or income from the rental of real property (discussed below) where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not on the net income or profits of the borrower or lessee. This limitation does not apply, however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had we earned the income directly.

We and our subsidiaries may invest in mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. The Internal Revenue Service has issued Revenue Procedure 2003-65, which provides a safe harbor applicable to mezzanine loans. Under the Revenue Procedure, if a mezzanine loan meets each of the requirements contained in the Revenue Procedure, (i) the mezzanine loan will be treated by the Internal Revenue Service as a real estate asset for purposes of the asset tests described below, and (ii) interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the 75% income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We intend to structure any investments in mezzanine loans in a manner that generally complies with the various requirements applicable to our qualification as a REIT. However, the extent that any of our mezzanine loans do not meet all of the requirements for reliance on the safe harbor set forth in the Revenue Procedure, there can be no assurance that the Internal Revenue Service will not challenge the tax treatment of these loans.

We and our subsidiaries may also invest in real estate mortgage investment conduits, or REMICs, and we may invest in other types of residential and commercial mortgage-backed securities. See below under “—Asset Tests” for a discussion of the effect of such investments on our qualification as a REIT.

We may also hold certain participation interests, including B-Notes, in mortgage loans and mezzanine loans originated by other lenders. B-Notes are interests in underlying loans created by virtue of participations or similar agreements to which the originator of the loans is a party, along with one or more participants. The borrower on the underlying loans is typically not a party to the participation agreement. The performance of this investment depends upon the performance of the underlying loans and, if the underlying borrower defaults, the participant typically has no recourse against the originator of the loans. The originator often retains a senior position in the underlying loans and grants junior participations that absorb losses first in the event of a default by the borrower. We generally expect to treat our participation interests as qualifying real estate assets for purposes of the REIT asset tests described below and interest that we derive from such investments as qualifying mortgage interest for purposes of the 75% income test. The appropriate treatment of participation interests for federal income tax purposes is not entirely certain, however, and no assurance can be given that the Internal Revenue Service will not challenge our treatment of our participation interests. In the event of a determination that such participation interests do not qualify as real estate assets, or that the income that we derive from such participation interests does not qualify as mortgage interest for purposes of the REIT asset and income tests, we could be subject to a penalty tax, or could fail to qualify as a REIT. See “—Taxation of REITs in General,” “—Requirements for Qualification—General,” “—Asset Tests” and “—Failure to Qualify.”

We may acquire debt instruments in the secondary market for less than their face amount. The amount of such discount will generally be treated as “market discount” for federal income tax purposes. We may acquire distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under the applicable Treasury regulations, the modified debt may be considered to have been reissued to us in a debt-for-debt exchange with the borrower. This deemed reissuance may prevent the modified debt from qualifying as a good REIT asset if the underlying security has declined in value.

In general, we will be required to accrue original issue discount on a debt instrument as taxable income in accordance with applicable federal income tax rules even though no cash payments may be received on such debt instrument. With respect to market discount, although generally we are not required to accrue the discount annually as taxable income (absent an election to do so), interest payments with respect to any debt incurred to purchase the investment may not be deductible and a portion of any gain realized on the Operating Partnership’s disposition of the debt instrument may be treated as ordinary income rather than capital gain.

If we eventually collect less on a debt instrument than the amount we paid for it plus the market discount we had previously reported as income, there would potentially be an ordinary bad debt deduction (rather than capital loss) but this is not free from doubt, and may depend on the characteristics of the underlying obligation, and the amount of cash we collect on maturity, etc. Our ability to benefit from that bad debt deduction (or capital loss) would depend on our having taxable income (or capital gain) in that later taxable year. REITs may not carry back net operating losses, so this possible “income early, loss later” phenomenon could adversely affect us and our shareholders if it were persistent and in significant amounts.

Finally, in the event that any debt instruments acquired by us are delinquent as to mandatory principal and interest payments, or in the event a borrower with respect to a particular debt instrument acquired by the Operating Partnership encounters financial difficulty rendering it unable to pay stated interest as due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income. Similarly, we may be required to accrue interest income with respect to subordinate residential and commercial mortgage-backed securities at the stated rate regardless of whether corresponding cash payments are received.

Due to each of these potential timing differences between income recognition or expense deduction and cash receipts or disbursements, there is a risk that we may recognize substantial taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which this taxable income for which cash has not been received is recognized. See “—Annual Distribution Requirements.”

Rents received by us will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions are met. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. In addition, the amount of rent must not be based in whole or in part on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” from which we derive no revenue. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and which are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide noncustomary services to tenants of our properties without disqualifying all of the rent from the property if the payments for such services do not exceed 1% of the total gross income from the properties. For purposes of this test, we are deemed to have received income from such non-customary services in an amount at least 150% of the direct cost of providing the services. Moreover, we are generally permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the income tests. Also, rental income will qualify as rents from real property only to the extent that we do not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee’s equity.

We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any distributions that we receive from a REIT, however, will be qualifying income for purposes of both the 95% and 75% income tests.

We may receive various fees in connection with our operations relating to the origination or purchase of whole loans secured by first mortgages and other loans secured by real property. The fees will generally be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees generally are not qualifying income for purposes of either gross income test and will not be favorably counted for purposes of either gross income test. Any fees earned by any TRS will not be included for purposes of the gross income tests. We and our subsidiaries may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury regulations, any income from a hedging transaction we entered into (i) in the normal course of our business primarily to manage risk of interest rate, inflation and/or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the closing of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, or (ii) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the closing of the day on which it was acquired, originated, or entered to, will not constitute gross income for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of the 75% or 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

Our foreign investments might generate foreign currency gains and losses. “Real estate foreign exchange gain” is excluded from gross income for purposes of both the 75% and 95% gross income tests. Real estate foreign exchange gain is foreign currency gain which is attributable to (i) any item of income or gain qualifying for the 75% gross income test, (ii) our acquisition or ownership of obligations secured by mortgages on real property or interests in real property; or (iii) our becoming or being the obligor under obligations secured by mortgages on real property or on interests in real property. Real estate foreign exchange gain also includes Section 987 gain attributable to a qualified business unit (“QBU”) of the REIT if the QBU itself meets the 75% income test for the taxable year, and meets the 75% asset test at the close of each quarter of the REIT that has directly or indirectly held the QBU.

“Passive foreign exchange gain” is another type of currency gain. This type of gain is excluded for purposes of the 95% income test but is included in gross income and treated as non-qualifying income (to the extent that it is not real estate foreign exchange gain), for purposes of the 75% income test. Passive foreign exchange gain includes all real estate foreign exchange gain, and in addition includes foreign currency gain which is attributable to (i) any item of income or gain which qualifies for the 95% gross income test, (ii) the acquisition or ownership of obligations, (iii) becoming or being the obligor under obligations, and (iv) any other foreign currency gain as determined by the Secretary of the Treasury.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will be generally available if (i) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (ii) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the Internal Revenue Service setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations yet to be issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, the Internal Revenue Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.

Asset Tests

At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and some kinds of residential and commercial mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

Second, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets.

Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries and the 10% asset test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Internal Revenue Code. Fourth, the aggregate value of all securities of taxable REIT subsidiaries that we hold may not exceed 25% of the value of our total assets.

Any regular or residual interest that we own in a REMIC will generally qualify as real estate assets. However, if less than 95% of the assets of a REMIC consist of assets that qualify as real estate assets, then we will be treated as holding directly our proportionate share of the assets of such REMIC for purposes of the asset tests.

We believe that most of the real estate-related securities that we expect to hold will be qualifying assets for purposes of the 75% asset test. However, our investment in other asset-backed securities, bank loans and other instruments that are not secured by mortgages on real property, if any, will not be qualifying assets for purposes of the 75% asset test.

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (such debt, however, will not be treated as “securities” for purposes of the 10% asset test, as explained below).

Certain relief provisions are available to REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (i) the REIT provides the Internal Revenue Service with a description of each asset causing the failure, (ii) the failure is due to reasonable cause and not willful neglect, (iii) the REIT pays a tax equal to the greater of (a) $50,000 per failure, and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (iv) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (i) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000, and (ii) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

Certain securities will not cause a violation of the 10% asset test described above. Such securities include instruments that constitute “straight debt,” which includes, among other things, securities having certain contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Internal Revenue Code provides that certain other securities will not violate the 10% asset test. Such securities include (i) any loan made to an individual or an estate, (ii) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (iii) any obligation to pay rents from real property, (iv) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (v) any security (including debt securities) issued by another REIT, and (vi) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “—Income Tests.” In applying the 10% asset test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in the equity and certain debt securities issued by that partnership.

Any interests that we hold in a REMIC will generally qualify as real estate assets and income derived from REMIC interests will generally be treated as qualifying income for purposes of the REIT income tests described above. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest qualifies for purposes of the REIT asset and income tests. If we hold a “residual interest” in a REMIC from which we derive “excess inclusion income,” we will be required to either distribute the excess inclusion income or pay tax on it (or a combination of the two), even though we may not receive the income in cash. To the extent that distributed excess inclusion income is allocable to a particular stockholder, the income (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction of any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. Moreover, any excess inclusion income that we receive that is allocable to specified categories of tax-exempt investors which are not subject to unrelated business income tax, such as government entities, may be subject to corporate-level income tax in our hands, whether or not it is distributed. See “—Taxable Mortgage Pools and Excess Inclusion Income.”

To the extent that we hold mortgage participations or CMBS that do not represent REMIC interests, such assets may not qualify as real estate assets, and the income generated from them might not qualify for purposes of either or both of the REIT income tests, depending upon the circumstances and the specific structure of the investment.

We believe that our holdings of securities and other assets will comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis. Certain mezzanine loans we make or acquire may qualify for the safe harbor in Revenue Procedure 2003-65 pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% real estate asset test and the 10% vote or value test. See “—Income Tests.” We may make some mezzanine loans that do not qualify for that safe harbor and that do not qualify as “straight debt” securities or for one of the other exclusions from the definition of “securities” for purposes of the 10% value test. We intend to make such investments in such a manner as not to fail the asset tests described above.

No independent appraisals will be obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the Internal Revenue Service will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

If we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT qualification if we (i) satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (ii) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described below.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to make distributions, other than capital gain distributions, to our stockholders in an amount at least equal to:

(i)	the sum of

(a)	90% of our “REIT taxable income,” computed without regard to our net capital gains and the dividends paid deduction, and

(b)	90% of our net income, if any, (after tax) from foreclosure property (as described below), minus

(ii)	the sum of specified items of non-cash income.

In addition, if we were to recognize “built-in-gain” (as defined below) on the disposition of any assets acquired from a “C” corporation in a transaction in which our basis in the assets was determined by reference to the “C” corporation’s basis (for instance, if the assets were acquired in a tax-free reorganization), we would be required to distribute at least 90% of the built-in-gain recognized net of the tax we would pay on such gain. “Built-in-gain” is the excess of (i) the fair market value of an asset (measured at the time of acquisition) over (ii) the basis of the asset (measured at the time of acquisition).

We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if either (i) declared before we timely file our tax return for the year and if paid with or before the first regular distribution payment after such declaration; or (ii) declared in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and actually paid before the end of January of the following year. The distributions under clause (i) are taxable to the holders of our common stock in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31 of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase their adjusted basis of their stock by the difference between (i) the amounts of capital gain distributions that we designated and that they include in their taxable income, minus (ii) the tax that we paid on their behalf with respect to that income.

To the extent that we have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of our stockholders, of any distributions that are actually made as ordinary dividends or capital gains. See “—Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions.”

If we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed, plus (y) the amounts of income we retained and on which we have paid corporate income tax.

It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between (i) our actual receipt of cash, including receipt of distributions from our subsidiaries, and (ii) our inclusion of items in income for federal income tax purposes. Other potential sources of non-cash taxable income include:

•	“residual interests” in REMICs or taxable mortgage pools;

•	loans or residential or commercial mortgage-backed securities held as assets that are issued at a discount and require the accrual of taxable economic interest in advance of receipt in cash; and

•	loans on which the borrower is permitted to defer cash payments of interest, and distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash.

In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term, borrowings, or to pay distributions in the form of taxable in-kind distributions of property.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for distributions paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification other than the gross income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the gross income tests and asset tests, as described above in “—Income Tests” and “—Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to stockholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to certain domestic stockholders that are individuals, trusts and estates will generally be taxable at capital gains rates. In addition, subject to the limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Prohibited Transactions

Net income that we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will potentially be subject to tax in the hands of the corporation at regular corporate rates, nor does the tax apply to sales that qualify for a safe harbor as described in Section 857(b)(6) of the Internal Revenue Code.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (i) that we acquire as the result of having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (ii) for which we acquired the related loan or lease at a time when default was not imminent or anticipated, and (iii) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. To the extent that we receive any income from foreclosure property that does not qualify for purposes of the 75% gross income test, we intend to make an election to treat the related property as foreclosure property.

Derivatives and Hedging Transactions

We and our subsidiaries may enter into hedging transactions with respect to interest rate and exchange rate and exposure on one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate and exchange rate swap agreements, interest rate and exchange rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury regulations, any income from a hedging transaction we entered into (i) in the normal course of our business primarily to manage risk of interest rate, inflation and/or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the closing of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, or (ii) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the closing of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of the 75% or 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. We may conduct some or all of our hedging activities through our TRS or other corporate entity, the income from which may be subject to federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT gross income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Taxable Mortgage Pools and Excess Inclusion Income

An entity, or a portion of an entity, may be classified as a taxable mortgage pool, or TMP, under the Internal Revenue Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates;

•	the entity has issued debt obligations (liabilities) that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations (liabilities) “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under regulations issued by the U.S. Treasury Department, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all”

of its assets, and therefore the entity would not be treated as a TMP. Our financing and securitization arrangements may give rise to TMPs with the consequences as described below.

Where an entity, or a portion of an entity, is classified as a TMP, it is generally treated as a taxable corporation for federal income tax purposes. In the case of a REIT, or a portion of a REIT, or a disregarded subsidiary of a REIT, that is a TMP, however, special rules apply. The TMP is not treated as a corporation that is subject to corporate income tax, and the TMP classification does not directly affect the tax qualification of the REIT. Rather, the consequences of the TMP classification would, in general, except as described below, be limited to the stockholders of the REIT.

A portion of the REIT’s income from the TMP, which might be noncash accrued income, could be treated as excess inclusion income. Section 860E(c) of the Internal Revenue Code defines the term “excess inclusion” with respect to a residual interest in a REMIC. The Internal Revenue Service, however, has yet to issue guidance on the computation of excess inclusion income on equity interests in a TMP held by a REIT. Generally, however, excess inclusion income with respect to our investment in any TMP and any taxable year will equal the excess of (i) the amount of income we accrue on our investment in the TMP over (ii) the amount of income we would have accrued if our investment were a debt instrument having an issue price equal to the fair market value of our investment on the day we acquired it and a yield to maturity equal to 120% of the long-term applicable federal rate in effect on the date we acquired our interest. The term “applicable federal rate” refers to rates that are based on weighted average yields for treasury securities and are published monthly by the Internal Revenue Service for use in various tax calculations. If we undertake securitization transactions that are TMPs, the amount of excess inclusion income we recognize in any taxable year could represent a significant portion of our total taxable income for that year. Under recently issued Internal Revenue Service guidance, the REIT’s excess inclusion income, including any excess inclusion income from a residual interest in a REMIC, must be allocated among its stockholders in proportion to distributions paid. We are required to notify our stockholders of the amount of “excess inclusion income” allocated to them. A stockholder’s share of our excess inclusion income:

•	cannot be offset by any net operating losses otherwise available to the stockholder;

•	is subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax; and

•	results in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of foreign stockholders.

See “—Taxation of Stockholders.” To the extent that excess inclusion income is allocated from a TMP to a tax-exempt stockholder of a REIT that is not subject to unrelated business income tax (such as a government entity), the REIT will be subject to tax on this income at the highest applicable corporate tax rate (currently 35%). In this case, we are authorized to reduce and intend to reduce distributions to such stockholders by the amount of such tax paid by the REIT that is attributable to such stockholder’s ownership. Treasury regulations provide that such a reduction in distributions does not give rise to a preferential dividend that could adversely affect the REIT’s compliance with its distribution requirements. See “—Annual Distribution Requirements.” The manner in which excess inclusion income is calculated, or would be allocated to stockholders, including allocations among shares of different classes of stock, remains unclear under current law. As required by Internal Revenue Service guidance, we intend to make such determinations using a reasonable method. Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above, and are urged to consult their tax advisors.

If a subsidiary partnership of ours that we do not wholly own, directly or through one or more disregarded entities, were a TMP, the foregoing rules would not apply. Rather, the partnership that is a TMP would be treated as a corporation for federal income tax purposes and potentially could be subject to corporate income tax or withholding tax. In addition, this characterization would alter our income and asset test calculations and could adversely affect our compliance with those requirements. We intend to monitor the structure of any TMPs (including whether a TRS election might be made in respect of any such TMP) in which we have an interest to ensure that they will not adversely affect our qualification as a REIT.

Taxation of Stockholders

Taxation of Taxable Domestic Stockholders

Distributions. So long as we qualify as a REIT, the distributions that we make to our taxable domestic stockholders out of current or accumulated earnings and profits that we do not designate as capital gain distributions will generally be taken into account by stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our distributions are not eligible for taxation at the preferential income tax rates for qualified distributions received by certain domestic stockholders that are individuals, trusts and estates from taxable C corporations. Such stockholders, however, are taxed at the preferential rates on distributions designated by and received from REITs to the extent that the distributions are attributable to:

•	income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax);

•	distributions received by the REIT from TRSs or other taxable C corporations; or

•	income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

Distributions that we designate as capital gain dividends will generally be taxed to our stockholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder that receives such distribution has held its stock. We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case provisions of the Internal Revenue Code will treat our stockholders as having received, solely for tax purposes, our undistributed capital gains, and the stockholders will receive a corresponding credit for taxes that we paid on such undistributed capital gains. See “—Taxation of KBS Strategic Opportunity REIT II, Inc. — Annual Distribution Requirements.” Corporate stockholders may be required to treat up to 20% of some capital gain distributions as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 20% in the case of stockholders that are individuals, trusts and estates, and 35% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a stockholder to the extent that the amount of such distributions do not exceed the adjusted basis of the stockholder’s shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the stockholder’s shares. To the extent that such distributions exceed the adjusted basis of a stockholder’s shares, the stockholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any distribution that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the distribution before the end of January of the following calendar year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “—Taxation of KBS Strategic Opportunity REIT II, Inc.—Annual Distribution Requirements.” Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits.

If excess inclusion income from a taxable mortgage pool or REMIC residual interest is allocated to any stockholder, that income will be taxable in the hands of the stockholder and would not be offset by any net operating losses of the stockholder that would otherwise be available. See “—Taxation of KBS Strategic Opportunity REIT II, Inc.—Taxable Mortgage Pools and Excess Inclusion Income.” As required by Internal Revenue Service guidance, we intend to notify our stockholders if a portion of a distribution paid by us is attributable to excess inclusion income.

Dispositions of Our Stock. In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our stock will be subject to a maximum federal income tax rate of 20% if the stock is held for more than one year, and will be taxed at ordinary income rates if the stock is held for one year or less. Gains recognized by stockholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of our stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our stock by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the stockholder as long-term capital gain.

If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the Internal Revenue Service. These regulations, though directed towards “tax shelters,” are broadly written and apply to transactions that would not typically be considered tax shelters. The Internal Revenue Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Passive Activity Losses and Investment Interest Limitations. Distributions that we make and gain arising from the sale or exchange by a domestic stockholder of our stock will not be treated as passive activity income. As a result, stockholders will not be able to apply any “passive losses” against income or gain relating to our stock. To the extent that distributions we make do not constitute a return of capital, they will be treated as investment income for purposes of computing the investment interest limitation.

Medicare Contribution Tax. For taxable years beginning after December 31, 2012, U.S. stockholders who are individuals, estates or certain trusts will generally be required to pay a 3.8% Medicare tax on their net investment income (including dividends and gains from the disposition of our stock), or in the case of estates and trusts on their net investment income that is not distributed, in each case to the extent that their total adjusted income exceeds applicable thresholds.

Taxation of Foreign Stockholders

The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our stock applicable to non-U.S. holders. A “non-U.S. holder” is any person other than:

•	a citizen or resident of the United States;

•	a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock.

The following discussion is based on current law, and is for general information only. It addresses only selected, and not all, aspects of U.S. federal income and estate taxation.

Ordinary Dividends. The portion of distributions received by non-U.S. holders (i) that is payable out of our earnings and profits, (ii) which is not attributable to our capital gains and (iii) which is not effectively connected with a U.S. trade or business of the non-U.S. holder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty. Reduced treaty rates and other exemptions are not available to the extent that income is attributable to excess inclusion income allocable to the foreign stockholder. Accordingly, we will withhold at a rate of 30% on any portion of a distribution that is paid to a non-U.S. holder and attributable to that holder’s share of our excess inclusion income. See “—Taxation of KBS Strategic Opportunity REIT II, Inc.—Taxable Mortgage Pools and Excess Inclusion Income.” As required by Internal Revenue Service guidance, we intend to notify our stockholders if a portion of a distribution paid by us is attributable to excess inclusion income.

In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. holder’s investment in our stock is, or is treated as, effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as domestic stockholders are taxed with respect to such distributions. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation.

Non-Dividend Distributions. Unless our stock constitutes a U.S. real property interest (a “USRPI”), distributions that we make that are not out of our earnings and profits will not be subject to U.S. income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to ordinary dividends. The non-U.S. holder may seek a refund from the Internal Revenue Service of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (a) the stockholder’s proportionate share of our earnings and profits, plus (b) the stockholder’s basis in its stock, will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Distributions. Under FIRPTA, a distribution that we make to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries, or USRPI capital gains, will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain distribution. See above under “—Taxation of Foreign Stockholders—Ordinary Dividends,” for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we will be required to withhold tax equal to 35% of the amount of distributions to the extent the distributions constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Capital gain distributions received by a non-U.S. holder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income or withholding tax, unless (i) the gain is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder would be subject to the same treatment as U.S. holders with respect to such gain, or (ii) the non- U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. holder will incur a 30% tax on his or her capital gains.

A capital gain distribution that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, and instead will be treated in the same manner as an ordinary dividend (see “—Taxation of Foreign Stockholders—Ordinary Dividends”), if (i) the capital gain distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (ii) the recipient non-U.S. holder does not own more than 5% of that class of stock at any time during the year ending on the date on which the capital gain distribution is received. At the time you purchase shares in this offering, our shares will not be publicly traded and we can give you no assurance that our shares will ever be publicly traded on an established securities market. Therefore, these rules will not apply to our capital gain distributions.

Dispositions of Our Stock. Unless our stock constitutes a USRPI, a sale of our stock by a non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. Our stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor.

Even if the foregoing 50% test is not met, our stock nonetheless will not constitute a USRPI if we are a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. holders at all times during a specified testing period. We believe that we will be a domestically-controlled qualified investment entity, and that a sale of our stock should not be subject to taxation under FIRPTA. If our stock constitutes a USRPI and we do not constitute a domestically controlled qualified investment entity, but our stock becomes “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, a non-U.S. holder’s sale of our stock nonetheless would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. holder held 5% or less of the outstanding stock at all times during a specified testing period. However, as mentioned above, we can give you no assurance that our shares will ever be publicly traded on an established securities market.

If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the Internal Revenue Service.

Gain from the sale of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (i) if the non-U.S. holder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (ii) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our stock, a non-U.S. holder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. holder (i) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (ii) acquires, or enters into a contract or option to acquire, other shares of our common stock within 30 days after such ex-dividend date.

Estate Tax. If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual’s death, the stock will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

Information Reporting Requirements and Backup Withholding for Non-U.S. Stockholders. Payments of dividends or of proceeds from the disposition of stock made to a non-U.S. holder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-U.S. status on an Internal Revenue Service Form W-8BEN or another appropriate version of Internal Revenue Service Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we have, or our paying agent has actual knowledge or reason to know, that a non-U.S. holder is a United States person. Backup withholding is not an additional tax. Rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is furnished to the Internal Revenue Service.

New Legislation Relating to Foreign Accounts. The Hiring Incentives to Restore Employment Act (the “HIRE Act”), which was enacted in 2010, imposes a 30% withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification obligations requirements are satisfied. The portion of the HIRE Act that provides for this withholding tax and related provisions is known as the “Foreign Account Tax Compliance Act” or “FATCA.”

On January 17, 2013, final regulations under FATCA were published. As a general matter, FATCA imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our shares if paid to a foreign entity unless either (i) the foreign entity is a “foreign financial institution” that undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) the foreign entity is not a “foreign financial institution” and identifies certain of its U.S. investors, or (iii) the foreign entity otherwise is excepted under FATCA. Under delayed effective dates provided for in the final regulations, the required withholding does not begin until January 1, 2014 with respect to dividends on our shares and January 1, 2017 with respect to gross proceeds from a sale or other disposition of our shares.

If withholding is required under FATCA on a payment related to our stock, investors that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). We will not pay any additional amounts in respect of amounts withheld under FATCA. Prospective investors should consult their tax advisors regarding the effect of FATCA in their particular circumstances.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they may be subject to taxation on their unrelated business taxable income, or UBTI. While some investments in real estate may generate UBTI, the Internal Revenue Service has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (i) a tax-exempt stockholder has not held our stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (ii) our stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt stockholder.

To the extent, however, that we are (or a part of us, or a disregarded subsidiary of ours, is) deemed to be a TMP, or if we hold residual interests in a REMIC, a portion of the distributions paid to a tax-exempt stockholder that is allocable to excess inclusion income may be treated as UBTI. We anticipate that our investments may generate excess inclusion income.

If excess inclusion income is allocable to some categories of tax-exempt stockholders that are not subject to UBTI, such as governmental investors, we will be subject to corporate level tax on such income, and, in that case, we are authorized to reduce and intend to reduce the amount of distributions to those stockholders whose ownership gave rise to the tax. See “—Taxation of KBS Strategic Opportunity REIT II, Inc.—Taxable Mortgage Pools and Excess Inclusion Income.” As required by Internal Revenue Service guidance, we intend to notify our stockholders if a portion of a distribution paid by us is attributable to excess inclusion income.

Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code are subject to different UBTI rules, which generally require such stockholders to characterize distributions that we make as UBTI.

In certain circumstances, a pension trust that owns more than 10% of our stock (by value) could be required to treat a percentage of its distributions as UBTI, if we are a “pension-held REIT.” We will not be a pension-held REIT unless either (i) one pension trust owns more than 25% of the value of our stock, or (ii) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of our stock. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock and should generally prevent us from becoming a pension-held REIT.

Tax-exempt stockholders are urged to consult their tax advisors regarding the federal, state, local and foreign income and other tax consequences of owning our stock.

Foreign Investments

Taxes and similar impositions paid by us or our subsidiaries in foreign jurisdictions may not be passed through to, or used by, our stockholders as a foreign tax credit or otherwise. Such taxes and impositions will, however, generally be deductible by us against our taxable income. See “Risk Factors—Federal Income Tax Risks.”

Backup Withholding and Information Reporting

We will report to our domestic stockholders and the Internal Revenue Service the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a domestic stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A domestic stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax. In addition, we may be required to withhold a portion of a capital gain distribution to any domestic stockholder who fails to certify its non-foreign status.

We must report annually to the Internal Revenue Service and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our common stock within the U.S. is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our stock.

State, Local and Foreign Taxes

We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. We may own real property assets located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state, local or foreign tax treatment and that of our stockholders may not conform to the federal income tax treatment discussed above. We may own foreign real estate assets and pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign real estate assets may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes that we incur do not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

ERISA CONSIDERATIONS

The following is a summary of some considerations associated with an investment in our shares by a qualified employee pension benefit plan or an individual retirement account (IRA). This summary is based on provisions of the Employee Retirement Income Security Act of 1974 (ERISA) and the Internal Revenue Code, each as amended through the date of this prospectus, and the relevant regulations, opinions and other authority issued by the Department of Labor and the Internal Revenue Service. We cannot assure you that there will not be adverse tax or labor decisions or legislative, regulatory or administrative changes that would significantly modify the statements expressed herein. Any such changes may apply to transactions entered into prior to the date of their enactment.

Each fiduciary of an employee pension benefit plan subject to ERISA (such as a profit sharing, Section 401(k) or pension plan) or any other retirement plan or account subject to Section 4975 of the Internal Revenue Code, such as an IRA, seeking to invest plan assets in our shares must consider, taking into account the facts and circumstances of each such plan or IRA (Benefit Plan), among other matters:

•	whether the investment is consistent with the applicable provisions of ERISA and the Internal Revenue Code;

•	whether, under the facts and circumstances pertaining to the Benefit Plan in question, the fiduciary’s responsibility to the plan has been satisfied;

•	whether the investment will produce an unacceptable amount of “unrelated business taxable income” (“UBTI”) to the Benefit Plan (see “Federal Income Tax Considerations — Taxation of Stockholders — Taxation of Tax-Exempt Stockholders”); and

•	the need to value the assets of the Benefit Plan annually.

Under ERISA, a plan fiduciary’s responsibilities include the following duties:

•	to act solely in the interest of plan participants and beneficiaries and for the exclusive purpose of providing benefits to them, as well as defraying reasonable expenses of plan administration;

•	to invest plan assets prudently;

•	to diversify the investments of the plan, unless it is clearly prudent not to do so;

•	to ensure sufficient liquidity for the plan;

•	to ensure that plan investments are made in accordance with plan documents; and

•	to consider whether an investment would constitute or give rise to a prohibited transaction under ERISA or the Internal Revenue Code.

ERISA also requires that, with certain exceptions, the assets of an employee benefit plan be held in trust and that the trustee, or a duly authorized named fiduciary or investment manager, have exclusive authority and discretion to manage and control the assets of the plan.

Prohibited Transactions

Generally, both ERISA and the Internal Revenue Code prohibit Benefit Plans from engaging in certain transactions involving plan assets with specified parties, such as sales or exchanges or leasing of property, loans or other extensions of credit, furnishing goods or services, or transfers to, or use of, plan assets. The specified parties are referred to as “parties-in-interest” under ERISA and as “disqualified persons” under the Internal Revenue Code. These definitions generally include both parties owning threshold percentage interests in an investment entity and “persons providing services” to the Benefit Plan, as well as employer sponsors of the Benefit Plan, fiduciaries and other individuals or entities affiliated with the foregoing. For this purpose, a person generally is a fiduciary with respect to a Benefit Plan if, among other things, the person has discretionary authority or control with respect to plan assets or provides investment advice for a fee with respect to plan assets. Under Department of Labor regulations, a person shall be deemed to be providing investment advice if that person renders advice as to the advisability of investing in our shares, and that person regularly provides investment advice to the Benefit Plan pursuant to a mutual agreement or understanding that such advice will serve as the primary basis for investment decisions, and that the advice will be individualized for the Benefit Plan based on its particular needs. Thus, if we are deemed to hold plan assets, our management could be characterized as fiduciaries with respect to such assets, and each would be deemed to be a party-in-interest under ERISA and a disqualified person under the Internal Revenue Code with respect to investing

Benefit Plans. Whether or not we are deemed to hold plan assets, if we or our affiliates are affiliated with a Benefit Plan investor, we might be a disqualified person or party-in-interest with respect to such Benefit Plan investor, resulting in a prohibited transaction merely upon investment by such Benefit Plan in our shares.

Plan Asset Considerations

In order to determine whether an investment in our shares by a Benefit Plan creates or gives rise to the potential for either prohibited transactions or a commingling of assets as referred to above, a fiduciary must consider whether an investment in our shares will cause our assets to be treated as assets of the investing Benefit Plan. Neither ERISA nor the Internal Revenue Code defines the term “plan assets”; however, regulations promulgated by the Department of Labor provide guidelines as to whether, and under what circumstances, the underlying assets of an entity will be deemed to constitute assets of a Benefit Plan when the plan invests in that entity (Plan Assets Regulation). Under the Plan Assets Regulation, the assets of an entity in which a Benefit Plan makes an equity investment will generally be deemed to be assets of the Benefit Plan, unless one of the exceptions to this general rule applies.

In the event that our underlying assets were treated as the assets of investing Benefit Plans, our management would be treated as fiduciaries with respect to each Benefit Plan stockholder and an investment in our shares might constitute an ineffective delegation of fiduciary responsibility to KBS Capital Advisors, our advisor, and expose the fiduciary of the Benefit Plan to co-fiduciary liability under ERISA for any breach by KBS Capital Advisors of the fiduciary duties mandated under ERISA. Further, if our assets are deemed to be “plan assets,” an investment by an IRA in our shares might be deemed to result in an impermissible commingling of IRA assets with other property.

If KBS Capital Advisors or its affiliates were treated as fiduciaries with respect to Benefit Plan stockholders, the prohibited transaction restrictions of ERISA and the Internal Revenue Code would apply to any transaction involving our assets. These restrictions could, for example, require that we avoid transactions with persons that are affiliated with or related to us or our affiliates or require that we restructure our activities in order to obtain an administrative exemption from the prohibited transaction restrictions. Alternatively, we might have to provide Benefit Plan stockholders with the opportunity to sell their shares to us or we might dissolve.

If a prohibited transaction were to occur, the Internal Revenue Code imposes an excise tax equal to 15% of the amount involved and authorizes the Internal Revenue Service to impose an additional 100% excise tax if the prohibited transaction is not “corrected” in a timely manner. These taxes would be imposed on any disqualified person who participates in the prohibited transaction. In addition, KBS Capital Advisors and possibly other fiduciaries of Benefit Plan stockholders subject to ERISA who permitted the prohibited transaction to occur or who otherwise breached their fiduciary responsibilities (or a non-fiduciary participating in a prohibited transaction) could be required to restore to the Benefit Plan any profits they realized as a result of the transaction or breach and make good to the Benefit Plan any losses incurred by the Benefit Plan as a result of the transaction or breach. With respect to an IRA that invests in our shares, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiary, would cause the IRA to lose its tax-exempt status under Section 408(e)(2) of the Internal Revenue Code.

The Plan Assets Regulation provides that the underlying assets of an entity such as a REIT will be treated as assets of a Benefit Plan investing therein unless the entity satisfies one of the exceptions to the general rule. We believe that we will satisfy one or more of the exceptions.

Exception for “Publicly-Offered Securities.” If a Benefit Plan acquires “publicly-offered securities,” the assets of the issuer of the securities will not be deemed to be “plan assets” under the Plan Assets Regulation. A publicly-offered security must be:

•	sold as part of a public offering registered under the Securities Act of 1933, as amended, and be part of a class of securities registered under the Securities Exchange Act of 1934, as amended, within a specified time period;

•	part of a class of securities that is owned by 100 or more persons who are independent of the issuer and one another; and

•	“freely transferable.”

Our shares are being sold as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 and are part of a class that will be registered under the Securities Exchange Act of 1934 within the specified period. In addition, we anticipate having in excess of 100 independent stockholders; however, having 100 independent stockholders is not a condition to our selling shares in this offering.

Whether a security is “freely transferable” depends upon the particular facts and circumstances. The Plan Assets Regulation provides several examples of restrictions on transferability that, absent unusual circumstances, will not prevent the rights of ownership in question from being considered “freely transferable” if the minimum investment is $10,000 or less. Where the minimum investment in a public offering of securities is $10,000 or less, the presence of the following restrictions on transfer will not ordinarily affect a determination that such securities are “freely transferable”:

•	any restriction on, or prohibition against, any transfer or assignment that would either result in a termination or reclassification of the entity for federal or state tax purposes or that would violate any state or federal statute, regulation, court order, judicial decree or rule of law;

•	any requirement that not less than a minimum number of shares or units of such security be transferred or assigned by any investor, provided that such requirement does not prevent transfer of all of the then remaining shares or units held by an investor;

•	any prohibition against transfer or assignment of such security or rights in respect thereof to an ineligible or unsuitable investor; and

•	any requirement that reasonable transfer or administrative fees be paid in connection with a transfer or assignment.

Our structure has been established with the intent to satisfy the “freely transferable” requirement set forth in the Plan Assets Regulation with respect to our shares, although there is no assurance that our shares will meet such requirement. Our shares are subject to certain restrictions on transfer intended to ensure that we continue to qualify for federal income tax treatment as a REIT and to comply with state securities laws and regulations with respect to investor suitability. The minimum investment in our shares is less than $10,000; thus, these restrictions should not cause the shares to be deemed not “freely transferable.”

If our common stock is held by 100 or more independent stockholders, and assuming that no other facts and circumstances other than those referred to in the preceding paragraphs exist that restrict transferability of shares of our common stock and the offering takes place as described in this prospectus, shares of our common stock should constitute “publicly-offered securities” and, accordingly, we believe that our underlying assets should not be considered “plan assets” under the Plan Assets Regulation.

Exception for Insignificant Participation by Benefit Plan Investors. The Plan Assets Regulation provides that the assets of an entity will not be deemed to be the assets of a Benefit Plan if equity participation in the entity by employee benefit plans, including Benefit Plans, is not significant. The Plan Assets Regulation provides that equity participation in an entity by Benefit Plan investors is “significant” if at any time 25% or more of the value of any class of equity interest is held by Benefit Plan investors. The term “Benefit Plan investors” is defined for this purpose under ERISA Section 3(42) and includes any employee benefit plan subject to Part 4 of Subtitle B of Title I of ERISA, any plan subject Section 4975 of the Internal Revenue Code, and any entity whose underlying assets include plan assets by reasons of a plan’s investment in such entity. In calculating the value of a class of equity interests, the value of any equity interests held by us or any of our affiliates must be excluded. It is not clear whether we will qualify for this exception since we do expect to have equity participation by “Benefit Plan investors” that may be in excess of 25%, which would be deemed to be significant, as defined above.

Other Prohibited Transactions

Regardless of whether the shares qualify for the “publicly-offered securities” exception of the Plan Assets Regulation, a prohibited transaction could occur if we, KBS Capital Advisors, any selected broker-dealer or any of their affiliates is a fiduciary (within the meaning of Section 3(21) of ERISA) with respect to any Benefit Plan purchasing our shares. Accordingly, unless an administrative or statutory exemption applies, shares should not be purchased by a Benefit Plan with respect to which any of the above persons is a fiduciary. A person is a fiduciary with respect to a Benefit Plan under Section 3(21) of ERISA if, among other things, the person has discretionary authority or control with respect to the Benefit Plan or “plan assets” or provides investment advice for a fee with respect to “plan assets.” Under a regulation issued by the Department of Labor, a person shall be deemed to be providing investment advice if that person renders advice as to the advisability of investing in our shares and that person regularly provides investment advice to the Benefit Plan pursuant to a mutual agreement or understanding (written or otherwise) (i) that the advice will serve as the primary basis for investment decisions and (ii) that the advice will be individualized for the Benefit Plan based on its particular needs.

Annual Valuation

A fiduciary of an employee benefit plan subject to ERISA is required to determine annually the fair market value of each asset of the plan as of the end of the plan’s fiscal year and to file a report reflecting that value with the Department of Labor. When the fair market value of any particular asset is not available, the fiduciary is required to make a good faith determination of that asset’s fair market value, assuming an orderly liquidation at the time the determination is made. In addition, a trustee or custodian of an IRA must provide an IRA participant with a statement of the value of the IRA each year. Failure to satisfy these requirements may result in penalties, damages or other sanctions.

Unless and until our shares are listed on a national securities exchange, we do not expect that a public market for our shares will develop. To date, neither the Internal Revenue Service nor the Department of Labor has promulgated regulations specifying how a plan fiduciary or IRA custodian should determine the fair market value of shares when the fair market value of such shares is not determined in the marketplace.

To assist broker-dealers who participate in this offering, we expect to provide an estimated value for our shares annually. We expect that we will engage our advisor to value our shares, though in the future we may hire a third-party valuation firm for that purpose. Until we have completed our offering stage, we intend to use the most recent price paid to acquire a share in a primary offering (ignoring purchase price discounts for certain categories of purchasers) or a follow-on public offering as its estimated per share value of our shares. Although this approach to valuing our shares will represent the most recent price at which most investors are willing to purchase shares in this primary offering, this reported value is likely to differ from the price at which a stockholder could resell his or her shares because (i) there will be no public trading market for the shares at that time; (ii) the $10.00 primary offering price involves the payment of underwriting compensation and other directed selling efforts, which payments and efforts are likely to produce a higher sale price than could otherwise be obtained; (iii) estimated value will not reflect, and will not be derived from, the fair market value of our assets, because the amount of proceeds available for investment from our primary public offering will be net of selling commissions, dealer manager fees, other organization and offering costs and acquisition and origination fees and expenses; (iv) the estimated value will not take into account how market fluctuations affect the value of our investments, including how the current disruptions in the financial and real estate markets may affect the values of our investments; and (v) the estimated value will not take into account how developments related to individual assets may increase or decrease the value of our portfolio. We will consider our offering stage complete when we are no longer publicly offering equity securities — whether through this offering or follow-on public offerings – and have not done so for 18 months. (For purposes of this definition, we do not consider a “public equity offering” to include offerings on behalf of selling stockholders or offerings related to a dividend reinvestment plan, employee benefit plan or the redemption of interests in the Operating Partnership).

Following our offering stage, we will estimate the value of our shares based upon a number of assumptions that may not be accurate or complete. Although we currently anticipate obtaining third-party appraisals for our investments in connection with the valuation process our management may elect to have the appraisals performed by an affiliate and engage a third party to validate the assumptions and methodology used. Accordingly, the estimates may or may not be an accurate reflection of the fair market value of our investments and may or may not represent the amount of net proceeds that would result from an immediate sale of our assets. Even after our advisor no longer uses the most recent offering price as the estimated value of our shares, you should be aware of the following:

•	the estimated values may not be realized by us or by you upon liquidation (in part because estimated values do not necessarily indicate the price at which assets could be sold and because the estimates may not take into account the expenses of selling our assets);

•	you may not realize these values if you were to attempt to sell your shares, because there is not expected to be an active trading market for the shares; and

•	the estimated values, or the method used to establish values, may not be sufficient to enable an ERISA fiduciary or an IRA custodian to comply with the ERISA or IRA requirements described above. The Department of Labor or the Internal Revenue Service may determine that a plan fiduciary or an IRA custodian is required to take further steps to determine the value of our shares.

The foregoing requirements of ERISA and the Internal Revenue Code are complex and subject to change. Plan fiduciaries and the beneficial owners of IRAs are urged to consult with their own advisors regarding an investment in our shares.

DESCRIPTION OF SHARES

Our charter authorizes the issuance of 1,010,000,000 shares of capital stock, of which 1,000,000,000 shares are designated as common stock with a par value of $0.01 per share and 10,000,000 shares are designated as preferred stock with a par value of $0.01 per share. In addition, our board of directors may amend our charter to increase or decrease the amount of our authorized shares. As of September 30, 2013, 55,464 shares of our common stock are issued and outstanding, and no shares of preferred stock are issued and outstanding.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters submitted to a stockholder vote, including the election of our directors. Our charter does not provide for cumulative voting in the election of our directors. Therefore, the holders of a majority of our outstanding common shares can elect our entire board of directors. Unless applicable law requires otherwise, and except as our charter may provide with respect to any series of preferred stock that we may issue in the future, the holders of our common stock will possess exclusive voting power.

Holders of our common stock will be entitled to receive such distributions as declared from time to time by our board of directors out of legally available funds, subject to any preferential rights of any preferred stock that we issue in the future. In any liquidation, each outstanding share of common stock entitles its holder to share (based on the percentage of shares held) in the assets that remain after we pay our liabilities and any preferential distributions owed to preferred stockholders. Holders of shares of our common stock will not have preemptive rights, which means that you will not have an automatic option to purchase any new shares that we issue, nor will holders of our shares of common stock have any preference, conversion, exchange, sinking fund, redemption or appraisal rights. Our common stock shall be non-assessable by us upon our receipt of the consideration for which our board of directors authorized its issuance.

Our board of directors has authorized the issuance of shares of our capital stock without certificates. We expect that, until our shares are listed on a national securities exchange, we will not issue shares in certificated form. Information regarding restrictions on the transferability of our shares that, under Maryland law, would otherwise have been required to appear on our share certificates will instead be furnished to stockholders upon request and without charge. These requests should be delivered or mailed to:

•	Regular mail: KBS Strategic Opportunity REIT II, Inc., c/o DST Systems, Inc., PO Box 219015, Kansas City, MO 64121-9015.

•	Overnight mail: KBS Strategic Opportunity REIT II, Inc., c/o DST Systems, Inc., 430 W. 7th Street, Kansas City, MO 64105.

•	Telephone: (866) 584-1381.

We maintain a stock ledger that contains the name and address of each stockholder and the number of shares that the stockholder holds. With respect to uncertificated stock, we will continue to treat the stockholder registered on our stock ledger as the owner of the shares until the new owner delivers a properly executed form to us, which form we will provide to any registered holder upon request.

Preferred Stock

Our charter authorizes our board of directors to designate and issue one or more classes or series of preferred stock without approval of our common stockholders. A majority of our conflicts committee who do not have an interest in the transaction must approve any issuance of preferred stock. In addition, our charter empowers our conflicts committee to retain its own legal and financial advisors at the expense of the company. Our board of directors may determine the relative rights, preferences and privileges of each class or series of preferred stock so issued, which may be more beneficial than the rights, preferences and privileges attributable to our common stock. The issuance of preferred stock could have the effect of delaying or preventing a change in control. Our board of directors has no present plans to issue preferred stock but may do so at any time in the future without stockholder approval.

Meetings and Special Voting Requirements

An annual meeting of our stockholders will be held each year, at least 30 days after delivery of our annual report. Special meetings of stockholders may be called only upon the request of a majority of our directors, a majority of our independent directors, our chief executive officer, our president or upon the written request of stockholders holding at least 10% of the shares of common stock entitled to be cast on any issue proposed to be considered at the special meeting. Upon receipt of a written request of common stockholders holding at least 10% of the shares entitled to be cast stating the purpose of the special meeting, our secretary will provide all of our stockholders written notice of the meeting and the purpose of such meeting. The meeting must be held not less than 15 days or more than 60 days after the distribution of the notice of the meeting. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at any stockholder meeting constitutes a quorum. Unless otherwise provided by the Maryland General Corporation Law or our charter, the affirmative vote of a majority of all votes cast is necessary to take stockholder action. With respect to the election of directors, each candidate nominated for election to the board of directors must receive a majority of the votes present, in person or by proxy, in order to be elected. Therefore, if a nominee receives fewer “for” votes than “withhold” votes in an election, then the nominee will not be elected.

Our charter provides that the concurrence of the board is not required in order for the common stockholders to amend the charter, dissolve the corporation or remove directors. However, we have been advised that the Maryland General Corporation Law does require board approval in order to amend our charter or dissolve. Without the approval of a majority of the shares of common stock entitled to vote on the matter, the board of directors may not:

•	amend the charter to adversely affect the rights, preferences and privileges of the common stockholders;

•	amend charter provisions relating to director qualifications, fiduciary duties, liability and indemnification, conflicts of interest, investment policies or investment restrictions;

•	cause our liquidation or dissolution after our initial investment;

•	sell all or substantially all of our assets other than in the ordinary course of business; or

•	cause our merger or reorganization.

The term of our advisory agreement with KBS Capital Advisors will end after one year but may be renewed for an unlimited number of successive one-year periods upon the mutual consent of KBS Capital Advisors and us. Our independent directors will annually review our advisory agreement with KBS Capital Advisors. While the stockholders do not have the ability to vote to replace KBS Capital Advisors or to select a new advisor, stockholders do have the ability, by the affirmative vote of a majority of the shares entitled to vote on such matter, to remove a director from our board.

Advance Notice for Stockholder Nominations for Directors and Proposals of New Business

In order for a stockholder to nominate a director or propose new business at the annual stockholders’ meeting, our bylaws generally require that the stockholder give notice of the nomination or proposal not less than 90 days prior to the first anniversary of the date of the mailing of the notice for the preceding year’s annual stockholders’ meeting, unless such nomination or proposal is made pursuant to the company’s notice of the meeting or by or at the direction of our board of directors. Our bylaws contain a similar notice requirement in connection with nominations for directors at a special meeting of stockholders called for the purpose of electing one or more directors. Failure to comply with the notice provisions will make stockholders unable to nominate directors or propose new business.

Restriction on Ownership of Shares

Ownership Limit

To maintain our REIT qualification, not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (including certain entities treated as individuals under the Internal Revenue Code) during the last half of each taxable year. In addition, at least 100 persons who are independent of us and each other must beneficially own our outstanding shares for at least 335 days per 12-month taxable year or during a proportionate part of a shorter taxable year. Each of the two requirements specified in the two preceding sentences shall not apply to any period prior to the second year for which we elect to be taxed as a REIT. We may prohibit certain acquisitions and transfers of shares so as to ensure our continued qualification as a REIT under the Internal Revenue Code. However, we cannot assure you that this prohibition will be effective.

To help ensure that we meet these tests, our charter prohibits any person or group of persons from acquiring, directly or indirectly, beneficial ownership of more than 9.8% of our aggregate outstanding shares unless exempted by our board of directors. Our board of directors may waive this ownership limit with respect to a particular person if the board receives evidence that ownership in excess of the limit will not jeopardize our REIT status. For purposes of this provision, we treat corporations, partnerships and other entities as single persons.

Any attempted transfer of our shares that, if effective, would result in a violation of our ownership limit or would result in our shares being owned by fewer than 100 persons will be null and void and will cause the number of shares causing the violation to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries. The prohibited transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the attempted transfer. We will designate a trustee of the trust that will not be affiliated with us or the prohibited transferee. We will also name one or more charitable organizations as a beneficiary of the share trust.

Shares held in trust will remain issued and outstanding shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The prohibited transferee will not benefit economically from any of the shares held in trust, will not have any rights to dividends or distributions and will not have the right to vote or any other rights attributable to the shares held in the trust. The trustee will receive all dividends and distributions on the shares held in trust and will hold such dividends or distributions in trust for the benefit of the charitable beneficiary. The trustee may vote any shares held in trust.

Within 20 days of receiving notice from us that any of our shares have been transferred to the trust for the charitable beneficiary, the trustee will sell those shares to a person designated by the trustee whose ownership of the shares will not violate the above restrictions. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited transferee and to the charitable beneficiary as follows. The prohibited transferee will receive the lesser of (i) the price paid by the prohibited transferee for the shares or, if the prohibited transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the prohibited transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares have been transferred to the trust, the shares are sold by the prohibited transferee, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the prohibited transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares held in the trust for the charitable beneficiary will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited transferee.

Any person who acquires or attempts to acquire shares in violation of the foregoing restrictions or who would have owned the shares that were transferred to any such trust must give us immediate written notice of such event, and any person who proposes or attempts to acquire or receive shares in violation of the foregoing restrictions must give us at least 15 days’ written notice prior to such transaction. In both cases, such persons shall provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.

The foregoing restrictions will continue to apply until our board of directors determines it is no longer in our best interest to continue to qualify as a REIT. The ownership limit does not apply to any underwriter in an offering of our shares or to a person or persons exempted from the ownership limit by our board of directors based upon appropriate assurances that our qualification as a REIT would not be jeopardized.

Within 30 days after the end of each taxable year, every owner of 5% or more of our outstanding capital stock will be asked to deliver to us a statement setting forth the number of shares owned directly or indirectly by such person and a description of how such person holds the shares. Each such owner shall also provide us with such additional information as we may request in order to determine the effect, if any, of his or her beneficial ownership on our status as a REIT and to ensure compliance with our ownership limit.

These restrictions could delay, defer or prevent a transaction or change in control of our company that might involve a premium price for our shares of common stock or otherwise be in the best interests of our stockholders.

Suitability Standards and Minimum Purchase Requirements

State securities laws and our charter require that purchasers of our common stock meet standards regarding (i) net worth or income and (ii) minimum purchase amounts. These standards are described above at “Suitability Standards” immediately following the cover page of this prospectus and below at “Plan of Distribution — Minimum Purchase Requirements.” Subsequent purchasers, i.e., potential purchasers of your shares, must also meet the net worth or income standards, and unless you are transferring all of your shares, you may not transfer our shares in a manner that causes you or your transferee to own fewer than the number of shares required to meet the minimum purchase requirements, except for the following transfers without consideration: transfers by gift, transfers by inheritance, intrafamily transfers, family dissolutions, transfers to affiliates and transfers by operation of law. These suitability and minimum purchase requirements are applicable until our shares of common stock are listed on a national securities exchange, and these requirements may make it more difficult for you to sell your shares.

Distributions

We will declare cash or stock distributions when our board of directors determines we have sufficient cash flow from operations, appreciation in our investments relative to aggregate acquisition cost, investment activities and/or strategic financings. This policy reflects our focus on acquiring an investment portfolio with a total return profile that is composed of a combination of assets that have potential for long-term appreciation and/or stabilized cash flow from operations upon lease-up or other enhancement.

We expect our board of directors to declare a stock distribution to the extent we believe assets in our portfolio have appreciated in value after acquisition or subsequent to the time we have taken control of the assets. To the extent we pay stock distributions the interests of later investors in our common stock will be diluted. Especially during the early stages of our operations, our board of directors may determine a stock distribution in lieu of a cash distribution is in our best interest because it will allow us to focus on our investment strategy of investing in opportunistic real estate investments that may generate little or no initial cash flow but have the potential for long-term appreciation. With respect to the non-performing assets that we acquire, we believe that within a relatively short time after acquisition or taking control of such investments via foreclosure or deed-in-lieu proceedings, we will often experience an increase in their value. For example, in most instances, we bring financial stability to the property, which reduces uncertainty in the market and alleviates concerns regarding the property’s management, ownership and future. We also may have more capital available for investment in these properties than their prior owners and operators were willing to invest, and as such, we are able to invest in tenant improvements and capital expenditures with respect to such properties, which enables us to attract substantially increased interest from brokers and tenants.

To the extent we declare any cash distributions early in our operating stage, we expect that we will fund them from interest income on our debt investments, rental income on our real property investments and to the extent we acquire investments with short maturities or investments that are close to maturity, we may fund distributions with the proceeds received at the maturity, payoff or settlement of those investments. We may also utilize strategic refinancings to fund cash distributions for investments that have appreciated in value subsequent to our acquisition. Upon completion of our offering stage, we expect to fund cash distributions from interest and rental income on investments, the maturity, payoff or settlement of investments and from strategic sales of loans, debt securities, properties and other assets as well as the strategic use of debt financing as described above.

We do not expect to make significant asset sales (and concomitant cash distributions) during our offering stage because, as a REIT, we will generally have to hold our assets for two years in order to meet the safe harbor to avoid a 100% prohibited transactions tax, unless such assets are held through a TRS or other taxable corporation. At such time as we have assets that we have held for at least two years, we anticipate that we may authorize and declare distributions based on gains on asset sales monthly, to the extent we close on the sale of one or more assets and the board of directors does not determine to reinvest the proceeds of such sales. Because we intend to fund distributions from cash flow and strategic financings and we expect to make investments that are attractive because of their appreciation potential and potential for stabilized cash flows upon lease-up or other enhancements rather than because of their current yield, we do not expect our board of directors to declare initial distributions on a set monthly or quarterly basis. Rather, our board of directors will initially declare distributions from time to time based on cash flow from our investments and our investment and financing activities.

To maintain our qualification as a REIT, we must make aggregate annual distributions to our stockholders of at least 90% of our REIT taxable income (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). If we meet the REIT qualification requirements, we generally will not be subject to federal income tax on the income that we distribute to our stockholders each year. See “Federal Income Tax Considerations — Taxation of KBS Strategic Opportunity REIT II, Inc. — Annual Distribution Requirements.” In general, we anticipate making distributions to our stockholders of at least 100% of our REIT taxable income so that none of our income is subject to federal income tax. Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant.

Our distribution policy is not to pay distributions from sources other than cash flow from operations, investment activities and strategic financings. However, our organizational documents do not restrict us from paying distributions from any source and do not restrict the amount of distributions we may pay from any source, including proceeds from this offering or the proceeds from the issuance of securities in the future, other third party borrowings, advances from our advisor or sponsors or from our advisor’s deferral of its fees under the advisory agreement. Distributions paid from sources other than current or accumulated earnings and profits may constitute a return of capital. From time to time, we may generate taxable income greater than our taxable income for financial reporting purposes, or our taxable income may be greater than our cash flow available for distribution to stockholders. In these situations we may make distributions in excess of our cash flow from operations, investment activities and strategic financings to satisfy the REIT distribution requirement described above. In such an event, we would look first to other third party borrowings to fund these distributions.

We have not established a minimum distribution level, and our charter does not require that we make distributions to our stockholders.

Inspection of Books and Records

Under Maryland law, a stockholder is entitled to inspect and copy (at all reasonable times) the following corporate documents: bylaws, minutes of the proceedings of stockholders, annual statements of affairs, voting trust agreements and stock records for certain specified periods. In addition, within seven days after a request for such documents is presented to an officer or our resident agent, we will have the requested documents available on file at our principal office. As a part of our books and records, we will maintain at our principal office an alphabetical list of the names of our common stockholders, along with their addresses and telephone numbers and the number of shares of common stock held by each of them. We will update this stockholder list at least quarterly and it will be available for inspection at our principal office by a common stockholder or his or her designated agent upon request of the stockholder. We will also mail this list to any common stockholder within 10 days of receipt of his or her request. We may impose a reasonable charge for expenses incurred in reproducing such list. Stockholders, however, may not sell or use this list for commercial purposes. The purposes for which stockholders may request this list include matters relating to their voting rights.

If our advisor or our board of directors neglects or refuses to exhibit, produce or mail a copy of the stockholder list as requested, our advisor and/ or board, as the case may be, shall be liable to the common stockholder requesting the list for the costs, including attorneys’ fees, incurred by that stockholder for compelling the production of the stockholder list and any actual damages suffered by any common stockholder for the neglect or refusal to produce the list. It shall be a defense that the actual purpose and reason for the requests for inspection or for a copy of the stockholder list is not for a proper purpose but is instead for the purpose of securing such list of stockholders or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a stockholder relative to the affairs of our company. We may require that the stockholder requesting the stockholder list represent that the request is not for a commercial purpose unrelated to the stockholder’s interest in our company. The remedies provided by our charter to stockholders requesting copies of the stockholder list are in addition to, and do not in any way limit, other remedies available to stockholders under federal law, or the law of any state.

Business Combinations

Under the Maryland General Corporation Law, business combinations between a Maryland corporation and an interested stockholder or the interested stockholder’s affiliate are prohibited for five years after the most recent date on which the stockholder becomes an interested stockholder. For this purpose, the term “business combination” includes mergers, consolidations, share exchanges, asset transfers and issuances or reclassifications of equity securities. An “interested stockholder” is defined for this purpose as: (i) any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or (ii) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation; and (ii) two-thirds of the votes entitled to be cast by holders of voting shares of the corporation other than shares held by the interested stockholder or its affiliate with whom the business combination is to be effected, or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the Maryland General Corporation Law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

None of these provisions of the Maryland General Corporation Law will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder. We have opted out of these provisions by resolution of our board of directors. However, our board of directors may, by resolution, opt in to the business combination statute in the future.

Control Share Acquisitions

The Maryland General Corporation Law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, an officer of the corporation or an employee of the corporation who is also a director of the corporation are excluded from the vote on whether to accord voting rights to the control shares. “Control shares” are voting shares that, if aggregated with all other shares owned by the acquirer or with respect to which the acquirer has the right to vote or to direct the voting of, other than solely by virtue of revocable proxy, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. Except as otherwise specified in the statute, a “control share acquisition” means the acquisition of control shares.

Once a person who has made or proposes to make a control share acquisition has undertaken to pay expenses and has satisfied other required conditions, the person may compel the board of directors to call a special meeting of stockholders to be held within 50 days of the demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved for the control shares at the meeting or if the acquiring person does not deliver an “acquiring person statement” for the control shares as required by the statute, the corporation may redeem any or all of the control shares for their fair value, except for control shares for which voting rights have previously been approved. Fair value is to be determined for this purpose without regard to the absence of voting rights for the control shares, and is to be determined as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights for control shares are considered and not approved.

If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the control share acquisition. Some of the limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a control share acquisition.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934, as amended, and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board,

•	a two-thirds vote requirement for removing a director,

•	a requirement that the number of directors be fixed only by vote of the directors,

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred, and

•	a majority requirement for the calling of a special meeting of stockholders.

Our charter does not prohibit us from electing to be subject to the provisions under Subtitle 8. Through provisions in our bylaws unrelated to Subtitle 8, we already vest in our board of directors the exclusive power to fix the number of directorships. Our bylaws may be amended by our stockholders or the board of directors.

Tender Offers by Stockholders

Our charter provides that any tender offer made by a stockholder, including any “mini-tender” offer, must comply with certain notice and disclosure requirements. These procedural requirements with respect to tender offers apply to any widespread solicitation for shares of our stock at firm prices for a limited time period.

In order for one of our stockholders to conduct a tender offer to another stockholder, our charter requires that the stockholder comply with Regulation 14D of the Securities Exchange Act of 1934, as amended, and provide the Company notice of such tender offer at least 10 business days before initiating the tender offer. Pursuant to our charter, Regulation 14D would require any stockholder initiating a tender offer to provide:

•	Specific disclosure to stockholders focusing on the terms of the offer and information about the bidder;

•	The ability to allow stockholders to withdraw tendered shares while the offer remains open;

•	The right to have tendered shares accepted on a pro rata basis throughout the term of the offer if the offer is for less than all of our shares; and

•	That all stockholders of the subject class of shares be treated equally.

In addition to the foregoing, there are certain ramifications to stockholders should they attempt to conduct a noncompliant tender offer. If any stockholder initiates a tender offer without complying with the provisions set forth above, in our sole discretion, we shall have the right to redeem such noncompliant stockholder’s shares and any shares acquired in such tender offer. The noncomplying stockholder shall also be responsible for all of our expenses in connection with that stockholder’s noncompliance.

Dividend Reinvestment Plan

We have adopted a dividend reinvestment plan pursuant to which you may elect to have your dividends and other distributions reinvested in additional shares of our common stock. The following discussion summarizes the principal terms of this plan. Appendix B to this prospectus contains the full text of our dividend reinvestment plan as is currently in effect.

Eligibility

All of our common stockholders are eligible to participate in our dividend reinvestment plan; however, we may elect to deny your participation in the dividend reinvestment plan if you reside in a jurisdiction or foreign country where, in our judgment, the burden or expense of compliance with applicable securities laws makes your participation impracticable or inadvisable.

At any time prior to the listing of our shares on a national stock exchange, you must cease participation in our dividend reinvestment plan if you no longer meet the suitability standards. Participants must agree to notify us promptly when they no longer meet these standards. See the “Suitability Standards” section of this prospectus (immediately following the cover page) and the form of subscription agreement attached hereto as Appendix A.

Election to Participate

You may elect to participate in the dividend reinvestment plan by completing the subscription agreement or other approved enrollment form available from the dealer manager or a participating broker-dealer. Your participation in the dividend reinvestment plan will begin with the next distribution made after receipt of your enrollment form. You can choose to have all or a portion of your distributions reinvested through the dividend reinvestment plan. You may also change the percentage of your distributions that will be reinvested at any time by completing a new enrollment form or other form provided for that purpose. You must make any election to increase your level of participation through your participating broker-dealer or the dealer manager.

Stock Purchases

Shares will be purchased under the dividend reinvestment plan on the distribution payment dates. The purchase of fractional shares is a permissible and likely result of the reinvestment of distributions under the dividend reinvestment plan.

The purchase price for shares purchased under the dividend reinvestment plan will initially be $9.50 per share. Once we establish an estimated value per share that is not based on the price to acquire a share in the primary offering or a follow-on public offering, shares issued pursuant to our dividend reinvestment plan will be priced at the estimated value per share of our common stock, as determined by our board of directors. We expect to establish an estimated value per share not based on the price to acquire a share in the primary offering or a follow-on public offering after the completion of our offering stage. We will consider our offering stage complete when we are no longer publicly offering equity securities – whether through this offering or follow-on public offering – and have not done so for 18 months. (For purposes of this definition, we do not consider “public equity offerings” to include offerings on behalf of selling stockholders or offerings related to any dividend reinvestment plan, employee benefit plan or the redemption of interests in our Operating Partnership.)

Account Statements

You or your designee will receive a confirmation of your purchases under the dividend reinvestment plan monthly. Your confirmation will disclose the following information:

•	each distribution reinvested for your account during the period;

•	the date of the reinvestment;

•	the number and price of the shares purchased by you; and

•	the total number of shares in your account.

In addition, within 90 days after the end of each calendar year, we will provide you with an individualized report on your investment, including the purchase dates, purchase price, number of shares owned and the amount of distributions made in the prior year. We will also provide to all participants in the plan, without charge, all supplements to and updated versions of this prospectus, as required under applicable securities laws.

Fees and Commissions and Use of Proceeds

No selling commissions or dealer manager fees will be payable on shares sold under the dividend reinvestment plan. We expect to use the net proceeds from the sale of shares under our dividend reinvestment plan for general corporate purposes, including, but not limited to, the following:

•	the repurchase of shares under our share redemption program;

•	reserves required by any financings of our investments;

•	future funding obligations under any real estate loan receivable we acquire;

•	acquisition or origination of assets, which would include payment of acquisition fees or origination fees to our advisor (see “Management Compensation”);

•	the repayment of debt; and

•	expenses relating to our investments, such as purchasing a loan senior to ours to protect our junior position in the event of a default by the borrower on the senior loan, making protective advances to preserve collateral securing a loan, or making capital and tenant improvements or paying leasing costs and commissions related to real property.

We cannot predict with any certainty how much, if any, dividend reinvestment plan proceeds will be available for specific purposes.

Voting

You may vote all shares, including fractional shares, that you acquire through the dividend reinvestment plan.

Tax Consequences of Participation

If you elect to participate in the dividend reinvestment plan and are subject to federal income taxation, you will incur a tax liability for distributions allocated to you even though you have elected not to receive the distributions in cash but rather to have the distributions withheld and reinvested pursuant to the dividend reinvestment plan. Specifically, you will be treated as if you have received the distribution from us in cash and then applied such distribution to the purchase of additional shares. In addition, to the extent you purchase shares through our dividend reinvestment plan at a discount to their fair market value, you will be treated for tax purposes as receiving an additional distribution equal to the amount of the discount. You will be taxed on the amount of such distribution as a dividend to the extent such distribution is from current or accumulated earnings and profits, unless we have designated all or a portion of the distribution as a capital gain distribution. See “Federal Income Tax Considerations — Taxation of Stockholders.” We will withhold 28% of the amount of dividends or distributions paid if you fail to furnish a valid taxpayer identification number, fail to properly report interest or distributions or fail to certify that you are not subject to withholding.

Termination of Participation

Once enrolled, you may continue to purchase shares under our dividend reinvestment plan until we have sold all of the shares registered in this offering, have terminated this offering or have terminated the dividend reinvestment plan. You may terminate your participation in the dividend reinvestment plan at any time by providing us with written notice. For your termination to be effective for a particular distribution, we must have received your notice of termination at least four business days prior to the last business day prior to the payment date for the distribution. Any transfer of your shares will effect a termination of the participation of those shares in the dividend reinvestment plan. We will terminate your participation in the dividend reinvestment plan to the extent that a reinvestment of your distributions would cause you to violate the ownership limit contained in our charter, unless you have obtained an exemption from the ownership limit from our board of directors.

Amendment or Termination of Plan

We may amend or terminate the dividend reinvestment plan for any reason at any time upon 10 days’ notice to the participants. We may provide notice by including such information (a) in a Current Report on Form 8-K or in our annual or quarterly reports, all publicly filed with the SEC or (b) in a separate mailing to the participants.

Share Redemption Program

Our board of directors has adopted a share redemption program that may enable you to sell your shares of common stock to us in limited circumstances. However, our share redemption program includes numerous restrictions that limit our stockholders’ ability to sell their shares. If and when we do have funds available for redemption under our share redemption program, unless the shares are being redeemed upon a stockholder’s death, “qualifying disability” (as defined below) or “determination of incompetence” (as defined below), the prices at which we will redeem shares are as follows:

Prior to the time we establish an estimated value per share of our common stock that is not based on the price to acquire a share in a primary offering, the price at which we will redeem the shares is as follows:

•	For those shares held by the redeeming stockholder for at least one year, 92.5% of the price paid to acquire the shares from us;

•	For those shares held by the redeeming stockholder for at least two years, 95.0% of the price paid to acquire the shares from us;

•	For those shares held by the redeeming stockholder for at least three years, 97.5% of the price paid to acquire the shares from us; and

•	For those shares held by the redeeming stockholder for at least four years, 100% of the price paid to acquire the shares from us.

After we establish an estimated value per share of our common stock that is not based on the price to acquire a share in a primary offering, the price at which we will redeem the shares is as follows:

•	For those shares held by the redeeming stockholder for at least one year, 92.5% of our most recent estimated value per share as of the applicable redemption date;

•	For those shares held by the redeeming stockholder for at least two years, 95.0% of our most recent estimated value per share as of the applicable redemption date;

•	For those shares held by the redeeming stockholder for at least three years, 97.5% of our most recent estimated value per share as of the applicable redemption date; and

•	For those shares held by the redeeming stockholder for at least four years, 100% of our most recent estimated value per share as of the applicable redemption date.

For purposes of determining the time period a redeeming stockholder has held each share, the time period begins as of the date the stockholder acquired the share; provided, that shares purchased by the redeeming stockholder pursuant to our dividend reinvestment plan will be deemed to have been acquired on the same date as the initial share to which the dividend reinvestment plan shares relate. The date of the share’s original issuance by us is not determinative. In addition, as described above, the shares owned by a stockholder may be redeemed at different prices depending on how long the stockholder has held each share submitted for redemption.

We expect to establish an estimated value per share after the completion of our offering stage. We will consider our offering stage complete when we are no longer publicly offering equity securities – whether through this offering or follow-on public offerings – and have not done so for 18 months. We would report this redemption price to you in our annual report and the three quarterly reports that we publicly file with the SEC. (For purposes of this definition, we do not consider “public equity offerings” to include offerings on behalf of selling stockholders or offerings related to a dividend reinvestment plan, employee benefit plan or the redemption of interests in the Operating Partnership).

There are several limitations on our ability to redeem shares under the program:

•	Unless the shares are being redeemed in connection with a stockholder’s death, “qualifying disability” or “determination of incompetence,” we may not redeem shares unless the stockholder has held the shares for one year.

•	During each calendar year, redemptions are limited to the amount of net proceeds from the sale of shares under our dividend reinvestment plan during the prior calendar year. This restriction may significantly limit your ability to have your shares redeemed pursuant to our share redemption program because we expect our initial distributions may be in the form of stock distributions and cash distributions will be declared only when our board of directors determines we have sufficient cash flow. Particularly during our offering stage, we do not expect to have significant cash flow to pay cash distributions, which would in turn severely limit redemptions during the next calendar year.

•	During any calendar year, we may redeem no more than 5% of the weighted-average number of shares outstanding during the prior calendar year.

•	We have no obligation to redeem shares if the redemption would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency.

We will redeem shares on the last business day of each month, except that the first redemption date following our establishment of an estimated value per share (that is not based on the price to acquire a share in a primary offering) shall be no less than 10 business days after our announcement of an estimated value per share and the redemption date shall be set forth in such announcement. The program administrator must receive your written request for redemption at least five business days before that date in order for us to repurchase your shares that month. If we could not repurchase all shares presented for redemption in any month, we would attempt to honor redemption requests on a pro rata basis. We will deviate from pro rata purchases if a pro rata redemption would result in you owning less than the minimum purchase amount described below under “Plan of Distribution — Minimum Purchase Requirements,” then we will redeem all of your shares. In the event that you were redeeming all of your shares, there would be no holding period requirement for shares purchased pursuant to our dividend reinvestment plan.

If we did not completely satisfy a stockholder’s redemption request at the redemption date because the program administrator did not receive the request in time or because of the restrictions on the number of shares we could redeem under the program, we would treat the unsatisfied portion of the redemption request as a request for redemption at the next redemption date funds are available for redemption unless the stockholder withdrew his or her request before the next date for redemptions. Any stockholder could withdraw a redemption request upon written notice to the program administrator if such notice were received by us at least five business days before the date for redemptions.

In several respects we would treat redemptions sought upon a stockholder’s death, “qualifying disability” or “determination of incompetence” differently from other redemptions:

•	there is no one-year holding requirement;

•	until we establish an estimated value per share, which we expect to be after the completion of our offering stage (as described above), the redemption price is the amount paid to acquire the shares from us; and

•	once we have established an estimated value per share, the redemption price would be the estimated value of the shares, as determined by our board of directors.

In order for a disability to entitle a stockholder to the special redemption terms described above (a “qualifying disability”), (i) the stockholder would have to receive a determination of disability based upon a physical or mental condition or impairment arising after the date the stockholder acquired the shares to be redeemed, and (ii) such determination of disability would have to be made by the governmental agency responsible for reviewing the disability retirement benefits that the stockholder could be eligible to receive (the “applicable governmental agency”). The “applicable governmental agencies” would be limited to the following: (i) if the stockholder paid Social Security taxes and, therefore, could be eligible to receive Social Security disability benefits, then the applicable governmental agency would be the Social Security Administration or the agency charged with responsibility for administering Social Security disability benefits at that time if other than the Social Security Administration; (ii) if the stockholder did not pay Social Security benefits and, therefore, could not be eligible to receive Social Security disability benefits, but the stockholder could be eligible to receive disability benefits under the Civil Service Retirement System (“CSRS”), then the applicable governmental agency would be the U.S. Office of Personnel Management or the agency charged with responsibility for administering CSRS benefits at that time if other than the Office of Personnel Management; or (iii) if the stockholder did not pay Social Security taxes and therefore could not be eligible to receive Social Security benefits but suffered a disability that resulted in the stockholder’s discharge from military service under conditions that were other than dishonorable and, therefore, could be eligible to receive military disability benefits, then the applicable governmental agency would be the Department of Veterans Affairs or the agency charged with the responsibility for administering military disability benefits at that time if other than the Department of Veterans Affairs.

Disability determinations by governmental agencies for purposes other than those listed above, including but not limited to worker’s compensation insurance, administration or enforcement of the Rehabilitation Act or Americans with Disabilities Act, or waiver of insurance premiums would not entitle a stockholder to the special redemption terms described above. Redemption requests following an award by the applicable governmental agency of disability benefits would have to be accompanied by: (i) the investor’s initial application for disability benefits and (ii) a Social Security Administration Notice of Award, a U.S. Office of Personnel Management determination of disability under CSRS, a Department of Veterans Affairs record of disability-related discharge or such other documentation issued by the applicable governmental agency that we would deem acceptable and would demonstrate an award of the disability benefits.

We understand that the following disabilities do not entitle a worker to Social Security disability benefits:

•	disabilities occurring after the legal retirement age; and

•	disabilities that do not render a worker incapable of performing substantial gainful activity.

Therefore, such disabilities would not qualify for the special redemption terms, except in the limited circumstances when the investor would be awarded disability benefits by the other “applicable governmental agencies” described above.

In order for a determination of incompetence or incapacitation (a “determination of incompetence”) to entitle a stockholder to the special redemption terms, a state or federal court located in the United States must declare, determine or find the stockholder to be (i) mentally incompetent to enter into a contract, to prepare a will or to make medical decisions or (ii) mentally incapacitated. In both cases such determination must be made by the court after the date the stockholder acquired the shares to be redeemed. A determination of incompetence or incapacitation by any other person or entity, or for any purpose other than those listed above, will not entitle a stockholder to the special redemption terms. Redemption requests following a “determination of incompetence” must be accompanied by the court order, determination or certificate declaring the stockholder incompetent or incapacitated.

In its sole discretion, our board of directors may amend, suspend or terminate the program without stockholder approval upon 30 days’ notice. We may provide notice by including such information (a) in a Current Report on Form 8-K or in our annual or quarterly reports, all publicly filed with the SEC or (b) in a separate mailing to the stockholders.

During this offering, we would also include this information in a prospectus supplement or post-effective amendment to the registration statement, as required under federal securities laws.

Our share redemption program only provides stockholders a limited ability to redeem shares for cash until a secondary market develops for our shares, at which time the program would terminate. No such market presently exists, and we cannot assure you that any market for your shares will ever develop.

Qualifying stockholders who desire to redeem their shares would have to give written notice to us by completing a redemption request form and returning it as follows:

•	Regular mail: KBS Strategic Opportunity REIT II, Inc., c/o DST Systems, Inc., PO Box 219015, Kansas City, MO 64121-9015.

•	Overnight mail: KBS Strategic Opportunity REIT II, Inc., c/o DST Systems, Inc., 430 W. 7th Street, Kansas City, MO 64105.

Redemption request forms are available by contacting your financial advisor or by calling (866) 527-4264.

Registrar and Transfer Agent

We have engaged DST Systems, Inc. to serve as the registrar and transfer agent for our common stock.

Restrictions on Roll-Up Transactions

A Roll-up Transaction is a transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of us and the issuance of securities of an entity that is created or would survive after the successful completion of a Roll-up Transaction, which we refer to as a Roll-up Entity. This term does not include:

•	a transaction involving our securities that have been for at least 12 months listed on a national securities exchange; or

•	a transaction involving only our conversion into a trust or association if, as a consequence of the transaction, there will be no significant adverse change in the voting rights of our common stockholders, the term of our existence, the compensation to our advisor or our investment objectives.

In connection with any proposed Roll-up Transaction, an appraisal of all our assets will be obtained from a competent independent appraiser. Our assets will be appraised on a consistent basis, and the appraisal will be based on an evaluation of all relevant information and will indicate the value of our assets as of a date immediately preceding the announcement of the proposed Roll-up Transaction. If the appraisal will be included in a prospectus used to offer the securities of a Roll-Up Entity, the appraisal will be filed with the SEC and, if applicable, the states in which registration of such securities is sought, as an exhibit to the registration statement for the offering. The appraisal will assume an orderly liquidation of assets over a 12-month period. The terms of the engagement of the independent appraiser will clearly state that the engagement is for our benefit and the benefit of our stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, will be included in a report to our stockholders in connection with any proposed Roll-up Transaction.

In connection with a proposed Roll-up Transaction, the person sponsoring the Roll-up Transaction must offer to our common stockholders who vote “no” on the proposal the choice of:

(1)	accepting the securities of the Roll-up Entity offered in the proposed Roll-up Transaction; or

(2)	one of the following:

(A)	remaining as common stockholders of us and preserving their interests in us on the same terms and conditions as existed previously; or

(B)	receiving cash in an amount equal to the stockholders’ pro rata share of the appraised value of our net assets.

We are prohibited from participating in any proposed Roll-up Transaction:

•	that would result in our common stockholders having democracy rights in a Roll-up Entity that are less than those provided in our charter and bylaws with respect to the election and removal of directors and the other voting rights of our common stockholders, annual reports, annual and special meetings of common stockholders, the amendment of our charter and our dissolution;

•	that includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-up Entity, except to the minimum extent necessary to preserve the tax status of the Roll-up Entity, or that would limit the ability of an investor to exercise the voting rights of its securities of the Roll-up Entity on the basis of the number of shares of common stock that such investor had held in us;

•	in which investors’ rights of access to the records of the Roll-up Entity would be less than those provided in our charter and described in the section of this prospectus entitled “Description of Shares — Meetings and Special Voting Requirements;” or

•	in which any of the costs of the Roll-up Transaction would be borne by us if the Roll-up Transaction would not be approved by our common stockholders.

THE OPERATING PARTNERSHIP AGREEMENT

General

KBS Strategic Opportunity Limited Partnership II, which we refer to as the Operating Partnership, is a newly formed Delaware limited partnership. We expect to own substantially all of our assets and conduct our operations through the Operating Partnership. We are the sole general partner of the Operating Partnership and, as of the date of this prospectus, our wholly owned subsidiary, KBS Strategic Opportunity Holdings II LLC, is the sole limited partner of the Operating Partnership. As the sole general partner, we have the exclusive power to manage and conduct the business of the Operating Partnership.

At such time as we have made our first investment in real estate, as we accept subscriptions for shares in this offering, we will transfer substantially all of the net proceeds of the offering to our Operating Partnership as a capital contribution in exchange for units of limited partnership interest that will be held by our wholly owned subsidiary, KBS Strategic Opportunity Holdings II; however, we will be deemed to have made capital contributions in the amount of the gross offering proceeds received from investors. The Operating Partnership will be deemed to have simultaneously paid the selling commissions and other costs associated with the offering.

As a result of this structure, we will be considered an UPREIT, or an umbrella partnership real estate investment trust. An UPREIT is a structure that REITs often use to acquire real property from sellers on a tax-deferred basis because the sellers can generally accept partnership units and defer taxable gain otherwise required to be recognized by them upon the disposition of their properties. Such sellers may also desire to achieve diversity in their investment and other benefits afforded to stockholders in a REIT. For purposes of satisfying the asset and income tests for qualification as a REIT, the REIT’s proportionate share of the assets and income of the Operating Partnership will be deemed to be assets and income of the REIT.

If we ever decide to acquire properties in exchange for units of limited partnership interest in the Operating Partnership, we expect to amend and restate the partnership agreement to provide substantially as set forth below.

Capital Contributions

We would expect the partnership agreement to require us to contribute the proceeds of any offering of our shares of stock to the Operating Partnership as an additional capital contribution. If we did contribute additional capital to the Operating Partnership, we would receive additional partnership units and our percentage interest in the Operating Partnership would be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the Operating Partnership at the time of such contributions. We also expect that the partnership agreement would allow us to cause the Operating Partnership to issue partnership interests for less than their fair market value if we conclude in good faith that such issuance is in the best interest of the Operating Partnership and us. The Operating Partnership would also be able to issue preferred partnership interests in connection with acquisitions of property or otherwise. These preferred partnership interests could have priority over common partnership interests with respect to distributions from the Operating Partnership, including priority over the partnership interests that we would own as a limited partner. If the Operating Partnership would require additional funds at any time in excess of capital contributions made by us or from borrowing, we could borrow funds from a financial institution or other lender and lend such funds to the Operating Partnership on the same terms and conditions as are applicable to our borrowing of such funds.

Operations

We would expect the partnership agreement to provide that, so long as we remain qualified as a REIT, the Operating Partnership would be operated in a manner that would enable us to satisfy the requirements for being classified as a REIT for tax purposes. We would also have the power to take actions to ensure that the Operating Partnership would not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code. Classification as a publicly traded partnership could result in the Operating Partnership being taxed as a corporation, rather than as a partnership.

Distributions and Allocations of Profits and Losses

The partnership agreement would provide that the Operating Partnership would distribute cash flow from operations to its partners in accordance with their respective percentage interests on at least a monthly basis in amounts that we determine. The effect of these distributions would be that a holder of one unit of limited partnership interest in our Operating Partnership would receive the same amount of annual cash flow distributions as the amount of annual distributions paid to the holder of one of our shares of common stock.

Similarly, the partnership agreement would provide that the Operating Partnership would allocate taxable income to its partners in accordance with their respective percentage interests. Subject to compliance with the provisions of Sections 704(b) and 704(c) of the Internal Revenue Code and the corresponding Treasury regulations, the effect of these allocations would be that a holder of one unit of limited partnership interest in the Operating Partnership would be allocated taxable income for each taxable year in an amount equal to the amount of taxable income to be recognized by a holder of one of our shares of common stock. Losses, if any, would generally be allocated among the partners in accordance with their respective percentage interests in the Operating Partnership. Losses could not be passed through to our stockholders.

Upon liquidation of the Operating Partnership, after payment of, or adequate provision for, debts and obligations of the Operating Partnership, including partner loans, any remaining assets of the Operating Partnership would be distributed to its partners in accordance with their respective positive capital account balances.

Rights, Obligations and Powers of the General Partner

We would expect to be the sole general partner of the Operating Partnership. As sole general partner, we generally would have complete and exclusive discretion to manage and control the Operating Partnership’s business and to make all decisions affecting its assets. Under an amended and restated partnership agreement, we would also expect to have the authority to:

•	acquire, purchase, own, manage and dispose of loans, securities, real property and any other assets;

•	construct buildings and make other improvements on owned or leased properties;

•	authorize, issue, sell, redeem or otherwise purchase any debt or other securities;

•	borrow or loan money;

•	originate loans;

•	make or revoke any tax election;

•	maintain insurance coverage in amounts and types as we determine is necessary;

•	retain employees or other service providers;

•	form or acquire interests in joint ventures; and

•	merge, consolidate or combine the Operating Partnership with another entity.

Under an amended and restated partnership agreement, we expect that the Operating Partnership would continue to pay all of the administrative and operating costs and expenses it incurs in acquiring or originating and operating and managing investments. The Operating Partnership would also pay all of our administrative costs and expenses and such expenses would be treated as expenses of the Operating Partnership. Such expenses would include:

•	all expenses relating to our organization and continuity of existence;

•	all expenses relating to the public offering and registration of our securities;

•	all expenses associated with the preparation and filing of our periodic reports under federal, state or local laws or regulations;

•	all expenses associated with our compliance with applicable laws, rules and regulations; and

•	all of our other operating or administrative costs incurred in the ordinary course of business.

The only costs and expenses we could incur that the Operating Partnership would not reimburse would be costs and expenses relating to assets we may own outside of the Operating Partnership. We would pay the expenses relating to such assets directly.

Exchange Rights

We expect that an amended and restated partnership agreement would also provide for exchange rights. We expect the limited partners of the Operating Partnership would have the right to cause the Operating Partnership to redeem their units of limited partnership interest for cash equal to the value of an equivalent number of our shares, or, at our option, we could purchase their units of limited partnership interest for cash or by issuing one share of our common stock for each unit redeemed. Limited partners, however, would not be able to exercise this exchange right if and to the extent that the delivery of our shares upon such exercise would:

•	result in any person owning shares in excess of the ownership limit in our charter (unless exempted by our board of directors);

•	result in our shares being owned by fewer than 100 persons;

•	result in our shares being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code; or

•	cause us to own 10% or more of the ownership interests in a tenant within the meaning of Section 856(d)(2)(B) of the Internal Revenue Code.

Furthermore, limited partners could exercise their exchange rights only after their units of limited partnership interest had been outstanding for one year. A limited partner could not deliver more than two exchange notices each calendar year and would not be able to exercise an exchange right for less than 1,000 units of limited partnership interest, unless such limited partner held less than 1,000 units. In that case, he would be required to exercise his exchange right for all of his units.

Change in General Partner

We expect that we generally would not be able to withdraw as the general partner of the Operating Partnership or transfer our general partnership interest in the Operating Partnership (unless we transferred our interest to a wholly owned subsidiary). The principal exception to this would be if we merged with another entity and (i) the holders of a majority of partnership units (including those we held) approved the transaction; (ii) the limited partners received or had the right to receive an amount of cash, securities or other property equal in value to the amount they would have received if they had exercised their exchange rights immediately before such transaction; (iii) we were the surviving entity and our stockholders did not receive cash, securities or other property in the transaction; or (iv) the successor entity contributed substantially all of its assets to the Operating Partnership in return for an interest in the Operating Partnership and agreed to assume all obligations of the general partner of the Operating Partnership. If we voluntarily sought protection under bankruptcy or state insolvency laws, or if we were involuntarily placed under such protection for more than 90 days, we would be deemed to be automatically removed as the general partner. Otherwise, the limited partners would not have the right to remove us as general partner.

Transferability of Interests

With certain exceptions, the limited partners would not be able to transfer their interests in the Operating Partnership, in whole or in part, without our written consent as the general partner.

Amendment of Limited Partnership Agreement

We expect amendments to the amended and restated partnership agreement would require the consent of the holders of a majority of the partnership units including the partnership units we and our affiliates held. Additionally, we, as general partner, would be required to approve any amendment. We expect that certain amendments would have to be approved by a majority of the units held by third-party limited partners.

PLAN OF DISTRIBUTION

General

We are publicly offering a maximum of 180,000,000 shares of our common stock on a “best efforts” basis through KBS Capital Markets Group, our dealer manager. Because this is a “best efforts” offering, KBS Capital Markets Group must use only its best efforts to sell the shares and has no firm commitment or obligation to purchase any of our shares. We are offering up to 100,000,000 shares of common stock in our primary offering at $10 per share, with discounts available for certain categories of purchasers as described below. We are also offering up to 80,000,000 shares pursuant to our dividend reinvestment plan at a purchase price initially equal to $9.50 per share. We reserve the right to reallocate the shares we are offering between the primary offering and our dividend reinvestment plan. Our board of directors may adjust the offering price of the primary offering shares or dividend reinvestment plan shares during the course of the public offering. Any adjustment to the offering price of less than 20% would be effected by a supplement to this prospectus. A larger adjustment could only be effected by means of a post-effective amendment. Once we establish an estimated value per share that is not based on the price to acquire a share in a primary offering or a follow-on public offering, shares issued pursuant to our dividend reinvestment plan will be priced at the estimated value per share of our common stock, as determined by our board of directors. We expect to establish an estimated value per share not based on the price to acquire a share in the primary offering or a follow-on public offering after the completion of our offering stage. We will consider our offering stage complete when we are no longer publicly offering equity securities – whether through this offering or follow-on public offerings – and have not done so for 18 months. (For purposes of this definition, we do not consider “public equity offerings” to include offerings on behalf of selling stockholders or offerings related to any dividend reinvestment plan, employee benefit plan or the redemption of interests in our Operating Partnership.)

We currently expect to offer shares of common stock in our primary offering until the earlier of 90 days from the date we have accepted subscriptions for gross offering proceeds of $600,000,000, or one year from the date of the commencement of this offering; however, if we have not sold all primary shares registered in this offering by         , we may continue the primary offering an additional six months beyond          if our board of directors determines it is in the best interests of our stockholders to continue raising additional capital. This offering period is based on a number of considerations, including our goal of raising sufficient proceeds to acquire a diverse portfolio of real estate investments prior to seeking a liquidity event, the expected pace of sales of our common stock, the anticipated composition of our portfolio and the current conditions of the commercial real estate and publicly-traded stock markets. We will continue to monitor these factors during the course of this offering, and may adjust our anticipated offering termination date as necessary should these factors change. We may continue to offer shares under our dividend reinvestment plan after the primary offering terminates until we have sold 80,000,000 shares through the reinvestment of distributions. We may terminate this offering at any time.

Our dealer manager, KBS Capital Markets Group, registered as a broker-dealer with the SEC in October 2004, and this offering will be the sixth public offering conducted by our dealer manager. The principal business of KBS Capital Markets Group is participating in and facilitating the distribution of securities of KBS-sponsored programs. KBS Capital Markets Group is indirectly owned and controlled by our sponsors, Peter M. Bren, Keith D. Hall, Peter McMillan III and Charles J. Schreiber, Jr. For additional information about our dealer manager, including information related to its affiliation with us and our advisor, see “Management — Other Affiliates — Dealer Manager,” and “Conflicts of Interest — Affiliated Dealer Manager” and “— Certain Conflict Resolution Measures.”

Compensation of Dealer Manager and Participating Broker-Dealers

Except as provided below, KBS Capital Markets Group will receive selling commissions of 6.5% of the gross offering proceeds for shares sold in our primary offering. The dealer manager will receive 3.0% of the gross offering proceeds as compensation for acting as the dealer manager, except that a reduced dealer manager fee will be paid with respect to certain volume discount sales. We will not pay any selling commissions or dealer manager fees for shares sold under our dividend reinvestment plan. We will also reimburse the dealer manager for invoiced due diligence expenses described below.

We expect the dealer manager to authorize other broker-dealers that are members of FINRA, which we refer to as participating broker-dealers, to sell our shares. Except as provided below, our dealer manager will reallow all of its selling commissions attributable to a participating broker-dealer.

We may sell shares at a discount to the primary offering price of $10.00 per share through the following distribution channels in the event that the investor:

•	pays a broker a single fee, e.g., a percentage of assets under management, for investment advisory and broker services, which is frequently referred to as a “wrap fee”;

•	has engaged the services of a registered investment advisor with whom the investor has agreed to pay compensation for investment advisory services or other financial or investment advice (other than a registered investment advisor that is also registered as a broker-dealer who does not have a fixed or “wrap fee” feature or other asset fee arrangement with the investor); or

•	is investing through a bank acting as trustee or fiduciary.

If an investor purchases shares through one of these channels in our primary offering, we will sell the shares at a 6.5% discount, or at $9.35 per share, reflecting that selling commissions will not be paid in connection with such purchases. We will receive substantially the same net proceeds for sales of shares through these channels.

If an investor purchases shares in our primary offering net of commissions through a registered investment advisor that is affiliated with a participating broker-dealer in a transaction in which the registered investment advisor is compensated on a fee-for-service basis by the investor, the dealer manager may reallow to the affiliated participating broker-dealer up to 1% of the gross offering proceeds attributable to that transaction as a marketing fee. The marketing fee paid to participating broker-dealers would be paid by the dealer manager out of its dealer manager fee. If an investor purchases shares in the offering through a registered investment advisor (or bank acting as a trustee or fiduciary) not affiliated with a participating broker-dealer, the dealer manager will not reallow any portion of the dealer manager fee. Neither the dealer manager nor its affiliates will compensate any person engaged as an investment advisor by a potential investor as an inducement for such investment advisor to advise favorably for an investment in us.

If an investor purchases shares in our primary offering net of commissions through a registered investment advisor with whom the investor has agreed to pay compensation for investment advisory services or other financial or investment advice and if in connection with such purchase the investor must also pay a broker-dealer for custodial or other services relating to holding the shares in the investor’s account, we will reduce the aggregate purchase price of the investor’s shares by the amount of the annual custodial or other fees paid to the broker-dealer in an amount up to $250. Each investor will receive only one reduction in purchase price for such fees and this reduction in the purchase price of our shares is only available for the investor’s initial investment in our common stock. The investor must include the “Request for Broker Dealer Custodial Fee Reimbursement Form” with his or her subscription agreement to have the purchase price of the investor’s initial investment in shares reduced by the amount of his or her annual custodial fee.

The dealer manager may reallow to any participating broker-dealer up to 1% of the gross offering proceeds attributable to that participating broker-dealer as a marketing fee. Our dealer manager may increase the amount of the reallowance in special cases up to a maximum of 2.0% of the gross offering proceeds attributable to that participating broker-dealer. Whether the reallowance to any participating broker-dealer will exceed 1%, and the extent of any excess, will not depend on the actual amount of gross proceeds raised by that broker-dealer. Rather, the dealer manager expects that any decision to reallow more than 1% of gross offering proceeds from the dealer manager fee would be based solely on projected sales volume of at least $200 million on an annualized basis by the participating broker-dealer at the time it enters into a selling agreement and marketing fee agreement with the dealer manager. For volume discount sales of $3,000,000 or more, the dealer manager fee is reduced as set forth below. The amount of the dealer manager fee reallowed to a participating broker-dealer in that instance will be negotiated on a transaction by transaction basis. The marketing fee paid to participating broker-dealers would be paid by the dealer manager out of its dealer manager fee. In addition to selling commissions and marketing fees, and subject to the limits described below, we may reimburse the dealer manager for reimbursements it may make to broker-dealers for bona fide due diligence expenses.

In addition to the compensation described above, we also reimburse the dealer manager and its affiliates for some of their underwriting expenses in connection with the offering as described under the caption “Other Underwriting Compensation Reimbursable by Us” in the table below. This table sets forth the nature and estimated amount of all items viewed as “underwriting compensation” by FINRA, assuming we sell all of the shares offered hereby. To show the maximum amount of dealer manager and participating broker-dealer compensation that we may pay in this offering, this table assumes that all shares are sold through distribution channels associated with the highest possible selling commissions and dealer manager fees.

Dealer Manager and

Participating Broker-Dealer Compensation

	Total Compensation	% of Primary Offering Gross Proceeds
Selling commissions (maximum)	$65,000,000	6.5%
Dealer manager fee (maximum)	30,000,000	3.0%
Other Underwriting Compensation Reimbursable by Us:

Expense reimbursements for retail activities(1)(2)	2,508,200(3)	0.25%
Expense reimbursement wholesaling activities (2)(4)	521,850(3)	*
Expense reimbursement for technology and other costs(2)(5)	150,000(3)	*
Legal fees allocable to our dealer manager (2)	100,000(3)	*
Promotional items (2)	316,800(3)	*
Bonus Pool Program(6)	1,403,150(3)	0.14%
Total	$100,000,000	10.00%

* Less than 0.1%

(1) These fees consist primarily of reimbursements for attendance and sponsorship fees payable to participating broker-dealers hosting a retail seminar and the travel, meals and lodging costs of representatives of participating broker-dealers to attend bona fide training and education meetings hosted by us.

(2) We reimburse KBS Capital Markets Group or its affiliates for these expenses. In some cases, these payments serve to reimburse KBS Capital Markets Group for amounts it has paid to participating broker-dealers for the items noted.

(3) Amounts shown are estimates.

(4) These fees consist primarily of (a) the travel, meals and lodging costs incurred by registered persons associated with KBS Capital Markets Group to attend (i) retail conferences sponsored by participating broker-dealers, other meetings with participating broker-dealers and industry conferences, and (ii) bona fide training and education meetings hosted by us, and (b) reimbursement of the portion of a dual employee’s salary paid by KBS Capital Markets Group attributable to time spent planning and coordinating bona fide training and education meetings on our behalf.

(5) These fees consist of expense reimbursements to participating broker-dealers in special cases for technology costs associated with this offering, costs and expenses related to such technology costs and costs and expenses associated with the facilitation of the marketing of our shares by such broker-dealers and the ownership of our shares by such broker-dealers’ customers.

(6) As discussed more fully below, at the end of the primary offering, to the extent that total underwriting compensation for the primary offering is less than 10% of the gross offering proceeds of the primary offering, KBS Capital Markets Group may establish a bonus pool program for certain employees. The bonus pool would be funded by our sponsors, and would not be reimbursed by us or paid from offering proceeds.

Subject to the cap on organization and offering expenses described below, we will also reimburse the dealer manager for reimbursements it may make to broker-dealers for bona fide invoiced due diligence expenses or, in certain circumstances, pay bona fide invoiced due diligence expenses directly. We estimate these expenses will be approximately $300,000.

Under the rules of FINRA, total underwriting compensation in this offering, including selling commissions, the dealer manager fee and the underwriting expenses reimbursable by us (excluding reimbursement for bona fide invoiced due diligence expenses), may not exceed 10% of the gross offering proceeds of our primary offering. In addition to the limits on underwriting compensation, FINRA and many states also limit our total organization and offering expenses to 15% of gross offering proceeds.

We will reimburse our dealer manager for all items of underwriting compensation discussed in this prospectus for our primary initial public offering, as amended and supplemented, to the extent that this prospectus, as amended and supplemented, indicates such items will be paid by us, provided that within 30 days after the end of the month in which this primary initial public offering terminates, our dealer manager will reimburse us to the extent that our reimbursements cause total underwriting compensation for this primary initial public offering to exceed 10% of the gross offering proceeds from this primary initial public offering.

In addition, after the termination of the primary offering and again after termination of the offering under our dividend reinvestment plan, KBS Capital Advisors has agreed to reimburse us to the extent that organization and offering expenses incurred by us exceed 15% of our gross proceeds from the applicable offering. However, we expect the total organization and offering expenses of our primary offering to be approximately 1.51% of the gross offering proceeds from the primary offering, and the total organization and offering expenses of our dividend reinvestment plan to be approximately 0.07% of the gross offering proceeds from the dividend reinvestment plan, assuming we raise the maximum offering amount and no shares are reallocated from our dividend reinvestment plan to our primary offering.

At the end of the primary offering, to the extent that total underwriting compensation for the primary offering is less than 10% of the gross offering proceeds of the primary offering, KBS Capital Markets Group may establish a bonus pool program for employees that participated in the offering and certain other employees that provided substantial stockholder services to our stockholders. The amount of funds available for any such bonus pool would be specifically limited to an amount that would not cause total underwriting compensation in the primary offering to exceed 10% of gross offering proceeds of the primary offering. The bonus pool would be funded by our sponsors, most likely from advisory fees payable to KBS Capital Advisors under the advisory agreement, although the exact source of funds has not been determined.

To the extent permitted by law and our charter, we will indemnify the participating broker-dealers and the dealer manager against some civil liabilities, including certain liabilities under the Securities Act of 1933 and liabilities arising from breaches of our representations and warranties contained in the dealer manager agreement. See “Management — Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents.”

The dealer manager has agreed to sell up to 5% of the shares offered hereby in our primary offering to persons to be identified by us at a discount from the public offering price. We intend to use this “friends and family” program to sell shares to our directors, officers, business associates and others to the extent consistent with applicable laws and regulations. We will require all such purchasers to represent that they are purchasing shares for investment only and to enter into one-year lock-up agreements with respect to the purchased shares. The purchase price for such shares will be $9.35 per share, reflecting that selling commissions in the amount of $0.65 per share will not be payable in connection with such sales. The net proceeds to us from such sales made net of commissions will be substantially the same as the net proceeds we receive from other sales of shares.

We may sell shares to participating broker-dealers, their retirement plans, their representatives and the family members, IRAs and the qualified plans of their representatives at a purchase price of $9.35 per share, reflecting that selling commissions in the amount of $0.65 per share will not be payable in consideration of the services rendered by such broker-dealers and representatives in the offering. For purposes of this discount, we consider a family member to be a spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in law or brother- or sister-in-law. The net proceeds to us from the sales of these shares will be substantially the same as the net proceeds we receive from other sales of shares.

We are offering volume discounts to investors who purchase $1,000,000 or more of shares in our primary offering. The net proceeds to us from a sale eligible for a volume discount will be the same, but the selling commissions and, in some cases, the dealer manager fees we pay will be reduced. Because the dealer manager reallows all selling commissions, the amount of commissions participating broker-dealers receive for such sales will be reduced.

The following table shows the discounted price per share and the reduced selling commissions and dealer manager fees payable for volume sales of our shares.

Dollar Volume Shares Purchased			Sales Commissions (Based on $10.00 Price Per Share)	Dealer Manager Fee (Based on $10.00 Price Per Share)	Price Per Share to Investor
$ 0	to	$ 999,999	6.5%	3.0%	$10.00
$1,000,000	to	$1,999,999	5.5%	3.0%	$ 9.90
$2,000,000	to	$2,999,999	4.5%	3.0%	$ 9.80
$3,000,000	to	$3,999,999	3.5%	2.5%	$ 9.65
$4,000,000	to	$9,999,999	2.0%	2.5%	$ 9.50
$10,000,000	and above		1.0%	2.0%	$ 9.35

We will apply the reduced selling price, selling commission and dealer manager fee to the entire purchase. All commission rates and dealer manager fees are calculated assuming a price per share of $10.00. For example, a purchase of 250,000 shares in a single transaction would result in a purchase price of $2,450,000 ($9.80 per share), selling commissions of $112,500 and dealer manager fees of $75,000.

To qualify for a volume discount as a result of multiple purchases of our shares, you must mark the “Additional Investment” space on the subscription agreement. We are not responsible for failing to combine purchases if you fail to mark the “Additional Investment” space. Once you qualify for a volume discount, you will be eligible to receive the benefit of such discount for subsequent purchases of shares in our primary offering. If a subsequent purchase entitles an investor to an increased reduction in sales commissions and/or the dealer manager fee, the volume discount will apply only to the current and future investments.

The following persons may combine their purchases as a “single purchaser” for the purpose of qualifying for a volume discount:

•	an individual, his or her spouse, their children under the age of 21 and all pension or trust funds established by each such individual;

•	a corporation, partnership, association, joint-stock company, trust fund or any organized group of persons, whether incorporated or not;

•	an employees’ trust, pension, profit-sharing or other employee benefit plan qualified under Section 401(a) of the Internal Revenue Code; and

•	all commingled trust funds maintained by a given bank.

In the event a person wishes to have his or her order combined with others as a “single purchaser,” that person must request such treatment in writing at the time of subscription setting forth the basis for the discount and identifying the orders to be combined. Any request will be subject to our verification that the orders to be combined are made by a single purchaser. If the subscription agreements for the combined orders of a single purchaser are submitted at the same time, then the commissions payable and discounted share price will be allocated pro rata among the combined orders on the basis of the respective amounts being combined. Otherwise, the volume discount provisions will apply only to the order that qualifies the single purchaser for the volume discount and the subsequent orders of that single purchaser.

Only shares purchased in our primary offering are eligible for volume discounts. Shares purchased through our dividend reinvestment plan will not be eligible for a volume discount nor will such shares count toward the threshold limits listed above that qualify an investor for the different discount levels.

Volume discounts for California residents will be available in accordance with the foregoing table of uniform discount levels. However, with respect to California residents, no discounts will be allowed to any group of purchasers and no subscriptions may be aggregated as part of a combined order for purposes of determining the dollar amount of shares purchased.

Subscription Procedures

To purchase shares in this offering, you must complete and sign a subscription agreement (in the form attached to this prospectus as Appendix A) for a specific number of shares and pay for the shares at the time of your subscription. You should make your check payable to “KBS Strategic Opportunity REIT II, Inc.” Subscriptions are effective only upon our acceptance, and we reserve the right to reject any subscription in whole or in part. Subscription payments are deposited into a special account in our name until such time as we have accepted or rejected the subscriptions. We accept or reject subscriptions within 30 days of our receipt of such subscriptions and, if rejected, we return all funds to the rejected subscribers within 10 business days. If accepted, the funds are transferred into our general account. You will receive a confirmation of your purchase. We generally admit stockholders on a daily basis.

You are required to represent in the subscription agreement that you have received a copy of the final prospectus. In order to ensure that you have had sufficient time to review the final prospectus, we will not accept your subscription until at least five business days after your receipt of the final prospectus.

Investors who desire to purchase shares in this offering at regular intervals may be able to do so by electing to participate in the automatic investment program by completing an enrollment form that we will provide upon request. Alabama, Kansas and Ohio investors are not eligible to participate in the automatic investment program. Only investors who have already met the minimum purchase requirement may participate in the automatic investment program. The minimum periodic investment is $100 per month. We will pay dealer manager fees and selling commissions in connection with sales under the automatic investment program to the same extent that we pay those fees and commissions on shares sold in the primary offering outside of the automatic investment program. If you elect to participate in both the automatic investment program and our dividend reinvestment plan, distributions earned from shares purchased pursuant to the automatic investment program will automatically be reinvested pursuant to the dividend reinvestment plan. For a discussion of the dividend reinvestment plan, see “Description of Shares — Dividend Reinvestment Plan.”

You will receive a confirmation of your purchases under the automatic investment program monthly. The confirmation will disclose the following information:

•	the amount invested for your account during the period;

•	the date of the investment;

•	the number and price of the shares purchased by you; and

•	the total number of shares in your account.

To qualify for a volume discount as a result of purchases under the automatic investment program, you must notify us in writing when you initially become eligible to receive a volume discount and at each time your purchase of shares through the program would qualify you for an additional reduction in the price of shares under the volume discount provisions described in this prospectus. For a discussion of volume discounts, see “— Compensation of Dealer Manager and Participating Broker-Dealers.”

You may terminate your participation in the automatic investment program at any time by providing us with written notice. If you elect to participate in the automatic investment program, you must agree that if at any time you fail to meet the applicable investor suitability standards, you will promptly notify us in writing of that fact and your participation in the plan will terminate. See the “Suitability Standards” section of this prospectus (immediately following the cover page) and the form of subscription agreement attached hereto as Appendix A.

Suitability Standards

Our sponsor, those selling shares on our behalf and participating broker-dealers and registered investment advisors recommending the purchase of shares in this offering have the responsibility to make every reasonable effort to determine that your purchase of shares in this offering is a suitable and appropriate investment for you based on information provided by you regarding your financial situation and investment objectives. In making this determination, these persons have the responsibility to ascertain that you:

•	meet the minimum income and net worth standards set forth under “Suitability Standards” immediately following the cover page of this prospectus;

•	can reasonably benefit from an investment in our shares based on your overall investment objectives and portfolio structure;

•	are able to bear the economic risk of the investment based on your overall financial situation;

•	are in a financial position appropriate to enable you to realize to a significant extent the benefits described in this prospectus of an investment in our shares; and

•	have apparent understanding of:

•	the fundamental risks of the investment;

•	the risk that you may lose your entire investment;

•	the lack of liquidity of our shares;

•	the restrictions on transferability of our shares; and

•	the tax consequences of your investment.

Relevant information for this purpose will include at least your age, investment objectives, investment experience, income, net worth, financial situation and other investments as well as any other pertinent factors. Our sponsor, those selling shares on our behalf and participating broker-dealers and registered investment advisors recommending the purchase of shares in this offering must maintain, for a six-year period, records of the information used to determine that an investment in shares is suitable and appropriate for you.

Until our shares of common stock are listed on a national securities exchange, subsequent purchasers, i.e., potential purchasers of your shares, must also meet the net worth or income standards.

Minimum Purchase Requirements

You must initially invest at least $4,000 in our shares to be eligible to participate in this offering. If you own the minimum investment applicable to this offering in shares of KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT, KBS Legacy Partners Apartment REIT or any future KBS-sponsored public program you may invest less than the minimum amount set forth above, but in no event less than $100. In order to satisfy this minimum purchase requirement, unless otherwise prohibited by state law, a husband and wife may jointly contribute funds from their separate IRAs, provided that each such contribution is made in increments of $100. You should note that an investment in our shares will not, in itself, create a retirement plan and that, in order to create a retirement plan, you must comply with all applicable provisions of the Internal Revenue Code.

If you have satisfied the applicable minimum purchase requirement, any additional purchase must be in amounts of at least $100. The investment minimum for subsequent purchases does not apply to shares purchased pursuant to our dividend reinvestment plan.

Unless you are transferring all of your shares of common stock, you may not transfer your shares in a manner that causes you or your transferee to own fewer than the number of shares required to meet the minimum purchase requirements, except for the following transfers without consideration: transfers by gift, transfers by inheritance, intrafamily transfers, family dissolutions, transfers to affiliates and transfers by operation of law. These minimum purchase requirements are applicable until our shares of common stock are listed on a national securities exchange, and these requirements may make it more difficult for you to sell your shares.

Investments by Qualified Accounts

Funds from qualified accounts will be accepted if received in installments that together meet the minimum or subsequent investment amount, as applicable, so long as the total subscription amount was indicated on the subscription agreement and all funds are received within a 90-day period.

Investments through IRA Accounts

If you would like to purchase shares through an IRA account, Sterling Trust Company and Community National Bank have agreed to act as IRA custodians for purchasers of our common stock as described below; however, we do not require that you use these IRA custodians.

If you would like to establish a new IRA account with Sterling Trust Company for an investment in our shares, we will pay the fees related to the establishment of the investor account with Sterling Trust Company. Investors will be responsible for the annual IRA maintenance fees charged by Sterling Trust Company, including the first year annual maintenance fees.

If you would like to establish a new IRA account with Community National Bank for an investment in our shares, we will pay the first calendar year base fee for investors that establish new accounts with Community National Bank. Community National Bank does not charge a separate set up fee. After we pay the first calendar year base fee, investors will be responsible for the annual IRA maintenance fees charged by Community National Bank, charged at the beginning of each calendar year.

Further information about custodial services is available through your broker or through our dealer manager at www.kbs-cmg.com.

SUPPLEMENTAL SALES MATERIAL

In addition to this prospectus, we may utilize additional sales materials in connection with the offering of the shares, although only when accompanied by or preceded by the delivery of this prospectus. The supplemental sales material will not contain all of the information material to an investment decision and should only be reviewed after reading this prospectus. These supplemental sales materials may include:

•	investor sales promotion brochures;

•	cover letters transmitting the prospectus;

•	brochures containing a summary description of the offering;

•	fact sheets describing the general nature of KBS Strategic Opportunity REIT II, Inc. and our investment objectives;

•	asset flyers describing our recent acquisitions or originations;

•	broker updates;

•	online investor presentations;

•	web site material;

•	electronic media presentations; and

•	client seminars and seminar advertisements and invitations.

All of the foregoing material will be prepared by our advisor or its affiliates with the exception of the third-party article reprints. In certain jurisdictions, some or all of such sales material may not be available. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material.

We are offering shares only by means of this prospectus. Although the information contained in our supplemental sales materials will not conflict with any of the information contained in this prospectus, the supplemental materials do not purport to be complete and should not be considered a part of or as incorporated by reference in this prospectus or the registration statement of which this prospectus is a part.

LEGAL MATTERS

The validity of the shares of our common stock being offered hereby will be been passed upon for us by DLA Piper LLP (US), Raleigh, North Carolina. DLA Piper LLP (US) will also review the statements relating to certain federal income tax matters that are likely to be material to U.S. holders of our common stock under the caption “Federal Income Tax Considerations” and will pass upon our qualification as a REIT for federal income tax purposes.

EXPERTS

The consolidated balance sheet of KBS Strategic Opportunity REIT II, Inc. as of July 3, 2013, appearing in this Prospectus and Registration Statement, has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-11 with the SEC with respect to the shares of our common stock to be issued in this offering. This prospectus is a part of that registration statement and, as permitted by SEC rules, does not include all of the information you can find in the registration statement or the exhibits to the registration statement. For additional information relating to us, we refer you to the registration statement and the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or document are necessarily summaries of such contract or document and in each instance, if we have filed the contract or document as an exhibit to the registration statement, we refer you to the copy of the contract or document filed as an exhibit to the registration statement.

We will file annual, quarterly and current reports, proxy statements and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent public accounting firm. The registration statement is, and any of these future filings with the SEC will be, available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may read and copy any filed document at the SEC’s public reference room in Washington, D.C. at 100 F. Street, N.E., Room 1580, Washington, D.C. Please call the SEC at (800) SEC-0330 for further information about the public reference room.

Appendix A

Investor Instructions

Please follow these instructions carefully. Failure to do so could result in the rejection of your subscription.

1.	SUBSCRIPTION AMOUNT

PLEASE NOTE: Money Orders, Traveler’s Checks, Starter Checks, Foreign Checks, Counter Checks, Third-Party Checks or Cash cannot be accepted.

A minimum initial investment of $4,000 is required. All investments in KBS REIT products apply to the $4,000 minimum. This does not affect the suitability standards applicable to investors in this offering. In no event shall any investment be less than $100. You should make your check payable to “KBS Strategic Opportunity REIT II, Inc.” as indicated in the prospectus of KBS Strategic Opportunity REIT II, Inc., as amended and supplemented as of the date hereof (the “Prospectus”).

2.	ACCOUNT TYPE

Please check the appropriate box to indicate the account type of the subscription.

3.	ACCOUNT INFORMATION

PLEASE NOTE: You must include a permanent street address even if your mailing address is a P.O. Box. If the investment is to be held by joint owners, you must provide the requested investor information for each joint owner.

Enter the name(s), mailing address and telephone numbers of the registered owner of the investment. Partnerships, corporations and other organizations should include the name of an individual to whom correspondence should be addressed. Non-resident aliens must also supply IRS Form W-8BEN.

All investors must complete the space provided for taxpayer identification number or social security number. By signing in Section 7, you are certifying that the number you have provided in the Subscription Agreement is correct.

Please print the exact name(s) in which shares are to be registered. Include the trust/entity name, if applicable. If the account is an Individual Retirement Account (“IRA”) or custodial held account, include the names and taxpayer identification numbers of both the investor and the custodian or administrator.

You may elect to have your account documents, such as investor and proxy statements, tax forms, annual reports and other investor communications made available to you electronically. By electing this option you must provide a valid e-mail address in Section 3 of the Subscription Agreement. You agree that you have the appropriate hardware and software to receive e-mail notifications and view PDF documents. You understand you may incur certain costs associated with downloading and printing investor documents. Electronic delivery also involves risks related to system or network outages that could impair your timely receipt of or access to your documents. KBS Strategic Opportunity REIT II, Inc. may choose to send one or more items to you in paper form despite your consent to electronic delivery. You may also request a paper copy of any particular investor document. Your consent will be effective until you revoke it.

4.	CUSTODIAN/THIRD PARTY ADMINISTRATOR INFORMATION

If you would like to purchase shares through an IRA account, Sterling Trust Company and Community National Bank have agreed to act as IRA custodians for such purpose; however, we do not require that you use these IRA custodians. If you would like to establish a new IRA account with Sterling Trust Company for an investment in our shares, we will pay the fees related to the establishment of the investor account with Sterling Trust Company. Investors will be responsible for the annual IRA maintenance fees in addition to other transactional fees that may be charged by Sterling Trust Company, including the first year annual maintenance fees. If you would like to establish a new IRA account with Community National Bank for an investment in our shares, we will pay the first calendar year base fee for investors that establish new accounts with Community National Bank. After we pay the first calendar year base fee, investors will be responsible for the payment of the annual IRA maintenance fees in addition to other transactional fees that may be charged by Community National Bank. Information about custodial services is available through your broker or by calling KBS Investor Services at (866) 584-1381.

Complete this section if the registered owner of the investment will be a Custodian Plan. Custodian/Administrator of the plan must sign page three of this subscription agreement.

5.	DISTRIBUTION INFORMATION

PLEASE NOTE: If you elect to participate in the Dividend Reinvestment Plan, you must agree that if at any time you fail to meet the minimum income and net worth standards or cannot make the other investor representations or warranties set forth in the Prospectus or the Subscription Agreement relating to such investment, you will promptly notify KBS Strategic Opportunity REIT II, Inc. in writing of that fact.

Complete this section to enroll in the Dividend Reinvestment Plan, to elect to receive distributions by direct deposit and/or to elect to receive distributions by check. If you elect direct deposit into your checking or savings account (not available for brokerage accounts), you must attach a voided check with this completed Subscription Agreement. You can choose to have all or a portion of your distributions reinvested through the Dividend Reinvestment Plan. You must indicate the percentage of your distribution to be applied to each option selected and the sum of the allocations must equal 100%. If you do not complete this section, distributions will be paid to the registered owner at the address in Section 3, or for custodial held accounts, to the address listed in Section 4 of the Subscription Agreement. Custodial account distributions to a third party require custodian approval.

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6.	BROKER-DEALER AND REGISTERED REPRESENTATIVE INFORMATION

PLEASE NOTE: The Broker-Dealer or Registered Investment Adviser must complete this section of the Subscription Agreement. To be listed as agent/firm of record, a selling agreement must be executed between the Sponsor and broker dealer/RIA. All fields are mandatory.

7.	SUBSCRIBER SIGNATURES

Please separately initial each of the representations in paragraphs (a) through (e). If a Kansas resident, please also initial paragraph (f). If a Massachusetts resident, please also initial paragraph (g). Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf.

Please refer to the Prospectus under “Suitability Standards” to verify that you meet the minimum suitability standards that are imposed by the state of your primary residence.

By signing this Subscription Agreement, you agree to provide the information in Section 7 of the agreement and confirm that this information is true and correct. If we are unable to verify your identity or that of another person authorized to act on your behalf or if we believe we have identified potential criminal activity, we reserve the right to take action as we deem appropriate, including, but not limited to, refusing to open or closing your account.

8.	FINANCIAL REPRESENTATIVE SIGNATURES

PLEASE NOTE: The Broker-Dealer or Registered Investment Advisor must sign this section to complete the subscription.

Required Representations: By signing Section 8, the registered representative of the Broker-Dealer or Registered Investment Advisor confirms on behalf of the Broker-Dealer that he or she:

•	has reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects;

•	has discussed the investor’s prospective purchase of shares with such investor;

•

has advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the shares and other fundamental risks related to the investment in the shares, the restrictions on transfer of the shares and the risk that the investor could lose his or her entire investment in the shares;

•	has delivered to the investor the Prospectus required to be delivered in connection with this subscription;

•	has reasonable grounds to believe that the investor is purchasing these shares for the account referenced in Section 3; and

•

has reasonable grounds to believe that the purchase of shares is a suitable investment for such investor, such investor meets the suitability standards applicable to the investor set forth in the Prospectus and that such investor is in a financial position to enable the investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto.

In addition, the registered representative of the Broker-Dealer or Registered Investment Advisor represents that he or she and the Broker-Dealer, (1) are duly licensed and may lawfully offer and sell the shares in the state where the investment was made and in the state designated as the investor’s legal residence in Section 3; and (2) agree to maintain records of the information used to determine that an investment in shares is suitable and appropriate for the investor for a period of six years.

PLEASE NOTE: Checks must be made payable to “KBS Strategic Opportunity REIT II, Inc.”

The Subscription Agreement, together with a check for the full purchase price, should be delivered or mailed by your Broker-Dealer or Registered Investment Advisor, as applicable, to:

Regular Mail	Overnight Delivery

KBS Strategic Opportunity REIT II, Inc.	KBS Strategic Opportunity REIT II, Inc.
c/o DST Systems, Inc.	c/o DST Systems, Inc.
PO Box 219015	430 W. 7th Street
Kansas City, MO 64121-9015	Kansas City, MO 64105

(866) 584-1381, option 2

Payments may be wired to: (Subscription Agreements may be faxed or sent to the address above.)

UMB Bank, N.A.	Account name:
1010 Grand, 4th Floor	KBS Capital Advisors LLC, as Trustee for
Mail stop: 1020409	KBS Strategic Opportunity REIT II Inc.
Kansas City, MO 64106	Account #: 9871737705
ABA# 101000695

DOCUMENT FAX ACCEPTABLE - FAX FORM TO (877) 805-1116

KBS Strategic Opportunity REIT II – Investor Instructions

11/13	7016-A

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Form of Subscription Agreement

1.	SUBSCRIPTION AMOUNT

State of Sale:	Amount of Subscription:

• Minimum investment is $4,000.	☐ Shares are being purchased net of commissions
• Money Orders, Traveler’s Checks, Starter Checks, Foreign Checks, Counter Checks, Third-Party Checks or Cash cannot be accepted.

2.	ACCOUNT TYPE (Check ONE box only)

☐	Individual (If applicable, attach TOD form)	☐	S-Corporation[2]	☐	401K
☐	Joint Tenant[1] (If applicable, attach TOD form)	☐	C-Corporation[2]	☐	Traditional (Individual) IRA
☐	Tenants in Common[1]	☐	Partnership[2]	☐	Simple IRA
☐	Community Property[1]	☐	Pension Plan[2]	☐	SEP IRA
☐	UGMA: State of	☐	Profit Sharing Plan[2]	☐	ROTH IRA

☐	UTMA: State of	☐	KEOGH Plan[2]	☐	Beneficial IRA as Beneficiary for:
☐	Trust[2,3]	☐	Other[2]
(Name of Deceased Owner)

(1) All parties must sign. (2) Please attach pages of trust/plan document (or corporate/entity resolution) which lists the name of trust/plan/entity, trustees/officers or authorized signatories, signatures and date. (3) The Certification of Investment Powers for Trust Accounts form may be completed in lieu of providing trust documents.

3.	ACCOUNT INFORMATION (SSN OR TID REQUIRED)

Investor/Trustee 1 Name

SSN/Tax ID	DOB

Investor/Trustee 2 Name

SSN/Tax ID	DOB

† Please complete if registration of shares is different than above:

Account Registration

Taxable ID

Legal Address	City

State	Zip Code

Mailing Address	City

State	Zip Code

(If same as above, please write “same”)

Phone (Day)	E-mail

Phone (Evening)

☐ US Citizen ☐ US Citizen residing outside the US ☐ Foreign citizen, country*

☐ Check here if you are subject to backup withholding ☐ Check this box if you would like to receive investor communications electronically**
(Please attach a copy of the withholding notice.)

* A U.S. Social Security number or Taxpayer Identification Number is required for all entities and authorized signers to open an account. Nonresident Aliens must supply a completed and signed original IRS Form W-8BEN.

** By checking this box, KBS Strategic Opportunity REIT II, Inc. will make certain investor communications available on its website at www.kbsreits.com and notify you via e-mail when such documents are available. Investor communications that may be delivered electronically include account statements, tax forms, annual reports, acquisition updates, proxy statements and other investor communications. By electing electronic delivery, you agree that you have the appropriate hardware and software to receive e-mail notifications and view PDF documents. You understand you may incur certain costs associated with downloading and printing investor documents. Electronic delivery also involves risks related to system or network outages that could impair your timely receipt of or access to your documents. KBS Strategic Opportunity REIT II, Inc. may choose to send one or more items to you in paper form despite your consent to electronic delivery. You may also request a paper copy of any particular investor document. Your consent will be effective until you revoke it by either changing your delivery preference online at www. kbsreits.com, under the Investor Tab or by contacting KBS Strategic Opportunity REIT II, Inc. at (866) 584-1381, option 2.

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4.	CUSTODIAN/THIRD PARTY ADMINISTRATOR INFORMATION

Custodian/Administrator Name

Custodian/Administrator Address 1

Custodian/Administrator Address 2

Custodian/Administrator City	State	Zip Code

Custodian/Administrator Phone No.

Custodian/Administrator Tax ID

Investor’s Account No. with Custodian/Administrator

Important Note About Proxy Voting: By signing this Subscription Agreement, Custodian/Administrator authorizes the investor to vote the number of shares of common stock of KBS Strategic Opportunity REIT II, Inc. that are beneficially owned by the investor as reflected on the records of KBS Strategic Opportunity REIT II, Inc. as of the applicable record date at any meeting of the stockholders of KBS Strategic Opportunity REIT II, Inc. This authorization shall remain in place until revoked in writing by Custodian/Administrator. KBS Strategic Opportunity REIT II, Inc. is hereby authorized to notify the investor of his or her right to vote consistent with this authorization.

5.	DISTRIBUTION INFORMATION (CHOOSE ONE OR MORE OF THE FOLLOWING OPTIONS)

If you select more than one option you must indicate the percentage of your distribution to be applied to each option and the sum of the allocations must equal 100%. Without custodial approval, cash distributions will be paid directly to the custodian for all custodial accounts.

% of distribution

☐ I prefer to participate in the Dividend Reinvestment Plan, as described in the Prospectus

☐ Send distributions via check to investor’s home address (not available without custodial approval)

☐ Send distributions via check to alternate payee listed here (not available without custodial approval)

Name

Address

City	State	Zip Code

Account No.

☐ Direct Deposit (Attach Voided Check) I authorize KBS Strategic Opportunity REIT II, Inc., or its agent (collectively, KBS) to deposit my distributions in the checking or savings (not available for brokerage accounts) account identified below. This authority will remain in force until I notify KBS in writing to cancel it. In the event that KBS deposits funds erroneously into my account, KBS is authorized to debit my account for an amount not to exceed the amount of the erroneous deposit (not available without custodial approval)

% of distribution

Financial Institution Name	☐ Checking	☐ Savings

ABA/Routing No.	Account No.

6.	BROKER-DEALER AND REGISTERED REPRESENTATIVE INFORMATION

Selling Agreement must be executed with Sponsor to be listed as agent/firm of record.

Broker-Dealer Name

Representative Name	Rep. No.

Representative’s Company Name	Branch ID

Representative’s Address

Rep’s City	State	Zip Code

Rep’s Phone No.	Fax No.

Rep’s E-mail Address

REGISTERED INVESTMENT ADVISER (RIA): All sales of shares of common stock must be made through a Broker-Dealer. If a RIA has introduced a sale, the sale must be conducted through (i) the RIA in its capacity as a Registered Representative, if applicable; (ii) a Registered Representative of a Broker-Dealer that is affiliated with the RIA, if applicable; or (iii) if neither (i) or (ii) is applicable, an unaffiliated Broker-Dealer.

KBS Strategic Opportunity REIT II – Subscription Agreement

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7.	SUBSCRIBER SIGNATURES

TAXPAYER IDENTIFICATION NUMBER CONFIRMATION (REQUIRED): The investor signing below, under penalties of perjury, certifies that (i) the number shown on this Subscription Agreement is his or her correct Taxpayer Identification Number (or he or she is waiting for a number to be issued to him or her ), (ii) he or she is not subject to backup withholding either because he or she has not been notified by the Internal Revenue Service (“IRS”) that he or she is subject to backup withholding as a result of a failure to report all interest or distributions, or the IRS has notified him or her that he or she is no longer subject to backup withholding and (iii) he or she is a U.S. Citizen unless otherwise indicated in Section 3. NOTE: CLAUSE (ii) IN THIS CERTIFICATION SHOULD BE CROSSED OUT IF THE WITHHOLDING BOX HAS BEEN CHECKED IN THE INVESTOR INFORMATION SECTION.

If the investor signing below is acquiring the shares through an IRA or will otherwise beneficially hold the shares through a Custodian/ Administrator, authorizes KBS Strategic Opportunity REIT II, Inc. to receive (on behalf of the investor) authorization for the investor to act as proxy for Custodian/Administrator. This authorization coupled with the Custodian/Administrator authorization described in Section 4 hereto is intended to permit the investor to vote his or her shares even though the investor is not the record holder of the shares.

Please separately initial each of the representations below. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf. In order to induce KBS Strategic Opportunity REIT II, Inc. to accept this subscription, I hereby represent and warrant to you as follows:

Owner	Joint Owner

(a)	I have received the Prospectus of KBS Strategic Opportunity REIT II, Inc. at least five business days before signing the
	Subscription Agreement	Initials	Initials

(b)

I have (i) a minimum net worth (exclusive of home, home furnishings and personal automobiles) of at least $250,000 or (ii) a minimum net worth (as previously described) of at least $70,000 and a minimum annual gross income of at least $70,000, and, if applicable, I meet the higher net worth and gross income requirements imposed by my state of primary residence as set forth under “Suitability Standards” in the Prospectus. I will not purchase additional shares unless I meet the applicable suitability requirements set forth in the Prospectus at the time of purchase

		Initials	Initials

(c)	I acknowledge that this is a long term investment and there is no public market for the shares purchased. Thus, my
	investment in these shares is not liquid	Initials	Initials

(d)	I am purchasing the shares for the account referenced in this Subscription Agreement
		Initials	Initials

(e)

I acknowledge I will not be admitted as a stockholder until my investment has been accepted. The acceptance process includes, but is not limited to, reviewing the Subscription Agreement for completeness and signatures, conducting an Anti-Money Laundering check as required by the USA Patriot Act and payment of the full purchase price of the shares

		Initials	Initials

(f)

If I am a California resident, I acknowledge that I have (i) either (a) a net worth of at least $350,000 or (b) a gross annual income of at least $85,000 and a net worth of at least $250,000, and (ii) a liquid net worth of at least 10 times my investment in KBS Strategic Opportunity REIT II, Inc. Liquid net worth is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments.

(g)

If I am a Kansas resident, I acknowledge it is recommended by the office of the Kansas Securities Commissioner that Kansas investors not invest, in the aggregate, more than 10% of their liquid net worth in this and similar direct participation investments. Liquid net worth is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments

		Initials	Initials

(h)

If I am a Kentucky resident, I acknowledge that I have a liquid net worth of at least 10 times my investment in KBS Strategic Opportunity REIT II, Inc. Liquid net worth is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments.

(i)

If I am a Massachusetts resident, I acknowledge that I have (i) a liquid net worth of at least 10 times the amount of the investment in KBS Strategic Opportunity REIT II, Inc., and a net worth of $250,000; (ii) or gross annual income of $70,000 and a net worth of $70,000. Liquid net worth is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments

		Initials	Initials

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding. If custodial held account, Administrator or Custodian must sign.

Signature of Investor	Date	Signature of Joint Investor or,	Date
for Custodial Held Accounts, of Custodian or Administrator

Investors will receive confirmations of their purchases upon acceptance of their subscriptions.

KBS Strategic Opportunity REIT II – Subscription Agreement

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8.	FINANCIAL REPRESENTATIVE SIGNATURES

The investor’s financial advisor must sign below to complete the order. The financial advisor hereby warrants that he is duly licensed and may lawfully sell shares of common stock in the state designated as the investor’s legal residence. The financial advisor agrees to maintain records of the information used to determine that an investment in shares is suitable and appropriate for the investor for a period of six years. The undersigned confirms by their signatures that they (i) have reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) have discussed such investor’s prospective purchase of shares with such investor; (iii) have advised such investor of all pertinent facts with regard to the liquidity and marketability of the shares and other fundamental risks related to the investment in the shares; (iv) have delivered the Prospectus to such investor; (v) have reasonable grounds to believe that the investor is purchasing these shares for his or her own account; and (vi) have reasonable grounds to believe that the purchase of shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto.

I understand this Subscription Agreement is for KBS Strategic Opportunity REIT II, Inc.

Signature of Financial Representative	Date	Branch Manager Signature	Date
(If required by Broker/Dealer)

Please make checks payable to “KBS Strategic Opportunity REIT II, Inc.”

The Subscription Agreement, together with a check for the full purchase price, should be delivered or mailed by your Broker-Dealer or Registered Investment Advisor, as applicable, to:

Regular Mail	Overnight Delivery

KBS Strategic Opportunity REIT II, Inc.	KBS Strategic Opportunity REIT II, Inc.
c/o DST Systems, Inc.	c/o DST Systems, Inc.
PO Box 219015	430 W. 7th Street
Kansas City, MO 64121-9015	Kansas City, MO 64105

(866) 584-1381, option 2

Payments may be wired to: (Subscription Agreements may be faxed or sent to the address above.)

UMB Bank, N.A. 1010 Grand, 4th Floor Mail stop: 1020409 Kansas City, MO 64106 ABA# 101000695	Account name: KBS Capital Advisors LLC, as Trustee for KBS Strategic Opportunity REIT II Inc. Account #: 9871737705

DOCUMENT FAX ACCEPTABLE - FAX FORM TO (877) 805-1116

KBS Strategic Opportunity REIT II – Subscription Agreement

11/13	7015-A

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APPENDIX B

DIVIDEND REINVESTMENT PLAN

KBS Strategic Opportunity REIT II, Inc., a Maryland corporation (the “Company”), has adopted a Dividend Reinvestment Plan (the “DRP”), the terms and conditions of which are set forth below. Capitalized terms shall have the same meaning as set forth in the Company’s charter unless otherwise defined herein.

1.         Number of Shares Issuable. The number of shares of Common Stock authorized for issuance under the DRP is 80,000,000.

2.         Participants. “Participants” are holders of the Company’s shares of Common Stock who elect to participate in the DRP.

3.         Dividend Reinvestment. Exclusive of dividends and other distributions that the Company’s board of directors designates as ineligible for reinvestment through this DRP, the Company will apply that portion (as designated by a Participant) of the dividends and other distributions (“Distributions”) declared and paid in respect of a Participant’s shares of Common Stock to the purchase of additional shares of Common Stock for such Participant. To the extent required by state securities laws, such shares will be sold through the broker-dealer and/or dealer manager through whom the Company sold the underlying shares to which the Distributions relate unless the Participant makes a new election through a different distribution channel. The Company will not pay selling commissions on shares of Common Stock purchased in the DRP.

4.         Procedures for Participation. Qualifying stockholders may elect to become Participants by completing and executing the Subscription Agreement, an enrollment form or any other Company-approved authorization form as may be available from the Company, the dealer manager or participating broker-dealers. To increase their participation, Participants must complete a new enrollment form and, to the extent required by state securities laws, make the election through the dealer manager or the Participant’s broker-dealer, as applicable. Participation in the DRP will begin with the next Distribution payable after receipt of a Participant’s Subscription Agreement, enrollment form or other Company-approved authorization form. Shares will be purchased under the DRP on the date that the Company makes a Distribution.

5.         Purchase of Shares. Until the Company establishes an estimated value per share of Common Stock that is not based on the price to acquire a share of Common Stock in a primary offering, Participants will acquire Common Stock at a price of $9.50 per share. Upon the Company’s announcement that the Company has established an estimated value per share of Common Stock that is not based on the price to acquire a share of Common Stock in a primary offering, Participants will acquire Common Stock at a price equal to the most recently announced estimated value of the Company’s Common Stock , as estimated by the Company’s advisor or other firm chosen by the board of directors for that purpose. The Company expects to establish an estimated value per share of Common Stock after the completion of its offering stage. The Company’s offering stage will be complete when the Company is no longer offering equity securities – whether through its initial public offering or follow-on public or private offerings – and has not done so for 18 months. For the purpose of determining when the Company’s offering stage is complete, equity offerings do not include offerings on behalf of selling stockholders or offerings related to any dividend reinvestment plan, employee benefit plan, or the redemption of interests in KBS Strategic Opportunity Limited Partnership II, the Company’s operating partnership. Participants in the DRP may purchase fractional shares so that 100% of the Distributions will be used to acquire shares. However, a Participant will not be able to acquire shares under the DRP to the extent such purchase would cause it to exceed limits set forth in the Company’s charter, as amended.

6.         Taxation of Distributions. The reinvestment of Distributions in the DRP does not relieve Participants of any taxes that may be payable as a result of those Distributions and their reinvestment pursuant to the terms of this DRP.

7.         Share Certificates. The shares issuable under the DRP shall be uncertificated until the board of directors determines otherwise.

8.         Voting of DRP Shares. In connection with any matter requiring the vote of the Company’s stockholders, each Participant will be entitled to vote all shares acquired by the Participant through the DRP.

9.         Reports. Within 90 days after the end of the calendar year, the Company shall provide each Participant with (i) an individualized report on the Participant’s investment, including the purchase date(s), purchase price and

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number of shares owned, as well as the amount of Distributions received during the prior year; and (ii) all material information regarding the DRP and the effect of reinvesting dividends, including the tax consequences thereof. The Company shall provide such information reasonably requested by the dealer manager or a participating broker-dealer, in order for the dealer manager or participating broker-dealer to meet its obligations to deliver written notification to Participants of the information required by Rule 10b-10(b) promulgated under the Securities Exchange Act of 1934.

10.         Termination by Participant. A Participant may terminate participation in the DRP at any time by delivering to the Company a written notice. To be effective for any Distribution, such notice must be received by the Company at least four business days prior to the last business day prior to the payment of such Distribution. Notwithstanding the preceding sentence, if the Company announces a new estimated value per share of its Common Stock, then a Participant shall have no less than two business days after the date of such announcement to notify the Company in writing of Participant’s termination of participation in the DRP and Participant’s termination will be effective for the next date shares are purchased under the DRP. Any transfer of shares by a Participant will terminate participation in the DRP with respect to the transferred shares. Upon termination of DRP participation, Distributions will be distributed to the stockholder in cash.

11.         Amendment or Termination of DRP by the Company. The Company may amend or terminate the DRP for any reason upon ten days’ notice to the Participants. The Company may provide notice by including such information (a) in a Current Report on Form 8-K or in its annual or quarterly reports, all publicly filed with the Securities and Exchange Commission or (b) in a separate mailing to the participants.

12.         Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act.

13.         Governing Law. The DRP shall be governed by the laws of the State of Maryland.

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APPENDIX C

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

KBS Strategic Opportunity REIT II, Inc.

We have audited the accompanying consolidated balance sheet of KBS Strategic Opportunity REIT II, Inc. (the “Company”) as of July 3, 2013. This consolidated balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this consolidated balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated balance sheet is free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall consolidated balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the consolidated financial position of KBS Strategic Opportunity REIT II, Inc. as of July 3, 2013 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Irvine, California

November 14, 2013

KBS STRATEGIC OPPORTUNITY REIT II, INC.

CONSOLIDATED BALANCE SHEETS

	September 30, 2013	July 3, 2013
	(unaudited)
Assets
Cash and cash equivalents	$481,222	$200,000
Prepaid expenses and other assets	20,013	-

Total assets	$501,235	$200,000

Liabilities and stockholders’ equity
Due to affiliates	$481,255	$-

Total liabilities	481,255	-

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value; 10,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.01 par value; 1,000,000,000 shares authorized,
55,464 and 21,739 shares issued and outstanding as of September 30, 2013 and July 3, 2013, respectively	555	217
Additional paid-in capital	23,740	199,783
Accumulated deficit	(4,315)	-

Total stockholders’ equity	19,980	200,000

Total liabilities and stockholders’ equity	$501,235	$200,000

See accompanying notes.

KBS STRATEGIC OPPORTUNITY REIT II, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

For the Period from July 3, 2013 to September 30, 2013

(unaudited)

Revenues:	$-
Expenses:
General and administrative expenses	4,315

Net loss	$(4,315)

Net loss per common share, basic and diluted	$(0.15)

Weighted-average number of common shares outstanding, basic and diluted	28,695

See accompanying notes.

KBS STRATEGIC OPPORTUNITY REIT II, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

For the Period from July 3, 2013 to September 30, 2013

(unaudited)

	Common Stock		Additional	Accumulated	Total Stockholders’
	Shares	Amounts	Paid-in Capital	Deficit	Equity
Balance, July 3, 2013	21,739	$217	$199,783	$-	$200,000
Issuance of common stock	33,725	338	289,662	-	290,000
Dealer manager fees	-	-	(8,700)	-	(8,700)
Other offering costs	-	-	(457,005)	-	(457,005)
Net loss	-	-	-	(4,315)	(4,315)

Balance, September 30, 2013	55,464	$555	$23,740	$(4,315)	$19,980

See accompanying notes.

KBS STRATEGIC OPPORTUNITY REIT II, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

For the Period from July 3, 2013 to September 30, 2013

(unaudited)

Cash Flows from Operating Activities:
Net loss	$(4,315)
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(20,013)
Due to affiliates	24,250

Net cash used in operating activities	(78)

Cash Flows from Financing Activities:
Proceeds from issuance of common stock	290,000
Payments of dealer manager fees	(8,700)

Net cash provided by financing activities	281,300

Net increase in cash and cash equivalents	281,222
Cash and cash equivalents, beginning of period	200,000

Cash and cash equivalents, end of period	$481,222

Supplemental Disclosure of Non-Cash Transactions:
Increase in other offering costs due to affiliates	$457,005

See accompanying notes.

KBS STRATEGIC OPPORTUNITY REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

July 3, 2013

1.	ORGANIZATION

KBS Strategic Opportunity REIT II, Inc. (the “Company”) was formed on February 6, 2013 as a Maryland corporation that expects to qualify as a real estate investment trust (“REIT”) beginning with the taxable year that will end December 31, 2014. Substantially all of the Company’s business is expected to be conducted through KBS Strategic Opportunity Limited Partnership II (the “Operating Partnership”), a Delaware limited partnership formed on February 7, 2013. The Company is the sole general partner of, and owns 0.1% of the partnership interest in, the Operating Partnership. KBS Strategic Opportunity Holdings II LLC (“REIT Holdings”), a Delaware limited liability company formed on February 7, 2013, is the sole limited partner of, and owns the remaining 99.9% partnership interest in, the Operating Partnership. The Company is the sole member and manager of REIT Holdings.

Subject to certain restrictions and limitations, the business of the Company will be externally managed by KBS Capital Advisors LLC (the “Advisor”), an affiliate of the Company, pursuant to an advisory agreement between the Company and the Advisor entered on July 3, 2013 and amended on October 11, 2013 (the “Advisory Agreement”). The Advisor will conduct the Company’s operations and manage its portfolio of real estate loans, opportunistic real estate, real estate-related debt securities and other real estate-related investments. On July 3, 2013, the Company issued 21,739 shares of its common stock to the Advisor at a purchase price of $9.20 per share. As of September 30, 2013, 55,464 shares of the Company’s common stock were issued and outstanding (unaudited).

The Company expects to invest in and manage a diverse portfolio of real estate-related loans, opportunistic real estate, real estate-related debt securities and other real estate-related investments located in the United States and Europe. Such investments will include the acquisition of distressed debt, the origination and acquisition of mortgage, mezzanine, bridge and other real estate-related loans, investment in opportunistic real estate and investments in real estate-related debt securities such as residential and commercial mortgage-backed securities and collateralized debt obligations. The Company may also invest in entities that make similar investments.

The Company commenced a private placement offering exempt from registration under the Securities Act of 1933, as amended on July 3, 2013 pursuant to which the Company is offering a maximum of $105,000,000 of shares of common stock for sale to certain accredited investors (the “Private Offering”), of which $5,000,000 of shares would be offered pursuant to the Company’s dividend reinvestment plan. The Company has retained KBS Capital Markets Group LLC (the “Dealer Manager”), an affiliate of the Advisor, to serve as the dealer manager of the Private Offering pursuant to a dealer manager agreement (the “Dealer Manager Agreement”) dated July 3, 2013. The Dealer Manager is responsible for marketing the Company’s shares in the Private Offering. As described above, the Company intends to use substantially all of the net proceeds from the Private Offering to invest in a diverse portfolio of real estate-related loans, opportunistic real estate, real estate-related debt securities and other real estate-related investments.

In its initial public offering, the Company intends to offer a maximum of 180,000,000 shares of common stock for sale to the public (the “Public Offering”), of which 80,000,000 shares are being offered pursuant to the Company’s dividend reinvestment plan. The Company intends to retain the Dealer Manager to serve as the dealer manager of the Public Offering. The Dealer Manager will be responsible for marketing the Company’s shares being offered pursuant to the Public Offering. As described above, the Company intends to use substantially all of the net proceeds from the Public Offering to invest in a diverse portfolio of real estate-related loans, opportunistic real estate, real estate-related debt securities and other real estate-related investments.

As of September 30, 2013, neither the Company nor the Operating Partnership had originated, acquired or contracted to make any investments. Also, as of September 30, 2013, the Advisor had not identified any assets in which there is a reasonable probability that the Company or the Operating Partnership will invest.

KBS STRATEGIC OPPORTUNITY REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

July 3, 2013

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation

The consolidated balance sheet includes the accounts of the Company, REIT Holdings, and the Operating Partnership. All significant intercompany balances and transactions are eliminated in consolidation.

The accompanying consolidated balance sheet has been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) as contained within the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).

Use of Estimates

The preparation of the consolidated balance sheet in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated balance sheet and accompanying notes. Actual results could materially differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents may include cash and short-term investments. Cash and cash equivalents are stated at cost, which approximates fair value. The Company’s cash and cash equivalents balance may exceed federally insurable limits. The Company intends to mitigate this risk by depositing funds with a major financial institution; however, these cash balances could be impacted if the underlying financial institutions fail or are subject to other adverse conditions in the financial markets. There were no restrictions on the use of the Company’s cash and cash equivalents as of September 30, 2013 and July 3, 2013.

Revenue Recognition

Real Estate

The Company will recognize minimum rent, including rental abatements, lease incentives and contractual fixed increases attributable to operating leases, on a straight-line basis over the term of the related leases when collectibility is reasonably assured and will record amounts expected to be received in later years as deferred rent receivable. If the lease provides for tenant improvements, the Company will determine whether the tenant improvements, for accounting purposes, are owned by the tenant or the Company. When the Company is the owner of the tenant improvements, the tenant is not considered to have taken physical possession or have control of the physical use of the leased asset until the tenant improvements are substantially completed. When the tenant is the owner of the tenant improvements, any tenant improvement allowance that is funded is treated as a lease incentive and amortized as a reduction of revenue over the lease term. Tenant improvement ownership is determined based on various factors including, but not limited to:

•	whether the lease stipulates how a tenant improvement allowance may be spent;

•	whether the amount of a tenant improvement allowance is in excess of market rates;

•	whether the tenant or landlord retains legal title to the improvements at the end of the lease term;

•	whether the tenant improvements are unique to the tenant or general purpose in nature; and

•	whether the tenant improvements are expected to have any residual value at the end of the lease.

The Company will record property operating expense reimbursements due from tenants for common area maintenance, real estate taxes, and other recoverable costs in the period the related expenses are incurred.

KBS STRATEGIC OPPORTUNITY REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

July 3, 2013

The Company will make estimates of the collectibility of its tenant receivables related to base rents, including deferred rent, expense reimbursements and other revenue or income. Management will specifically analyze accounts receivable, deferred rents receivable, historical bad debts, customer creditworthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. In addition, with respect to tenants in bankruptcy, management will make estimates of the expected recovery of pre-petition and post-petition claims in assessing the estimated collectibility of the related receivable. In some cases, the ultimate resolution of these claims may exceed one year. When a tenant is in bankruptcy, the Company will record a bad debt reserve for the tenant’s receivable balance and generally will not recognize subsequent rental revenue until cash is received or until the tenant is no longer in bankruptcy and has the ability to make rental payments.

Real Estate Loans Receivable

Interest income on the Company’s real estate loans receivable will be recognized on an accrual basis over the life of the investment using the interest method. Direct loan origination or acquisition fees and costs, as well as acquisition premiums or discounts, will be amortized over the term of the loan as an adjustment to interest income. The Company will place loans on nonaccrual status when any portion of principal or interest is 90 days past due, or earlier when concern exists as to the ultimate collection of principal or interest. When a loan is placed on nonaccrual status, the Company will reverse the accrual for unpaid interest and generally will not recognize subsequent interest income until cash is received, or the loan returns to accrual status. Generally, a loan may be returned to accrual status when all delinquent principal and interest are brought current in accordance with the terms of the loan agreement and certain performance criteria have been met.

The Company will recognize interest income on loans purchased at discounts to face value where the Company expects to collect less than the contractual amounts due under the loan when that expectation is due, at least in part, to the credit quality of the borrower. Income is recognized at an interest rate equivalent to the estimated yield on the loan, as calculated using the carrying value of the loan and the expected cash flows. Changes in estimated cash flows are recognized through an adjustment to the yield on the loan on a prospective basis. Projecting cash flows for these types of loans requires the use of assumptions and judgment, which may have a significant impact on the amount and timing of revenue recognized on these investments. The Company will recognize interest income on non-performing loans on a cash basis because these loans generally do not have an estimated yield and collection of principal and interest is not assured.

Real Estate Securities

The Company will recognize interest income on real estate securities that are beneficial interests in securitized financial assets and are rated “AA” and above on an accrual basis according to the contractual terms of the securities. Discounts or premiums will be amortized to interest income over the life of the investment using the interest method.

The Company will recognize interest income on real estate securities that are beneficial interests in securitized financial assets that are rated below “AA” using the effective yield method, which will require the Company to periodically project estimated cash flows related to these securities and recognize interest income at an interest rate equivalent to the estimated yield on the security, as calculated using the security’s estimated cash flows and amortized cost basis, or reference amount. Changes in the estimated cash flows will be recognized through an adjustment to the yield on the security on a prospective basis. Projecting cash flows for these types of securities will require significant judgment, which may have a significant impact on the timing of revenue recognized on these investments.

Cash and Cash Equivalents

The Company will recognize interest income on its cash and cash equivalents as it is earned and will record such amounts as other interest income.

KBS STRATEGIC OPPORTUNITY REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

July 3, 2013

Real Estate

Depreciation and Amortization

Real estate costs related to the acquisition and improvement of properties will be capitalized and amortized over the expected useful life of the asset on a straight-line basis. Repair and maintenance costs will be charged to expense as incurred and significant replacements and betterments will be capitalized. Repair and maintenance costs include all costs that do not extend the useful life of the real estate asset. The Company considers the period of future benefit of an asset to determine its appropriate useful life. Expenditures for tenant improvements will be capitalized and amortized over the shorter of the tenant’s lease term or expected useful life. The Company anticipates the estimated useful lives of its assets by class to be generally as follows:

Buildings	25-40 years

Building Improvements	10-25 years

Tenant Improvements	Shorter of lease term or expected useful life

Tenant Origination and Absorption Costs	Remaining term of related leases, including below-market renewal periods

Real Estate Acquisition Valuation

The Company will record the acquisition of income-producing real estate as a business combination. All assets acquired and liabilities assumed in a business combination will be measured at their acquisition-date fair values. Acquisition costs will be expensed as incurred and restructuring costs that do not meet the definition of a liability at the acquisition date will be expensed in periods subsequent to the acquisition date. Real estate obtained in satisfaction of a loan will be recorded at the estimated fair value of the real estate or the fair value of the loan satisfied if more clearly evident. The excess of the carrying value of the loan over the fair value of the property will be charged-off against the reserve for loan losses when title to the property is obtained. Costs of holding the property will be expensed as incurred in the Company’s consolidated statements of operations.

Intangible assets include the value of in-place leases, which represents the estimated value of the net cash flows of the in-place leases to be realized, as compared to the net cash flows that would have occurred had the property been vacant at the time of acquisition and subject to lease-up. Acquired in-place lease value will be amortized to expense over the average remaining non-cancelable terms of the respective in-place leases, including any below-market renewal periods.

The Company will assess the acquisition-date fair values of all tangible assets, identifiable intangibles and assumed liabilities using methods similar to those used by independent appraisers, generally utilizing a discounted cash flow analysis that applies appropriate discount and/or capitalization rates and available market information. Estimates of future cash flows are based on a number of factors, including historical operating results, known and anticipated trends, and market and economic conditions. The fair value of tangible assets of an acquired property considers the value of the property as if it were vacant.

The Company will record above-market and below-market in-place lease values for acquired properties based on the present value (using an interest rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of above-market in-place leases and for the initial term plus any extended term for any leases with below-market renewal options. The Company will amortize any recorded above-market or below-market lease values as a reduction or increase, respectively, to rental income over the remaining non-cancelable terms of the respective lease, including any below-market renewal periods.

The Company will estimate the value of tenant origination and absorption costs by considering the estimated carrying costs during hypothetical expected lease-up periods, considering current market conditions. In estimating carrying costs, the Company will include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods.

The Company will amortize the value of tenant origination and absorption costs to depreciation and amortization expense over the remaining non-cancelable term of each respective lease.

KBS STRATEGIC OPPORTUNITY REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

July 3, 2013

Estimates of the fair values of the tangible assets, identifiable intangibles and assumed liabilities will require the Company to make significant assumptions to estimate market lease rates, property-operating expenses, carrying costs during lease-up periods, discount rates, market absorption periods, and the number of years the property will be held for investment. The use of inappropriate assumptions would result in an incorrect valuation of the Company’s acquired tangible assets, identifiable intangibles and assumed liabilities, which would impact the amount of the Company’s net income.

Direct investments in undeveloped land or properties without leases in place at the time of acquisition will be accounted for as an asset acquisition and not as a business combination. Costs related to the acquisition of undeveloped land, including acquisitions fees and expenses, will be capitalized.

Impairment of Real Estate and Related Intangible Assets and Liabilities

The Company will monitor events and changes in circumstances that could indicate that the carrying amounts of its real estate and related intangible assets and liabilities may not be recoverable or realized. When indicators of potential impairment suggest that the carrying value of real estate and related intangible assets and liabilities may not be recoverable, the Company will assess the recoverability by estimating whether the Company will recover the carrying value of the real estate and related intangible assets and liabilities through its undiscounted future cash flows and its eventual disposition. If, based on this analysis, the Company does not believe that it will be able to recover the carrying value of the real estate and related intangible assets and liabilities, the Company will record an impairment loss to the extent that the carrying value exceeds the estimated fair value of the real estate and related intangible assets and liabilities.

Projecting future cash flows involves estimating expected future operating income and expenses related to the real estate and its related intangible assets and liabilities as well as market and other trends. Using inappropriate assumptions to estimate cash flows could result in incorrect fair values of the real estate and its related intangible assets and liabilities and could result in the overstatement of the carrying values of the Company’s real estate and related intangible assets and liabilities and an overstatement of its net income.

Real Estate Loans Receivable and Loan Loss Reserves

The Company’s real estate loans receivable will be recorded at amortized cost, net of loan loss reserves (if any), and evaluated for impairment at each balance sheet date. The amortized cost of a real estate loan receivable is the outstanding unpaid principal balance, net of unamortized acquisition premiums or discounts and unamortized costs and fees directly associated with the origination or acquisition of the loan. The amount of impairment, if any, will be measured by comparing the amortized cost of the loan to the present value of the expected cash flows discounted at the loan’s effective interest rate, the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent and collection of principal and interest is not assured. If a loan is deemed to be impaired, the Company will record a loan loss reserve and a provision for loan losses to recognize impairment.

A reserve for loan losses is a valuation allowance that reflects management’s estimate of loan losses inherent in the loan portfolio as of the balance sheet date. Reserve for loan losses will be adjusted through “Provision for loan losses” on the Company’s consolidated statements of operations and decreased by charge-offs to specific loans when losses are confirmed.

The Company will consider a loan to be impaired when, based upon current information and events, it believes that it is probable that the Company will be unable to collect all amounts due under the contractual terms of the loan agreement. If the Company purchases a loan at a discount to face value and at the acquisition date the Company expects to collect less than the contractual amounts due under the terms of the loan based, at least in part, on the Company’s assessment of the credit quality of the borrower, the Company will consider such a loan to be impaired when, based upon current information and events, it believes that it is probable that the Company will be unable to collect all amounts the Company estimated to be collected at the time of acquisition. The Company will also consider a loan to be impaired if it grants the borrower a concession through a modification of the loan terms or if it expects to receive assets (including equity interests in the borrower) with fair values that are less than the carrying value of the loan in satisfaction of the loan. A reserve will be established when the present value of payments expected to be received, observable market prices, the estimated fair value of the collateral (for loans that are dependent on the collateral for repayment) or amounts expected to be received in satisfaction of a loan are lower than the carrying value of that loan.

KBS STRATEGIC OPPORTUNITY REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

July 3, 2013

Failure to recognize impairments would result in the overstatement of earnings and the carrying value of the Company’s real estate loans held for investment. Actual losses, if any, could significantly differ from estimated amounts.

Real Estate Securities

The Company will classify its investments in real estate securities as available-for-sale, since the Company may sell them prior to their maturity but does not hold them principally for the purpose of making frequent investments and sales with the objective of generating profits on short-term differences in price. These investments will be carried at estimated fair value, with unrealized gains and losses reported in accumulated other comprehensive income (loss). Estimated fair values will generally be based on quoted market prices, when available, or on estimates provided by independent pricing sources or dealers who make markets in such securities. In certain circumstances, such as when the market for the securities becomes inactive, the Company may determine it is appropriate to perform an internal valuation of the securities. Upon the sale of a security, the previously recognized unrealized gain (loss) would be reversed out of accumulated other comprehensive income (loss) and the actual realized gain (loss) recognized in earnings.

On a quarterly basis, the Company will evaluate its real estate securities for other-than-temporary impairment. The Company will review the projected future cash flows from these securities for changes in assumptions due to prepayments, credit loss experience and other factors. If, based on the Company’s quarterly estimate of cash flows, there has been an adverse change in the estimated cash flows from the cash flows previously estimated, the present value of the revised cash flows is less than the present value previously estimated, and the fair value of the securities is less than its amortized cost basis, an other-than-temporary impairment will be deemed to have occurred.

The Company will be required to distinguish between other-than-temporary impairments related to credit and other-than-temporary impairments related to other factors (e.g., market fluctuations) on its real estate securities that it does not intend to sell and where it is not likely that the Company will be required to sell the security prior to the anticipated recovery of its amortized cost basis. The Company will calculate the credit component of the other-than-temporary impairment as the difference between the amortized cost basis of the security and the present value of its estimated cash flows discounted at the yield used to recognize interest income. The credit component will be charged to earnings and the component related to other factors is recorded to other comprehensive income (loss).

Rents and Other Receivables

The Company will periodically evaluate the collectibility of amounts due from tenants and maintain an allowance for doubtful accounts for estimated losses resulting from the inability of tenants to make required payments under lease agreements. In addition, the Company will maintain an allowance for deferred rent receivable that arises from the straight-lining of rents. The Company will exercise judgment in establishing these allowances and will consider payment history and current credit status of its tenants in developing these estimates.

Deferred Financing Costs

Deferred financing costs will represent commitment fees, loan fees, legal fees and other third-party costs associated with obtaining financing. These costs will be amortized over the terms of the respective financing agreements using the interest method. Unamortized deferred financing costs will generally be expensed when the associated debt is refinanced or repaid before maturity unless specific rules are met that would allow for the carryover of such costs to the refinanced debt. Costs incurred in seeking financing transactions that do not close will be expensed in the period in which it is determined that the financing will not close.

Repurchase Agreements

The Company expects to account for repurchase agreements to unrelated entities in accordance with ASC 860, Transfers and Servicing (“ASC 860”). Repurchase agreements involve the sale and simultaneous agreement to repurchase the transferred assets at a future date and are accounted for as a collateralized financing transaction. The transferor under the repurchase agreements retains beneficial interest in the pledged collateral. As a result, the Company would continue to report the transferred financial asset in its consolidated balance sheet and recognize interest income on the transferred assets. Proceeds from the transferee are treated as secured borrowings and recorded as a liability. Interest income allocated to the transferee will be recorded as interest expense on the Company’s consolidated statement of operations.

KBS STRATEGIC OPPORTUNITY REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

July 3, 2013

Fair Value Measurements

Under GAAP, the Company is required to measure certain financial instruments at fair value on a recurring basis. In addition, the Company is required to measure other financial instruments and balances at fair value on a non-recurring basis (e.g., carrying value of impaired real estate loans receivable and long-lived assets). Fair value is defined as the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The GAAP fair value framework uses a three-tiered approach. Fair value measurements are classified and disclosed in one of the following three categories:

•	Level 1: unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities;

•	Level 2: quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model derived valuations in which significant inputs and significant value drivers are observable in active markets; and

•	Level 3: prices or valuation techniques where little or no market data is available that requires inputs that are both significant to the fair value measurement and unobservable.

When available, the Company will utilize quoted market prices from an independent third-party source to determine fair value and classify such items in Level 1 or Level 2. In instances where the market for a financial instrument is not active, regardless of the availability of a nonbinding quoted market price, observable inputs might not be relevant and could require the Company to make a significant adjustment to derive a fair value measurement.

Additionally, in an inactive market, a market price quoted from an independent third party may rely more on models with inputs based on information available only to that independent third party. When the Company determines that the market for a financial instrument owned by the Company is illiquid or when market transactions for similar instruments do not appear orderly, the Company will use several valuation sources (including internal valuations, discounted cash flow analysis and quoted market prices) and establish a fair value by assigning weights to the various valuation sources. Additionally, when determining the fair value of liabilities in circumstances in which a quoted price in an active market for an identical liability is not available, the Company will measure fair value using (i) a valuation technique that uses the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities when traded as assets or (ii) another valuation technique that is consistent with the principles of fair value measurement, such as the income approach or the market approach.

Changes in assumptions or estimation methodologies can have a material effect on these estimated fair values. In this regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, may not be realized in an immediate settlement of the instrument.

The Company considers the following factors to be indicators of an inactive market: (i) there are few recent transactions, (ii) price quotations are not based on current information, (iii) price quotations vary substantially either over time or among market makers (for example, some brokered markets), (iv) indexes that previously were highly correlated with the fair values of the asset or liability are demonstrably uncorrelated with recent indications of fair value for that asset or liability, (v) there is a significant increase in implied liquidity risk premiums, yields, or performance indicators (such as delinquency rates or loss severities) for observed transactions or quoted prices when compared with the Company’s estimate of expected cash flows, considering all available market data about credit and other nonperformance risk for the asset or liability, (vi) there is a wide bid-ask spread or significant increase in the bid-ask spread, (vii) there is a significant decline or absence of a market for new issuances (that is, a primary market) for the asset or liability or similar assets or liabilities, and (viii) little information is released publicly (for example, a principal-to-principal market).

The Company considers the following factors to be indicators of non-orderly transactions: (i) there was not adequate exposure to the market for a period before the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets or liabilities under current market conditions, (ii) there was a usual and customary marketing period, but the seller marketed the asset or liability to a single market participant, (iii) the seller is in or near bankruptcy or receivership (that is, distressed), or the seller was required to sell to meet regulatory or legal requirements (that is, forced), and (iv) the transaction price is an outlier when compared with other recent transactions for the same or similar assets or liabilities.

KBS STRATEGIC OPPORTUNITY REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

July 3, 2013

Redeemable Common Stock

The Company has adopted a share redemption program that may enable stockholders to sell their shares to the Company in limited circumstances.

There are several limitations on the Company’s ability to redeem shares under the share redemption program:

•	Unless the shares are being redeemed in connection with a stockholder’s death, “qualifying disability” or “determination of incompetence” (each as defined under the share redemption program), the Company may not redeem the shares until the stockholder has held the shares for one year.

•	During each calendar year, the share redemption program limits the number of shares the Company may redeem to those that the Company could purchase with the amount of the net proceeds from the issuance of shares under the dividend reinvestment plan during the prior calendar year.

•	During any calendar year, the Company may redeem no more than 5% of the weighted average number of shares outstanding during the prior calendar year.

•	The Company has no obligation to redeem shares if the redemption would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency.

Pursuant to the program, the Company will initially redeem shares at prices determined as follows:

•	For those shares held by the redeeming stockholder for at least one year, 92.5% of the price paid to acquire the shares from the Company;

•	For those shares held by the redeeming stockholder for at least two years, 95.0% of the price paid to acquire the shares from the Company;

•	For those shares held by the redeeming stockholder for at least three years, 97.5% of the price paid to acquire the shares from the Company; and

•	For those shares held by the redeeming stockholder for at least four years, 100% of the price paid to acquire the shares from the Company.

After the Company establishes an estimated value per share of its common stock that is not based on the price to acquire a share in a primary offering, the price at which the Company will redeem the shares is as follows:

•	For those shares held by the redeeming stockholder for at least one year, 92.5% of the Company’s most recent estimated value per share as of the applicable redemption date;

•	For those shares held by the redeeming stockholder for at least two years, 95.0% of the Company’s most recent estimated value per share as of the applicable redemption date;

•	For those shares held by the redeeming stockholder for at least three years, 97.5% of the Company’s most recent estimated value per share as of the applicable redemption date; and

•	For those shares held by the redeeming stockholder for at least four years, 100% of the Company’s most recent estimated value per share as of the applicable redemption date.

Notwithstanding the above, the redemption price for redemptions sought upon a stockholder’s death, “qualifying disability” or “determination of incompetence” will initially be the amount paid to acquire the shares from the Company. Once the Company establishes an estimated value per share of its common stock that is not based on the price to acquire a share in a primary offering, the redemption price per share for redemptions sought upon a stockholder’s death, “qualifying disability” or “determination of incompetence” will be equal to the estimated value per share, as determined by the Company’s board of directors. The Company expects to establish an estimated value per share after the completion of its offering stage. The Company considers its offering stage complete when it is no longer publicly offering equity securities – whether through the primary offering or a follow-on public offering – and has not done so for 18 months. “Public equity offering” for this purpose does not include offerings on behalf of selling stockholders or offerings related to a dividend reinvestment plan, employee benefit plan or the redemption of interests in the Operating Partnership.

KBS STRATEGIC OPPORTUNITY REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

July 3, 2013

The Company’s board of directors may amend, suspend or terminate the share redemption program with 30 days’ notice to its stockholders.

The Company will record amounts that are redeemable under the share redemption program as redeemable common stock in its consolidated balance sheets because the shares will be mandatorily redeemable at the option of the holder and therefore their redemption will be outside the control of the Company. The maximum amount redeemable under the Company’s share redemption program is limited to the number of shares the Company could redeem with the amount of the net proceeds from the sale of shares under the dividend reinvestment plan during the prior calendar year. However, because the amounts that can be redeemed will be determinable and only contingent on an event that is likely to occur (e.g., the passage of time) the Company will present the net proceeds from the current year and prior year dividend reinvestment plan, net of current year redemptions, as redeemable common stock in its consolidated balance sheets.

The Company will classify as liabilities financial instruments that represent a mandatory obligation of the Company to redeem shares. The Company’s redeemable common shares are contingently redeemable at the option of the holder. When the Company determines it has a mandatory obligation to repurchase shares under the share redemption program, it will reclassify such obligations from temporary equity to a liability based upon their respective settlement values.

Organization and Offering Costs

Organization and offering costs (other than selling commissions and dealer manager fees) of the Company may be paid by the Advisor, the Dealer Manager or their affiliates on behalf of the Company or may be paid directly by the Company. These offering costs include all expenses incurred by the Company in connection with the Private Offering and Public Offering. Organization costs include all expenses incurred by the Company in connection with the formation of the Company, including but not limited to legal fees and other costs to incorporate the Company. The Company reimburses the Dealer Manager for underwriting compensation as discussed in the private placement memorandum for the Private Offering. The Company also pays directly or reimburses the Dealer Manager for due diligence expenses of broker dealers. During the Private Offering, there is no limit on the amount of organization and offering costs the Company may incur. During the Public Offering, pursuant to the proposed advisory agreement and proposed dealer manager agreement, the Company is obligated to reimburse the Advisor, the Dealer Manager or their affiliates, as applicable, for organization and other offering costs paid by them on behalf of the Company, provided that the Advisor would be obligated to reimburse the Company to the extent selling commissions, dealer manager fees and other organization and offering costs incurred by the Company in the Public Offering exceed 15% of gross offering proceeds in the Public Offering.

As of September 30, 2013, the Company had recorded $457,005 of offering costs (other than selling commissions and dealer manager fees) related to the Private Offering, all of which were paid by the Advisor on behalf of the Company (unaudited). As of September 30, 2013, the Company and the Advisor did not incur any offering costs related to the Public Offering (unaudited). Organization costs are expensed as incurred and offering costs, which include selling commissions, dealer manager fees and other offering-related costs, are charged as incurred as a reduction to stockholders’ equity.

Income Taxes

The Company expects to elect to be taxed as a REIT under the Internal Revenue Code of 1986, as amended and intends to operate as such beginning with its taxable year ending December 31, 2014. The Company expects to have little or no taxable income prior to electing REIT status. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of the Company’s annual REIT taxable income to its stockholders (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). As a REIT, the Company generally will not be subject to federal income tax to the extent it distributes qualifying dividends to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost unless the Internal Revenue Service grants the Company relief under certain statutory provisions. Such an event could materially and adversely affect the Company’s net income and net cash available for distribution to stockholders. However, the Company intends to organize and operate in such a manner as to qualify for treatment as a REIT.

KBS STRATEGIC OPPORTUNITY REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

July 3, 2013

As of September 30, 2013, the Company has incurred a net operating loss of $4,315. Any deferred tax asset as a result of the Company’s net operating loss has been fully reserved because it is more likely than not that it will never be realized.

3.	STOCKHOLDERS’ EQUITY

General

Under the Articles of Incorporation of the Company, the total number of shares of capital stock authorized for issuance is 1,010,000,000 shares, consisting of 1,000,000,000 shares of common stock and 10,000,000 shares of preferred stock, each as defined by the Company’s Articles of Incorporation.

The shares of common stock have a par value of $0.01 per share and entitle the holders to one vote per share on all matters upon which stockholders are entitled to vote, to receive dividends and other distributions as authorized by the board of directors in accordance with the Maryland General Corporation Law and to all rights of a stockholder pursuant to the Maryland General Corporation Law. The common stock has no preferences or preemptive, conversion or exchange rights. As of September 30, 2013 and July 3, 2013, the Company had issued 55,464 shares (unaudited) and 21,739 shares of common stock, respectively.

The Company is authorized to issue one or more classes or series of preferred stock. Prior to the issuance of such shares, the board of directors shall have the power from time to time to classify or reclassify, in one or more series, any unissued shares and designate the preferences, rights and privileges of such shares. As of September 30, 2013 and July 3, 2013, no shares of the Company’s preferred stock were issued and outstanding.

Dividend Reinvestment Plan

The Company has adopted a dividend reinvestment plan (the “DRP”) through which common stockholders may elect to reinvest an amount equal to the distributions declared on their shares in additional shares of the Company’s common stock in lieu of receiving cash distributions. The initial purchase price per share under the DRP will be 95% of the then-current offering price for shares in the Company’s primary offering. Once the Company establishes an estimated value per share that is not based on the price to acquire a share in a primary offering, shares issued pursuant to the dividend reinvestment plan will be priced at the estimated value per share of the Company’s common stock, as determined by the Company’s board of directors. No selling commissions or dealer manager fees will be paid on shares sold under the DRP. The board of directors of the Company may amend or terminate the DRP for any reason upon 10 days’ notice to participants.

4.	RELATED-PARTY TRANSACTIONS

The Company has executed the Advisory Agreement with the Advisor and the Dealer Manager Agreement with respect to the Private Offering with the Dealer Manager. These agreements entitle the Advisor and the Dealer Manager to specified fees upon the provision of certain services with regard to the Private Offering and the investment of funds in real estate-related investments, among other services, as well as reimbursement of organization and offering costs incurred by the Advisor and the Dealer Manager on behalf of the Company (as discussed in Note 2) and certain costs incurred by the Advisor in providing services to the Company. The fees and reimbursement obligations are as follows:

Form of Compensation	Amount
Selling Commission	The Company will pay the Dealer Manager up to 6.5% of the gross offering proceeds before reallowance of commissions earned by participating broker-dealers. The Dealer Manager will reallow 100% of commissions earned to participating broker-dealers. No sales commission will be paid on shares sold through the dividend reinvestment plan.

Dealer Manager Fee	The Company will pay the Dealer Manager up to 3.0% of gross offering proceeds. No dealer manager fee is payable on shares sold under the dividend reinvestment plan. The Dealer Manager may reallow to any participating broker-dealer up to 1.0% of the gross offering proceeds attributable to that participating broker-dealer as a marketing fee and in special cases the dealer manager may increase the reallowance. A reduced dealer manager fee is payable with respect to certain volume discount sales.

KBS STRATEGIC OPPORTUNITY REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

July 3, 2013

Reimbursement of Organization and Offering Expenses	The Company will reimburse the Advisor or its affiliates for organization and offering expenses (as discussed in Note 2) incurred by the Advisor or its affiliates on behalf of the Company.

Acquisition and Origination Fee	The Company will pay the Advisor 1.5% of the cost of investments acquired, or the amount funded to acquire or originate loans, including acquisition and origination expenses and any debt attributable to such investments.

Acquisition and Origination Expenses	The Company will reimburse the Advisor or its affiliates for customary acquisition and origination expenses (including expenses relating to potential investments that do not close), such as legal fees and expenses (including fees of independent contractor in-house counsel that are not employees of the advisor), costs of due diligence (including, as necessary, updated appraisals, surveys and environmental site assessments), travel and communication expenses, accounting fees and expenses and other closing costs and miscellaneous expenses relating to the acquisition or origination of real estate-related loans, opportunistic real estate, real estate-related debt securities and other real estate-related investments.

Asset Management Fee (1)	The Company will pay the Advisor a monthly fee equal to the lesser of one-twelfth of (i) 1.0% of the cost of its investments and (ii) 2.0% of the sum of the cost of its investments, less any debt secured by or attributable to the investments. The cost of the real property investments will be calculated as the amount paid or allocated to acquire the real property, including the cost of any subsequent development, construction or improvements to the property and including fees and expenses related thereto. The cost of the loans and any investments other than real property will be calculated as the lesser of (x) the amount actually paid or allocated to acquire or fund the loan or other investment, including fees and expenses related thereto, and (y) the outstanding principal amount of such loan or other investment, including fees and expenses related to the acquisition or funding of such investment, as of the time of calculation. In the case of investments made through joint ventures, the asset management fee will be determined based on our proportionate share of the underlying investment.

Reimbursement of Operating Expenses (1)	The Company will reimburse the expenses incurred by the Advisor or its affiliates in connection with their provision of services to the Company, including the Company’s allocable share of the Advisor’s overhead, such as rent, employee costs, utilities and IT costs. The Advisor may seek reimbursement for employee costs under the Advisory Agreement. The Company expects to reimburse the Advisor for its allocable portion of the salaries, benefits and overhead of internal audit department personnel providing services to the Company; however, the Advisor may seek reimbursement for additional employee costs. The Company will not reimburse the Advisor or its affiliates for employee costs in connection with services for which the Advisor or its affiliates receive acquisition and origination fees or disposition fees (other than reimbursement of travel and communication expenses) or for the salaries and benefits the Advisor or its affiliates may pay to the Company’s executive officers.

Disposition Fee (1)	For substantial assistance in connection with the sale of investments, the Company will pay the Advisor or its affiliates a percentage of the contract sales price of each loan, debt-related security, real property or other investment sold (including residential or commercial mortgage-backed securities or collateralized debt obligations issued by a subsidiary of ours as part of a securitization transaction) as a disposition fee. For dispositions with a contract sales price less than or equal to $50 million, the disposition fee will equal 1.5% of the contract sales price. For dispositions with a contract sales price greater than $50 million, the disposition fee will equal the sum of $750,000 (which amount is 1.5% of $50 million), plus 1.0% of the amount of the contract sales price in excess of $50 million. The Company will not pay a disposition fee upon the maturity, prepayment or workout of a loan or other debt-related investment, provided that if the Company negotiates a discounted payoff with the borrower it will pay a disposition fee and if the Company takes ownership of a property as a result of a workout or foreclosure of a loan, it will pay a disposition fee upon the sale of such property.

KBS STRATEGIC OPPORTUNITY REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

July 3, 2013

Subordinated Participation in Net Cash Flows (1)	After investors receive, together as a collective group, aggregate distributions (including distributions that may constitute a return of capital for federal income tax purposes) sufficient to provide (i) a return of their net invested capital, or the amount calculated by multiplying the total number of shares purchased by stockholders by the issue price, reduced by any amounts to repurchase shares pursuant to the Company’s share redemption plan, and (ii) a 7.0% per year cumulative, noncompounded return on such net invested capital, KBS Capital Advisors is entitled to receive 15.0% of the Company’s net cash flows, whether from continuing operations, net sale proceeds or otherwise. This fee is payable only if the Company is not listed on an exchange. To the extent this fee is derived from cash flows other than net sales proceeds, this fee will count against the limit on “total operating expenses” described below.

Subordinated Incentive Listing Fee (1)	Upon listing the Company’s common stock on a national securities exchange, the Advisor or its affiliates will receive a fee equal to 15.0% of the amount by which (i) the market value of the Company’s outstanding stock plus distributions paid by the Company (including distributions that may constitute a return of capital for federal income tax purposes) prior to listing exceeds (ii) the sum of stockholders’ net invested capital, or the amount calculated by multiplying the total number of shares purchased by stockholders by the issue price, reduced by any amounts to repurchase shares pursuant to the Company’s share redemption plan, and the amount of cash flow necessary to generate a 7.0% per year cumulative, noncompounded return on such amount. This fee will count against the limit on “total operating expenses” described below.

(1)	Upon commencement of an initial public offering, commencing on the earlier of four fiscal quarters after (i) the Company makes its first investment or (ii) six months after commencement of an initial public offering, the Advisor will reimburse the Company at the end of any fiscal quarter for total operating expenses that in the four consecutive fiscal quarters then ended exceed the greater of 2% of its average invested assets or 25% of its net income, unless the conflicts committee of the Company’s board of directors has determined that such excess expenses were justified based on unusual and non-recurring factors.

“Average invested assets” means the average monthly book value of the Company’s assets during the 12-month period before deducting depreciation, bad debts or other non-cash reserves.

“Total operating expenses” means all expenses paid or incurred by the Company, as determined under GAAP, that are in any way related to the Company’s operation, including advisory fees, but excluding (a) the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of the Company’s stock; (b) interest payments; (c) taxes; (d) non-cash expenditures such as depreciation, amortization and bad debt reserves; (e) reasonable incentive fees based on the gain on the sale of the Company’s assets; and (f) acquisition and origination fees, acquisition and origination expenses (including expenses relating to potential investments that the Company does not close), disposition fees on the sale of real property and other expenses connected with the acquisition, origination, disposition and ownership of real estate interests, loans or other property (other than disposition fees on the sale of assets other than real property), such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property. To the extent the Advisor receives the fee described above at “Subordinated Participation in Net Cash Flows” and such fee is derived from cash flows other than net sales proceeds, that fee will count against the limit on “total operating expenses.” To the extent the fee described above at “Disposition Fee” is paid upon the sale of any assets other than real property, that fee will count against the limit on “total operating expenses.” To the extent the Advisor receives the fee described above at “Subordinated Incentive Listing Fee,” that fee will count against the limit on “total operating expenses.”

The Advisory Agreement has a one-year term. The Company may terminate the Advisory Agreement on 60 days’ written notice. The Advisor in its sole discretion may defer any fee payable to it under the Advisory Agreement. All or any portion of such fee not taken may be deferred without interest and paid when the Advisor determines.

KBS STRATEGIC OPPORTUNITY REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

July 3, 2013

Pursuant to the terms of these agreements, summarized below are the related-party costs incurred by the Company for the period from July 3, 2013 to September 30, 2013, and related amounts payable as of September 30, 2013 (unaudited):

	Incurred from the Period from
	July 3, 2013 to September 30, 2013	Payable as of September 30, 2013
Expensed
Prepaid insurance premiums (1)	$24,250	$24,250

Additional Paid-in Capital
Dealer manager fees	8,700	-
Reimbursable other offering costs	457,005	457,005

	$489,955	$481,255

(1) Amount reflects directors and officers insurance premiums for the period from July 29, 2013 through July 29, 2014. As of September 30, 2013, the Company recorded insurance expense of $4,237.

Conflicts of Interest

All of the Company’s executive officers, directors and the key real estate and debt finance professionals assembled by the Advisor are also executive officers, directors, managers, key professionals and/or holders of a direct or indirect controlling interest in the Advisor, the Dealer Manager and other KBS-affiliated entities. Through KBS-affiliated entities, some of these persons also serve as the investment advisers to institutional investors in real estate and real estate-related assets and, through KBS Capital Advisors, these persons serve as the advisor to KBS Real Estate Investment Trust, Inc., KBS Real Estate Investment Trust II, Inc., KBS Real Estate Investment Trust III, Inc., KBS Strategic Opportunity REIT, Inc. and KBS Legacy Partners Apartment REIT, Inc. As a result, they owe fiduciary duties to each of these entities, their members and limited partners and these investors, which fiduciary duties may from time to time conflict with the fiduciary duties that they owe to the Company and its stockholders.

Some of the material conflicts that the Advisor, the Dealer Manager or its affiliates will face are 1) the determination of whether an investment opportunity should be recommended to the Company or another KBS-sponsored program or KBS-advised investor; 2) the allocation of the time of key executive officers, directors, and other real estate professionals among the Company, other KBS-sponsored programs and KBS-advised investors, and the activities in which they are involved; 3) the fees received by the Advisor and its affiliates in connection with transactions involving the purchase, origination, management and sale of investments regardless of the quality of the asset acquired or the service provided the Company; and 4) the fees received by the Advisor, the Dealer Manager, and its affiliates in connection with the Private Offering and the Public Offering.

5.	ECONOMIC DEPENDENCY

The Company will be dependent on the Advisor and the Dealer Manager for certain services that are essential to the Company, including the sale of the Company’s shares of common and preferred stock available for issue; the identification, evaluation, negotiation, origination, acquisition and disposition of investments; management of the daily operations of the Company’s investment portfolio; and other general and administrative responsibilities. In the event that these companies are unable to provide the respective services, the Company will be required to obtain such services from other sources.

KBS STRATEGIC OPPORTUNITY REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

July 3, 2013

6.	SUBSEQUENT EVENTS

The Company evaluates subsequent events up until the date the consolidated balance sheet is issued.

The Company commenced the Private Offering on July 3, 2013. As of January 27, 2014, the Company had sold 98,838 shares of common stock in the Private Offering for gross offering proceeds of $849,505. In addition, as of December 31, 2013, the Advisor and its affiliates had incurred other offering costs on the Company’s behalf in connection with the Private Offering of approximately $560,000.

Through December 31, 2013, the Advisor and its affiliates had incurred organization and offering costs on the Company’s behalf in connection with the Public Offering of approximately $839,000. The Company will be liable for such costs up to an amount that, when combined with selling commissions and dealer manager fees, does not exceed 15% of the gross proceeds of the Public Offering. As of December 31, 2013, the Company has not commenced the Public Offering.

APPENDIX D

PRIOR PERFORMANCE TABLES

The tables presented in this section provide summary unaudited information related to the historical experience of KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT and KBS Legacy Partners Apartment REIT. By purchasing shares in this offering, you will not acquire any ownership interest in any funds to which the information in this section relates and you should not assume that you will experience returns, if any, comparable to those experienced by the investors in the funds discussed.

The information in this section should be read together with the summary information in this prospectus under “Prior Performance Summary.” The following tables are included in this section:

•	Table I – Experience in Raising and Investing Funds;

•	Table II – Compensation to Sponsor;

•	Table III – Operating Results of Prior Programs; and

•	Table V – Sales or Disposals of Properties.

Table IV (Results of Completed Programs) has been omitted since none of the prior public programs sponsored by our sponsors have completed their operations and sold all of their properties during the five years ended December 31, 2012.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

Table I provides a summary of the experience of our sponsors in raising and investing funds for the public programs that had offerings close during the three years ended December 31, 2012. Information is provided as to the manner in which the proceeds of the offering were applied. These programs have investment objectives similar to ours. All percentage amounts except “Percent leveraged” represent percentages of the dollar amount raised for the program.

		KBS
	KBS	Strategic Opportunity
	REIT II	REIT
Dollar amount offered	$2,000,000,000	$1,000,000,000

Dollar amount raised	$1,820,569,000	$561,769,100

Percentage amount raised	91.0%	56.2%

Percentage available for investment before offering expenses and reserves	100.0%	100.0%
Less offering expenses:
Selling commissions and dealer manager fees	9.2%	8.8%
Organizational and offering expenses	1.1%	1.9%
Reserves	-	-
Percentage available for investment before offering expenses and reserves	89.7%	89.3%

Acquisition costs:
Prepaid items and fees related to purchase of property	-	-
Purchase price (cash down payment) (1)	163.6%	72.9%
Acquisition and origination fees (2)	1.3%	0.5%
Other capitalized costs (3)	1.1%	0.5%

Total acquisition costs (includes mortgage financing) (4)	165.7%	73.9%

Percent leveraged (5)	44.2%	8.1%

Date offering began	4/22/2008 (6)	11/20/2009 (7)
Length of offering (in months)	35 (6)	36 (7)
Months to invest 90% of amount available for investment	44 (6)	N/A (7)

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

(1) “Purchase price (cash down payment)” includes both debt- and equity-financed payments. See the “Percent leveraged” line for the approximate percentage of the purchase price financed with mortgage or other debt.

(2) Represents acquisition and origination fees as if they were calculated as a percentage of dollar amount raised. Acquisition and origination fees of KBS REIT II and KBS Strategic Opportunity REIT are calculated as a percentage of purchase price (including leverage used to fund the acquisition or origination) plus other acquisition and origination expenses and are paid to KBS Capital Advisors LLC, the external advisor to both REITs.

(3) “Other capitalized costs” include legal fees, outside broker fees, environmental studies, title and other closing costs.

(4) “Total acquisition costs” include the cash down payment, acquisition and origination fees, acquisition and origination expenses and mortgage or other financing.

(5) “Percent leveraged” represents financing outstanding as of December 31, 2012 divided by total acquisition or origination cost for properties and other investments acquired.

(6) KBS REIT II is a publicly registered, non-traded REIT. KBS REIT II launched its initial public offering on April 22, 2008. On June 24, 2008, KBS REIT II broke escrow in its initial public offering and then commenced real estate operations. KBS REIT II ceased offering shares of common stock in its primary offering on December 31, 2010. KBS REIT II continues to issue shares under its dividend reinvestment plan; dollar amount of shares offered under and proceeds from the dividend reinvestment plan are omitted from Table I. With proceeds from its initial public offering and debt financing, KBS REIT II acquired 27 real estate properties, a leasehold interest in one industrial property, eight real estate loans receivable and an investment in real estate securities through December 31, 2012.

(7) KBS Strategic Opportunity REIT is a publicly registered, non-traded REIT. KBS Strategic Opportunity REIT launched its initial public offering on November 20, 2009. On April 19, 2010, KBS Strategic Opportunity REIT broke escrow in its initial public offering and then commenced real estate operations. KBS Strategic Opportunity REIT ceased offering shares of common stock in its primary offering on November 14, 2012. KBS Strategic Opportunity REIT continues to issue shares under its dividend reinvestment plan; dollar amount of shares offered under and proceeds from the dividend reinvestment plan are omitted from Table I. With proceeds from its initial public offering and debt financing, KBS Strategic Opportunity REIT acquired or originated six real estate properties, one office campus consisting of nine office buildings, one office portfolio consisting of five office buildings and 43 acres of undeveloped land, nine real estate loans receivable, 1,375 acres of undeveloped land and an investment in an unconsolidated joint venture through December 31, 2012. Subsequent to KBS Strategic Opportunity REIT’s acquisition of these investments, the portfolio composition changed as a result of KBS Strategic Opportunity REIT’s having either foreclosed on or otherwise received title to the properties which secured six of its original investments in real estate loans receivable and as a result of the payoff of one real estate loan receivable by the borrower under such loan.

TABLE II

COMPENSATION TO SPONSOR

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

Table II summarizes the amount and type of compensation paid to KBS affiliates during the three years ended December 31, 2012 in connection with (1) each public program sponsored by our sponsors that had offerings close during this period and (2) all other public programs that have made payments to KBS affiliates during this period. Each of the programs represented has investment objectives similar to ours. All figures are as of December 31, 2012.

			KBS
			Strategic
	KBS	KBS	Opportunity	KBS	KBS
	REIT I (3)	REIT II (4)	REIT (5)	Legacy (6)	REIT III (7)
Date offering commenced	(3)	(4)	(5)	(6)	(7)
Dollar amount raised	$1,936,784,000	$2,026,871,000	$574,399,000	$127,913,000	$270,887,000
Amount paid to sponsor from proceeds of offering:
Underwriting fees (1)	$-	$21,286,000	$13,396,000	$2,328,000	$6,704,000
Acquisition fees:
- real estate commissions	-	-	-	-	-
- advisory fees (2)	-	19,118,000	3,910,000	2,475,000	3,371,000
- other	-	-	-	-	-
Other	-	-	-	-	-
Dollar amount of cash generated from operations before deducting payments to sponsors	$171,060,000	$353,866,000	$(4,039,000)	$(862,000)	$10,291,000
Amount paid to sponsor from operations:
Property management fees	$-	$-	$-	$106,000	$-
Partnership and asset management fees	44,175,000	52,448,000	2,068,000	1,950,000	1,910,000
Reimbursements	344,000	361,000	640,000	1,033,000	430,000
Leasing commissions	-	-	-	-	-
Construction management fees	-	-	-	-	-
Loan servicing fees	-	-	-	-	-
Dollar amount of property sales and refinancing before deducting payments to sponsors
- cash	$1,160,434,000	$13,635,000	$1,864,000	$-	$-
- notes	-	-	-	-	-
Amounts paid to sponsor from property sales and refinancing:
-Real estate commissions	$-	$-	$-	$-	$-
-Disposition fees	11,075,000	1,418,000	21,000	-	-
- Incentive fees	-	-	-	-	-
- Other	-	-	-	-	-

TABLE II

COMPENSATION TO SPONSOR (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

(1) Underwriting fees include (i) dealer manager fees paid to the KBS-affiliated dealer manager that are not reallowed to participating broker-dealers as a marketing fee, (ii) the reimbursed portion of a dual employee’s salary paid by the KBS-affiliated dealer manager attributable to time spent planning and coordinating training and education meetings on behalf of the respective program, (iii) the reimbursed travel, meal and lodging costs of wholesalers and other registered persons of the KBS-affiliated dealer manager attending retail conferences and training and education meetings, (iv) reimbursed costs for promotional items for broker-dealers paid for by the KBS-affiliated dealer manager, (v) reimbursed legal fees paid for by the KBS-affiliated dealer manager and (vi) reimbursed attendance and sponsorship fees incurred by employees of the KBS-affiliated dealer manager and its affiliates to attend retail conferences sponsored by participating broker-dealers and other meetings with participating broker-dealers.

(2) Advisory fees are acquisition fees and origination fees that are calculated as a percentage of purchase price (including any debt used to fund the acquisition or origination) plus acquisition or origination expenses and are paid to the advisor of each program.

(3) KBS REIT I is a publicly registered, non-traded REIT. KBS REIT I launched its initial public offering on January 27, 2006. On July 5, 2006, KBS REIT I broke escrow in its initial public offering and then commenced real estate operations. KBS REIT I ceased offering shares of common stock in its primary offering on May 30, 2008. KBS REIT I terminated its dividend reinvestment plan effective April 10, 2012; proceeds from the dividend reinvestment plan are included in “Dollar amount raised.” With proceeds from its initial public offering and debt financing, KBS REIT I acquired 64 real estate properties, one master lease, 21 real estate loans receivable and two investments in securities directly or indirectly backed by commercial mortgage loans. As discussed under “Prior Performance Summary—KBS REIT I” in this prospectus, subsequent to KBS REIT I’s acquisition of these properties, loans and other investments, KBS REIT I’s portfolio composition changed as a result of the restructuring of certain investments, KBS REIT I taking title to properties underlying investments in loans that became impaired or under which the borrower defaulted, the sale of assets and the repayment of debt investments.

(4) KBS REIT II is a publicly registered, non-traded REIT. KBS REIT II launched its initial public offering on April 22, 2008. On June 24, 2008, KBS REIT II broke escrow in its initial public offering and then commenced real estate operations. KBS REIT II ceased offering shares of common stock in its primary offering on December 31, 2010. KBS REIT II continues to issue shares under its dividend reinvestment plan; proceeds from the dividend reinvestment plan are included in “Dollar amount raised” in this table, but are omitted from Table I. With proceeds from its initial public offering and debt financing, KBS REIT II acquired 27 real estate properties, a leasehold interest in one industrial property, eight real estate loans receivable and an investment in real estate securities through December 2012. For more information about this program’s experience in raising capital, see Table I.

(5) KBS Strategic Opportunity REIT is a publicly registered, non-traded REIT. KBS Strategic Opportunity REIT launched its initial public offering on November 20, 2009. On April 19, 2010, KBS Strategic Opportunity REIT broke escrow in its initial public offering and then commenced real estate operations. KBS Strategic Opportunity REIT ceased offering shares of common stock in its primary offering on November 14, 2012. KBS Strategic Opportunity REIT continues to issue shares under its dividend reinvestment plan; proceeds from the dividend reinvestment plan are included in “Dollar amount raised” in this table, but are omitted from Table I. As of December 31, 2012, KBS Strategic Opportunity REIT acquired or originated nine first mortgage loans, six real estate properties, one office portfolio consisting of five office buildings and 43 acres of undeveloped land, one office campus consisting of nine office buildings, 1,375 acres of undeveloped land and an investment in an unconsolidated joint venture. Subsequent to KBS Strategic Opportunity REIT’s acquisition of these investments, the portfolio composition changed as a result of KBS Strategic Opportunity REIT’s having either foreclosed on or otherwise received title to the properties which secured six of its original investments in real estate loans receivable. The borrower under one of KBS Strategic Opportunity REIT’s original investments in real estate loans receivable paid off such loan after it had been acquired. For more information about this program’s experience in raising capital, see Table I.

(6) KBS Legacy Partners Apartment REIT is a publicly registered, non-traded REIT. KBS Legacy Partners Apartment REIT launched its initial public offering on March 12, 2010 and then commenced real estate operations. On December 9, 2010, KBS Legacy broke escrow in its initial public offering. From commencement of its offering through December 31, 2012, KBS Legacy Partners Apartment REIT had sold 12,882,304 shares in its initial public offering for gross offering proceeds of $127.9 million, including 271,507 shares of common stock under the dividend reinvestment plan for gross offering proceeds of $2.6 million. KBS Legacy Partners Apartment REIT ceased offering shares in its initial public offering on March 12, 2013. On March 8, 2013, KBS Legacy Partners Apartment REIT launched a follow-on offering pursuant to which it is offering up to $2,000,000,000 of shares of common stock in a primary offering and up to $760,000,000 of shares pursuant to a dividend reinvestment plan. As of December 31, 2012, KBS Legacy Partners Apartment REIT had acquired six apartment communities.

(7) KBS REIT III is a publicly registered, non-traded REIT. KBS REIT III launched its initial public offering on October 26, 2010. On March 24, 2011, KBS REIT III broke escrow in its initial public offering and then commenced real estate operations. From commencement of its offering through December 31, 2012, KBS REIT III had sold 27,203,043 shares in its ongoing initial public offering for gross offering proceeds of $270.9 million, including 629,560 shares of common stock under the dividend reinvestment plan for gross offering proceeds of $6.0 million. KBS REIT III extended the closing date of its primary initial public offering to April 24, 2014. KBS REIT III has filed a registration statement on Form S-11 with the SEC to register a follow-on public offering (the “Follow-on Offering”). There is no assurance that KBS REIT III will commence or complete a Follow-on Offering. As of December 31, 2012, KBS REIT III acquired six real estate properties and one real estate loan receivable.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

This table summarizes the operating results of public programs sponsored by our sponsors that have had offerings close during the five years ended December 31, 2012. For these programs, this table shows: the income or loss of such programs (based upon U.S. generally accepted accounting principles (“GAAP”)); the cash they generated from operations, sales and refinancings; and information regarding cash distributions. Each of these programs represented has investment objectives similar to ours. All figures are as of December 31 of the year indicated, except as otherwise noted.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

			KBS REIT I
	2008	2009	2010	2011 (7)	2012
Gross revenues	$282,641,000	$285,077,000	$255,919,000	$317,838,000	$417,275,000
Profit on sale of properties	-	-	7,657,000	5,275,000	53,818,000
Less: Operating expenses (1)	(86,767,000)	(106,282,000)	(103,776,000)	(169,803,000)	(236,642,000)
Interest expense	(68,303,000)	(60,931,000)	(59,007,000)	(89,669,000)	(115,257,000)
Depreciation	(97,021,000)	(120,311,000)	(80,673,000)	(110,039,000)	(140,063,000)
Loss on derivative instruments	(303,000)	(8,000)	-	-	-
Provision for loan losses	(104,000,000)	(178,813,000)	(11,046,000)	(11,999,000)	(142,000)
Impairment charge on real estate	-	-	(123,453,000)	(52,577,000)	(69,100,000)
Other-than-temporary impairment of marketable real estate securities	(50,079,000)	(5,067,000)	-	-	-
Gain from extinguishment of debt	-	-	-	115,531,000	21,513,000
Gain on real estate securities	-	-	-	-	25,456,000
Net loss (income) attributable to noncontrolling interest	3,205,000	3,369,000	24,027,000	(23,895,000)	-

Net loss - GAAP basis	$(120,627,000)	$(182,966,000)	$(90,352,000)	$(19,338,000)	$(43,142,000)

Taxable income (loss):
From operations	$66,263,000	$51,646,000	$6,558,000	$(78,681,000)	$(61,635,000)
From gain (loss) on sale	-	-	(17,110,000)	(70,182,000)	(17,311,000)
Cash generated from operations	115,178,000	99,738,000	53,388,000	39,059,000	34,438,000
Cash generated from sales	-	-	120,021,000	197,253,000	899,213,000
Cash generated from refinancing	-	-	-	-	-

Total cash generated (deficiency) from operations, sales and refinancing	115,178,000	99,738,000	173,409,000	236,312,000	933,651,000
Less: Cash distributions to investors (2)
- From operating cash flow	(98,672,000)	(111,365,000)	(59,382,000)	(39,059,000)	(7,801,000)
- From sales and refinancing (3)	-	-	(36,116,000)	(59,473,000)	(16,924,000)
- Other	-	-	-	-	-

Cash generated (deficiency) after cash distributions	16,506,000	(11,627,000)	77,911,000	137,780,000	908,926,000
Less: Special items (not including sales and refinancing)	-	-	-	-	-

Cash generated (deficiency) after cash distributions and special items	$16,506,000	$(11,627,000)	$77,911,000	$137,780,000	$908,926,000

Tax and Distribution Data per $1,000 Invested (4)
Federal Income Tax Results (5) :
Ordinary income (loss)
-from operations	$45	$29	$4	$(42)	$(32)
-from recapture	-	-	-	-	-
Capital gain (loss)	-	-	(9)	(37)	(9)
Cash distributions to investors (2)
Source (on GAAP basis)
- from investment income	44	33	2	-	-
- from return of capital	26	28	51	53	8

Total distribution on GAAP basis	$70	$61	$53	$53	$8

Source (on cash basis)
- from sales	$-	$-	$20	$32	$5
- from refinancing	-	-	-	-	-
- from operations	70	61	33	21	3
- from other	-	-	-	-	-

Total distributions on cash basis	$70	$61	$53	$53	$8

Amounts (in percentage terms) remaining invested in program properties as of December 31, 2012 (6)	100%	100%	97%	73%	51%

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

(1) Operating expenses include all general and administrative expenses.

(2) Cash distributions to investors include distributions reinvested. For purposes of determining the sources of our distributions paid, we assume first that we use current period cash generated from operations, operating cash reserves from prior periods and then proceeds from asset sales (from current and prior periods).

(3) Cash distributions to investors “From sales and refinancing” were funded with proceeds from cumulative cash reserves from sales of properties and the repayment or proceeds from real estate-related investments.

(4) Tax and distribution data per $1,000 invested calculated based on weighted-average capital invested.

(5) Federal income tax results are based on preliminary calculations. Actual federal income tax results may vary.

(6) Calculated as original total acquisition and origination cost of all investments held as of December 31, 2012 divided by original total acquisition and origination cost of investments made.

(7) On September 1, 2011, KBS REIT I entered into a Collateral Transfer and Settlement Agreement with, among other parties, GKK Stars Acquisition LLC, the wholly owned subsidiary of Gramercy Capital Corp. (“Gramercy”) that indirectly owned the Gramercy real estate portfolio, to effect the orderly transfer of certain assets and liabilities of the Gramercy real estate portfolio to KBS REIT I in satisfaction of certain debt obligations owed by wholly owned subsidiaries of Gramercy to KBS REIT I. More information related to this transaction may be found in KBS REIT I’s Annual Reports on Form 10-K for the years ended December 31, 2011 and 2012, each filed with the SEC.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

			KBS REIT II
	2008	2009	2010	2011	2012
Gross revenues	$14,676,000	$76,033,000	$160,406,000	$320,260,000	$348,635,000
Profit on sale of properties	-	119,000	-	-	17,384,000
Less: Operating expenses (1)	(5,939,000)	(25,464,000)	(73,823,000)	(129,474,000)	(133,875,000)
Interest expense	(6,974,000)	(28,105,000)	(19,389,000)	(50,554,000)	(58,624,000)
Depreciation	(4,345,000)	(10,164,000)	(61,686,000)	(118,439,000)	(125,146,000)

Net income (loss) - GAAP basis	$(2,582,000)	$12,419,000	$5,508,000	$21,793,000	$48,374,000

Taxable income:
From operations	$378,000	$19,298,000	$49,162,000	$67,225,000	$75,227,000
From gain (loss) on sale	-	244,000	-	-	26,307,000
Cash generated from operations	4,870,000	29,937,000	59,523,000	113,226,000	128,669,000

Cash generated from sales	-	-	-	-	97,147,000
Cash generated from refinancing	-	-	-	-	-
Total cash generated from operations, sales and refinancing	4,870,000	29,937,000	59,523,000	113,226,000	225,816,000
Less: Cash distributions to investors (2)
- From operating cash flow	(3,320,000)	(31,487,000)	(59,523,000)	(113,226,000)	(124,062,000)
- From sales and refinancing	-	-	-	-	-
- Other (3)	-	(6,393,000)	(18,154,000)	(8,564,000)	-

Cash generated (deficiency) after cash distributions	1,550,000	(7,943,000)	(18,154,000)	(8,564,000)	101,754,000
Less: Special items (not including sales and refinancing)	-	-	-	-	-

Cash generated (deficiency) after cash distributions and special items	$1,550,000	$(7,943,000)	$(18,154,000)	$(8,564,000)	$101,754,000

Tax and Distribution Data per $1,000 Invested (4)
Federal Income Tax Results (5) :
Ordinary income (loss)
-from operations	$5	$30	$39	$35	$39
-from recapture	-	-	-	-	-
Capital gain (loss)	-	-	-	-	14
Cash distributions to investors (2)
Source (on GAAP basis)
- from investment income	6	30	40	35	39
- from return of capital	-	35	25	30	26

Total distribution on GAAP basis	$6	$65	$65	$65	$65

Source (on cash basis)
- from sales	$-	$-	$-	$-	$-
- from refinancing	-	-	-	-	-
- from operations	6	54	50	60	65
- from other (3)	-	11	15	5	-

Total distributions on cash basis	$6	$65	$65	$65	$65

Amounts (in percentage terms) remaining investedin program properties as of December 31, 2012 (6)	100%	100%	100%	100%	98%

(1) Operating expenses include all general and administrative expenses.

(2) Cash distributions to investors include distributions reinvested. For purposes of determining the sources of our distributions paid, we assume first that we use current period cash generated from operations, operating cash reserves from prior periods and then proceeds from financings to fund distribution payments.

(3) Cash distributions to investors from “Other” were funded with proceeds from debt financing.

(4) Tax and distribution data per $1,000 invested calculated based on weighted-average capital invested.

(5) Federal income tax results are based on preliminary calculations. Actual federal income tax results may vary.

(6) Calculated as original total acquisition and origination cost of all investments held as of December 31, 2012 divided by original total acquisition and origination cost of investments made.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

	KBS STRATEGIC OPPORTUNITY REIT
	2009	2010	2011	2012
Gross revenues	$-	$326,000	$4,395,000	$20,122,000
Profit on sale of properties	-	-	-	951,000
Less: Operating expenses (1)	(7,000)	(2,089,000)	(8,677,000)	(19,926,000)
Interest expense	-	-	(313,000)	(2,505,000)
Depreciation	-	(212,000)	(3,204,000)	(9,532,000)
Loss on derivative instruments	-	-	-	-
Gain on extinguishment of debt	-	-	-	581,000
Gain on sale of real estate securities	-	-	-	214,000
Minority interest in net loss of consolidated entity	-	-	218,000	333,000

Net income (loss) - GAAP basis	$(7,000)	$(1,975,000)	$(7,581,000)	$(9,762,000)

Taxable income:
From operations	$(7,000)	$(1,570,000)	$(2,133,000)	$562,000
From gain (loss) on sale	-	-	-	899,000
Cash generated from operations	(7,000)	(1,572,000)	(3,507,000)	(1,028,000)
Cash generated from sales	-	-	-	24,689,000
Cash generated from refinancing	-	-	-	-
Total cash generated from operations, sales and refinancing	(7,000)	(1,572,000)	(3,507,000)	23,661,000
Less: Cash distributions to investors (2)
- From operating cash flow	-	-	-	-
- From sales and refinancing	-	-	-	(595,000)
- Other (3)	-	-	(6,405,000)	(12,290,000)

Cash generated (deficiency) after cash distributions	(7,000)	(1,572,000)	(9,912,000)	10,776,000
Less: Special items (not including sales and refinancing)	-	-	-	-

Cash generated (deficiency) after cash distributions and special items	$(7,000)	$(1,572,000)	$(9,912,000)	$10,776,000

Tax and Distribution Data per $1,000 Invested (4)
Federal Income Tax Results (5) :
Ordinary income (loss)
-from operations	$(35)	$(94)	$(19)	$(2)
-from recapture	-	-	-	-
Capital gain (loss)	-	-	-	3
Cash distributions to investors (2)
Source (on GAAP basis)
- from investment income	-	-	-	-
- from return of capital	-	-	30	40

Total distribution on GAAP basis	$-	$-	$30	$40

Source (on cash basis)
- from sales	$-	$-	$-	$2
- from refinancing	-	-	-	-
- from operations	-	-	-	-
- from other (3)	-	-	30	38

Total distributions on cash basis	$-	$-	$30	$40

Amounts (in percentage terms) remaining invested in program properties as of December 31, 2012 (6)	100%	100%	100%	98%

(1) Operating expenses include all general and administrative expenses.

(2) Cash distributions to investors include distributions reinvested.

(3) Cash distributions to investors from “Other” were funded with proceeds from debt financing.

(4) Tax and distribution data per $1,000 invested calculated based on weighted-average capital invested.

(5) Federal income tax results are based on preliminary calculations. Actual federal income tax results may vary.

(6) Calculated as original total acquisition and origination cost of all investments held as of December 31, 2012 divided by original total acquisition and origination cost of investments made.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

Table V presents summary information with respect to the results of sales or disposals of properties by public programs sponsored by our sponsors during the three years ended December 31, 2012. The table includes information about the sales proceeds received, the cash invested in the properties, the taxable gain or loss from the sales and the cash flow from the operation of the properties. Each of the programs represented has investment objectives similar to ours.

TABLE V

SALES OR DISPOSALS OF PROPERTIES (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing and Soft Costs
					Purchase				Total Acquisition		Excess (Deficiency)
					Money	Adjustments			Costs, Capital		of Property
			Cash Received	Mortgage	Mortgage	Resulting from		Original	Improvements		Operating Cash
	Date	Date of	Net of	Balance	Taken Back	Application of		Mortgage	Closing and		Receipts Over
Property (1)	Acquired	Sale	Closing Costs	at Time of Sale	by Sale	GAAP	Total (2)	Financing	Soft Costs(3)	Total	Cash Expenditures (4)
KBS REIT I (5) (6)
18301 Von Karman (7)	10/09	6/10	$40,556,638	$-	$-	$-	$40,556,638	$-	$62,677,650	$62,677,650	$(1,809,830)
Southpark Commerce Center II	11/06	10/10	12,493,719	18,000,000	-	-	30,493,719	23,200,000	6,730,006	29,930,006	7,441,706
625 Second Street	1/07	9/11	20,142,474	33,700,000	-	-	53,842,474	33,700,000	25,048,203	58,748,203	8,749,022
Midland Industrial Buildings	12/06	9/11	14,727,904	10,000,000	-	-	24,727,904	32,750,000	5,212,441	37,962,441	13,890,369
Cardinal Health	7/07	9/11	522,440	11,977,707	-	-	12,500,147	7,776,081	4,475,544	12,251,625	3,465,028
Cedar Bluffs Business Center	7/07	9/11	310,559	4,627,000	-	-	4,937,559	4,627,000	2,868,123	7,495,123	1,472,607
Crystal Park II-Buildings D & E	7/07	9/11	1,571,684	11,330,000	-	-	12,901,684	13,219,338	9,754,873	22,974,211	10,632,603
Park 75-Dell	7/07	9/11	2,262,954	9,955,000	-	-	12,217,954	11,534,521	7,906,456	19,440,977	10,635,660
Advo-Valassis Building	7/07	9/11	899,927	4,823,500	-	-	5,723,427	5,508,058	3,262,069	8,770,127	3,947,685
Suwanee Pointe	5/08	9/11	6,394,489	9,790,000	-	-	16,184,489	9,790,000	8,921,652	18,711,652	3,635,043
9815 Goethe Rd.	6/07	9/11	12,990,169	-	-	-	12,990,169	-	19,093,975	19,093,975	8,679,211
Sabal Pavilion	7/06	12/11	5,924,718	14,700,000	-	-	20,624,718	25,170,137	2,832,779	28,002,916	4,856,783
Five Tower Bridge	10/08	1/12	27,469,874	40,162,087	-	-	67,631,961	41,000,000	37,938,736	78,938,736	11,705,404
2200 West Loop	9/07	1/12	10,329,574	17,426,000	-	-	27,755,574	17,426,000	18,344,454	35,770,454	9,008,847
Kensington	3/07	2/12	6,614,345	18,500,000	-	-	25,114,345	18,500,000	12,857,510	31,357,510	5,701,712
Hartman Business Center	7/07	6/12	75,994	15,525,091	-	-	15,601,085	9,479,000	4,781,556	14,260,556	3,574,852
South Towne I & II	11/07	6/12	15,516,189	27,500,000	-	-	43,016,189	25,200,000	24,534,196	49,734,196	6,464,880
Plano Corporate Center	8/07	8/12	6,966,919	30,591,000	-	-	37,557,919	30,591,000	12,279,275	42,870,275	4,035,887
Patrick Henry	11/07	8/12	227,334	13,431,680	-	-	13,659,014	11,100,000	9,287,534	20,387,534	6,118,991
Greenbriar	11/07	9/12	11,999,715	-	-	-	11,999,715	10,200,000	6,425,135	16,625,135	6,550,833
Great Oaks- SunGard	8/08	11/12	3,361,730	9,000,000	-	-	12,361,730	6,352,000	5,693,605	12,045,605	5,242,228
Rickenbacker IV	8/07	11/12	5,497,209	6,096,903	-	-	11,594,112	-	15,265,382	15,265,382	4,340,505

KBS REIT II
Hartman II	4/10	6/12	$5,454,169	$6,755,627	$-	$-	$12,209,796	$-	$10,926,522	$10,926,522	$1,534,061

KBS Strategic Opportunity REIT
10564 Roseville	9/10	1/12	$1,143,062	$-	$-	$-	$1,143,062	$-	$1,149,374	$1,149,374	$509,099
Land- Roseville Commerce Center	9/10	5/12	709,055	-	-	-	709,055	-	653,400	653,400	(12,815)

TABLE V

SALES OR DISPOSALS OF PROPERTIES (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

(1) Table V includes information only with respect to the results of sales or disposals of real properties. Sales, disposals, restructuring, pay-offs, discounted payoffs and settlements of investments in loans and real estate-related investments are omitted from Table V. For information with respect to loan investments by public programs, see the “Prior Performance Summary.” Upon request, prospective investors may obtain from us without charge copies of any public reports prepared in connection with public programs sponsored by our sponsors, including a copy of the most recent Annual Reports on Form 10-K filed with the SEC.

(2) See also the table immediately below that sets forth the allocation of taxable gain (loss) associated with individual property sales between capital gain (loss) and ordinary gain (loss).

(3) Total acquisition costs, capital improvements and soft costs is gross of depreciation and impairments. Acquisition costs include acquisition fees paid to the program’s advisor. Soft costs include legal fees, environmental studies, title and closing costs related to the acquisition and closing of the asset. Amounts shown do not include pro rata share of program offering costs nor do they include any program administration costs not related to the operation of the property.

(4) Does not include any program administration costs not related to the operation of the property.

(5) This table does not include KBS REIT I’s agreement in lieu of foreclosure to transfer the National Industrial Portfolio properties to an affiliate of the lender of certain mortgage and mezzanine loans related to the properties.

(6) On September 1, 2011, KBS REIT I entered into a Collateral Transfer and Settlement Agreement with, among other parties, GKK Stars Acquisition LLC, the wholly owned subsidiary of Gramercy Capital Corp. (“Gramercy”) that indirectly owned the Gramercy real estate portfolio, to effect the orderly transfer of certain assets and liabilities of the Gramercy real estate portfolio to KBS REIT I in satisfaction of certain debt obligations owed by wholly owned subsidiaries of Gramercy to KBS REIT I. Pursuant to the Collateral Transfer and Settlement Agreement, the subsidiaries of Gramercy transferred to KBS REIT I the equity interests in the indirect owners of or holders of leasehold interests in approximately 867 properties (the “GKK Properties”). Through December 31, 2012, KBS REIT I has sold or terminated the leasehold interests in 198 GKK Properties for net sales proceeds of $586.6 million. The original purchase price allocated to these properties was $551.3 million. In addition, as of December 31, 2012, KBS REIT I has transferred 146 GKK Properties to the respective lenders of the mortgage loans for which these properties served as security, in exchange for the release from the debt outstanding and other obligations related to, these mortgage loans. The purchase price allocated to these properties was $210.9 million and the carrying value of the debt and accrued liabilities extinguished was $209.8 million.

(7) During the year ended December 31, 2009, KBS REIT I received a deed-in-lieu of foreclosure in satisfaction of the amounts due under its investment in the 18301 Von Karman Loans. KBS REIT I gained control of the collateral securing these loans, which it subsequently sold in June 2010. The acquisition cost of this property reflects the original acquisition cost of the loan investment.

TABLE V

SALES OR DISPOSALS OF PROPERTIES (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

This table sets forth the allocation of taxable gain (loss) associated with individual property sales between capital gain (loss) and ordinary gain (loss) for properties sold by public programs sponsored by our sponsors during the three years ended December 31, 2012.

	Taxable Gain	Capital Gain	Ordinary Gain
Property	(Loss)	(Loss)	(Loss)
KBS REIT I
18301 Von Karman	$(17,109,794)	$(17,109,794)	$-
Southpark Commerce Center II	3,113,441	3,113,441	-
625 Second Street	3,083,170	3,083,170	-
Midland Industrial Buildings	(8,850,447)	(8,850,447)	-
Cardinal Health	1,314,117	1,314,117	-
Cedar Bluffs Business Center	(1,569,723)	(1,569,723)	-
Crystal Park II-Buildings D & E	(7,311,409)	(7,311,409)	-
Park 75-Dell	(4,177,941)	(4,177,941)	-
Advo-Valassis Building	(1,843,904)	(1,843,904)	-
Suwanee Pointe	(517,569)	(517,569)	-
9815 Goethe Rd.	(3,847,225)	(3,847,225)	-
Sabal Pavilion	(3,433,725)	(3,433,725)	-
Five Tower Bridge	(8,228,050)	(8,228,050)	-
2200 West Loop	(7,640,303)	(7,640,303)	-
Kensington	(2,473,555)	(2,473,555)	-
Hartman Business Center	801,502	801,502	-
South Towne I & II	(5,465,182)	(5,465,182)	-
Plano Corporate Center	(6,791,086)	(6,791,086)	-
Patrick Henry	(5,992,659)	(5,992,659)	-
Greenbriar	(4,475,065)	(4,475,065)	-
Great Oaks - SunGard	2,545,975	2,545,975	-
Rickenbacker IV	(3,482,226)	(3,482,226)	-

KBS REIT II
Hartman II	$1,548,636	$1,548,636	$-

KBS Strategic Opportunity REIT
10564 Roseville	$486,079	$486,079	$-
Land- Roseville Commerce Center	54,911	54,911	-

Until             , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as soliciting dealers.

We have not authorized any dealer, salesperson or other individual to give any information or to make any representations that are not contained in this prospectus. If any such information or statements are given or made, you should not rely upon such information or representation. This prospectus does not constitute an offer to sell any securities other than those to which this prospectus relates, or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. This prospectus speaks as of the date set forth below. You should not assume that the delivery of this prospectus or that any sale made pursuant to this prospectus implies that the information contained in this prospectus will remain fully accurate and correct as of any time subsequent to the date of this prospectus.

Page

Suitability Standards	i

Prospectus Summary	1

Risk Factors	24

Cautionary Note Regarding Forward-Looking Statements	64

Estimated Use of Proceeds	65

Management	68

Management Compensation	83

Stock Ownership	90

Conflicts of Interest	91

Investment Objectives and Criteria	99

Plan of Operation	115

Prior Performance Summary	124

Federal Income Tax Considerations	142

ERISA Considerations	162

Description of Shares	166

The Operating Partnership Agreement	179

Plan of Distribution	182

Supplemental Sales Material	189

Legal Matters	190

Experts	190

Where You Can Find More Information	190

Appendix A — Form of Subscription Agreement with Instructions	A-1

Our shares are not FDIC insured, may lose value and are not bank guaranteed. See “Risk Factors” on page 24 to read about risks you should consider before buying shares of our common stock.

KBS STRATEGIC

OPPORTUNITY REIT II, INC.

Maximum Offering of

180,000,000 Shares

of Common Stock

PROSPECTUS

KBS CAPITAL MARKETS

GROUP LLC

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by KBS Strategic Opportunity REIT II, Inc. (the “Company”) in connection with the distribution of the securities being registered, other than selling commissions and the dealer manager fee. All amounts are estimated except the SEC registration fee and the FINRA filing fee.

Item	Amount
SEC registration fee	$231,840
FINRA filing fee	225,500
Legal fees and expenses	2,750,000
Blue sky fees and expenses	128,875
Accounting fees and expenses	1,000,000
Sales and advertising expenses	1,000,000
Issuer costs regarding bona fide training and education meetings and retail seminars	450,000
Printing	2,200,000
Postage and delivery of materials	1,300,000
Transfer agent and administrative services relating to the issuance of shares in the offering	2,000,000
Due diligence expenses (retailing)	300,000
Telephone	100,000
Miscellaneous expenses	400,000
Expense reimbursement for broker-dealer technology and other costs	150,000
Expense reimbursements for retail and wholesaling activities	3,030,050
Legal fees—dealer manager portion	100,000
Promotional items	316,800
Total	$15,683,065

Item 32. Sales to Special Parties

The Company’s directors and officers and, to the extent consistent with applicable laws and regulations, the employees of KBS Capital Advisors LLC (“KBS Capital Advisors”) and affiliated entities, business associates and others purchasing pursuant to the Company’s “friends and family” program, participating broker-dealers, their retirement plans, their representatives and the family members, IRAs and the qualified plans of their representatives will be allowed to purchase shares in the Company’s primary offering at a discount from the public offering price. The purchase price for such shares will be $9.35 per share, reflecting the fact that selling commissions in the amount of $0.65 per share will not be payable in connection with such sales. The dealer manager has agreed to sell up to 5% of the shares offered in the primary offering to persons to be identified by the Company at a discount from the public offering price pursuant to the “friends and family” program. The net proceeds to the Company from such sales made net of commissions will be substantially the same as the net proceeds the Company receives from other sales of shares in the primary offering.

Item 33. Recent Sales of Unregistered Securities

Sale to KBS Capital Advisors

In connection with the Company’s organization, on July 3, 2013, it issued 21,739 shares of its common stock to KBS Capital Advisors at a purchase price of $9.20 per share for an aggregate purchase price of $200,000. The Company issued these shares in a private transaction exempt from the registration requirements pursuant to Section 4(2) of the Securities Act of 1933 (the “Act”).

Private Offering

Additionally, pursuant to Regulation D of the Act, the Company is currently offering for sale a maximum of $105,000,000 of shares of its common stock to accredited investors through a best efforts private placement offering, which offering commenced on July 5, 2013 (the “Private Offering”). $100,000,000 of shares in the primary Private Offering are being sold at a purchase price of either $9.20, $9.40, $9.60, or $9.80 per share depending upon the amount of gross proceeds the Company has raised in the Private Offering with discounts available to some categories of purchasers. Shares are currently being sold at $9.20. The Company is also offering up to $5,000,000 of shares pursuant to a dividend reinvestment plan under the Private Offering at a purchase price equal to 95% of the then-current offering price for shares in the primary Private Offering (or $8.74, $8.93, $9.12, and $9.31). KBS Capital Markets Group LLC is the dealer manager for the Private Offering.

Item 34. Indemnification of Directors and Officers

Subject to the significant conditions set forth below, the Company has included in its charter a provision limiting the liability of its directors and officers to the Company and its stockholders for money damages. In addition to the limitations set forth below, under Maryland law such exculpation is not permitted for any liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action.

Subject to the significant conditions set forth below, the charter also provides that the Company shall indemnify a director, officer or the advisor or any of its affiliates against any and all losses or liabilities reasonably incurred by them (other than when sued by or in right of the Company) in connection with or by reason of any act or omission performed or omitted to be performed on behalf of the Company in such capacity.

Under the Company’s charter, the Company shall not indemnify a director, the advisor or any of the advisor’s affiliates (each an “Indemnitee”) for any liability or loss suffered by an Indemnitee, nor shall it exculpate an Indemnitee, unless all of the following conditions are met: (i) an Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Company; (ii) the Indemnitee was acting on behalf of or performing services for the Company; (iii) such liability or loss was not the result of (A) negligence or misconduct by the Indemnitee, excluding an Independent Director, or (B) gross negligence or willful misconduct by an Independent Director; and (iv) such indemnification or agreement to hold harmless is recoverable only out of the Company’s net assets and not from its common stockholders. Notwithstanding the foregoing, an Indemnitee shall not be indemnified by the Company for any losses, liability or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular Indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular Indemnitee; and (iii) a court of competent jurisdiction approves a settlement of the claims against a particular Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission (the “SEC”) and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.

The charter provides that the advancement of Company funds to an Indemnitee for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if (in addition to the procedures required by Maryland law) all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company; (ii) the legal action is initiated by a third party who is not a common stockholder or the legal action is initiated by a common stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; and (iii) the Indemnitee undertakes to repay the advanced funds to the Company, together with the applicable legal rate of interest thereon, if the Indemnitee is found not to be entitled to indemnification.

It is the position of the SEC that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

The Company has also purchased and maintains insurance on behalf of all of its directors and executive officers against liability asserted against or incurred by them in their official capacities with the Company, whether or not the Company is required or has the power to indemnify them against the same liability.

Item 35. Treatment of Proceeds from Stock Being Registered

Not applicable.

Item 36. Financial Statements and Exhibits

(a) Financial Statements. See Index to Consolidated Financial Statements and Prior Performance Tables.

(b) Exhibits.

The following exhibits are filed as part of this registration statement or incorporated into this registration statement by reference:

Ex.	Description

1.1	Form of Dealer Manager Agreement with Selected Dealer Agreement to be entered into in connection with the public offering*

1.2	Amended and Restated Dealer Manager Agreement, between KBS Strategic Opportunity REIT II, Inc. and KBS Capital Markets Group LLC, dated October 14, 2013, entered into in connection with the private offering (incorporated by reference to Exhibit 1.2 to the Company’s Registration Statement filing on Form S-11 dated November 14, 2013)

3.1	Articles of Amendment and Restatement (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement filing on Form S-11 dated November 14, 2013)

3.2	Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement filing on Form S-11 dated November 14, 2013)

4.1	Form of Subscription Agreement, included as Appendix A to the prospectus

4.2	Statement regarding restrictions on transferability of shares of common stock (to appear on stock certificate or to be sent upon request and without charge to stockholders issued shares without certificates)

4.3	Dividend Reinvestment Plan, included as Appendix B to the prospectus

5.1	Opinion of DLA Piper LLP (US) re: legality*

8.1	Opinion of DLA Piper LLP (US) re: tax matters*

10.1	Form of Advisory Agreement to be entered into in connection with the public offering*

10.2	Advisory Agreement, between KBS Strategic Opportunity REIT II, Inc. and KBS Capital Advisors LLC, dated July 3, 2013, entered into in connection with the private offering (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement filing on Form S-11 dated November 14, 2013)

10.3	Amendment No. 1 to the Advisory Agreement, between KBS Strategic Opportunity REIT II, Inc. and KBS Capital Advisors LLC, dated October 11, 2013, entered into in connection with the private offering (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement filing on Form S-11 dated November 14, 2013)

21.1	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Company’s Registration Statement filing on Form S-11 dated November 14, 2013)

23.1	Consent of DLA Piper LLP (US) (included in Exhibit 5.1 and Exhibit 8.1)*

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney of Keith D. Hall, Peter McMillan III, David E. Snyder and Stacie K. Yamane (included on signature page of registration statement filed on November 14, 2013)

99.1	Share Redemption Program (incorporated by reference to Exhibit 99.1 to the Company’s Registration Statement filing on Form S-11 dated November 14, 2013)

* To be filed by amendment.

Item 37. Undertakings

(a) The Company undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(b) The Company undertakes (i) that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, (ii) that all post-effective amendments will comply with the applicable forms, rules and regulations of the SEC in effect at the time such post-effective amendments are filed, and (iii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c) The Company undertakes that, for the purpose of determining liability under the Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(d) For the purpose of determining liability of the Company under the Act to any purchaser in the initial distribution of the securities, the Company undertakes that in a primary offering of securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Company will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the Company relating to the offering required to be filed pursuant to Rule 424, (ii) any free writing prospectus relating to the offering prepared by or on behalf of the Company or used or referred to by the Company, (iii) the portion of any other free writing prospectus relating to the offering containing material information about the Company or its securities provided by or on behalf of the Company, and (iv) any other communication that is an offer in the offering made by the Company to the purchaser.

(e) The Company undertakes to send to each stockholder, at least on an annual basis, a detailed statement of any transaction with the Advisor or its affiliates, and of fees, commissions, compensation and other benefits paid or accrued to the Advisor or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

(f) The Company undertakes to file a sticker supplement pursuant to Rule 424(c) under the Act during the distribution period describing each significant property not identified in the prospectus at such time as there arises a reasonable probability that such property will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months, with the information contained in such amendment provided simultaneously to the existing stockholders. Each sticker supplement should disclose all compensation and fees received by the Advisor and its affiliates in connection with any such acquisition. The post-effective amendment shall include or incorporated by reference audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X that have been filed or should have been filed on Form 8-K for all significant properties acquired during the distribution period.

(g) The Company also undertakes to file, after the distribution period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X for each significant property acquired and to provide the information contained in such report to the stockholders at least once each quarter after the distribution period of the offering has ended.

(h) The Company undertakes to provide to the stockholders the financial statements required by Form 10-K for the first full fiscal year of operations.

(i) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(j) The Company undertakes to provide to the dealer manager at the closings specified in the dealer manager agreement the following: (i) if the securities are certificated, certificates in such denominations and registered in such names as required by the dealer manager to permit prompt delivery to each purchaser or (ii) if the securities are not certificated, a written statement of the information required on certificates that is required to be delivered to stockholders to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on the 13th day of February, 2014.

KBS STRATEGIC OPPORTUNITY REIT II, INC.

By:	/s/ Keith D. Hall
Keith D. Hall
Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Keith D. Hall	Chief Executive Officer and Director (Principal Executive Officer)	February 13, 2014
Keith D. Hall

*	Chairman of the Board, President and Director	February 13, 2014
Peter D. McMillan III

*	Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer)	February 13, 2014
David E. Snyder

*	Chief Accounting Officer (Principal Accounting Officer)	February 13, 2014
Stacie K. Yamane

*By:	/s/ Keith D. Hall

Keith D. Hall Chief Executive Officer and Director, Attorney-in-Fact